An Offering Circular pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Circular filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed and may be obtained.

Preliminary Offering Circular

February 16, 2022

Subject to Completion

SMART RX SYSTEMS, INC.

18540 N. Dale Mabry Highway,

Lutz, Florida 33548

(813) 284-4233

www.smartrxsystems.com

Offering Amount $50,000,000

($45,000,000 in Shares of Series REG A Non-Voting Preferred Stock

with $5,000,000 in Shares of Class REG A Super-Voting Common Stock

which represents 4,500,000 Shares of Series REG A Non-Voting Preferred Stock

with 500,000 Shares of Class REG A Super-Voting Common Stock)

SMART RX SYSTEMS, INC., or the Company, Smart Rx, Smart Rx Systems or SRXS, a Florida corporation, is offering, or the Offering, an offering amount of $50,000,000, or the Offering Amount, comprised of $45,000,000 of our Series REG A Non-Voting Cumulative Convertible Secured preferred stock, or the Series REG A, and $5,000,000 of our Class REG A Super-Voting Preemptive Rights Convertible common stock, or the Class REG A, together with the Series REG A, the Offered Shares or the REG A Shares. The Series REG A shares, with an offering price of $10.00 per share, or the Series REG A Offering Price, has a stated value of $12.50 per share, or the Stated Value, and a redemption value of $12.50 per share, or the Redemption Value. The Company is not required to redeem at Stated Value or any other value based on an instrument. The final pricing shall be determined by our co-managing broker-dealers, or the Co-Managers, and us, based upon factors such as ease of marketing and ratio basis versus the Class REG A shares offered alongside the Series REG A shares, since the price is arbitrary for this redeemable preferred. The offering price of the Class REG A shares, or the Class REG A Offering Price, together with the Series REG A Offering Price, the Offering Price, is $10.00 per share. The Offered Shares are only available in this Offering. No Offered Shares have been issued in the past. This Offering will terminate on the earliest to occur of: (i) the date on which we sell the Offering Amount of Offered Shares; (ii) any date before the Offering Amount of Offered Shares are sold, subject to the Company’s sole discretion, or (iii) [●], which is twelve (12) months from the date of the qualification of this Offering Circular. We refer to any of these three dates as the Termination Date. The initial closing date, or the Initial Closing, will occur at our Company’s and our Co-Managers’ sole discretion after we have received and accepted purchases from our Co-Managers that are awaiting release from their escrow or omnibus accounts, as applicable, before the Termination Date. The Company does not intend there to be a minimum amount needed to break escrow and would break escrow when our Co-Managers believe that their first orders are ready for unified transmission. Following the Initial Closing, we intend to hold additional closings on at least a semi-monthly, monthly or bi-weekly basis, at the discretion of the Co-Managers. The final closing, or the Final Closing, will occur on the earliest date (i) when the Offering Amount of Offered Shares are sold, (ii) any date before the Offering Amount of the Offered Shares are sold, subject to the Company’s sole discretion, or (iii) [●], which is twelve (12) months from the date of the qualification of this Offering Circular. Until the Initial Closing, proceeds for purchases received in cash via wire transfer, electronic funds transfer via ACH, or check deposit will be kept in a separate non-interest-bearing escrow account, or the Escrow Account, held by [●], or the Escrow Agent, for the investors participating this Offering, or the Prospective Shareholders. Upon the Initial Closing, and at each subsequent closing until the Final Closing, the proceeds held in the Escrow Account will be distributed to us and the Offered Shares will be issued to the investors. If the Initial Closing does not occur for any reason, the proceeds will be promptly returned to investors without interest.

All funds must be transmitted directly by wire, via ACH transfer, or check deposit to the specified bank account maintained by the Escrow Agent per the instructions of purchase. The Escrow Agent will notify the Transfer Agent when the full amount necessary for Initial Closing has been received. Once the total amount of collective purchases accepted by us and supported by cleared funds in either: (a) a purchaser’s brokerage account at the Selling Group Participant (defined hereinafter) or its clearing company; or (b) at the Escrow Account maintained by the Escrow Agent equal to or is greater than the Initial Closing amount decided by the Company, funds will be transferred from purchasers to us for the Initial Closing.

i

The minimum purchase amount by a Prospective Shareholder in this Offering is 900 shares of Series REG A in conjunction with 100 shares of Class REG A, which equals an aggregate amount of $10,000, or the Minimum Purchase Amount. Each individual investment shall maintain a 9:1 ratio on the purchase of Series REG A and Class REG A shares. However, we can waive the Minimum Purchase Amount in our sole discretion. We may accommodate large purchases over $500,000 by allowing all the sale to be Series REG A shares, and thereby offering the corresponding amount of Class REG A shares to be separately sold. Such Class REG A shares would be reserved to be sold to purchasers that desired to purchase less than $10,000 cumulatively. We may also allow reductions in the Selling Commissions and accountable fee reimbursements to purchases over $200,000.

We plan to apply for listing on a national securities exchange such as the NYSE American, the NASDAQ Capital Market or the Chicago Stock Exchange, the Planned Listing, under the following time frames: (1) once we have raised net proceeds of $20,000,000 during the continuation of this Offering, while we are still Offering up to the maximum $50,000,000, we plan to apply for the Planned Listing immediately, to be effective and trading on the Exchange in conjunction with our filing of a Form 8-A statement with the SEC at the end of the Offering; OR, (2) shortly after the Final Closing, if by that time we have entered into any agreement with any owners of large numbers of medical office buildings, retail chain stores, or other new multi-Kiosk customers, with whom we have had non-definitive conversations and meetings, because we believe entering into such agreement may represent more than 100 Kiosk installations over the next year, and such revenue and corresponding asset base would provide financial support to our Planned Listing and subsequent shareholder support. However, if we have not entered into any of such agreement by the Final Closing, or if we have not raised net proceeds of at least $20,000,000 by the Final Closing, we plan to apply for the Planned Listing within approximately fifteen (15) months after the Final Closing in conjunction with a planned initial public offering or registered public offering, or the Planned IPO/RPO.

At the time of the Planned Listing, we plan to convert all the then outstanding classes of common stock of the Company into one class of common stock, the Planned Listing Shares or the PLS. At the time of the Planned IPO/RPO, other than some outstanding Original Series Preferred Shares, we plan to convert the remaining then outstanding preferred stock of the Company into one series of preferred stock, the Planned Listing Preferred Shares or the PLPS. The conversion of shares will be in accordance with the conversion rights associated with their respective class or series. However, we cannot guarantee that we will be able to apply for or succeed in listing all or any of our PLS and PLPS on a national securities exchange such as the NYSE American, the NASDAQ Capital Market or the CHX.

Series REG A shares are expected to be redeemed by available proceeds to the Company from the Planned IPO/RPO. If the Series REG A shares have not been fully redeemed with the available proceeds from the Planned IPO/RPO, the remaining Series REG A shares are planned to be converted to PLPS and listed on a national securities exchange such as the NYSE American, the NASDAQ Capital Market or the CHX, if at all.

Each share of Class REG A is expected to be converted into five shares of PLS to be listed on a national securities exchange such as the NYSE American, the NASDAQ Capital Market or the CHX, if at all.

We have engaged Andes Capital, LLC, or Andes, who is a registered broker-dealer and member of the Financial Industry Regulatory Authority, or FINRA and Andes shall act as our Co-Managers, to manage the Offering and offer the Offered Shares to Prospective Shareholders on a best efforts basis. We expect to engage additional Co-Managers prior to and after qualification to lead a syndicate of selected dealers. Each of our Co-Managers will act as Co-Underwriters. Andes may undertake certain administrative and investment banking activities on behalf of the Company and may also act as the representative for the Co-Managers, or the Representative. The Co-Managers expect to form a syndicate of other experienced registered broker-dealers and investment banks whom are also regulated by FINRA or various states to act as sub-agents or selected dealers, each a Selling Group Participant, and collectively, the Selling Group, to offer our Offered Shares to Prospective Shareholders in connection with this Offering. We intend to engage a number of registered investment advisory firms, or the RIAs, licensed either with the United States Securities and Exchange Commission, or the Commission, or individual states, to offer our Offered Shares. The compensations received by the Co-Managers and the RIAs are different. The Bookrunning costs are largely a software related expense of the Company, and therefore Bookrunning related compensation is de minimis. Please see the section entitled “PLAN OF DISTRIBUTION” of this Offering Circular for additional information.

We plan to offer the Series REG A and Class REG A shares simultaneously in this Offering. All the Offered Shares will only be offered after this Offering Circular is qualified by the Commission. During the Offering, if any amendments to this Offering Circular are needed in order to maintain qualification status of this Offering Circular, we may temporarily halt the sales of the Offered Shares while we continue our marketing efforts until this Offering Circular regains qualification.

We expect to commence the sale of Offered Shares as of the date on which the offering statement, of which this Offering Circular is a part, is declared qualified by the Commission, and it will terminate on the earliest to occur of: (i) the date on which we sell the Offering Amount of Offered Shares; (ii) any date before the Offering Amount of Offered Shares are sold, subject to the Company’s sole discretion, or (iii) [●], which is twelve (12) months from the date of the qualification of this Offering Circular. We refer to any of these three dates as the Termination Date. There is no public trading market for our Series REG A or Class REG A shares at the time of this Offering.

	Price to Public	Co-Managers Commissions and Discounts(1)	Proceeds to Company(2)(3)	Proceeds to Other Persons
Per Offered Preferred Share:	$10.00	$0.788	$9.102	$0.11
Per Offered Common Share:	$10.00	$0.788	$9.102	$0.11
Offering Amount:	$50,000,000	$3,940,000	$46,005,000	$55,000

(1)We will pay the Co-Managers sales commissions and concessions equal to 5.50%. of the gross offering proceeds for sales of Offered Shares by the Co- Managers, or the Selling Commissions, which it may re-allow, in whole or in part to the Selling Group Members, and a fee equal to 2.20% of the gross offering proceeds, or the Co-Manager Fee, which it may re-allow, in whole or in part to the Selling Group Members. We will also pay the Co-Managers an accountable expense reimbursement of up to 0.18% of the gross offering proceeds for fees related to their clearing and facilitation services, their legal and due diligence fees and other expenses approved by the Company as further described herein. We agreed to pay, prior to the Offering, up to approximately 0.11% of the gross offering proceeds on expenses such as reasonable travel and food costs of Selling Group Participants and RIA’s, and advertising. The aggregate amount of underwriting compensation is estimated to be 7.99% of the gross proceeds of this Offering. Please see the section entitled “PLAN OF DISTRIBUTION” of this Offering Circular for additional information. The Company agreed to pay Andes Capital $5,000 as a refundable fee to perform the clerical work in connection with the FINRA 5110 form filing and $1, 250 for Andes legal counsel for due diligence and legal fees related to the FINRA 5110 filing. We paid an additional fee of $5,000 to Andes and $1,250 to its legal counsel after receipt of the FINRA November 9, 2021, letter indicating no further objections to the fairness of the Broker Dealer compensation. We did include the $10,000 paid to Andes within the accountable expense reimbursement of 0.18% but will not include the $2,500 legal fee.

(2)We are responsible for paying organizational and offering expenses, or the O&O Expenses. We anticipate that the O&O Expenses will be approximately $30,000 if the Offering Amount is sold (approximately 0.06% of the Offering Amount). All the O&O Expenses will be paid on or prior to the initial closing of this Offering. Please see the section entitled “PLAN OF DISTRIBUTION” of this Offering Circular for additional information.

(3)Does not include expenses of the Company, including the Investment banking and due diligence fees, legal and accounting expenses, costs of blue-sky compliance and fees to be paid to ClearTrust, LLC, or our Transfer Agent, expense reimbursements to the contractors conducting administrative duties, software related to bookkeeping and bookrunning, for seminars and forums, and advertising paid directly by the Company, and travel for their executives and contractors. Aggregate Company expenses payable by us, excluding the Selling Commissions, Co-Manager Fees, and reimbursements, are estimated to be approximately $320,000 if the Offering Amount is sold, about $180,000 of which has already been paid as of the date of this Offering Circular. The Company pays these expenses directly to these contractors, and none of those expenses are broker dealer or RIA related.

Tier II, Regulation A Offering. This is a Tier II, Regulation A offering where the offered securities will not be listed on a registered national securities exchange upon qualification. This offering is being conducted pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Non-natural persons include, but are not limited to, corporations, partnerships, limited liability companies, trusts, organizations, funds and family offices.

An investment in the Offered Shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective Shareholders should carefully consider and review the RISK FACTORS beginning on page [●].

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR THE COMMISSION, DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This Offering Circular is following the offering circular format described in Part II of Form 1-A.

SUMMARY

This summary of the Offering Circular highlights material information contained elsewhere in this Offering Circular. Because it is a summary, it may not contain all of the information that is important to your decision of whether to invest in the Offered Shares. To understand this offering fully, you should read the entire Offering Circular carefully, including the Risk Factors section. The use of the words “we,” “us,” “our Company,” “Smart Rx Systems,” “SRXS” or “our” refers to Smart Rx Systems, Inc., and its predecessors, except where the context otherwise requires. The term “Articles of Incorporation” refers to the articles of incorporation of Smart Rx Systems, as amended from time to time. The term “Bylaws” refers to the bylaws of Smart Rx Systems, as amended from time to time. The term “Governing Documents” refers to the Articles of Incorporation and Bylaws, as amended from time to time.

General

Smart Rx Systems, Inc., the Company, Smart Rx Systems or SRXS, is a technology company with custom and proprietary technologies, and a management company providing pharmacy related services at the point-of-care, or the POC, via The Smart PharmAssist™ Kiosk™, or the Kiosk, a trademarked automated medication management system that dispenses medication-on-demand. Our technology was designed and developed to provide access to a live pharmacist for counseling and medication therapy management via video conferencing technology through the Kiosk. We are currently able to provide mail order prescriptions as a follow-on service to customers in Florida and Texas. Each Kiosk location is either licensed as a pharmacy, or is one of several satellite pharmacies utilizing the license and registered pharmacist of its parent pharmacy, and both types are in full compliance of U.S. Food and Drug Administration, or the FDA, and other federal and state regulations. Based on the robotic prescription fulfillment steps, public surveys and our patient interaction and active response, we believe our Kiosk performs all functions more efficiently than a traditional retail pharmacy.

Our fully licensed pharmacy locations dispense medication-on-demand at the POC, unlike retail pharmacies, utilizing a proven robotic prescription dispensing system platform to lower the risks, costs and time in developing and manufacturing a new technology device. Our Kiosk’s features include enhanced security against theft and pilfering of the tamper-proof metal and security glass Kiosk construction for prescription medications vs. standard open shelving rows and key-lock drawers in chain and local pharmacy inventory storage space; prescription verification, automated pill counting, automated filling of vials, automated vial capping, barcode reader, biometrics, facial recognition, automated labeling, medication image capture, automated climate control, consultation with an on-site or remote-by-video licensed pharmacist, backend data collection, automated remote insurance verification processing, reimbursement, printing medication instructions and labeling each vial. All patient information is stored on servers at the Company’s headquarters and is not available within the hardware storage systems of each individual Kiosk; therefore, any attempt to break into a Kiosk would not compromise patient information, including credit card information, as these transactions are conducted via internet behind a firewall or via phone line connections with remote payment systems, neither of which record or store information within the Kiosks. The lack of any patient information in the Kiosk makes its theft from the individual kiosks nearly impossible.

Our Kiosks substantially exceed the Federal standards for security of medications; these self-contained security-grade metal and security-grade glass Kiosks for storage of medications until dispensed are far more secure than standard pharmacy storage systems approved under Federal standards, which feature open shelving and key lock metal or plywood laminate drawers. These traditional medication storage systems at American pharmacies cannot compare to the security of a specially designed Kiosk system for safety of storage for medications.

We have partnered with a global automated pharmacy robotics manufacturer, or GAPRM, ScriptPro USA, Inc., or ScriptPro, who manufactures the Kiosks at its expense, installs its portion of the Kiosk, maintains its portion of the Kiosks, and leases the Kiosks either to us, or directly to our customers, who currently are owners of medical office’ buildings, multi-physician’ practices’ offices, and free-standing “brick and mortar” traditional pharmacies, and for potential customers in the foreseeable future that are retailers, or hospitals or clinics. The partnership has provided us with a more rapid entry into the market than we could have experienced otherwise, because we believe there is no better place to compete than at the POC as outlined below in Growth Strategy. While the Kiosk could be deployed in assisting living, rehabilitation or nursing facilities, we do not believe they would be profitable segments of the marketplace in the next few years, thus we do not plan to enter those types of facilities by using the proceeds of this Offering. Our Kiosks are currently deployed in both retail and formulating pharmacies which we own, within or adjacent to physicians’ offices, and medical office buildings. As of the date of this Offering Circular, we have not yet commenced installations of the Kiosks into other types of retailers, hospitals or clinics, which we plan to conduct subsequent to the receipt of proceeds from this Offering, due to the capital requirements involved with larger facilities and multiple locations of retailers, as well as greater inventory needs of larger cumulative quantities of prescription medications represented within the larger number of Kiosk locations. These retailers with hundreds or thousands of locations, and large hospitals, require either significant installation costs and initial inventory investment or larger capacity Kiosks, both of which would depend upon the availability of proceeds from this Offering or alternative financing. We have developed significant expertise within our existing installations and communications with larger facilities and in developing our Kiosks.

Our Kiosk is a “Pharmacy-in-a-Box,” which is an entirely automated system with override capability to manually control the dispensing of medication by a pharmacist. The current model has the capacity to dispense at least 225 different types of medications with approximately 70 prescriptions filled of each type of the 225 medications, totaling 15,750 prescriptions and over-the-counter, or the OTC, medications. We refill the bins as required at varying time intervals. Each Kiosk notifies us of each prescription filled and we track the inventory daily to maintain adequate inventory availability. Our Kiosks allow access to 24-hour pharmacists and retail pharmacies almost everywhere, which extend the reach of pharmacies without the limitation of time, distance, language or costs of traditional pharmacies.

Our technology was designed and developed to provide access to a live pharmacist for counseling and medication therapy management on site, or via interactive audio-video conferencing technology in the Kiosk, as well as mail order prescriptions as a follow-on service to customers in Florida and Texas.

Our Kiosks have performed, in real time under normal operating conditions for pharmacies filling prescriptions for patients, for over four years, inclusive of all functions of filling, dispensing and recording prescription insurance coverage for patients and taking payment for prescriptions. They have executed these functions in every day utilization in eight different commercial test and contract locations, in less time (30 to 90 seconds on average, depending upon the quantity and size of the pills), with less cost (without human interaction until a pharmacist or pharmacist technician rechecks the vial contents filled by the Kiosk, and the label is printed by the Kiosk), while achieving a degree of accuracy that is unachievable by similar human endeavors. This is largely due to the consistency of the software and the strength, repetitive precision and agility of the robotic arm, that, in a comparison over a long period of time with the same functions performed by humans, simply performed better, avoiding the natural prevalence of human errors, and freeing up time for Pharmacists and pharmacy technicians to perform tasks for which human interaction is required, such as interacting with patients and answering their questions in real time, providing them with professional advice and the benefit of their experience.

Management believes that using robotics to improve and consistently maintain patients’ experiences at, or remotely, with a pharmacy and its staff, is the first way of building patient loyalty to its brand.

Each of our existing locations operate as a fully licensed pharmacy; we are required to adhere to federal and state guidelines in all respects, including those related to security of our Kiosks, patient information and inventory. With a portion of our proceeds from this Offering, we plan to open Kiosks as “remote”, or “ Micro”, pharmacies utilizing the license of a nearby “parent” pharmacy, which must be located within 50-miles of the “remote” pharmacies, pursuant to updated regulations in Florida.

We tested the newly legislated Micro Pharmacy concept in 2021. The Micro Pharmacy concept is permitted to date in Florida and six other states, where using an “Enterprise Pharmacy” software would allow seven Micro Pharmacy locations to operate. Each Micro Pharmacy, also referred to as “satellites,” would be remotely managed by the Pharmacist at the Fully Licensed “Parent” Pharmacy using audio-video technologies, but fully staffed with registered Pharmacy technicians at all hours of operation and interaction with patients. We have pioneered all the proprietary and interfacing Enterprise software for our specific needs and are ready to expand as soon as the capital from this Offering or the potential institutional placement occurs.

We can install our Kiosks in new Micro Pharmacies staffed by rotating and backed-up pharmacy technicians within days once a location is ready for our Kiosk to hook up to electricity, internet, and phone lines and to operate effectively under the Parent Pharmacy’s DEA and state licenses, with only location licenses required for each separate satellite location. This will reduce costs on average, per pharmacy location, vs. separately licensing or acquiring each licensed pharmacy, by $300,000 to $500,000 per pharmacy, depending on location and size of physicians’ practices or medical office building (MOB) internal location differences, and inclusive of: (1) license acquisition or pharmacy acquisition purchase costs, which is the largest cost savings for each satellite, as each previously cost at least $150,000 to license by application to up to $400,000 to purchase an operating small or recently closed pharmacy; (2) one-seventh of the costs of wages; (3) reduced Micro-Pharmacy inventories levels; (4) software savings and hardware reduction; and (5) other daily operating efficiencies. We can open these Micro Pharmacies in as little as one hundred square feet of space by law, but we expect that most if not all will be larger by 50% to 100% of the legal minimum, as each physicians’ or building owners’ or small retail stores’ owners’ layout and pedestrian patterns, will have preferences and design mandates which, based upon our experience to date in placing fully Licensed Pharmacies in similar locations, tends to indicate that the size of the space in which the patient interacts with the Pharmacist and/or pharmacy technician should feel comfortable for the patient and not cramped.

The Micro Pharmacy legislation in Florida has provided SRXS with advantages that didn’t exist prior to this new law, which is especially timely and economically advantageous news for our potential new shareholders in this Offering, as we should be able to open approximately 248 more pharmacies with the same net proceeds of approximately $46mm than we anticipated prior to this legislation becoming effective. Unfortunately, this legislation is not yet passed in Texas, but Texas does allow rural locations for remote pharmacies, and therefore, when we move our existing two pharmacy licenses in Texas, we will then determine if expansion into the rural Texas areas is feasible; otherwise, we do not plan on expanding in Texas beyond any remote rural pharmacies that utilize one of our two existing pharmacy licenses in newly located Kiosk equipped pharmacies in the near future unless Texas passes Micro Pharmacy laws similar to the existing seven states.

It is in our best interest to open as many Parent pharmacies and their surrounding Micro Pharmacies in Florida, in both primary and secondary markets, as capital availability permits, as well as, for diversification, the other states where Micro Pharmacies are permitted. Florida is a very large state both geographically and in population, as well as diverse in its population aging, races, and US citizens vs. immigrant or non-resident alien make-up. The convenience and competitiveness of our services and products’ availability at the site of care, mitigates to a degree what we believe may be perceived as undue concentration for a developing and growing company like SRXS, to be expanding with such focus solely on Florida. Management nonetheless believes that the concentrated expansion within Florida, as compared to the number of currently contemplated new Pharmacies with Kiosks to be added from pro forma projected proceeds of this Offering or any potential institutional placement received by SRXS, as a whole compared to the markets available, and the size, distance and diversity of those markets, is less risky than smaller, less populated and less diverse states.

Therefore, we also intend to acquire pharmacies and licenses and open Micro Pharmacies located in the other states that have passed, or will pass, Micro Pharmacy laws, to diversify our risk of concentration in just one state, and to initiate a more widespread acceptance of our technology advantages. We expect that in the long term there will be a consistent flow of licenses and pharmacies in our target markets for acquisition, operation and expansion, which will likely enable us to continue our platform in the foreseeable future.

Management believes that the passage of the Micro Pharmacy legislation in Florida affords SRXS the opportunity to become potentially profitable with fewer pharmacies, more rapidly, and at lower initial opening costs than at any time in our past. Given the delays we have incurred and suffered in bringing this Offering to market over the last two and a half years, such news is certainly positive for our existing shareholders, and we hope should be encouraging for our future shareholders.

We expect that more states will add similar laws in the near future.

We plan to open an e-commerce website to sell minor related durable goods and over the counter medicines in order to increase revenues and increase our customer base. Some OTC (non-prescription) medications may be added to our Kiosks if they are preferred by certain physicians to be part of the inventory items within our Kiosks at any given location.

To comply with federal and state guidelines, we take the following steps including: maintaining records of all invoices and reports on our servers, checking expired medications monthly, performing monthly inventory checks, and only employing pharmacists who are duly licensed and authorized by the applicable governmental authorities to provide professional pharmacy services to Patients at the Customer Site via remote support facilities incorporated into the Kiosk. Further, to comply with federal privacy regulations, we have implemented a Privacy and Use of Information Policy through which we manage the use and storage of patient information, which is stored off site. Further, to comply with federal privacy regulations, we have implemented a Privacy and Use of Information Policy through which we manage the use and storage of patient information, which is stored off site. Our Kiosks include reinforced security-grade glass paneled doors which are strengthened with security-grade perforated metal. metal, which make break-ins physically difficult, without irreversibly destroying or rendering unusable the medications contained in the Kiosk. Additionally, the bins and construction of the Kiosk itself partially conceal drug stock and deter break-ins. Further, the internet connection of our Kiosks is behind a firewall and customers will only have access to the central user interface on the display1. The patient information is secured off-site and backed up off-site, through SRXS fire-walled software, as also required by similar federal and state guidelines. See “Government Regulations – Healthcare Related Regulations.”

Our Kiosks can be leased or purchased by us directly from the GAPRM or its affiliates by physicians or medical facilities, or to us. We contract with each of our customers, and where we are the lessee of the Kiosk, we collect the lease payment from our customer as part of our contract. Pursuant to the contract with our GAPRM, we have the right to purchase the Kiosks, which we may pursue if a purchase improves our, and our clients’, returns, while not absorbing undue risk. We buy and own the inventories of pharmaceuticals in our Kiosks, and we own all pharmacies. Each pharmacy has a unique name D/B/A Smart Rx Pharmacy and its own EIN, but is majority-owned by Smart Rx Systems, Inc. Further, a physician or physician group may purchase between 10% and 40% interest in a pharmacy entity; however, if a physician or physician group purchases a portion of the pharmacy entity, they must purchase a kiosk using third-party financing, and lease the kiosk to the pharmacy entity. All other parts of the pharmacy, including computers, fixtures, and inventory will be purchased by Smart Rx Systems, Inc. The physicians or medical facilities will then hire us with both recurring and one-time fees to operate, manage and perform all pharmacy related services and activities at the POCs. Each POC location has one or more of our Kiosks, pharmacy management software, and on-site or remote-by-video licensed pharmacists and pharmacy technicians to verify prescriptions and provide counseling to the patients, or via video conference, if requested.

The Kiosks are currently installed at the POCs to provide convenience to patients. Physicians send the prescriptions electronically to our Kiosks, where the prescription is received, verified and processed by an on-site technician or pharmacist located at the Kiosk or a remote technician or pharmacist, and the prescription will be automatically filled and dispensed in approximately two minutes.

Our Company was incorporated in 2013 by Mr. Sandeep Mathow.

In July of 2017, we purchased an approximately 9,000 square feet building, at 2273 Lee Road, Winter Park, Florida 32789, which we began renovating in late 2018 and early 2019. This building was intended to be utilized as our future headquarters offices and Kiosk demonstration center. Our plans changed due to both cost considerations related to the renovations, as well as a changing real estate rental market in our geographic area, resulting in the profitable sale of the building in August of 2019. See the Description of our Properties section on page [●].

We also lease an office of approximately 3,000 square feet at 18540 N. Dale Mabry Highway, Lutz, Florida 33548 as our operational and financial office in Lutz, Florida, which is located in the suburban area of Tampa.

We plan to promptly open at least 21 micro pharmacies upon the receipt of the first $7mm of net proceeds of this offering.

1 ScriptPro CRS 225 Fact Sheet https://assets-global.website-files.com/5e9726a182e4d42d25469d39/5f089d103af6651637d404be_ScriptPro_Robot_CRS_225_Product_Sheet_CRS_225.pdf

Growth Strategy

We have achieved growth in net sales since our inception in 2013. For the fiscal year ended December 31, 2020 net sales grew to about $3,326,415 versus $1,736,221 for the fiscal year ended December 31,2019. Which is about a 96% increase. We had to slow down our sales due to a lack of inventory replenishment financing. Our 2020 operating loss was about $1,936,026 vs. the 2019 operating loss of approximately $2,083,177, down 7.06% mainly due to the decrease in payroll and related compensation of software and pharmacy -related consultants. Therefore, our net loss for 2020 period was $3,003,348 vs. the 2019 period which was approximately $2,682,237, up approximately 11.97% during pandemic conditions.

Our strategy is to grow our Company through: (a) adding more locations of pharmacies that utilize our Kiosks; (b) adding more compounding and formulating pharmacies; ®; (c) adding small grocery stores; (d) adding acquisitions of existing pharmacies to convert to our business model; (e) adding acquisitions of existing licenses which will enable us to select new locations, especially at physicians’ offices or in their medical office building or complex for POC dispensing; (f) adding acquisitions of vertical and horizontal products’ manufacturers and services providers that would lower our costs and provide more value for our locations and medical clients who lease our equipment and software and employ our services; and (g) traditional growth management methods. Our strategy is to build a business with seven micro pharmacies remotely supported by one big pharmacy supported by video communications and enterprise software. Our first state to become profitable in is Florida, then expand to other states as required. We also plan to implement a closed-door pharmacy, which would only be a mail order throughout the 50 states in the United States.; the same unit will also support our ecommerce site, which will sell over the counter medicine, vitamins, and durable medical equipment.

Key elements of our growth and product strategy are to:

Continue to offer efficient and reliable products and services addressing identifiable market trends. Our company has continued to improve its products and services to keep pace with a changing and growing marketplace. This strategy allows us to grow our customer base as well as maintain existing customers.

Leverage market trends towards our technologies and services. Our technology was designed and developed to provide access to a live pharmacist for counseling and medication therapy management, whether on-site at the Kiosk, or via video conferencing technology from the Kiosk, as well as mail order prescriptions as a follow-on service to our customers. We believe that there is no better place to compete than at the POC where we can provide convenience to patients, whether in multi-physicians’ offices, in medical buildings where there are many such multi-physician offices of differing types of practices, or in the future as funds are available, to enter the markets represented by clinics, hospitals, assisted living or nursing facilities, rehabilitation and dementia and Alzheimer’s facilities, smaller rural community regional supermarket or retail stores, or large national chain stores that have not competed for their customers’ prescriptions or refill business as a convenience to their other shopping needs at their stores. While we currently believe that nursing, assisted living homes and dementia and Alzheimer’s facilities would not be profitable versus the costs of entry, they may eventually realize the incremental revenue generation capability of utilizing Kiosks rather than higher cost private pharmacies, eliminating delivery needs, and adding a profit-center to their operations.

All of our future Kiosk installation management contracts are expected to be for locations not currently under engagement with any of our officers or directors, or their affiliates. Coincident with these management contracts, we may make direct secured investments into some joint ventures, majority owned subsidiaries and special purpose entities formed specifically for each such engagement to further our profit potential. We expect each management agreement we engage in would conform to predominantly the same terms, conditions and compensation, and be consistent with, or less than, any competitive management contract. This captive revenue stream is an important source of near-term revenue enabling our expansion.

Competitive Advantages

We partnered with ScriptPro, a company experienced in robotics manufacturing, pharmaceutical inventory control and dispensing. It is one of the largest robotic kiosk manufacturers.

The Company does not need to create a new market as demand exists now for solutions. Less sophisticated kiosks and robotic systems are in broad use worldwide, manufactured both by our partner as well as several other leading robotic companies.

We partner with successful pharmacy entities to accelerate access into markets and expedite commercialization. The proceeds from this Offering could also help to expand and further license what our partners are currently achieving so that we can operate regionally, and maybe nationally after this Offering.

Manufacture and infrastructure risk mitigation: eliminate costs of developing cloud infra structure, development of back-end management software, costs of material inventory purchases, and high costs of hardware and software maintenance by our partnership.

The Smart PharmAssist™ Kiosk Advantages compared with traditional pharmacies:

•	Access Pharmacy services 24/7

•	Interactive and User friendly

•	Secure & HIPAA Compliant

•	Available at the POC and Retail Locations

•	No long waiting times and private transactions

•	Fills medication in two minutes or less for patients already in our database

•	Offer mail order medication services for prescription refills

•	Improve accuracy of dispensing from 94.5% of Average Current Pharmacies to 99.8% of the Kiosk

•	Improve customer satisfaction and increase medication adherence

•	Allow pharmacists to concentrate on medication therapy instead of counting pills

•	The Kiosk occupies a very small space, and, therefore, we only need between 125 and225 square-feet of space, which vastly reduces start-up costs. It also reduces personnel costs as the dispensing, verification, labelling, and medication literature is all done by the Kiosk.

Securities Offered

Our Company is authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share. As of the date of this Offering Circular, we have 837,750 shares of super-voting common stock outstanding, compared to 798,800 and 72,778,000 outstanding respectively, at the end of December 31, 2020 and December 31, 2019, respectively, to approximately 41 common shareholders, 36 of whom also own preferred shares, and 2,730,950 shares of preferred stock outstanding to approximately 39 preferred shareholders, only three of whom own only preferred shares and no common shares.

We are offering an Offering Amount of $50,000,000 comprised of $45,000,000 of our Series REG A shares, and $5,000,000 of our Class REG A shares. Each share of Series REG A, with an offering price of $10.00 per share, has a Stated Value of $12.50 per share, and a Redemption Value of $12.50 per share. The offering price of the Class REG A shares is to be $10.00 per share.

The minimum purchase amount by a Prospective Shareholder in this Offering is 900 shares of Series REG A in conjunction with 100 shares of Class REG A, which equals an aggregate amount of $10,000. Each individual investment shall maintain a 9:1 ratio on the purchase of Series REG A and Class REG A shares. However, we can waive the Minimum Purchase Amount in our sole discretion. We may accommodate large purchases over $500,000 by allowing all the sale to be Series REG A shares, and thereby offering the corresponding amount of Class REG A shares to be separately sold. Such Class REG A shares would be reserved to be sold to purchasers that desired to purchase less than $10,000 cumulatively. We may also allow reductions in the Selling Commissions and accountable fee reimbursements to purchases over $200,000.

While there is no limitation on the maximum amount that an investor may purchase, our Company reserves the right, in its sole discretion, to reject any purchase, in whole or in part, for any reason. If, at the Initial Closing, we have sold less than all the Offered Shares, we will hold one or more additional closings for additional sales, up to the total number of Offered Shares, through the Termination Date. This Offering will terminate on the earliest to occur of: (i) the date on which we sell the Offering Amount of Offered Shares; (ii) any date before the Offering Amount of Offered Shares are sold, subject to the Company’s sole discretion, or (iii) [●], which is twelve (12) months from the date of the qualification of this Offering Circular. Until the Initial Closing, proceeds for orders for shares received in cash via wire transfer, electronic funds transfer via ACH, or check deposit will be kept in a separate non-interest-bearing Escrow Account and held by the Escrow Agent. Upon the Initial Closing, the proceeds held in the Escrow Account will be distributed to our Company and the Offered Shares will be issued to the new shareholders. If the Initial Closing does not occur for any reason, the proceeds received to date from this Offering will be promptly returned to investors without interest.

We are offering the Series REG A and Class REG A shares simultaneously in this Offering.

We expect that this Offering will commence within 48 hours of qualification of this Offering Circular by the Commission. If we file a material amendment, such as a Form 1-K annual report, to this Offering Circular, which may trigger re-qualification requirement by the Commission, the Company will halt sales until re-qualification of the Offering Circular. However, during the period of such voluntary halt, the Company will continue marketing efforts through the Co-Managers.

Summary of 2020 and 2019 Audited Book Value and Post-Offering Pro-forma Book Value

Based upon an audited 798,800 shares of super-voting common stock outstanding on December 31, 2020, and the 2020 audited Book Value for the same period, the Board and management determined the pre-offering audited 2020 Book Value of our Company, or the Book Value, to be $2,293,538, or $2.87 per common share.

If the Offering Amount is sold, the pro-forma outstanding Post-Offering capitalization would be approximately 1,337,750 cumulative pro-forma super-voting common shares and 7,230,950 cumulative pro-forma shares of Non-Voting redeemable preferred stock outstanding at the end of this Offering.

Summary Use of Proceeds

Purchasers in this Offering will become our Class REG A Shareholders and Series REG A Shareholders, or collectively the REG A Shareholders, with respect to their ownership of the Offered Shares. Upon receipt of the Offered Shares, REG A Shareholders will be bound by our Bylaws and Articles of Incorporation, as amended. Our Bylaws and Articles of Incorporation, as amended, govern the various rights and obligations of our shareholders, including the REG A Shareholders.

If the Offering Amount is sold in this Offering, and we receive pro-forma net proceeds from the issuance of 500,000 shares of Class REG A and 4,500,000 shares of Series Reg A in this Offering, the cumulative proceeds, after pro-forma sales and expenses costs of this Offering totaling approximately $3,995,000, would be approximately $46,005,000. Of that amount, we would expect to redeem pro-forma $10,400,000 of the Stated Value of all of our Series A Preferred, and a contractual amount of our Series A+ Preferred equal to approximately 511,591outstanding various Founder’s Series of Non-Voting Preferred Shares held by our Founding Shareholders, and 379,500 of our Original Non-Voting Preferred Shares, which redemptions reduce the number of Preferred Shares outstanding cumulatively by 891,091 Pre-Offering Non-Voting Preferred Shares. The result of those redemptions, if we sell the maximum Offering amount, would place the preferential status of the Series REG A Non-Voting Preferred sold in this Offering in sole possession of secured priority collateralization of the assets acquired, exchanged or created with the proceeds of the 4,500,000 Series REG A Preferred, because the Series REG A Preferred have redemption, liquidation or sale of Company proceeds priority status ahead of the Original Series Non-Voting Preferred, which would be the only series of Preferred of any Series remaining other than the Series REG A Preferred being sold in this Offering. See the Section related to the Preferred Shares on page [●].

After deduction of the pro-forma $10,400,000 redemptions from the potential net proceeds of $46,005,000 after sales and expenses, the net amount available to the Company to grow its business in the Use of Proceeds allotments as described in the table on page [●] is approximately $35,605,000. That pro- forma amount, plus our 2020 audited Book Value of $4,192,443, plus or minus the gain or loss in our pro-forma Book Value during 2021 until the conclusion of this Offering, which cannot be estimated at the time of this Offering Circular, would create a pro-forma Book Value of $39,797,443 plus or minus those aforementioned adjustments.

If a pro-forma amount of $37,500,000 (75%) of the Class REG A and Series REG A are sold in this Offering, and we receive net proceeds from the issuance of 250,000 shares of Class REG A and 2,500,000 shares of Series REG A sold in this Offering, after sales and expenses costs of this Offering totaling approximately$2,996,250, the net amount of Post-Offering pro-forma proceeds available to the Company would be approximately $34,503,750 and after the pro-forma redemptions of $7,800,000, then approximately $26,703,750 pro-forma proceeds would be available to the Company to grow its business in the Use of Proceeds allotments as described in the table on page [●].

If a pro-forma amount of $25,000,000 (50%) of the Class REG A and Series REG A are sold in this Offering, and we receive net proceeds from the issuance of 250,000 shares of Class REG A and 2,500,000 shares of Series REG A sold in this Offering, after sales and expenses costs of this Offering totaling approximately $1,997,500, the net amount of Post-Offering pro-forma proceeds available to the Company would be approximately $23,002,500, and after the pro-forma redemptions of $5,108,000, then approximately $17,894,500 pro-forma proceeds would be available to the Company to grow its business in the Use of Proceeds allotments as described in the table on page [●].

If a pro-forma amount of $12,500,000 (25%) of the Class REG A and Series REG A are sold in this Offering, and we receive net proceeds from the issuance of 125,000 shares of Class REG A and 1,125,000 share of Series REG A sold in this Offering, after sales and expenses costs of this Offering totaling approximately $998,750, the net amount of Post-Offering pro-forma proceeds available to the Company would be approximately $11,501,250, and after the pro-forma redemptions of approximately $2,200,000 then approximately $9,301,250 pro-forma proceeds would be available to the Company to grow its business in the Use of Proceeds allotments as described in the table on page [●].

Management

Board of Directors

Subject to our shareholders’ rights to consent to certain transactions as provided under the Florida Business Corporation Act, or the FBCA, the business and the property of our Company shall be managed and controlled by the Board. Our Bylaws and Articles of Incorporation, as amended, provide that the number of directors of our Company shall be between two to nine. From 2014 to the third quarter of 2019, our Company has benefited from a tightly controlled, small Board led by Mr. Sandeep Mathow and Mr. Swatantra “Santu” Rohatgi. As of the date of this Offering Circular, and after the retirement of Mr. Sandeep Mathow, our Board currently consists of Mr. “Santu” Rohatgi, our Chairman, Mr. David Van Valkenburg, a Founding Shareholder since 2017 and an Independent Director elected in December 2019, and Mr. Roman Reed Rohatgi (son of Santu Rohatgi), who was also elected to be an outside but related director of the Company in December 2019. ASG CAPCO Corporation and ASG Corporate Finance Corp., or ASG has been advisor to the Board since 2014. ASG is referred to as an Advisor. In connection with this Offering and upon receipt of the Offered Shares, the REG A Shareholders will be entitled to elect a member to our Board, or the REG A Representative Director. We do not intend to add any additional directors until the completion of this Offering.

Officers

The Board has the authority to select the officers of our Company. Under our Bylaws, the officers of the corporation may be a president (who shall be a director), one or more executive vice-presidents, a secretary, a treasurer, and such other officers as may from time to time be elected or appointed by the Board, including such additional vice-presidents with secretaries and assistant treasurers as may be determined by the Board. In addition, the Board may elect a chairman of the Board, or Chairman, and may also elect an executive chairman and vice-chairman, each of whom must also be a director, or may elect such positions as officers of the corporation, but the Chairman, Executive Chairman or Vice Chairman need not be officers as well as Directors. Any two or more offices may be held by the same person, except that the offices of president, chief executive officer (CEO), chief operating officer (COO), chief financial officer (CFO), or the office of corporate secretary, may not be held by the same person. In its discretion, the Board may leave unfilled any office except chairman, treasurer and corporate secretary. Additionally, in the presence of a CEO, there need be no president, or in the presence of a president, there need be no CEO. The only officers of the company are Santu Rohatgi, Chairman of the Board: Brent Clark, Interim Controller: ASG Corporate Finance Corp., Interim Corporate Secretary. Upon reaching the objective of ten million dollars, the company plans on hiring additional corporate officers.

Our Board appoints the officers; however, the CEO or president, as determined by the Board, shall have, subject to the supervision and direction of the Board, the power to appoint and discharge agents and employees, and the powers vested in hiring the Board, by law or pursuant to the Bylaws, or which usually attach or pertain to such office. Each officer shall hold office until his successor has been duly elected or appointed, until his death or until he shall resign or shall have been removed by the Board. Each officer is required to perform such duties as are provided in the Bylaws or as our Board may from time to time determine. Any officer may be removed by our Board upon a super-majority vote whenever, in its judgment, the best interests of our Company would be served thereby. The CEO shall have, subject to the supervision and direction of our Board, general supervision of the business, property and affairs of our Company, including the power to appoint and discharge agents and employees, and the powers vested in hiring our Board, by law, pursuant to the Bylaws or which usually attach or pertain to such office.

Summary Risk Factors

An investment in our Offered Shares involves a number of risks. See “RISK FACTORS,” in this Offering Circular. Some of the more significant risks include:

•	We have a limited operating history of approximately eight (8) years, and in commercial non-βeta operations for approximately three years and have generated limited audited revenues of approximately $4,287,944 through December 31, 2019, and audited revenues of $7,580,951 through December 31, 2020, from our operations. There is no assurance that we will be able to successfully achieve our profit objectives.

•	We have not yet generated significant revenues. We made our assumptions of development based on our current status of sources of revenues and our business, which is no guarantee for generation of revenues.

•	We may not be able to successfully operate additional acquisitions and integrate related investments into our business, which could adversely affect our investment returns materially.

•	We depend on a manufacturer exclusively to provide us with our Kiosks. Disruption of our supply could adversely affect our business.

•	This is a fixed price offering, and the Offering Price may not accurately represent the current value of us or our assets at any particular time. Therefore, the Offering Price may not be supported by the value of our assets at the time of your purchase.

•	Our Board and management have broad discretion on managing the Company and taking corporate actions for the benefit of the business of the Company, which may sometimes subject the shareholders’ rights to adverse impact.

•	An investment in our Offered Shares is a speculative investment and, therefore no assurance can be given that you will realize your investment objectives. A Prospective Shareholder could lose all or a substantial portion of its investment.

•	There has been no public market for either shares of our common stock or shares of our preferred stock prior to this Offering. An active trading market may not be developed or sustained following the consummation of this Offering, which may adversely impact the liquidity available for shares of our common stock and preferred stock and therefore make it difficult to sell any shares of common stock or preferred stock that you may hold.

Reporting Requirements under Tier II of Regulation A

Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the Commission on Form 1-K; a semi-annual report with the Commission on Form 1-SA; current reports with the Commission on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for dividends, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Offering Circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Offering Circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Offering Circular. The matters summarized below and elsewhere in this Offering Circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our Offered Shares is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment. An investment in our Offered Shares should be made only by persons or entities able to bear the risk of, and to withstand the total loss of, their investment. Prospective Shareholders should consider the following risks before making a decision to purchase our Offered Shares. To the best of our knowledge, we have included all material risks to investors in this section.

Risks Related to Our Company

We have a limited operating history of approximately eight (8) years and have generated limited revenues of approximately $7,580,951 from our operations. There is no assurance that we will be able to successfully achieve our profit objectives.

We were incorporated in 2013 and began material operations in 2014. We have limited history of operations and, accordingly, limited performance history to which a potential investor may refer in determining whether to invest in us. We also have generated limited revenues of approximately $7,580,951 from our operations. We will have limited capitalization until the Offered Shares are sold and if the total number of Offered Shares are not sold, the objectives stated in this Offering Circular may not be achieved. Prospective Shareholders must consider a number of factors prior to investing, including but not limited to the potential risks, expenses and difficulties frequently encountered by new ventures, and our reliance on our key management and personnel. We are confident that our management will select relatively risk adverse development strategies to guide us towards meeting our growth strategies and the objectives stated in this Offering Circular. However, there is no assurance that any attempts by our management to mitigate any potential risk that we encounter, will be successful.

Additionally, because we are a company with limited previous operating history, it may be more difficult for us to raise reasonably priced capital compared to more established companies, many of which have established financing programs. Accordingly, without the sale of the total number of Offered Shares, we may not be able to retain sufficient cash flow from operations to repay our debt, satisfy our operational requirements, pay dividends to our shareholders and successfully execute our growth strategy. If we need to raise additional capital for these purposes, we cannot assure you that a sufficient amount of capital will be available to us on favorable terms, or at all, when needed, which would materially and adversely affect the financial operations of our Company.

Execution of our growth plans is subject to a number of factors, including, the problems, expenses, difficulties, complications, delays frequently encountered in expanding any business, operating in a competitive industry, and the continued development of advertising, promotional marketing to a corresponding customer base. If we are unable to meet our growth plans, there is a possibility that the Company could sustain losses in the future which could adversely affect the financial stability of the Company. There is no assurance that we will be able to successfully execute our growth strategy and therefore achieve our profit objectives.

We are dependent on the operating experience of our management and key personnel for our success.

We rely on our directors, officers, key contractors, advisors and future employees for our management and implementation expertise to achieve our goals. In our past seven (7) years of growth and development, these persons’ and companies’ incentives were all stock based rather than cash compensation. For the first time in 2018, our former CEO and former CFO were given cash compensation. If such stock-based compensation and incentives are predominantly used in the future instead of cash compensation, some of those individuals we rely upon may not devote as much of their time to our business plans, which may adversely affect us from executing our growth strategy.

Our current existing Original Common Shareholders, Class A, Class A+, Class AA, and Class AA+ Common Shareholders will be holding significant amount of the ownership of the equities of our Company.

As of the date of this Offering Circular, our existing holders of Original Common Shares, Class A Common Shares, Class A+ Common Shares, Class AA and Class AA+ Common Shares own 100% of our Company’s shares of outstanding common stock. Further, as of the date of this Offering Circular, our existing holders of Original Preferred Non-Voting Shares, Series A Preferred Non-Voting Shares, Series A+ Preferred Non-Voting Shares, Series AA and Series AA++ Preferred Non-Voting Shares and Preferred Series 2018 Special 8% Non-Voting Shares own 100% of our Company’s outstanding shares of preferred stock. 500,000 shares of authorized common stock and 4,500,000 shares of authorized preferred stock are being offered for sale in this Offering. If the total Offering Amount is sold, the Original Common shareholders, the Class A Common shareholders, the Class A+ Common shareholders and the Class AA Common Shareholders will own approximately 59% of our issued and outstanding shares of super-voting common stock, and our Class REG A Shareholders will own approximately 41% of our issued and outstanding shares of super-voting common stock. Original Common shareholders, Class A Common shareholders, Class A+ Common shareholders and Class AA and Class AA+ Common Shareholders have higher super-voting rights than the Class REG A Shareholders, because REG A Shareholders will hold less than the majority of all voting shares, and their super voting rights are less than those of the Original, Class A, Class A+ and Class AA and Class AA+ Common Shareholders, the Class REG A Shareholders may not materially influence the decisions of the Company, but their REG A Representative Director may potentially influence the Board’s decisions and voting.

Management believes that the Prospective Shareholders participating in this Offering have the potential to influence the Board’s decisions by having a REG A Representative Director on the Board. Therefore, until we redeem all of the Series REG A shares, the REG A Shareholders shall be entitled to nominate and elect a qualified person to be a director of the Board.

Our Board and management have broad discretion on managing the Company and taking corporate actions for the benefit of the business of the Company, which may sometimes subject the shareholders’ rights to adverse impact.

Shareholders, whether existing or new in this Offering, will not have the opportunity to evaluate any material acquisition of pharmacies, licenses or equipment prior to our purchases. Management has broad discretion to deploy our Company’s capital, make day to day operational decisions and make decisions on how to deploy our Company’s services and resources to our Kiosks. Prospective Shareholders will rely solely on current and future management to manage our Company’s growth strategies. Prospective Shareholders will have limited control over changes in our policies and day-to-day operations, which increases uncertainty and risk to a Prospective Shareholder. In addition, our Board may approve changes to our policies without shareholder approval. Our Board and management may take corporate actions that could potentially adversely impact our shareholders for the benefit of our Company, such as certain business relationships with our vendors. Notwithstanding the foregoing, Florida law provides that special votes of at least 10% of all shareholders entitled to vote on certain types of corporate actions may force the majority of the shareholders, the other 90%, to hold a special voting meeting to consider such actions before implementing them. As the REG A Shareholders will have a Representative Director on the Board, we believe the aforementioned risk is lowered, and it also demonstrates our intention to act equitably toward all our shareholders.

Risks Related to Our Business and Strategies

We may not be able to raise sufficient funds to develop our operations on a timely basis.

We plan to utilize the proceeds from this Offering to expand our operations, including but not limited to establishing more locations for our Kiosks. The Company believes that the most expeditious route to optimize the Company’s growth strategies would be to raise the full Offering Amount and follow-up with a Planned Listing or Planned IPO/RPO. If either or both of these two events do not occur, we may seek other fundraising sources, which may incur more expense and time to implement our growth strategy and objectives stated in this Offering Circular.

Our enterprise is relying on a new technology that is part of one of the largest industries in the world.

The pharmaceutical industry is a global behemoth. Relatively small shifts in distribution, delivery, manufacturing or pricing of drugs are beyond our control and could adversely impact our growth strategies. Despite having advantageous technology, if our business plan and growth strategy are not able to change with shifts in the industry, or assumptions made by management run contra to the industry, we may fall significantly short to generate profits to our shareholders.

We have an evolving and unpredictable business model, and we may never generate significant operating revenues. Although we have engaged in operations since 2013, we have not yet generated significant operational revenues so far.

Our lack of long-term stabilized operating history and limited revenues, approximately $7,580,951 generated since 2013 make prediction of our operating results difficult. Prospective Shareholders must consider the risks, expenses and difficulties frequently encountered in the limited commercialization of technology, which is common in new companies with rapidly evolving markets. Such risks include, but are not limited to, an evolving and unpredictable business model due to industry forces beyond our control, management of growth due to future advances in technology, and methods or processes by our competitors. In an effort to lower these risks and protect the interest of our shareholders, we must, among other things, continue to expand our customer base, implement and execute our business and marketing strategies, continue to develop and upgrade our products, promptly respond to competitive developments, and attract, retain and motivate qualified personnel. There is no assurance that we will be successful in lowering such risks, and failure to do so may adversely affect our business prospects, financial condition and results of operations.

We may sell the Company or the majority of assets of the Company.

A majority vote of all voting shareholders is required to effect a sale of all our assets, or a controlling interest in our stock. While we have no current intention to sell our Company or its assets, we may consider such a sale at value below the investment value or Stated Value of the Offered Shares to the unrelated third parties if there is a change in our ability to obtain capital for our business. As of the date of this Offering Circular, we believe it is unlikely that a sale resulting in the REG A Shareholders’ receiving less than their investment or its Stated Value would be arranged, because the Offering Amount, which is secured by assets, and its Stated Value before dividends, is considerably less than our imputed, independently assessed enterprise value. In the event of a sale of all our assets, or a controlling interest in our stock, all our Original Common Shares, Class A Common Shares, Class A+ Common Shares, Class AA Common Shares, Class AA+ and Class REG A shares, will be converted at each class’s multiple conversion ratio, prior to calculation of payout due per share. Shares of all series of preferred stock are planned to be redeemed first at full or partial stated value plus accrued dividends, if any, and then all classes of our common stock are planned to be paid.

If our patents and other proprietary rights are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We have trademarks (some application pending), but do not have any patent applications pending, patent protection or copyrights as of the date of this Offering Circular. We have developed several patentable custom proprietary technologies, systems or models during our development of custom and proprietary technologies, business models, and other product models, and we intend to apply for patent protection at later dates when the Company deems appropriate. There is no assurance that we will file any patent applications in the future, and that any of our patent applications will result in issued patents or that, if issued, such patents will provide significant protection for our technology and processes. We may be forced to deal with issues related to our proprietary assets before we file any patents, and this may damage our future growth, as well as expose us to risks related to other new product models pending to be commercialized.

We rely and expect to continue to rely on a combination of proprietary information, non-competition and arbitration agreements with third parties with whom we have relationships, as well as trademark laws to protect our proprietary rights. We may also seek to enforce our proprietary rights through court proceedings. Our system software is 1) trademarked by us; 2) issued interim Trademark Identification numbers while awaiting final Trademark Identification numbers; or 3) leased exclusively from contractors we paid to create software for our exclusive use, so they hold applicable copyrights, hence subject to the protection of applicable copyright laws and contract laws. We have applied and we expect to continue to apply for more trademark registrations or copyrights from time to time. Such applications may not be approved, third parties may challenge any trademarks issued to or held by us, third parties may knowingly or unknowingly infringe our intellectual property rights, and we may not be able to prevent infringement or misappropriation without substantial expense to us. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, competitors may be able to mimic our operations more effectively, the perception of our business to customers and potential customers may become confused in the marketplace, and our ability to attract customers may be adversely affected. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary, which could harm our competitive position, and we may be unable or under-funded to mount adequate defenses.

We currently hold various domain names relating to our brand, including smartrxsystems.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for customers to find our website, our products and our services. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks (some application pending) and other proprietary rights.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our products, services and marketing activities.

In certain cases, the Company may rely on trade secrets, patents, trademarks and copyrights to protect our intellectual property, proprietary technology and processes, which the Company has acquired, developed or may develop in the future. Our intellectual property rights extend to our products and services. However, there are no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies to protect proprietary rights, or for competitive reasons. If we are unable to obtain sufficient rights, successfully defend our use, develop non-infringing technology, or otherwise alter our business practices on a timely basis in response to claims for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected. We may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. Defending against intellectual property claims, whether they are with or without merit or are determined in our favor, would result in costly litigation and the diversion of technical and management personnel.

We have limited experience and resources to evaluate our business prospects and make business plans.

Because our business and industry are relatively new, there are limited resources and examples for our reference. Additionally, we generated limited revenues from operations since our incorporation, thus it is difficult to evaluate our future business prospects and make decisions based on those estimates of our future performance. Because of the uncertainties, we may be hindered in our ability to timely increase in sales, generate revenues and profits, if any. If our business decisions based on the current or unreliable data or resources available do not work as we expected, we may incur losses or never become profitable, which may decrease our company value prior to the commencement of trading of our securities, or a decrease in our stock price once our stock commences trading.

We depend on a manufacturer exclusively to provide us with our Kiosks. Disruption of our supply could adversely affect our business.

We rely on ScriptPro, who manufactures the Kiosks, and either leases or sells the machines directly to the healthcare providers, or to us, as applicable, as well as installs and maintains their portion of all Kiosks. Although the business associated with our manufacturer may be transferred to another manufacturer, if necessary, a change in manufacturer would be disruptive to our business, which in turn could have a material adverse effect on our business and results of operations.

If we were to terminate the partnership with ScriptPro, we believe we would be able to replace the manufacturer; however, it would be very time consuming, and likely to cause a disruption in our business operation. As a result, our Company and our business would be negatively affected.

Damage or disruption to our product supplies and distribution capabilities due to weather, natural disaster, fire, environmental incident, terrorism, pandemic, strikes, the financial or operational instability of key suppliers, distributors, if any, warehousing, and transportation providers, or other reasons beyond our control, could materially impair our ability to provide Kiosks and related services to our customers. If we are unable or it is not financially feasible to mitigate the likelihood or potential impact of such events, our business and results of operations could be negatively affected, and additional resources could be required to restore our supply chain.

We are dependent in part on technologies provided by third-party vendors, the loss of which could negatively and materially affect our ability to market, sell, or distribute our products.

Some of our products incorporate technologies owned by third parties that are licensed to us for use, modification and distribution. If we lose any one or more of these licenses, or we lose the ongoing rights to modify and/or distribute these technologies coupled with our products, we may be forced to devote significant resources to independently develop, maintain and support the technologies by ourselves, pay higher license fees, or transition to another vendor. Any independent development, maintenance or support of these technologies or the transition to alternative technologies could be costly, time consuming and may delay our product release and upgrade schedules, which may negatively and materially affect our ability to market, sell or distribute our products. This would materially impact our business and our results from operations would be negatively affected.

We have not yet generated significant revenues. We made our assumptions of development based on our current status of sources of revenues and our business, which is no guarantee for generation of revenues.

As of the date of this Offering Circular, we have derived revenue from four sources: (1) installed and commercially operating Kiosks; (2) our partnership with Vista Pharmacy and Diagnostics; and (3) our mail order business in Florida and Texas; and (4) our formulating and retail pharmacies. Based on our current results from operations and trend of the Company, we anticipate that our revenues would continue to be generated from these existing sources. In addition, we anticipate that we would generate revenue from Kiosk installation agreements for additional locations for which we have obtained licenses, more customers whom may use the Kiosks for prescription refill orders, and additional utilization and locations of the Vista pharmacy may continue to grow and improve, though there is no assurance that any of these activities will happen.

Our existing and proposed expanded operations are subject to all business risks associated with newer and growing companies. We are subject to all of the business risks and uncertainties associated with any new business; including the risk that we will not achieve our investment objectives and that the value of the Prospective Shareholders’ investment could decline substantially. Our ability to achieve profitability in this business will depend upon many factors, including, without limitation, our ability to execute our growth strategy and technology development, obtain sufficient capital, develop relationships with third party partners, adapt to fluctuations in the economy and modify our strategy based on the degree and nature of competition. There are no assurances that our operations will ever be profitable or that we will be able to generate sufficient revenue from operations to pay operating expenses and meet our obligations as a going concern. We may not be able to install our Kiosks as quickly or in the number we expect to generate enough revenues to make a profit as soon as we expect, or at all, in a time frame acceptable to investors.

As a technology company in its stage of rapid development and expansion, we face the risks that are unique in our current situation.

We plan on expanding our business through the introduction of a sophisticated marketing campaign, as well as through capital insertions. Any expansion measures we may undertake will entail risks and may negatively impact the profitability of the Company.

As a result, such expansion may incur expenditures and cause less funds to be available for other operations of the Company. Also, such expansion may divert our management’s attention and resources away from its existing operations, all of which may have a materially adverse effect on our present and prospective business activities.

We may not be able to successfully operate additional acquisitions and integrate related investments into our business, which could adversely affect our investment returns materially.

We do not have operational experience in our additional investments, and many of our additional acquisitions may be located in the geographic markets we do not currently have any operations in. Because we do not possess the same level of familiarity with the properties we acquire, they may not perform successfully as we expect. Our inability to assess their objective purchase price and failure to operate them could have a material adverse effect on us.

We must obtain consents from the Drug Enforcement Administration, or the DEA, the FDA, or any other related regulators, according to federal and state laws in order to assume the rights and obligations of the licenses we acquired.

In accordance with our purchase agreements and related documents to acquire the pharmacies and licenses to operate pharmacies, the sellers shall assign to us all the rights and obligations they have received from the DEA, the FDA, or any other regulators, on the date we acquire a pharmacy or license, and all of the assignments require the consents from the DEA, the FDA, or any other related regulators. Failure to obtain any of the consents of the rights and obligations will affect our operations adversely. As of the date of this Offering Circular, we have obtained all the consents of the rights and obligations required to conduct our business. However, we may acquire more pharmacies and licenses in the future, and there is no guarantee that we can obtain all the consents of the rights and obligations required or in a timely manner.

Our Kiosks may be subject to theft of drug supplies, which could lead to adverse action from regulatory agencies.

Despite our kiosks being made from security-metal and containing multiple locking systems, they may be subject to theft of drug supplies. In the event drug supplies are stolen we will be required to notify the relevant state and federal agencies and may be subject to adverse action from those agencies including but not limited to the loss of our license to operate in the relevant jurisdiction and financial penalties, all of which would have an adverse effect on our business.

We currently store patient information on servers at our headquarters and may in the future store patient information at regional sites, which may subject us to federal and state laws regarding privacy and protection of data.

While patient information is not available within the hardware storage systems of each individual Kiosk, information is stored on servers at our headquarters in Lutz, Florida, and in the future may be stored on servers at regional headquarter sites around the United States. Through our collection and storage of this information, we may currently be or become subject to federal and state laws regarding privacy and protection of data. Any failure on our part to comply with applicable privacy and data protection laws, regulations, policies and standards, could subject us to liability, damage our reputation, impair our sales and harm our business. A breach of patient information would subject us to adverse action from regulatory agencies for violating privacy laws and we may be held liable for the breach of such information, which could have a material adverse impact on our business.

Failure to raise funds in addition to cash and revenues generated from our current operations may adversely affect or delay the execution of our business plan and expansion of our business operations.

Management believes that our ability to raise additional capital is more crucial to expand our operation and conduct our business plan, than affecting our ability to stay in business in the current operation scale. There is uncertainty in our timeline to implement our business plan and expand our business with our existing financial resources. The proceeds from this Offering will help us in executing our business plan and expand our operation. Except from this Offering, we have no other binding agreements, commitments or understandings to secure additional financing as of the date of this Offering Circular. If this Offering fails in achieving the Offering Amount, we may raise additional funds for our business plan and operation expansion in a more expensive manner, or we may be unable to obtain additional financing or other sources of funding on acceptable terms, or at all. If we are unable to obtain additional funding, we could be forced to delay, reduce or eliminate our growth strategy, which could adversely affect our company, and materially affect our results from operations. If subsequent capital is raised, there is a potential for dilution to the Offered Shares.

If we finance our operations and business plans in the future with debt, such future indebtedness may affect our operations.

We have outstanding loans currently payable to Mr. Sandeep Mathow, Mr. Swatantra “Santu” Rohatgi, and ASG, and we may borrow capital for offering costs of this Offering as bridge funds until proceeds of this Offering or other insertions of capital are available. Generally, the Promissory notes have simple interests of 8% to 12% per annum, The loans outstanding are $1,551,657.36 from Santu Rohatgi as of September 30, 2021, and $1,142,035.44 from Sandeep Mathow, and $30,130 from ASG. The simple interests on the loans from Santu Rohatgi is $183,158.10 for the period starting on June 18, 2019 and ending on September 30, 2021; Sandeep Mathow $152,582.35 for the period starting June 18,2019 and ending September 30, 2021; and ASG $1,807 from December 16,2019 and ending on September 30,2021. There are several promissory notes issued to Santu Rohatgi and Sandeep Mathow. The simple interests accrued may be payable from either cash flow or any other inserted capital, and interest after that date becomes payable monthly. Principal is payable from capital contributions, paid in capital, any loans from other sources, sales of assets or securities, or EBITDA, as applicable. However, we may incur indebtedness in the future subject to discretion of the management of the Company for the business development and interests of the Company. If we incur indebtedness, a portion of our cash flow or capital raised in this Offering or future offerings may be dedicated to the payment of principal and interest on such indebtedness. Interest paid to Santu and Sandeep was $62,696.21 and $98,940.84 respectively. Principal was only paid to Sandeep in the amount of $119,002.80.

We also secured loans from other non-related parties. These loans had simple interests between 18% and 25%. The total of such loans from March 17,2020 till September 30, 2021 was $1.189,333.32 and the total interests payable for the same loans amounts to $161,954.75. The simple interests accrued may be payable from either cash flow or any other inserted capital, and interest after that date becomes payable monthly. Principal is payable from capital contributions, paid in capital, any loans from other sources, sales of assets or securities, or EBITDA, as applicable. However, we may incur indebtedness in the future subject to discretion of the management of the Company for the business development and interests of the Company. If we incur indebtedness, a portion of our cash flow or capital raised in this Offering or future offerings may be dedicated to the payment of principal and interest on such indebtedness.

Our ability to make scheduled payments of the principal and interest on our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not be able to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing our operations and operating expenses, selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations or otherwise significantly limit our ability to respond to periods of increased liquidity pressure, which may have negative impacts to our operations.

Typical loan agreements also might contain restrictive covenants, which may impair our operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of unsecured shareholders. A judgment creditor would have the right to foreclose on any of our otherwise unsecured assets resulting in a material adverse effect on our business, operating results or financial condition.

Our current business plan may change subject to unanticipated factors beyond our control.

Our current business plan was developed by management based on our current business development and trend of operations. If there are unforeseeable changes in the economy, law and regulations and other factors that we are not able to predict, our business plan may change significantly.

Our potential business may be subject to statutory or regulatory requirements. Management believes that our current strategies are feasible in light of current economic, statutory and regulatory conditions, with the skills, background, and knowledge of our principals and advisors. However, the current strategies may be significantly modified in the future if unforeseeable changes in any economic, statutory and/or regulatory condition occurs.

Our management has broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

The net proceeds from this Offering will be used for the purposes described in the section entitled “Use of Proceeds to Issuer.” Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may not spend or invest these proceeds in a way with which our shareholders agree. To the extent we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, our management may change the use of certain net proceeds from this Offering for the benefit of the Company. We cannot specify with any certainty the particular uses of such net proceeds that we will receive from this Offering, and we may use them for other purposes not presently contemplated. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

If we are unable to secure relationships with group purchasing organizations or other similar organizations, we may have difficulty in selling our products and services to customers represented by these organizations.

Several group purchasing organizations, including AmeriNet, Inc., Carolina Shared Services, LLC, Child Health Corporation of America, HealthTrust Purchasing Group, L.P., MedAssets, Inc. Supply Chain Systems, Novation, LLC, Premier Purchasing Partners, L.P. and Resources Optimization & Innovation, LLC may negotiate standard contracts to purchase our products on behalf of their member healthcare organizations. If any members of these group purchasing organizations purchase our products or services according to these contracts, we will pay these group purchasing organizations a fee as sales commission. We also intend to contract with the United States General Services Administration, which will enable the Department of Veteran Affairs, the Department of Defense and other federal government customers to purchase our products. All of these contracts will enable us to sell our products and services more steadily, though we cannot guarantee that we will enter into contracts with any of the above parties. Assuming these organizations enter into sales contracts with us, they may not renew the contracts on similar terms and conditions, if at all. In addition, some of our contracts with these organizations are terminable at the discretion of either party, so they may terminate the contracts before they expire. Both of the above situations could cause our revenues to decline, and loss of any of the aforementioned relationships could negatively impact the breadth of our customer base and impair our ability to increase our revenues or even meet our revenue targets.

Different estimates and assumptions in the application of accounting policies could result in changes to our reports of financial condition and results of operations.

Various estimates are used in the preparation of our financial statements, including estimates related to asset and liability valuations (or potential impairments) and various receivables. These estimates often require using market data value which may be difficult to assess and estimates of future performance or receivables collectability which may be difficult to accurately predict. While we have identified the accounting policies that are considered critical and put procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in material differences to our financial condition and results of operations.

We may incur losses as a result of ineffective risk management processes and strategies.

We seek to monitor and control our risk exposure through a risk control framework encompassing a variety of separate but complementary mechanisms, such as financial, credit, operational, compliance and legal reporting systems, internal controls and management review processes. While we utilize a broad and diversified set of risk monitoring mitigation techniques, those techniques may not predict every economic and financial outcome, or the specifics and timing of such outcomes accurately. As a result, we may incur losses in our operations and execution of our business plan from the above risks.

Our business depends heavily on information systems, operations and support from third-parties, hence system failures could significantly disrupt our business. As a result, the market price of our stock and our ability to effect redemptions or make distributions to our shareholders may be negatively impacted.

Our business relies heavily on communication and information systems, some of which are provided or supported by third parties. Any failure or interruption of such communication and information systems could cause delays, disruptions or other problems to our business operations, which could cause materially adverse effects on our operating results, the price of our stock and our ability to make distributions to our shareholders.

Inflation may adversely affect our financial condition and results of operations.

Inflationary factors such as increases in the cost of our products and services, and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material effect on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross profit and selling, general and administrative expenses as a percentage of net sales if the selling prices of our products and services do not increase with these increased costs. If we increase our sales prices, there is no guarantee that our prices would be competitive in the market or that potential customers would recognize the increase in price is worth the efficiency our services provide them to procure their prescriptions. If sales decrease as a result of a price increase or we are installing few Kiosks than planned in our growth strategy our gross revenues could be materially impacted which would impact our overall results from operations.

Risks Related to Our Securities and This Offering

An investment in our Offered Shares is a speculative investment and, therefore no assurance can be given that you will realize the investment objectives stated in this Offering Circular. A Prospective Shareholder should not invest in the Offered Shares if they cannot hold the Offered Shares for an indefinite period of time and/or sustain a total loss of their investment in the Offered Shares.

No assurance can be given that investors will realize a return on their investments in the Offered Shares or that they will not lose their entire investment in our Offered Shares. For this reason, each Prospective Shareholder should carefully read this Offering Circular and assess all of the risks associated with an investment in the Offered Shares. ALL SUCH PERSONS OR ENTITIES SHOULD CONSULT WITH THEIR ATTORNEY OR FINANCIAL ADVISOR PRIOR TO MAKING AN INVESTMENT. A Prospective Shareholder should not make an investment in the Offered Shares if they are not able to hold the Offered Shares for an indefinite period of time and/or sustain a total loss of investment in the Offered Shares.

The current outstanding shares of the Company hold no superior preemptive rights.

Since both the current outstanding shares of common stock and the Class REG A shares offered in this Offering possess the same preemptive rights, the current shareholders hold no superior preemptive rights which can negatively impact the Prospective Shareholders. All shares of our common stock possess the same preemptive rights until we list our stock on a national securities exchange such as the NYSE American, the NASDAQ Capital Market or the CHX.

There has been no public market for shares of our common stock and preferred stock prior to this Offering, and a trading market may not be developed or sustained following this Offering, which may adversely impact the market for shares of our common stock and preferred stock and make it difficult to sell your shares.

Currently, there is no public market for shares of our common stock and preferred stock. We do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market, if at all. We intend to apply for listing all of our PLS on a national securities exchange such as the NYSE American, the NASDAQ Capital Market or the CHX, during this Offering as soon as we raise net proceeds of over $20,000,000 in this offering, or shortly after the conclusion of this Offering if we obtain a contract for a large number of Kiosks to be installed in medical office buildings or chain stores, or if none of these events occur, approximately fifteen (15) months after the Final Closing of this Offering, in conjunction with a Planned IPO/RPO to list all of our PLS and PLPS. Our PLS and PLPS are therefore not expected to be Listed on any National Exchange nor quoted over-the counter during this Offering. However, we cannot guarantee that we will be able to apply for or succeed in listing all of our PLS and PLPS on a national securities exchange such as the NYSE American, the NASDAQ Capital Market or the CHX. Also, any such listing may not occur until months or years after the termination of this Offering, if at all. It will thus be difficult for an investor to sell his/her/its shares of our preferred or common stock. If we fail to list on a national securities exchange and develop a non-national exchange market for the PLS and PLPS, such quotation markets are not historically liquid. Also, major broker-dealers and market makers do not make markets or write research reports in support of low priced or penny stock, should our stock become low priced or designated as a penny stock. As a result, investors should view shares of our common stock and preferred stock as an illiquid investment. We cannot predict the extent to which an active market for shares of our common and preferred stock will develop at that time, or be sustained if at all, or how the development of such a market might affect the market price of shares of our common and preferred stock. Further, if we list our shares on a national securities exchange, or another trading market develops, no assurance can be given that the market price of shares of our common stock and preferred stock will not fluctuate or decline significantly in the future or that common shareholders and preferred shareholders will be able to sell their shares when desired on favorable terms, or at all. Until the Planned Listing or the Planned IPO/RPO, we do not plan to conduct a trading market for our stock. The timing of these factors may adversely impact the market for shares of our common stock and preferred stock and make it difficult for a Shareholder to sell his/her/its shares of our preferred or common stock.

There is no guarantee that we will be able to complete this Offering, the Planned Listing or the Planned IPO/RPO following this Offering as we plan.

The required organizational and offering costs of the Planned Listing or the Planned IPO/RPO are expected to be reserved from net proceeds of this Offering, although there is no guarantee that we will be able to do so. We plan to redeem the Series REG A shares of this Offering at Stated Value by the issuance of PLPS in the Planned IPO/RPO, which would then be traded publicly if we succeed in listing the PLPS on a national securities exchange.

The cost of the Planned Listing or the Planned IPO/RPO is expected to be approximately $1,000,000. There is no assurance that this Offering will be completed and provides us with sufficient funds to conduct and complete the Planned Listing or the Planned IPO/RPO. Therefore, the planned redemption of Series REG A shares may not be accomplished in whole, or at all, which may impede the timelines of any resale or redemption of the Series REG A shares, and also change our plans to fund the equity portion of the business plan.

The Board has resolved that the Company would redeem at Stated Value, in whole or in parts, at the earliest of the redemption events, until fully redeemed, subject to available funds for redemption. However, the timeline of redemption events and funds available for redemption are subject to an unforeseeable future and factors, so we may redeem in parts over time instead of in whole.

The Company is not required to redeem at Stated Value, or any other value based on an instrument. The final pricing shall be determined by our Co-Managers and us, based upon factors such as ease of marketing and ratio basis versus the Class REG A shares offered alongside the Series REG A shares, since the price is arbitrary for this redeemable Preferred.

This is a fixed price offering and the Offering Price may not accurately represent the current value of us or our assets at any particular time. Therefore, the Offering Price may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the Offering Price is fixed and will not vary based on the underlying value of our assets at any time. Our Board has determined the Offering Price in its sole discretion. The Offering Price has been based on an internal valuation analysis of our Company as a whole. The purchase price of the Offered Shares has been determined primarily in keeping with our plans to list the shares as described in this Offering Circular and bears no relationship to any established criteria of value such as book value or earnings per share, or any combination thereof. Further, the price of the shares is not based on our past earnings. There has been no prior public market for our shares; therefore, the Offering Price is not based on any market value. Although we believe the valuation to be fair as of the date it was determined, the fixed Offering Price established for our Offered Shares may not be supported by the current value of our Company or our assets at any particular time.

The Class REG A Offering Price has been set at $10 per share by our Board, and it bears no relationship to the Company’s assets, net worth, or any other objective or quantitatively derived criteria. Future valuation of Common Shares may be determined pursuant to future offering purchase prices, by book value as a result of an audit of our financial statements, or by an independent third-party qualified valuation firm(s).

The Series REG A Offering Price has been set as a discount to the actual monetary Stated Value of the Series REG A shares to include a flat return to each Series REG A Shareholder. This flat return does not change whether the Series REG A shares are redeemed at the time of the Planned IPO/RPO, if we are not already listed on a national securities exchange. If the Series REG A shares are not redeemed within three years of their issuance, the Board shall be obligated to declare dividends of at least 6% on the Stated Value of the Series REG A shares. We may never have the funds necessary to declare dividends of at least 6% on the Stated Value. However, we may declare stock dividends instead of cash dividends. The dividends on Series REG A shares will not be declared until the third-year anniversary of the date of original issuance. If there are any shares of unredeemed Series REG A shares after three years from this Offering, we will pay stock or cash dividends until we redeem them in full upon sale of the Company, its assets, liquidation, dissolution or winding up.

Existing common shareholders have higher conversion multiple ratios than the Prospective Shareholders in this Offering if and when the shares of common stock are listed on a national securities exchange.

The current shares of outstanding original common stock, or the Original Common Shares, have a fifteen to one conversion ratio into PLS if and when they are listed on a national securities exchange; shares of our Class A common stock, or the Class A Common Shares, have a ten to one conversion ratio into PLS; shares of our Class A+ common stock, or the Class A+ Common Shares, have a eight to one conversion ratio into PLS; shares of our Class AA common stock, or the Class AA Common Shares, have a six to one ratio into PLS; shares of our Class AA+ common stock, or the Class AA+ Common Shares, have a three to one ratio into PLS; while the Class REG A shares have a five to one conversion ratio into PLS. Convertibility is designed to result in an increase in the number and total value of the shares from which Prospective Shareholders can benefit. By comparison, the Prospective Shareholders in this Offering have a lower conversion rate than the existing common shareholders. Since many other new technology companies do not offer such a feature in their securities offered to the Prospective Shareholders, we believe this conversion ratio to the Class REG A share is an advantage to our Prospective Shareholders in this Offering.

The existing shares of preferred and common stock and the Series REG A and Class REG A shares Offered in this Offering all bear certain liquidation rights.

Shares of all our series of preferred stock receive all of their stated value plus accrued dividends, if any, upon redemption, which stated value is higher than paid in capital for every series, either in whole or in parts. Shares of our series of preferred stock issued earlier were proportionately higher in stated value than the paid in capital for shares of series of preferred stock issued later, as risks were greater earlier in our development and assets securing each series were less valuable in earlier series than later series, if any.

The existing Original Common Shares bear certain liquidation rights subsequent to shares of any other class of common stock. To the extent that the Class REG A shares issued in this Offering are not converted to shares of any other class of common stock, the paid in capital for the Class REG A shares would not be greater than the purchase price paid by each shareholder in this Offering. The liquidation value for Class A Common Shares, Class A+ Common Shares, Class AA Common Shares, Class AA+ Common Shares and Class REG A shares are all the same. Any other balance in the audited paid in capital value not paid to preferred shareholders and Class A Shareholders, Class A+ Shareholders, Class AA Shareholders, Class AA+) and REG A Shareholders will be due to the Original Common Shareholders.

The Series REG A shares issued in this Offering have rights relative to the Stated Value plus any accrued dividends, if any, and therefore any proceeds up to the Stated Value plus accrued dividends, if any, of any collateral assets underlying the Series REG A shares are available only to the Series REG A Shareholders, and not to the existing preferred shareholders, all existing common shareholders or Class REG A Shareholders. Any excess of paid in capital above could be available to Original Common Shareholders in a liquidation, but not to other classes or series of shareholders.

Dividend, if any, on the Company’s shares of preferred stock is cumulative.

Dividends on the shares of preferred stock are cumulative, so the Board will authorize payment of the amounts accrued from the date of any dividend that should have been paid, but for any reason was not paid to preferred shareholders, since the date the shares of preferred stock were entitled to a dividend. Dividends may be in the form of more shares of the preferred stock, an increase in their stated value, in other classes of shares, in interests in assets of the Company, or in cash. If the Board does not authorize and declare a dividend for any dividend period, preferred shareholders will not be entitled to receive a dividend payment for such period, and such undeclared dividend will accrue and become payable at a later dividend payment date. Subject to its sole discretion, the Board may determine that it would be in the Company’s best interest to pay less than the full amount of the stated value on our shares of preferred stock, at which time the undeclared portion of the dividend will accrue and become payable at a later dividend payment date. Factors that may be considered by the Board in deciding whether and how much dividend to declare include, without limitation, the Company’s financial condition and capital needs, the impact of current and pending legislations and regulations, economic conditions, tax considerations, and any other factors as our Board deems relevant.

If investors successfully seek rescission, we will face severe financial demands that we may not be able to meet.

Our Offered Shares have not been registered under the Securities Act of 1933, the Securities Act, and are being offered in reliance upon the exemption provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder. We represent that this Offering Circular does not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements made, in light of all the circumstances under which they are made, not misleading. However, if this representation is inaccurate with respect to a material fact, if this Offering fails to qualify for exemption from registration under the federal securities laws pursuant to Regulation A, or if we fail to register the Offered Shares or find an exemption under the securities laws of each state in which we offer the Offered Shares, each investor may have the right to rescind his, her or its purchase of the Offered Shares and to receive back from our Company his, her or its purchase price with interest. Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits, in either circumstance they may seek rescission. If investors successfully seek rescission, we will face severe financial demands we may not be able to meet, and it may adversely affect any non- rescinding investors. We believe this is a common risk in most public offerings of newly reporting companies with no history of public reporting or managing large numbers of public investors, and it could be a material issue if it arises, despite there are no facts or circumstances present at this time that would cause any claims of rescission.

We do not intend to pay dividends to our common shareholders in the foreseeable future.

While all classes of shares of our common stock are eligible for dividends, we do not plan to declare dividends until the completion of our Planned Listing or Planned IPO/RPO, as applicable, or any other source of capitalization of at least $30,000,000. We have the authority to retain all of our earnings for the future operation and expansion of our business. We do not intend to make any cash distributions to our common shareholders in the foreseeable future. Investors of shares of common stock should not expect to receive income on an ongoing basis, if at all, from an investment in the Class REG A shares.

Beginning on the third anniversary of the acquisition date of the Series REG A shares, the shares of preferred stock may be subject to cumulative accrual and may be provided as additional shares of preferred stock, shares of common stock, or cash at our Board’s discretion. The decision of what format the dividend of record shall take is subject to Board approval. While all classes of shares of common voting shares are eligible for dividends, we do not plan to declare dividends on our common voting shares until the completion of our Planned Listing or Planned IPO/RPO, as applicable, or any other source of at least $20,000,000 in total capital.

Our Series REG A shares are collateralized by certain assets and not subordinate to any indebtedness. Our obligations to pay annual dividends on the Series REG A shares is limited to the terms and conditions set forth in this Offering

Our Series REG A shares are equity interest collateralized by assets acquired with the proceeds of the sales of such Series REG A shares. The Series REG A Shareholders share the value of those assets that securitize the Series REG A shares, pro rata, although the value of such assets may not equal the purchase price of the Series REG A shares, or they may be greater than the Stated Value, which equals the amount the Company obligated to pay to the Series REG A Shareholders. Unlike some companies whose preferred shares rank junior to all indebtedness or other non-equity claims, the Series REG A Shareholders are not subject to the claims of other equity or debt. Additionally, Series REG A shares are different from regular indebtedness because their principal and interest of indebtedness need to be paid on specified due dates, whereas the Series REG A shares are not due on any specific date. In terms of Series REG A shares, dividends are payable only when declared by the Board. As an early stage company, our ability to declare and pay dividends is subject to our ability to earn net income and meet all of our financial obligations.

Exercises of the rights held by the existing shareholders could negatively impact the investors’ benefits in this Offering.

The rights and preferences of the Series REG A shares issued in this Offering cannot be modified by the existing shareholders without a majority vote of the Class REG A Shareholders, except to grant more rights or extend preferences. The Class REG A shares represent only a minority of voting rights compared to the Original Common Shareholders, Class A and Class A+ and Class AA Common Shareholders. The Class REG A Shareholders will hold approximately 20% of the voting rights of the Company if the Offering Amount is sold. The Original Common Shares have fifteen to one super-voting rights, Class A Common Shares have ten to one super-voting rights, Class A+ Common Shares have eight to one super-voting rights, Class AA Common Shares have six to one super-voting rights, Class AA+ Common Shares have three to one super-voting rights, while the Class REG A share has five to one super-voting rights. As the Original Common Shareholders maintained control before the Offering, after the Final Closing of this Offering, the exercise of the super-voting rights of the Original Common Shares will not result in any additional benefits to the Class REG A Shareholders with respect to voting rights, because approximately 90% of the proceeds from this Offering are not emanating from the sales of the Class REG A shares, but from the sales of the Series REG A shares.

We may seek additional capital that may result in shareholder dilution or others having rights senior to those of our common shareholders.

From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other things, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, such securities may have rights, preferences or privileges senior to the rights of shares of our common stock and our shareholders may experience dilution. However, the preemptive rights help to preclude the Series REG A Shareholders from being diluted for no or little value.

Our stock price may fluctuate due to many uncertain factors.

Our performance is affected by many factors including, but not limited to, our industry development trend, consumer preferences change, technology improvement, government regulatory actions, related laws and regulations and market conditions. As a result, the price of our common and preferred stock will be affected. Some of the factors that may result in fluctuations, or cause adverse effect to our stock price include:

•	Actual or anticipated variations in our periodic operating results;

•	Increases in market interest rates that lead to our preferred and common shareholders’ demanding higher yields;

•	Changes in earnings estimates;

•	Changes in market valuations of similar companies;

•	Actions or announcements by our competitors;

•	Adverse market reaction to any increased indebtedness we may incur in the future;

•	Additions or departures of key personnel;

•	Actions by shareholders;

•	Speculation in the press or investment community; and

•	Our intentions and ability to list shares of our preferred and common stock on a national securities exchange, and our subsequent ability to maintain such listing and create a market for our stock.

We may not successfully complete our proposed Planned Listing or Planned IPO/RPO as we plan. If we conduct the Planned Listing or the Planned IPO/RPO, the offering price of our PLS in the Planned Listing or the Planned IPO/RPO will be determined by us and the underwriter, unless it is already trading on a national securities exchange, based on several factors including market conditions at the time of the offering, and it may not be in any way indicative of the price our shares will be traded at, if at all. After the completion of the Planned Listing or the Planned IPO/RPO, investors in this Offering may not be able to resell their shares at or above the initial offering price. Since there has been no developed market for our stock, their book value may decline, which would affect the pricing of those in future offerings. Additionally, the stock market and the ultimate market price, if any, for shares of our common or preferred Stock will likely be subject to fluctuation, regardless of our operating results, financial condition and prospects.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. While exemptions and reductions are universal in nature, we do not expect that any of these exemptions and reductions have any material immediate effect on our disclosures in this Offering Circular, or reports we expect to file with the Commission in the near future. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of shares of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. Since all of those events are positive events, if they ever occur for us, loosing EGC status would be a welcomed event, as attaining any of those levels would generally be regarded as cementing our position in the marketplace for our products and services. We cannot predict if investors will find our stock less attractive because we may rely on these exemptions, but if we achieved any of the events that would cause us to lose emerging growth status, management believes that any one of those events would be regarded by shareholders as prima facie evidence of positive growth by the Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. Because of this election, our financial statements may not be comparable to companies that comply with public company effective dates; however, as stated above, we do not expect that such adoptions in our case would hold any material value to present or near-term future shareholders.

The pre-offering assets securing the Original Preferred Shares may be more valuable than the assets securing the Series REG A shares in this Offering.

All the intellectual and tangible property owned or developed by us with or from the proceeds of this Offering shall be deemed as collateral for the Series REG A shares, while all our pre-offering existing intellectual and tangible property serves as collateral for our Original Preferred Shares, Series A Preferred Shares, Series A+ and Series AA and AA++ Preferred Shares. In the event of a liquidation of our assets, after payment of the expenses of the respective liquidations, the Series REG A Shareholders shall be entitled to their respective portion of sales proceeds from the collateral secured under their stock’s rights and preferences, and receive distributions from the proceeds of the collateral secured under their stock’s rights and preferences, both of which may be lesser or greater than the amount of their purchase price. The Original Preferred Shareholders would then receive proceeds available from all other liquidations that were secured by their rights and preferences. The value of the tangible or intangible assets securing the Original Preferred Shares, at the time of any liquidation, may be more valuable than the value of the assets securing the Series REG A shares, therefore Prospective Shareholders of the Series REG A shares may receive less gross proceeds from the liquidations. If the proceeds of a liquidation were insufficient to pay full Stated Value to all Series REG A shares, then all Series REG A shares would receive their paid in capital first, to the extent that there are partial of full redemptions available, on a pro-rata basis.

Risks Related to Our Industry

Market Acceptance of our products and services cannot be guaranteed.

We cannot assure that our products and services will attain a degree of sustained market acceptance within the pharmaceutical and pharmacy industry, or that we will generate sufficient revenues for sustained profitable operations. We made certain assumptions about the market adoption of our products and services, which may be incorrect. If so, the adoption period may be elongated, which may negatively impact our prospective business activities. While there are precedences for end users and patients to utilize self-serve Kiosks for a variety of purposes, no assurance can be given that the Kiosk will be accepted by such end users and patients as an alternative to fulfill their prescriptions.

The pharmacy and medication management solution markets are characterized by evolving technologies and industry standards. Frequently new products and dynamic customer requirements may render existing products obsolete or less competitive. Our future success will depend in part upon our ability to enhance our existing products and services and to develop and introduce new products and services to meet changing customer requirements. If we are unable to do so and bring such enhancements to products and services to market in a timely manner, demand for our products could decrease.

We cannot guarantee that we will be successful in marketing any new products or services, that new products or services that we develop will compete effectively with similar products or services from our competitors, or that the level of market acceptance of such products or services will be sufficient to generate expected revenues and synergies with our other products or services.

The healthcare industry may face financial constraints and consolidation that could adversely affect the demand for our products and services.

The healthcare industry is facing, and will likely continue to face, significant financial constraints. US government legislations such as the American Recovery and Reinvestment Act in 2009, the Patient Protection and Affordable Care Act in 2010, the Budget Control Act of 2011, and other health reform legislations may cause customers to postpone purchases or leases of our products while they make changes to their operations to meet the requirements of these legislations. Our automation solutions often involve significant financial commitments from our customers, thus our ability to grow our business largely depends on the financial strength of our customers and their operating budgets. To the extent healthcare expenses increase more slowly than we anticipate or even decline, demand for our products and services could decline.

Many healthcare providers have consolidated to create larger healthcare delivery organizations to achieve greater market power. If this consolidation trend continues, it would increase the sizes of some of our target customers, which could increase the cost, efforts needed and difficulties in selling our products to them. If such customers are acquired by healthcare providers that prefer our competitors’ products to ours, our existing customers or potential new customers may begin utilizing our competitors’ products. Additionally, the consolidated organizations may have greater bargaining power, which may lead to price erosion to our products and services.

The competitive challenges we may face in the pharmacy and medication management solutions market include, but are not limited to, the following:

•	certain competitors may offer or can offer a broader different range of solutions in the marketplace that we are unable to match;

•	certain competitors may develop new features or capabilities for their products not previously offered that could compete directly with our products;

•	competitive pressures could result in increased price competition for our products and services, fewer customer orders and reduced gross margins, any of which could harm our business;

•	current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, including larger, more established healthcare supply companies, thereby increasing their ability to develop and offer products and services to address the needs of our prospective customers;

•	our competitors may develop, license or incorporate new or emerging technologies or devote greater resources to the development, promotion and sale of their products and services than we do;

•	certain competitors may have existing business relationships with our current and potential customers, which may cause these customers to purchase medication and supply dispensing systems or automation solutions from these competitors;

•	other established or emerging companies may enter the medication management and supply chain solutions market; and

•	Our competitors may secure products and services from suppliers on more favorable terms or secure exclusive arrangements with suppliers or buyers that may impede the sales of our products and services.

The pharmacy and medication management solutions market is highly competitive, so we may be unable to compete successfully against new entrants or existing companies with greater resources and/or existing business relationships with our current and potential customers.

The pharmacy and medication management solutions market is intensely competitive. We expect continued and increased competitions from current and future competitors, many of which have significantly greater financial, technical, marketing and other resources than we do. Existing competitors include large retail pharmacy chains such as Walgreens, Costco, Duane Reed, CVS, and others. There are also various providers of automated medication dispensing systems of lesser functionality than ours such as Medvantx, InstyMeds, Medbox, Duane Reed, and others who sell prepackaged medications only. While none of these companies offer on demand medication dispensing systems, some have deployed products that may be competitive at certain levels and in certain market sectors.

While there are some current competitors in the medication dispensing business, our management believes that our products and services are more customer and regulation focused. Management also believes, due to our familiarity with most major robotic manufacturers, currently there are no other companies offering an on-demand medication dispensing system. However, it is possible that new capitalized competitors with existing distribution channels could seize upon our business model and offer competing products or services. Moreover, these new competitors could capture significant market share in our intended market faster than we could.

Government regulation of the healthcare industry could reduce demand for our products and services, or substantially increase the cost to produce our products.

The manufacture and sale/lease of our products are not regulated by the FDA or the DEA. However, our current products, and any future products, may be regulated by these or other federal agencies due to future legislative and regulatory initiatives or reforms. Direct regulations of our business and products by the FDA, DEA or other federal agencies could substantially increase the cost to produce our products, increase the time required to bring those products to market, reduce the demand for our products and revenues. In addition, healthcare providers and facilities that use our equipment and dispense controlled substances are subject to regulations of the DEA. Their failure to comply with the DEA requirements, including the Controlled Substances Act and its implementing regulations, could reduce demand for our products and harm our competitive position, results of operations and financial condition. Pharmacies are regulated by individual state boards of pharmacy that issue rules for pharmacy licensure in their respective jurisdictions. State boards of pharmacy do not license or approve our medication and supply dispensing systems; however, pharmacies using our equipment are subject to state board approval. Failure of such pharmacies to meet different requirements from a significant number of state boards of pharmacy could also decrease their demand for our products and harm our competitive position, results of operations and financial condition. Similarly, hospitals must be accredited by The Joint Commission to be eligible for Medicaid and Medicare funds. The Joint Commission does not approve or accredit medication and supply dispensing systems; however, its disapproval of our customers’ medication and supply dispensing management methods, and our customers’ failure to meet The Joint Commission requirements could decrease demand for our products and harm our competitive position, results of operations and financial condition.

While we have implemented a Privacy and Use of Information Policy and adhered to established privacy principles, use of customer information guidelines and related federal and state statutes, we cannot assure you that we will be in compliance with all federal and state healthcare information privacy and security laws that we are directly or indirectly subject to, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, or HIPAA. Among other things, this legislation requires the Secretary of Health and Human Services, or the HHS, to adopt national standards governing the conducts of certain electronic health information transactions and protecting the privacy and security of personally identifiable health information maintained or transmitted by “covered entities,” which include pharmacies and other healthcare providers with which we may do business with.

In addition, we cannot predict the potential impact of future HIPAA standards and other federal and state privacy and security laws that may be enacted at any time on our customers or on our investors. These laws could restrict the ability of our customers to obtain, use or disseminate patient information, which could reduce the demand for our products and services or force us to redesign our products and services to meet regulatory requirements.

Our results of operations will fluctuate from quarter to quarter, which makes them difficult to predict.

Our quarterly financial results have fluctuated in the past and will fluctuate in the future. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	product quality issues or negative publicity about our products or services;

•	investments that we may make to acquire new assets or business;

•	changes in consumer preferences and discretionary spending;

•	debt service and principal reduction payments;

•	competitive pricing; and

•	variations in general economic conditions.

As a result of these factors, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year.

Risks Related to Conflicts of Interest and Interested Transactions

Members of our Board and our executive officers may have other business interests and obligations to other entities.

Neither our directors nor our executive officers will be required to manage our Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to our Company, provided that such activities do not compete with the business of our Company or otherwise breach their agreements with our Company. We are dependent on our directors and executive officers to successfully operate our Company, and in particular Mr. Santu Rohatgi. Their other business interests and activities could divert time and attention from operating our business.

We have not adopted any conflicts of interest policies other than the terms and conditions set forth in the employment agreements of the management, if any.

We do not have a policy that expressly restricts any of our directors, officers, shareholders or affiliates, including our manager and its officers and employees, from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct. We have not adopted any specific conflicts of interest policies other than the terms and conditions in the employment agreements of the management.

We expect continual related party transactions.

We expect continual related party transactions, or the Related Party Transactions, in which the amount involved in the transactions is material to our Company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence. Most of the related party transactions will be conducted through or by our former CEO, our only 20% shareholder, or the Control Shareholder, or other officers and directors, for the purpose of our business plans and goals. To the extent our affiliates or subsidiaries are also our related parties, contracts with our future subsidiaries or affiliates, or joint ventures may be deemed to be Related Party Transactions. In these Related Party Transactions, our management agreements for compensation from these related parties to us represents captive revenue for us, which is also to the benefit of shareholders.

Any contracts or engagements with any of our future subsidiaries or affiliates, or joint ventures shall be conducted and entered at arm’s length terms and conditions, similar to terms and conditions for similar services or activities by non-related parties, or at market value if available in the open marketplace, so that no Related Party we conduct business with is enriched to the detriment of our Company and any of our shareholders. Any agreements shall be at cost, with no markup by any of our affiliates from the terms and conditions rendered in any original contract or engagement.

DILUTION

Smart Rx Systems is offering up to $50,000,000 of the Company’s equity, of which $45,000,000 will be our Series REG A shares, and $5,000,000 will be our Class REG A shares. The Series REG A shares have an offering price of $10.00 per share, a Stated Value of $12.50 per share, and a Redemption Value of $12.50 per share. The Class REG A Offering Price is $10.00 per share.

In 2016, the Company issued an award of 8,000 shares of Class A Common Shares out of 30,000 reserved for future issuance by the Board in exchange for $82,000 of agreed services provided by the contractors under the Key Employee and Contractor Stock Purchase Plan dated 2015, or the KEY. The number of shares of stock and additional paid in capital for services may rise if either the proceeds of the Offering is insufficient to pay the cash portion of the compensation to the applicable contractors, or if they provide additional services after the date of this award. We expect five key contractors to split these 8,000 shares. According to the KEY, 10% of these shares may be converted into redeemable shares for redemption from either future offering proceeds or any other subsequent capital insertion event, subject to an election of the shareholder and the availability of funds as pro-rate redemptions overall.

In 2017, the Company issued an additional 500 shares of Class A Common Shares out of the remaining 22,000 shares reserved for future issuance under the KEY to ASG. In 2018, the Company granted, but did not issue, an additional 9,000 shares of Class A Common Shares out of the remaining 21,500 shares reserved for future issuance under the KEY to ASG to pass through to the applicable contractors at an appropriate time in the future. We will record the applicable capital insertions and conversions from payables due to contractors at the time of future issuance.

In 2018, the Company granted 27,399 shares of Special Series $1 Preferred to Mr. Sandeep Mathow and Mr. Swatantra “Santu” Rohatgi in exchange for a long-term deferral of cash salaries of $27,399. No Special Series $1 Preferred were issued during the fiscal year ended December 31, 2019. The potential issuance of the shares is contingent upon events which have not occurred and may never occur.

In the third and fourth quarters of 2018, in conjunction with issuance of 11,000 shares of our Series AA Preferred with a stated value of $12.60 per share, for the consideration of $110,000, we issued to our Founding Shareholders who are neither officers nor directors of the Company, an aggregate of 3,900 shares of our Class AA Common. In the 2nd quarter of 2019, we issued 900 shares of Class AA Common to our Founding Shareholders whom are neither officers nor directors. Concurrently, we issued an additional 2,500 shares of Series AA Preferred with a stated value of $12.60 per share for the consideration of an aggregate of $25,000 in cash to the aforementioned Founding Shareholders. The Class AA Common has the same features and conditions of convertibility and preemptive rights as all of our other classes of super-voting common stock, except that it has six to one super-voting rights and is therefore convertible upon the first applicable conversion events to six shares of Planned Listing Shares per share of Class AA. These shares were only issued in conjunction with the purchase of the Series AA Preferred, at a rate of 350 shares of Class AA Common, purchased at $0.0001 par value per share, for 1,000 shares of Series AA Preferred purchased by each shareholder, which is consistent in form and nature with our other issuances of classes of common stock in the past, and the common stock was rounded off prior to conversion to avoid odd-lots.

In the third and fourth quarters of 2018, we issued 30,000 shares of Preferred Series 2018 Special 8% Non-Voting, with an 8% dividend rate and no premium on the stated value, for the consideration of an aggregate of $300,000 in cash. The purchase price of $10 per share was determined by our board of directors. The stated value and redemption value are both $10 per share. None of these shares were issued to directors or officers.

In the fourth quarter of 2019, we issued a total of 25,000 shares of our Class A Super Voting Convertible Common stock, which were intended for key employees, contractors, and directors under the Key Plan, for the consideration of an aggregate of $2.50 in cash. Such stock has a par value and purchase price of $0.0001 per share, pursuant to awards granted to new directors and officers and key employees under the Key Plan. The purchase price of $0.0001 per share was determined by our board of directors at the time of the origination of the Key Plan. Such shares of stock have ten to one super-voting rights and ten to one conversion rights.

In the fourth quarter of 2019, we issued 25,000 shares of Original Common to our new President and Chairman of the board of directors, Mr. Swatantra “Santu” Rohatgi, for his promotion to these positions and for recognition of his value to the Company in his increased responsibilities. Pursuant to board of directors’ decision and our Key Plan, such shares were issued to him for the consideration of an aggregate of $2.50 in cash. Par value of the shares is $0.0001 per share, as well as credit of additional paid-in capital value subject to audit and therefore indeterminate at the time of issuance. The credit shall be added by journal entry after the audit is complete during the second quarter of 2021.

In the fourth quarter of 2019, the Company granted, but did not issue, 131,100 and 135,100 shares, respectively, of Special Series $2 Preferred to Mr. Sandeep Mathow and Mr. Swatantra “Santu” Rohatgi in exchange for a long-term deferral of that dollar amount of a cash portion of their salaries. No Special Series $2 Preferred have ever been issued to date. The potential issuance of the shares is contingent upon events which have not occurred and may never occur.

During 2020, the Company granted, but did not issue, 805,000 shares of Special Series $2 Preferred to Santu Rohatgi in exchange for a long-term deferral of that dollar amount of a cash portion of their salaries. No Special Series $2 Preferred have ever been issued to date. The potential issuance of the shares is contingent upon events which have not occurred and may never occur.

During 2020, we issued 32,500 shares of Series AA++ Non-Voting Preferred Shares, alongside of 6,500 Class AA+ Super-Voting Convertible Preemptive Rights, with the same features and terms as described above, for the same Series and Class of Shares, for $275,000 of cash, to Founding Shareholders. We also issued 1,250 Class A Key Plan Common shares to an employee in recognition of special achievement in 2020.

We received bridge loans from Founding Shareholders during 2020 due to Pandemic caused delays of initiating this Offering, of 160,000 in total, all of which are short term in nature in anticipation of this Offering. They range in maturity from 0-12 months from the date of issue to maturity from proceeds of this Offering, since the expected proceeds of this Offering, had the Offering been active during 2020 or earlier this year, would have already been available to us. Our uses of proceeds of these loans are for the same purposes as detailed in our Use of Proceeds of this Offering, described in the Section of same name in this Offering Circular, except that some loan proceeds are being used to overcome business conditions brought about by Pandemic related circumstances related to our personnel and facilities. Interest rates range on these loans, all secured by Promissory Notes, from _25_% to ___25%, which at the high end of the range are less than the premium on the current premium of the Series AA++ Non-Voting Preferred, and like the Preferred, we issue 300 shares of our Series AA+ Super-Voting Convertible Preemptive Rights Common for Par Value of $0.0001/share for each $10,000 lent or purchased in Preferred Shares at $10/Share. Like the Series REG A Preferred Shares, the Series AA++ Non-Voting Preferred are redeemable at the time of the Planned underwritten IPO/RPO.

Santu Rohatgi and Sandeep Mathow lent the Company approximately $2,861,193 in Bridge Loans cumulatively through December 31, 2020, and approximately $2,943,693 in Bridge Loans cumulatively through November 30, 2021. The terms varied from 0 months in maturity to loans that are payable when certain levels of cash flow or EBITDA are attained, with interest rate ranges on these loans, all secured by Promissory Notes, from 8% to 12%.

Our Directors received 8,250 Class A Key Shares in 2020 and 16,500 through November 30 of 2021, for their attendance at meetings or conference or video calls.

We needed the proceeds of the 2020 and 2021 stock purchases and loans due to the Pandemic’s delay of the Offering, since without the funding from the proceeds of this Offering, we could not expand to open a sufficient number of pharmacy Kiosks or Compounding pharmacies, as about eleven or twelve are required to be profitable and generate a positive cash flow, depending upon the number of referring physicians and other factors described elsewhere in this Offering Circular. In addition, despite our gains in sales over 2020 during the Pandemic, we lost approximately $1.2mm in sales in 2020, and over $3 million in sales in 2021 due to delays in obtaining funds from this Offering, creating inventory shortages as a result of a lack of funding while insurance payments were in process, and while this Offering’s fairness and Broker Dealer compensation levels were in review by FINRA from approximately February of 2021 through November 9, 2021.

Prospective Shareholders in the Offering may experience nominal dilution as a result of additional grants made under the KEY, as the number of shares granted would be de minimis versus our total outstanding shares after this Offering. See “COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS – Equity Incentive Plan.”

Prospective Shareholders who purchase our Offered Shares will suffer dilution from their purchase price. The following description calculates the amount of this dilution per share of Offered Shares as follows:

Book Value and Pro-forma Book Value

Based upon approximately 798,800 audited shares of super-voting common stock outstanding on December 31, 2020, our Board and management determined the pre-offering audited Book Value of our Company to be $2,293,538 cumulatively, or $2.87 per common share for the audited twelve-month period ended December 31, 2020.

Based upon 727,300 and 778,000 shares of super-voting common stock outstanding on December 31, 2018, and December 31, 2019, respectively, our Board and management determined the pre-offering audited Book Value of our Company to be $4,517,601 cumulatively, or $6.21 per common share for the audited twelve-month period ended December 31, 2018, and $4,192,443 cumulatively, or $5.39 per common share for the twelve-month period ended December 31, 2019.

After this Offering, if the Offering Amount is sold, we expect to have 1,337,500 super-voting common shares outstanding with approximately $6,894,038 in post-offering pro-forma net common equity, of which approximately $4,600,500 is attributable to the new common voting shares, so the resultant book value per super-voting common share would be approximately $5.15, an increase of $2.28from the book value per share prior to the Offering, or up approximately 44.27%. Current common voting shareholders are therefore enriched by this $2.28 per share increase in book value per share compared against their pre-offering book value per share, and new Class REG A common shareholders are therefore diluted $3.66 from their $10 purchase price; however, their shares are convertible at the events planned as described for convertibility in the Common Stock sections of this Offering circular on page [●]. In the case of the Class REG A Common shares with a five to one conversion rate, the Pro forma full dilution will mean that Post Conversion Class REG A Shareholders have 500 Converted Common Shares for each 100 Class REG A Common shares, the effect of which diminishes all dilution if the price of the 500 shares cumulatively are greater than the 100 shares purchased; or, their current purchase price equals a Post Conversion Pro forma price of $2.00 per share, instead of $10 paid for the Pre-Conversion shares. A Pro forma Post-Conversion price per share Listed on a National Exchange in excess of $2/share, or if the Company is sold for over $2/common share, eliminates any dilution on a fully diluted basis.

There are no options or warrants issued that convert or are exercisable within a year of the expected end of this Offering, which is a year after the Offering begins, or sooner if the Offering Amount is sold, or if we terminate the Offering sooner than selling the Offering Amount, except for 25,000 shares, convertible one for one into the common shares to be traded on the National Exchange if and when the stock is Listed as Planned. These are options issued five years ago to the Company’s Non-Related Board Advisors, that are eligible for exercise during or after this Offering. All other options either were designated or granted, but not issued, and do not become issuable until certain longer-term events take place, which are not expected within the next 18 to 24 months, and when issued carry other severe restrictions related to Company milestone events occurring prior to their being exercised. See page [●] related to the Options and Warrants.

After the Offering, if all $5,000,000 Class Reg A shares are sold, then Class Reg A Shareholders shall hold approximately 41% of the pro-forma outstanding voting common shares, while having contributed about 35% of the paid in capital.

From an accounting methodology perspective, Book Value excludes both the value of paid in capital attributed to preferred shares, as well as the number of preferred shares, in the calculation, and considers only the value of common stock paid-in- capital and the number of common shares issued and outstanding as of the record date of the calculation of Book Value. At the time of this Offering, the liquidation value of the Non-Voting Preferred shares vs. their collective collateral value status are dependent on the assets purchased, transferred or created with each Series’ proceeds or paid in capital, or a combination thereof, so the selling price of the Company in a shareholder approved sale or merger, a Listing on a national Exchange in conjunction with a future offering that produces proceeds to the Company, or liquidation value, determines the amount of collateral proceeds available for all the Series’ of Preferred’s.

The current Non-Voting Preferred Series of Shares, while collateralized as described in further detail on page [●] are not part of any dilution calculation, because they are never exchangeable nor convertible into common shares, whether the common shares are voting or non-voting, and therefore our Preferred shares are not part of the permanent equity of the Company. All of our Series’ of Preferred’s are only redeemable when either: (1) this Offering initiates redemptions of all of our Founders’ Preferred, or parts scheduled to be redeemed if this Offering does not receive enough proceeds to redeem all of the Founders’ Preferred and any amounts of scheduled Original Preferred; or (2) is redeemed in the sale of the Company or essentially all of its assets; or (3) is redeemed upon the liquidation or winding-up of the Company; or, (4) is merged with another company in a transaction which produces no cash for any Series of Preferred shares, but which event produces an exchange of the various Series’ into the common or preferred stock of the merged entity; or, (5) in the event that none of the events in (1) to (4) occur by the time the Company produces positive cash flow from its businesses, the Company must commence redemptions of its Series’ of Preferred Shares from cash flow, or redeem its Series’ of Preferred’s in the Planned IPO/RPO, or other financing event. While the exchange of shares, if ever, in another company could produce either voting or non-voting status of shares in that exchanged company’s shares, all the SRXS’s Preferred Series may not be exchanged for any other type of voting stock of the Company, only other Non-Voting Preferred shares. See the description of Preferred Shares on page [●].

None of our outstanding or authorized Preferred Shares of any Series are ever convertible into voting common shares; the remaining Preferred not otherwise scheduled for redemption hereby are not eligible for redemption at the end of, or before, or during this Offering, nor currently, nor are any warrants eligible for exercise, within a year of the end of this Offering, While the following is not a traditional treatment of Book Value or Pro forma Book Value Book Value, if the proceeds of the Amount of this Offering of the Series REG A Non-Voting redeemable preferred shares and the Class REG A Super-Voting common shares were included in the calculation per the combination of all voting common and non-voting preferred shares, the pro-forma outstanding Post- Offering capitalization would be approximately 1,337,500 cumulative pro-forma super-voting common shares, and after redemption pro-forma of $10,400,000 of all Founders’ Series of Non-Voting Secured Redeemable Preferred’s of approximately 514,691 shares of the Series A, Series A+, and Special Series 8%, as well as a scheduled amount of approximately 379,500 Original Series Preferred Shares, for a total redemption of 894,191 Series’ of Preferred’s, approximately 2,691,450 of all Series of Preferred Non-voting shares remain outstanding pursuant to the 2019 audit, and 2,723,950 remain outstanding pursuant to the audited 2020 Stock Equity table. When we add the 4,500,000 Pro forma REG A Preferred to that total of 2,691,450, for a cumulative Post-Offering Pro forma Non-Voting redeemable preferred stock outstanding at the end of this Offering total of 6,323,759 Preferred’s of all series, for a combined issued and outstanding total of 7,642,059 Post-Offering Pro forma cumulative shares of super- voting common and non-voting preferred stock. Therefore, if the Offering Amount is sold, the $46,005,000 total Post-Offering Pro forma available funds minus the $10,400,000 redemptions, results in a Pro forma Offering proceeds available of $35,605,000, and when combined with the 2019 audited Book Value of $4,192,443, results in a Non-Traditional Combined Pro forma Book Value of both common and preferred equity of $39,797,443.

With the Combined number of Pro forma Post-Offering Preferred and Common Shares at 7,642,059, the Combined number of Pro forma Post-Offering Preferred and Common Shares Pro forma Book Value per combined share is $5.27 combined share. This represents a Non-Traditional Pro forma Post-Offering Preferred and Common Shares Pro forma Book Value per combined share $4.73 dilution to the Non-Traditional Pro forma combined share price; however, since all the preferred is either eventually redeemed, or partially redeemed, and never dilutes the common shares whether the Company is liquidated under negative conditions, or sold in an arm’s length transaction, or if the shares are Listed without a concurrent offering, or merges, or conducts a successful Planned IPO/RPO, eventually the common stock traditional calculation is all that remains, and the dilution per common share would be the determinant. The non-traditional combined pro forma presentation above is for comparative reasons only. Also, the actual dilution and full dilution figures above in this section are not materially different when considering the value of the common stock in a traditional accounting presentation.

Applying this same non-traditional combined common and preferred share comparison to the audited 2018 and 2019 Book Values, based upon a combined total of 3,416,250 and 3,469,550 shares, respectively, of super-voting common stock and non-voting preferred stock outstanding on December 31, 2018 and December 31, 2019, respectively, our Board and management determined the pre-offering Book Value of our Company to be $1.32 per share for the audited twelve-month period ended December 31, 2018, if the preferred shares which are not convertible into voting common shares and which are not eligible for redemption at that time, or currently, were included in the calculation, and $0.8726 per share for the twelve-month period ending December 31, 2019, if the preferred shares which are not eligible for redemption at that time, or currently, were included in the calculation.

This amount does not represent the actual net equity value post-offering pro-forma basis.

Management believes that the capitalization by which they have financially structured the shareholders’ common voting equity, inclusive of conversion of their common shares at the different multiples per share, provides for less dilution to existing and new shareholders of this Offering compared to any other $50 to $75 million offering currently filed from any small issuer like Smart RX this year, and as such, believe that this is more equitable for existing and new shareholders from a structure basis.

USE OF PROCEEDS TO ISSUER

We estimate that the net proceeds from this offering will be approximately $23,002,500 if we raise 50% of the Offering Amount, and $46,005,000 if we raise the Offering Amount, after deducting Selling Commissions, Co-Manager's fees, O&O Non-Broker Dealer Compensation Expenses payable by us.

Set forth below is a table showing the estimated Company Paid Expenses and Selling Commissions and Fees and Expenses Payable to Co-Managers and the Selling Group, or Expenses payable to RIA’s, from gross proceeds, to result in our net proceeds available for use in our business. The actual Expenses may be different from that which is disclosed below, and we reserve the ability to alter the Expenses, in our sole discretion, if market conditions dictate as such, which would change the available proceeds to us.

		% of		% of		% of		% of
		Offering		Offering		Offering		Offering
Offering Amount	$50,000,000	Proceeds	$37,500,000	Proceeds	$25,000,000	Proceeds	$12,500,000	Proceeds
Gross Proceeds	$50,000,000	100%	$37,500,000	75%	$25,000,000	50%	$12,500,000	25%

Estimated Company Expenses(1)	$55,000	0.11%	$41,250	0.11%	$27,500	0.11%	$13,750	0.11%

Selling Commissions, Fees & Expense Reimbursements(2)	$3,940,000	7.88%	$2,955,000	7.88%	$1,970,000	7.88%	$985,000	7.88%

Total Net Proceeds Available to our Company	$46,005,000	92.01%	$34,503,750	67.01%	$23,002,500	42.01%	$11,501,250	17.01%

(1)Estimated Company paid Expenses included in Broker Dealer Compensation for Broker Dealer food, travel, and advertising allowances, as well as Due Diligence counsel and reports. Items not includable in Broker Dealer compensation for FINRA considerations include legal; accounting; printing; Company paid advertising; travel by Company executives; documentation archiving; word processing; marketing; transfer and disbursement agent; payment and escrow agents; blue sky compliance and state filings; FINRA filing. At the time of this filing, the Commission does not require filing fees to file a Form 1-A.

(2)Our Co-Managers will receive Selling Commissions of 5.50% of the gross offering proceeds, which it may re-allow and pay to selected dealers, an Underwriter and Co-Manager's fee of up to 2.20%, which it may re-allow and pay, in part, to participating broker dealers, and company Offering expenses for BD food, travel, and advertising allowance of 0.11% of the gross offering proceeds, which it may re-allow and pay to participating broker dealers. We will reimburse accountable expenses up to 0.18% of the gross proceeds from this Offering to our Co-Managers for fees or expenses paid to Selling Group members & RIAs.

With a portion of the proceeds from this Offering, we plan to redeem, some, if not all, of our Series A Preferred Shares, some of our Series A+ Preferred Shares and some of our Original Preferred Shares. At the time of our Planned IPO/RPO, we plan to redeem the Series REG A shares for a Redemption Value of $12.50 per share and the remaining Series A Preferred Shares, Series A+ Preferred Shares and some Original Preferred Shares, if at all. If we sell or liquidate our Company before we redeem any or all of shares of our preferred stock, we will redeem the remaining shares of preferred stock from the proceeds of the sale or liquidation prior to any distribution to shares of common stock.

In the event that we do not raise the total Offering Amount of $50 million, as described in the table below, we may proportionately scale back our planned operations expenditures as well as the redemptions of the scheduled shares of preferred stock, thus spending less, redeeming less, and growing slower until we can successfully implement alternative methods of capital financing, including inventory and acquisition credit lines.

NET PROCEEDS AVAILABLE TO OUR COMPANY	$46,005,000	$34,503,750	$23,002,500	$11,501,250
VARIABLE COSTS	100%	75%	50%	25%
Acquisitions of Pharmacies/Licenses for relocation to Point-Of-Care at $250,000 Each
Number of Pharmacies	73	54	37	20
ACQUISITIONS OF PHARMACIES/ LICENSES	$18,250,000	$13,500,000	$9,250,000	$5,000,000
Cost of securing all licenses BY SRXS at $200,000 Each
Kiosks Inventory Reserve Credit Line at $128,000 Each
Number of Pharmacies	73	54	37	20
TOTAL RESERVE CREDIT LINE COSTS	$9,344,000	$6,912,000	$4,736,000	$2,560,000
Capital Turnover Reserve per Kiosk Average until Stabilization at $25,000 Each
Number of Pharmacies	73	54	37	20
TOTAL CAPITAL TURNOVER RESERVE	$1,825,000	$1,350,000	$925,000	$500,000
TOTAL VARIABLE COSTS	$29,419,000	$21,762,000	$14,911,000	$8,060,000
NET PROCEEDS AVAILABLE TO OUR COMPANY	$46,005,000	$34,503,750	$23,002,500	$11,501,250
BALANCE FOR CORPORATE & SUPPORT	$16,586,000	$12,741,750	$8,091,500	$3,441,250
FIXED & SEMI-FIXED COSTS	100%	75%	50%	25%
Accounting Support & Auditors at $75,000	$325,500	$241,500	$164,500	$87,500
Corporate Sales & Management	$2,830,000	$1,960,000	$1,200,000	$750,800
Offshore Office Purchases for Licensing, Legal Accounting, Web Support; Includes Personnel, Equipment & Software; Communications; at $75,000	$255,500	$189,000	$129,500	$70,000
IT Support & Technology Development at $115,000	$115,000	$115,000	$115,000	$0
Domestic Product Marketing	$1,290,000	$1,140,250	$459,500	$200,950
Redemptions to Founding Shareholders	$10,400,000	$7,800,000	$5,108,000	$2,200,000
IPO Reserve	$1,000,000	$1,000,000	$700,000	$0
Shareholders’ Liaison, PR, IR	$130,000	$116,000	$95,000	$42,000
Legal, Filings, Reports, Transfer Agent at $100,000	$240,000	$180,000	$120,000	$90,000
Sub Total	$16,586,000	$12,741,750	$8,091,500	$3,441,250
TOTAL FIXED & SEMI-FIXED COSTS + VARIABLE COSTS	$46,005,000	$34,503,750	$23,002,500	$11,501,250

Since each new Kiosk we install requires some on-site renovations or improvements to its location within a building, we have included AVERAGE COSTS PER KIOSK in the UOP above.

We intend to obtain a commercial medications and pharmaceuticals inventory line of credit applicable to the number of Kiosks we install as projected in the table above, and therefore have included an inventory equity reserve amount to comply with expected covenants in the terms of the credit arrangements. The figures above budget a 100% of cost in cash to carry inventory assuming 2.5 to three turns per month average inventory per Kiosk, so that the reserve percentage after the line of credit seasons over the first year of its duration will far exceed the lending requirements for medications inventory lines of credit.

At the approximate $30 million to $50 million levels of gross Offering proceeds, we intend to hire a new CEO; a CFO replacement for our CFO, Frank Waters, who passed away September 21st, 2020; a new Chief Operations Officer (COO); a new Chief Marketing Officer (CMO); a new Director of Human Resources, retain our President, and the proceeds budgeted above includes approximately 18 months of that payroll. At the levels of $25 million and below, we intend to retain our President, replace our CFO, and hire a new COO and CMO, and the proceeds budgeted above includes approximately twelve months of that payroll.

As we grow geographically into additional states, our new Back Office operations and licensing, administrative legal for the heavy load of documentation and updating for our licensing in multiple states, our WEB support and Kiosk Support software and integration systems will be housed in an India based subsidiary to service the needs of our Retail and Compounding Pharmacies, On-Site Kiosks, future Remote Kiosks, Mail Order Operations, and MedSpas®.

As each of our current and contract Kiosks and Smart Rx MedSpas® increase sales, our cash flow from operations strengthens. To augment our current cash flow and depending on the gross proceeds from the Offering, our planned growth strategies will include some or all of the following: Acquire national mail order licenses and operate in most, if not all states; acquire or newly license a lesser number of regular Kiosk installed pharmacies and non- Kiosk formulating pharmacies in multiple states; secure multiple Kiosk contracts, by either contracting with the new contract entities the initial ownership of inventory, or arranging inventory finance lines of credit in different states, to stock the initial inventory; continue penetration of single Kiosk contracts in the offices or buildings of multi-physician practices; expand into medical office buildings and other types of medical facilities; expand into chain stores; expand the number of distributors in more states to market our services; build out and finish development of our Smart Rx MedSpas® service and product lines, subject to further capital available since each one is a separate potential profit center and provide for ad hoc developments and acquisitions.

If we were to raise $10 million in gross proceeds from this Offering, we could implement a moderate expansion of our planned growth strategies and experience growth and positive earnings before interest, taxes and amortization, or the EBITDA, and earnings within [•] months. If we were to receive less than $10 million in gross proceeds from this Offering, we would be able to enhance our current operations and pursue a more modest expansion of our planned operations.

If we were to raise $5 million in gross proceeds from this Offering, we would be able to install approximately ten to fourteen micro pharmacies Kiosks but would not be able to acquire very many existing pharmacies.

DESCRIPTION OF OUR BUSINESS

General

Smart Rx Systems, Inc. is a Florida C corporation incorporated in 2013 by our initial founder, Mr. Sandeep Mathow. It is a technology and management company with custom and proprietary technologies which provides pharmacy related services at the Point of Care (POC) via the Kiosk, a registered trademarked automated medication management system that dispenses medication-on-demand. Our Kiosks dispense medication on demand at the POC utilizing a proven robotic prescription dispensing system platform interconnected with our proprietary software and hardware modifications, to overcome the risks, costs and time of development and manufacturing of an entirely new technology device. The functions our Kiosk and its software provide include prescription verification, insurance verification, counting pills, identifying, and verifying that each pill is the right pill to place inside each vial of that prescription being filled, reimbursement, labeling, printing medication instructions, and consulting with an on-site fully Licensed Pharmacist and/or pharmacy technician, or a remote Licensed Pharmacists by live video through a private patient to Pharmacist conversation audio feed.

Our technology was designed and developed to provide access to a live pharmacist for counseling and medication therapy management on site, or via interactive audio-video conferencing technology in the Kiosk, as well as mail order prescriptions as a follow-on service to customers in Florida and Texas.

Our Kiosks have performed, in real time under normal operating conditions for pharmacies filling prescriptions for patients, for over four (4) years, inclusive of all functions of filling, dispensing and recording prescription insurance coverage for patients, taking payment for prescriptions, in every day utilization, in eight (8) different commercial test and contract locations, in less time (30 to 90 seconds on average, depending upon the quantity and size of the pills) and less cost (without human interaction until a pharmacist or pharmacist technician rechecks the vial contents filled by the Kiosk, and the label printed by the Kiosk), while achieving a degree of accuracy that is unachievable by similar human endeavors. This is largely due to the consistency of the software and the strength, repetitive precision and agility of the robotic arm, that in a comparison over a long period of time with the same functions performed by humans, are simply better performed by robotic repetition, avoiding the natural prevalence of human errors, and freeing up time for Pharmacists and pharmacy technicians to perform tasks for which human interaction is required, such as interacting with patients and answering their questions in real time, providing them with professional advice and the benefit of their experience.

Management believes that using robotics to improve and consistently maintain patients’ experiences at, or remotely, with a pharmacy and its staff, is the first way of building patient loyalty to its brand.

The typical chain or independent retail pharmacies’ most simple and required standard functions, are: (1) finding prescriptions in the system, or in scores of small bins on horizontal shelving to ascertain if that patient’s prescription has already been filled (and hoping that it hasn’t been placed in the wrong bin, which could mislead the technician or pharmacist to repeat the filling of the prescription), or taking a paper prescription from a patient and waiting while the technician performs most of the remaining functions immediately following this statement; (2) checking the inventory screen of their internal system to ascertain if there is sufficient inventory to fill the prescription; (3) cross checking the insurance coverages, or Medicare if applicable; (4) performing the comparison, if applicable, of other drugs that the patient is taking to determine compatibility with the current prescription; (5) and then informing the patient when the prescription can be filled and picked up (very often the patient must return a second time to have the prescription dispensed.

When errors are made at retail pharmacies, those errors create consequences in which the pharmacy is typically out of compliance with U.S. FDA and other federal and state regulations.

Our SmartRxKiosks™ are in full compliance with U.S. FDA and other federal and state regulations. Over the past years of our tests and commercial operations, all our revenues from operations have been earned, accrued and collected in Florida and Texas. All the assets we currently own are resident in Florida and Texas. We installed Kiosks in Texas and Florida during 2017-2018. We moved some Kiosks to our new locations in Clermont, Florida, Winter Haven, Florida, and Lakeland, Florida in 2019, but we have not installed any new Kiosks in these or other new locations in 2019, 2020, or 2021, while we awaited proceeds of this Offering to expand our Kiosk operations.

As of the date of this Offering Circular, the Company is operating two fully licensed Pharmacy locations with a Kiosk in Florida, while the other three locations in Florida, after their test or commercialization periods, are awaiting either the proceeds of this Offering, or potential institutional financing undertaken in process at the time of this filing. We also plan to move the two Texas commercially tested and operated Kiosks, from Texas to new fully licensed Pharmacy or satellite “Micro-Pharmacy” locations in Florida, and either sell the two Texas licenses, or move them to different locations in Texas.

We tested the newly legislated Micro Pharmacy concept in 2021. The Micro Pharmacy concept is permitted to date in Florida and six (6) other states, where using an “Enterprise Pharmacy” software would allow seven (7) Micro Pharmacy locations to operate. Each Micro Pharmacy, also referred to as “satellites”, would be remotely managed by the Pharmacist at the Fully Licensed “Parent” Pharmacy using audio-video technologies, but fully staffed with registered Pharmacy technicians at all hours of operation and interaction with patients. We have pioneered all the proprietary and interfacing Enterprise software for our specific needs and are ready to expand as soon as the capital from this Offering or the potential institutional placement occurs.

We can install our Kiosks in new Micro Pharmacies, staffed by rotating and backed-up pharmacy technicians within days, once a location is ready for our Kiosk hook-ups to electricity, internet and phone lines, to operate effectively under the Parent Pharmacy’s DEA and state licenses, with only location licenses required for each separate satellite location. This will reduce costs on average, per pharmacy location, vs. separately licensing or acquiring each licensed pharmacy, by $300,000 to $500,000 per pharmacy, depending on location and size of physicians’ practices or medical office building (MOB) internal location differences, and inclusive of: (1) license acquisition or pharmacy acquisition purchase costs, which is the largest cost savings for each satellite, as each previously cost at least $150,000 to license by application to up to $400,000 to purchase an operating small or recently closed pharmacy; (2) one-seventh of the costs of wages; (3) reduced Micro-Pharmacy inventories levels; (4) software savings and hardware reduction; and (5) other daily operating efficiencies. We can open these Micro Pharmacies in as little as one hundred square feet of space by law, but we expect that most if not all will be larger by 50% to 100% of the legal minimum, as each physician’s or building owner’s or small retail store’s owner’s layout and pedestrian patterns, will have preferences and design mandates which, based upon our experience to date in placing fully Licensed Pharmacies in similar locations, tends to indicate that the size of the space in which the patient interacts with the Pharmacist and/or pharmacy technician should feel comfortable for the patient, not cramped.

The Micro Pharmacy legislation in Florida has provided SRXS with advantages that didn’t exist prior to this new law, which is especially timely and economically advantageous news for our potential new shareholders in this Offering, as we should be able to open approximately 248 more pharmacies with the same net proceeds of approximately $46mm than we anticipated prior to this legislation becoming effective. Unfortunately, this legislation is not yet passed in Texas, and therefore other than our existing two pharmacy licenses there, we don’t plan on expanding in Texas in the near future unless Texas passes Micro Pharmacy laws similar to the existing seven (7) states.

It is in our best interest to open as many Parent pharmacies and their surrounding Micro Pharmacies in Florida, in both primary and secondary markets, as capital availability permits, including for diversification, the other states where Micro Pharmacies are permitted. Florida is a very large state both geographically and in population, as well as diverse in its population age, races, and US citizens vs. immigrant or non-resident alien make-up. The convenience and competitiveness of our services and products’ availability at the site of care, mitigates to a degree what we believe may be perceived as undue concentration for a developing and growing company like SRXS, to be expanding with such focus solely on Florida. Management nonetheless believes that the concentrated expansion within Florida, as compared to the number of currently contemplated new Pharmacies with Kiosks to be added from pro forma projected proceeds of this Offering or any potential institutional placement received by SRXS, as a whole compared to the markets available, and the size, distance and diversity of those markets, is less risky than smaller, less populated and less diverse states.

Therefore, we also intend to acquire pharmacies and licenses and open Micro Pharmacies located in the other states that have passed, or will pass, Micro Pharmacy laws, to diversify our risk of concentration in just one state, and to initiate a more widespread acceptance of our technology advantages. We expect that in the long term, there will be a consistent flow of licenses and pharmacies in our target markets for acquisition, operation and expansion, which will likely enable us to continue our platform in the foreseeable future.

Management believes that the passage of the Micro Pharmacy legislation in Florida affords SRXS the opportunity to become potentially profitable with fewer pharmacies, more rapidly, and at lower initial opening costs than at any time in our past. Given the delays we have incurred and suffered in bringing this Offering to market over the last two and a half years, such news is certainly positive for our existing shareholders, and we hope should be encouraging for our future shareholders.

We expect that more states will add similar laws in the near future.

We plan to open an e-commerce website to sell minor related durable goods and over the counter medicines in order to increase revenues and increase our customer base. Some OTC (non-prescription) medications may be added to our Kiosks if they are preferred by certain physicians to be part of the inventory items within our Kiosks at any given location.

Our Subsidiaries

In April 2016, we acquired 100% interest in a Florida licensed pharmacy, Choice Meds USA, Inc., as a subsidiary wholly owned by Smart Rx Systems, and we have operated it ever since. In 2016, we transferred 2% of the equity of Choice Meds USA, Inc. to a non-related physician in lieu of a contribution of $25,000 in cash. In 2019, we repurchased the 2% interest and moved this pharmacy to a new location in Winter Haven, Florida.

In May 2016, we incorporated Smart Rx Pharmacy, Inc. in Florida, which is a subsidiary wholly owned by Smart Rx Systems. As of the date of this Offering Circular, DEA license for Smart Rx Pharmacy, Inc. has been approved and will open shortly after funds are available.

In May 2017, we acquired Vista Specialty Pharmacy, LLC., from Vista Clinical and Diagnostics, LLC, which is one of our founding common shareholders. Vista Clinical and Diagnostics holds less than 1% of our Class A Common Stock.

In 2018, we acquired two additional pharmacies, both in Tyler, Texas. We purchased SavRX Pharmacy in February 2018 and Care First Pharmacy in May 2018. One license for one of the pharmacies has been physically transferred to a new pharmacy in a physician group practice in Tyler, Texas, and the other license is a brick and mortar pharmacy, both of which are fully operational. We have also procured all licenses for an additional pharmacy which we plan to physically transfer to a new location in Texas after funds are available. All of our pharmacies are wholly owned by the Company. We have received all regulatory approvals required for all pharmacies we have physically transferred in the past, and we will continue to do so for any pharmacies transferred in the future.

In April 2018, we purchased STARx Pharmacy in Leesburg, Florida, which has been moved to a new location in Clermont, Florida where it is currently operating.

Operation of our Business

We have partnered with a GAPRM, ScriptPro, who manufactures the Kiosks, leases the machines directly to our healthcare provider clients after they sign a contract with us, installs their portion of the equipment, and maintains their portions of all Kiosks, which provided us with a rapid entry into the market. This process allows our healthcare provider clients to have a working Kiosk ready to accept its first prescription within a month after signing a contract with us.

Product and Service Overview

Our Products

Our Kiosk is a complete “Pharmacy-in-a-Box”, which is an entirely automated system with override capability to manually control the dispensing of medication by our pharmacists. It has the capacity to dispense 225 different types of medications from separate dedicated automated bins automatically, each of which holds approximately 70 typical prescription fulfillments, totaling approximately 15,750 prescription and OTC medications. Medicines not inside the Kiosk are fulfilled manually by the pharmacist, as needed, because our Kiosks at this time can only inventory 225 different drugs. All other drugs are inventoried on the pharmacy shelving and dispensed manually.

Our proprietary system features include automated pill counting, live video conference with a licensed pharmacist, barcode reader, biometrics, facial recognition, backend data collection, automated vile capping, automated labeling, medication image capture, automated climate control and automated remote insurance processing. Our Kiosk enables patients or physicians to access to our 24-hour pharmacists as well as retail pharmacies almost everywhere, extending the reach of traditional retail pharmacies without the limitation of time, distance, language or costs of traditional brick-and-mortar pharmacies.

ScriptPro inventory management software is only “inventory related” because it only manages the total inventory inside each ScriptPro kiosk. Our proprietary software and functionality apply other functions such as database software, patient management software, dispensing software and insurance payment software and more, not found in Script Pro’s equipment. The user interface is not the only feature the Company added to the ScriptPro product. All of the proprietary features added, including the video-conferencing with a live pharmacist which came from the Company’s proprietary interface, work together to combine seamless customer interaction.

Our Kiosks are currently installed at the POCs to provide convenience to patients. Physicians send the prescriptions electronically to our Kiosks. When the prescriptions are received at the Kiosks, they will be verified and processed by on-site technicians or pharmacists located at the Kiosks or remote technicians, and the prescriptions will be automatically filled, verified and dispensed in approximately two minutes. All users of our Kiosks contract with us for our services for fast, easy and competitively priced fulfillment of patients’ prescriptions or directed non-prescription medications like OTC and vitamins. The main terms of the contract for such services involve what, how, when, where, how much and how many medications we stock within the Kiosk, who will assist the patients at the Kiosk as they retrieve their medications and what directions and follow-up we will provide.

As each of our locations operate as a fully licensed pharmacy, we are required to adhere to federal and state guidelines in all respects, including those related to security of our Kiosks, patient information and inventory. Our Kiosks include reinforced glass doors which are strengthened with perforated metal, which partially conceal drug stock and deter break-ins. Further, the internet connection of our Kiosks will be behind a firewall and customers will only have access to the central user interface on the display2. The patient information is secured off-site and backed up off-site, through SRXS fire-walled software, as also required by similar federal and state guidelines. See “Government Regulations – Healthcare Related Regulations.”

2 ScriptPro CRS 225 Fact Sheet: https://assets-global.website-files.com/5e9726a182e4d42d25469d39/5f089d103af6651637d404be_ScriptPro_Robot_CRS_225_Product_Sheet_CRS_225.pdf

Our Kiosks are leased or purchased directly from ScriptPro or its affiliates by physicians or medical facilities, and all the medications are bought and owned by the Company or Company-controlled medical facilities. The physicians or medical facilities then hire us for both recurring and one-time fees to operate, manage and perform all pharmacy related services and activities at the POCs. Each POC location has one or more of our Kiosks, pharmacy management software, a licensed pharmacy technician and some remote licensed pharmacists to verify prescriptions and provide counseling to the patients via video conference when requested.

Standard retail and other non-traditional pharmacies can also include a Kiosk. The Company believes that the Kiosks can reduce the operating costs of a pharmacy and provide efficiencies to the dispensing processes.

Current Kiosks in doctors’ offices

Our Services

Kiosk Installations. With the advent of Micro Pharmacies and the proceeds of this Offering, we plan to acquire 17 existing Licensed Pharmacies and apply for 10 additional new licenses, all of which will become Parent Pharmacies, whereupon each such Parent Pharmacy will have a Kiosk installed. These 27 new Parent Pharmacies, in conjunction with the 4 Florida pharmacy licenses we currently own, will allow us to expand to 7 times the 31 total Florida Parent Pharmacies, which cumulatively, when including the two Texas Pharmacies that are being moved or sold, equals 254 pharmacies. The Micro Pharmacy additions adds 248 total new Pharmacies. All of the Micro Pharmacies can be opened within days of readiness of each site of each for installation of our Kiosk, once the Parent pharmacies are fully licensed and operating. We plan to train new pharmacists and pharmacy technicians in an efficient time span prior to each opening, utilizing our existing Florida locations. This expansion requires a few regionally placed sales and marketing professionals, as well as targeted project teams, to expeditiously determine the viability and economic feasibility of each site where pharmacies and their 7 satellites are to be located, all within a 50 mile radius of the Parent, to ensure maximum potential market share penetration. Our manufacturing partner has discussed our plan with us and can rapidly provide our hardware and Kiosks to coincide with our new contracts and pharmacy openings, ensuring our supply of Kiosks on a timely basis.

Mail Order Pharmacy. Each Parent Kiosk in the POC where we are licensed has the capability of mailing refills to patients to increase patient adherence to the routine and regimen of their medication and preserve patient benefits, and also increase physicians’ confidence that their instructions are followed. These refills by mail can also increase our sales and revenues for the prescribing physicians. We are currently able to provide mail order prescriptions as a follow-on service to customers in Texas and Florida. We plan to purchase, with the proceeds of this Offering, if any, a national pharmacy licensed to dispense prescriptions by mail in all states of the U.S.

Research and Development

We expect to continue to conduct research and development related to our interfaces and remote applications, and further penetration within the on- site locations we serve, which may include feasibility studies for specific future locations. We may modify our research and development plans due to velocity of our growth.

Supplier and Quality Assurance

Kiosks

We rely on a GAPRM, ScriptPro, who manufactures the Kiosks, and leases the machines either directly to the healthcare providers, or to us, as applicable, as well as install and maintain their portions of the Kiosks. ScriptPro is our only supplier of Kiosks by exclusive contract. Pursuant to the exclusive agreement, we shall not use any other manufacturer while they shall not use any other POC, interface or on-demand system.

The Company and ScriptPro entered into a Kiosk Manufacturing and Support Agreement on March 21, 2014, or the ScriptPro Agreement, and an amendment to the ScriptPro Agreement on May 22, 2015, or the ScriptPro Amendment.

Material terms of the ScriptPro Agreement include:

•	ScriptPro is in the business of designing, manufacturing, selling and providing support for a wide range of pharmacy automation hardware and software products and systems, including robotic prescription dispensing systems, workflow systems, and management systems for pharmacies (“ScriptPro’s Products and Systems”).

•	Since November 2012, ScriptPro and Smart Rx Systems have been working together on proposed integrations and modifications of certain of ScriptPro’s Products and Systems to produce a robotic prescription dispensing system to dispense prescriptions to patients in physician’s offices.

•	The physical embodiment of the Kiosk shall consist of a robotic system, wholly owned and manufactured by ScriptPro. The User Facility shall be manufactured and integrated with the CRS by ScriptPro pursuant to plans developed jointly by Smart Rx Systems and ScriptPro.

•	The Customer User Interface shall be developed jointly by Smart Rx Systems and ScriptPro.

•	The Kiosk is designed to maintain an inventory of prescription medications and ancillary products (the “Drugs”) in the office (the “Customer Site”) of a physician or group of physicians (the “Customer”) in order to dispense Drugs to patients of the Customer (the “Patients”) at the Customer Site in accordance with prescription orders produced by the Customer consistent with its active medical license(s).

•	Smart Rx Systems and/or its associates shall employ pharmacists duly licensed and authorized by the applicable governmental authorities to provide professional pharmacy services to Patients at the Customer Site via remote support facilities incorporated into the Kiosk. Smart Rx Systems shall enter into an agreement with the Customer to provide such services. Smart Rx Systems shall indemnify and hold harmless ScriptPro for any and all liability relating to Smart Rx Systems’ responsibilities under section 6 of the Agreement and shall defend ScriptPro against any related litigation or other disputes and pay all related damages, expenses, attorney fees, or other costs.

•	A Customer shall obtain an individual Kiosk unit (a “Unit”) directly from ScriptPro under a rental or purchase agreement entered into between the Customer and ScriptPro. The Customer shall be responsible to make payments to ScriptPro under the terms of the Customer Acquisition Agreement.

•	A Unit placed at a Customer Site shall be supported by ScriptPro under a “Customer Support Agreement” entered into between the Customer and ScriptPro. The Customer shall be responsible to make payments to ScriptPro under the terms of the Customer Support Agreement.

•	“Territory” shall mean the United States and any other country where ScriptPro has installed one or more Units.

•	Customer User Interface has been developed by Smart Rx Systems. All or parts of the Customer User Interface developed by Smart Rx Systems may be incorporated or communicate with the robotic dispensing system and the Pharmacy Management Software (PMS) which currently are an integral part of the Smart PharmAssist™.

•	Smart Rx Systems shall retain and own all intellectual proprietary rights in all hardware, software, systems, patents, copyrights, trademarks, and all other material and intellectual property and know-how developed and paid for by Smart Rx Systems to create the Customer User Interface that will be integrated into the Kiosk. Furthermore, Smart Rx Systems hereby grants ScriptPro a non-exclusive right and license to use all technology associated with the Customer User Interface for any purpose other than as prohibited by the ScriptPro Restrictions to the extent they are in effect.

•	Smart Rx Systems and its affiliates shall be solely responsible to obtain “Orders” for Units from Customers.

•	Unless specifically permitted by Smart Rx Systems under a separate written agreement with ScriptPro, for as long as Smart Rx Systems meets all of its obligations set forth in the Agreement, ScriptPro shall not provide Units, or any products that are substantially similar to the Kiosk, for use within the Territory other than pursuant to Orders received from Smart Rx Systems. It is further agreed that, if Smart Rx Systems fails to meet any of its obligations under the Agreement, the aforementioned restrictions shall have no further force or effect.

•	Smart Rx Systems shall conduct sales and marketing activities promoting the sale or lease of Units to potential Customers.

•	ScriptPro shall be the exclusive manufacturer for the Units, the exclusive provider of the Kiosk Software to be installed on the Units, and the exclusive provider of Customer Acquisition Agreements. Smart Rx Systems shall be the exclusive provider of the Customer User Interface, its software, its hardware, its services to pharmacies, customers of Smart Rx Systems.

•	ScriptPro shall brand the Units with both the “Smart PharmAssist™” logo and the standard “ScriptPro” logo.

•	ScriptPro shall also provide to Smart Rx Systems, at one or more Smart Rx Systems support centers and under one or more separate agreements with Smart Rx Systems, pharmacy management system hardware and software along with capabilities for such pharmacy management system hardware and software to connect to Units operating at Customer Sites in order to enable Smart Rx Systems to provide professional pharmacy services to support Customers and Patients using the Units at such Customer Sites.

•	In the event there are changes in laws or regulations that affect the Kiosk or its use, both parties will work together and make reasonable efforts to develop modifications to the Kiosk and/or the Kiosk Software to bring them into compliance. Each party would bear its respective cost of developing such modifications. If modifications are determined to be feasible, ScriptPro shall offer to implement the modifications on Units’ operating Customer Sites with implementation costs to be charged to the Customers.

•	American Arbitration Association is the arbitration forum.

Material terms of the ScriptPro Amendment include removing the Minimum Sales Volume section and certain pricing definitions and changes.

Inventory

Once a pharmacy acquires applicable licenses, the Company may purchase from any supplier of pharmaceuticals, devices and supplies. The Company purchases its inventory from national pharmaceutical suppliers and other supplies’ vendors who can service the Kiosks installed in physicians’ offices as well as Kiosks installed in the current or future retail formulating pharmacies, in all states in which we now operate, or in the future will operate.

Method of Distribution

We will maintain our rights to market and distribute ourselves when we contract with distribution companies, even if we may grant a distribution company an exclusive territory. In the state of Texas, we have contracted with a specialized distributor. It has exclusive distribution rights for our products and services in Texas, while we continue in-house distribution activities. We intend to use some of the proceeds of this Offering to expand to other distribution channels, including adding more contractual relationships with distributors. Management will continue to call upon large multi-Kiosk potential customers.

Marketing and Advertising

We have used our directors, officers, contractors and our contractual relationship with currently one third-party distributor to market our products and services to prospective physicians’ group practices and other medical or retail enterprises. Some of the proceeds of this Offering are planned to be deployed to hire additional marketing and sales personnel after we provision the software and hardware which are expected to be purchased.

Comparisons to our Competitors

We are currently unaware of any developers of competitive technology in the POC physician dispensing robotic environment and also targeting on-site patient pharmaceutical on-demand medication dispensing systems like us. But in the near future, especially if we are successful with this Offering, we expect more competitors to enter this domain.

Due to the nature of our business model, our risks of operation are more limited than the operating companies developing robotic machines. As a result, our income streams and participations in any future profits of Kiosks and mail orders, if any, are more segregated from the direct risks of equipment technology development.

The amount we can spend on marketing our products and services is dependent upon the growth rate of the number of our Kiosk installations, their relative revenue and profit growth, and the amount of proceeds we achieve in this Offering. The budget for our marketing endeavors may be lesser or greater based upon these variables, which will limit or expand our competitive posture accordingly.

Our Intellectual Property

We have developed several patentable custom proprietary technologies, systems and models during the buildout of our custom proprietary business models and operating systems, which we maintain under strict confidential procedures. We believe, and in accordance with the advice from our patent counsel, that filing patent applications with U.S. Patent Office now may disrupt the proprietary nature of our operating technologies and models and expose us to risks related to other new product models about to be commercialized. We intend to apply for patent protection at a later date when the Company deems appropriate.

We have applied and expect to apply for more trademark registrations from time to time. We rely on a combination of proprietary information, non-competition and arbitration agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark laws and copyright laws to protect our proprietary rights.

We currently hold various domain names relating to our brand, including smartrxsystems.com.

Employees

Our employees are at the heart of our business. As of the 2020 audit, we employed approximately 18 full-time employees. In addition to the 18 employees, we also employed two part-time employees or contractors and one full-time contractor. Since then, the availability of the Micro Pharmacy laws in Florida and other states have afforded SRXS the opportunity to utilize our proprietary systems and software in conjunction with Enterprise model software, which will allow us to open seven Micro Pharmacies for each fully licensed Parent pharmacy. All the pharmacies irrespective of whether it is a Parent Pharmacy or a Micro Pharmacy will be manned, where each Parent Pharmacy will will need a Licensed Pharmacist at all times, plus most times, at most locations with sufficient volume of prescriptions, a pharmacist technician; and where the Micro Pharmacy would deploy rotating fully licensed pharmacy technicians. All the Micro Pharmacies shall be managed remotely using audio-video communication technology and enterprise pharmacy software. For the first fourteen (14) Parent Pharmacies acquired or newly opened, we will require fourteen (14) Licensed Pharmacists and seven (7) to fourteen (14) licensed pharmacy technicians, depending upon geographic locations, size of physician’s practices, number of prescribing physicians within a medical office building or complex, types of specialties of practices, and other factors. We will also require one or more Pharmacists to rotate between our Parent pharmacies to fill in for Pharmacists who are not working certain days. Pharmacies located within a Physicians’ Practice office space will be open only when that Practice is open for its patients, whereas pharmacies in Medical Office Buildings and other more traditional locations would be open during hours competitive with the geographical areas’ norms. The number of days and hours per day a Pharmacy is open, whether it is a Parent or a Micro Pharmacy, will to some degree affect the number of Pharmacists and Pharmacy Technicians we will employ, which is not completely determinate at the time of this filing. Within one year of each opening, all Parent Pharmacies could be producing sufficient numbers of daily prescriptions to fulfill to require at least a full time technician or more at each Parent in addition to each Pharmacist.

Government Regulations

Companies engaged in healthcare and technology related industries are subject to extensive regulations by various government agencies pursuant to statutes, rules and regulations.

Healthcare Related Regulations

The manufacture and sale or lease of our products are not regulated by the FDA or the DEA. However, our current products, and any future products, may be regulated by these or other federal agencies due to future legislative and regulatory initiatives or reforms.

In addition, healthcare providers and facilities that use our equipment and dispense controlled substances are subject to regulations of the DEA, including the Controlled Substances Act and its implementing regulations.

Pharmacies are regulated by individual state boards of pharmacy that issue rules for pharmacy licensure in their respective jurisdictions. State boards of pharmacy do not license or approve our medication and supply dispensing systems; however, pharmacies using our equipment are subject to state board approval.

Also, hospitals must be accredited by The Joint Commission to be eligible for Medicaid and Medicare funds. The Joint Commission does not approve or accredit medication and supply dispensing systems; however, its disapproval of our customers’ medication and supply dispensing management methods, and our customers’ failure to meet The Joint Commission requirements could decrease demand for our products and harm our competitive position, results of operations and financial condition.

We have implemented a Privacy and Use of Information Policy and adhered to established privacy principles, use of customer information guidelines and related federal and state statutes, such as HIPAA. Among other things, this legislation requires the HHS to adopt national standards governing the conducts of certain electronic health information transactions and protecting the privacy and security of personally identifiable health information maintained or transmitted by “covered entities,” which include pharmacies and other healthcare providers with which we may do business with.

In addition, future HIPAA standards and other federal and state privacy and security laws may be enacted at any time on our customers or on our investors, which could restrict the ability of our customers to obtain, use or disseminate patient information, and adversely affect the demand for our products and services or force us to redesign our products and services to meet regulatory requirements.

The Company is not separately required to obtain an FDA approval for the use of ScriptPro kiosks, as modified by the Company’s proprietary technology. Licensed pharmacies, not any devices, are responsible for such features as accuracy, counting, non-contamination or interaction with other medications, labeling, etc. Our Kiosks are used by licensed pharmacies, either owned and operated by the Company or leased and contracted for the Company’s services. As a result, the pharmacies are responsible.

The DEA, National Council for Prescription Drug Programs, or the NCPDP, and National Provider Identifier, or the NPI, as well as state pharmacy licenses we obtained to operate each pharmacy, and in the future, any remote pharmacy, as applicable, are obtained from U.S. agencies and the pharmacy board in each state: the DEA license from the FDA, the NCPDP and NPI numbers from Centers for Medicare and Medicaid Services, Florida pharmacy license from Florida Board of Pharmacy, and Texas pharmacy license from Texas State Board of Pharmacy.

Each of our locations now, and in the future, has or will have a DEA license, permits or ID numbers assigned by NCPDP and NPI, and state license from each state.

Legal Proceedings

In the first half of 2021, the Equal Employment Opportunity Commission of the US Government (EEOC) ruled against an ex-employee’s complaint in our favor. Shortly after learning of the EEOC’s ruling against her, the ex-employee filed a civil action, which our counsel and management believes has no merit, but could eventually cause up to $25,000 in costs and legal fees to SRXS.

Smart RX Systems, Inc. has been sued in Cause No. 21-2285-A in the 7th District Court of Smith County, Texas. The lawsuit regards a contractual business relationship between Smart RX and a local internal medicine physician’s group. A default judgment has been entered in the group’s favor against all defendants. Smart RX and all defendants allege that this judgment is void on multiple grounds, including: (i) lack of notice of the suit, (ii) failure to serve or to properly serve the defendants with citation, and (iii) failure to follow required legal procedures for return of citation. The defendants also contend that the plaintiffs have failed to prove the allegations made the basis of the suit. The defendants are thus appealing the judgment to the Texas Twelfth Court of Appeals and will vigorously prosecute this appeal. They expect a favorable outcome on appeal (reversal and remand) and consider it highly likely.

Our Competitive Strengths and Strategic Opportunities

Problems with Current Pharmacies:

•	Current pharmacies are brick-and-mortar businesses with high fixed cost

•	Inconvenient to patients

•	Long patient wait time

•	Lack of accuracy due to human errors

•	Most of the pharmacists are not available 24/7

Our Opportunities:

•	The Kiosks are located at the POC and retail locations

•	Short wait time with privacy guaranteed

•	Medication can be dispensed in two minutes or less

•	The Kiosks have a proven accuracy of 99.8%

•	Retail pharmacy market is approximately $500 billion in revenues

The Smart PharmAssist™ Kiosk Advantages

•	Interactive and user friendly

•	Secure & HIPAA compliant

•	Available at the POC and retail locations

•	No long waiting time and private transaction

•	Fills medication in two minutes or less for patients already in our database

•	Offer mail order medication service for prescription refills

•	Improve accuracy from 94.5% of current pharmacy to 99.8% with the Kiosk

•	Improve customer satisfaction and increase medication adherence

•	Allow pharmacists to concentrate on medication therapy instead of counting pills

DESCRIPTION OF OUR PROPERTIES

Our Purchase and Sale of Our Intended Permanent Headquarters Building

In August 2017, we acquired a 9,000-square foot, two story building at 2273 Lee Road, Winter Park, Florida 32789, which we began renovating in late 2018 and early 2019 and was intended to be utilized as our future headquarters offices and Kiosk demonstration center. Our plans changed due to both cost considerations related to the renovations, as well as a changing real estate rental market in our geographic area, resulting in the profitable sale of the building.

The Company paid $202,000 in cash and received an $872,000 interest only, five-year term mortgage from the seller of the property, for the purchase of this building. 100% of the interest on this mortgage in 2017 and part of 2018 was offset by the rental income from the existing tenants.

In July of 2019, we sold our building for $1,290,000, the average price as appraised by two independent appraisers in two separate certified appraisals, for a gross profit of $216,000; and transferred the Mortgage to the buyer, eliminating the $872,000 liability on our books. The profit amount of $216,000 is also being credited to SRXS as a reduction of the liability on the books of Related Party Loans made by Rohatgi and Mathow to the Company during 2018 and throughout 2019 of in excess of one million dollars, leaving $216,000 less in cash loans received by SRXS on the books. The profit on the sale did not create a taxable item as SRXS has ample tax loss carry-forward amounts to entirely offset this gain, so no provision for taxes booked.

Therefore, a total of $1,088,000 in prior liabilities have been removed from liabilities of SRXS, a significant benefit to SRXS.

The buyer is recorded as Athena Investments, LLC, a Florida limited liability corporation, controlled by Fortuna Group, LLC, a Wyoming corporation controlled by Santu Rohatgi and Sandeep Mathow, a separate corporation not owned in any amount by SRXS, and SRXS will not own any of that buying entity.

Another benefit to SRXS is that at the time of this Offering Circular, the building has been gutted, and is set to be re-configured for the use of either SRXS, as originally planned and stated herein, but at the expense of Athena, Fortuna and/or Mathow and Rohatgi, instead of SRXS, as a working demonstration Kiosk- installed pharmacy, a Smart RX Pharmacy for national mail order, home of our wholly owned Vista Pharmacy, as well as future corporate sales and headquarters functions, conference rooms and lunch room, as needed when needed. SRXS will utilize the entire building so they will not need to move Florida operations again for an indeterminate period of time, or sell the building.

However, if at the time the Building is ready, Smart RX is unable to afford the rent, even at below market rates, it would seek less costly space until it could again either afford this or a similar building, or have the profits and cash flow to buy a different building.

The Lutz Florida Interim Headquarters

The lease on the Lutz 1,200 sq. ft Interim Headquarters’ space ended and the Landlord would not offer a short term lease. The rates were all in excess of $25 to $28 per sq. foot on both this previous location and all new similar spaces. Until the Company has proceeds from this Offering or other sources of paid in capital to finance a long term lease of permanent Headquarters space in a desirable location at a price that the Company believes it can continue to afford, it has moved to a building ½ mile away from the 1,200 sq. ft. office whose lease expired, and rented a 3,100 sq. foot office at less than $22.33 per square foot, on a month to month basis, for $5,600 per month at 18540 North Dale Mabry Hwy Lutz Fl 33548, just three minutes from the last address.

We needed more space in our office. This favorable arrangement of not requiring a lease, and pricing below market rates in this area, was possible because the building in which the office is located is owned by an entity controlled by Rohatgi and Mathow, and as such is a “Related Party” transaction benefit to the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-Looking Statements

This discussion and analysis contains forward-looking statements that are subject to risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

Business Description

Smart Rx Systems is a Florida C corporation incorporated in 2013 by our initial founder, Mr. Sandeep Mathow. It is a technology and management company with custom and proprietary technologies which provides pharmacy related services at the POC via the Kiosk, a registered trademarked automated medication management system that dispenses medication-on-demand. Our technology was designed and developed to provide access to a live pharmacist for counseling and medication therapy management on site, or via video conferencing technology in the Kiosk, as well as mail order prescriptions in Florida and Texas as a follow-on service to customers. We believe our Kiosk can perform all functions in less time and less cost than those performed by a retail pharmacy while in full compliance of U.S. FDA and other federal and state regulations. The Kiosks dispense medication-on-demand at the POC utilizing a proven robotic prescription dispensing system platform to overcome the risks, costs and time of development and manufacturing of a new technology device. These include prescription verification, insurance verification, reimbursement, labeling, printing medication instructions, and consulting with a remote licensed pharmacist.

The first time a patient uses our Kiosk, the pharmacist or technician must input their required personal information and insurance coverage, if any, into the system, which takes an average of three minutes. Once done, the system retains that information securely. At the time of pick-up of the medications, the patient then consults with a remote or on-site licensed pharmacist regarding the same information related to each prescription as they would inside a retail pharmacy. The Kiosks dispense medication-on-demand at the POC utilizing a proven robotic prescription dispensing system platform to overcome the risks, costs and time of development and manufacturing of a new technology device.

Discussion of Audited Operating Results

Smart Rx Systems operates on a fiscal year basis from January to December.

Operating Results

The following represents our performance highlights:

Revenues

For the year ended 2020, on an audited basis at the time of this Offering Circular, our revenues were approximately $3.3 million, almost double the 2019 sales, during Pandemic conditions. As of December 31, 2019, the Company had revenues of $1,736,221.

We began limited and commercial installations of our Kiosks at the end of 2016, our first fully commercial installations in late 2017, and our Smart Rx MedSpa® Program in 2020, but have not yet opened a MedSpa®. Operating expenses for the period ended December 31, 2020 were $2,529,883.

Liquidity and Capital Resources

Short-Term Liquidity

As of the date of this Offering Circular, we had received approximately $5,311,600 (unaudited) to date in cash of the audited $5,241,600 through December 31, 2020, additional paid in capital investments from our Founders’ and Original Shareholders for the outstanding Common and Preferred shares.

As of December 31, 2020, we had $8,877 cash on hand, and as of September 30, 2021, we had $97,718 of cash on hand. Our Founding Shareholders continue to fund our operating deficits until an Institutional placement and/or proceeds from this Offering are received.

SRXS issued promissory notes to related parties Santu Rohatgi and Sandeep Mathow, for loans to the Company during 2018, 2019, and 2020 of approximately $2.86mm. These loans at 8% Simple Interest are planned to be paid in full from the same sources as stated in the previous paragraph, in 2022. Since inception of the first Notes, through Nov 30, 2021, $161,637.05 was paid in interest on these loans, and $238,045.18 was accrued to a future date to be determined.

Mathow’s past due accumulated pay previously subject to grants of unissued Preferred Shares, to the extent available to be paid by the Company, as well as Santu Rohatgi’s reduced current salary, may continue until sufficient funding is achieved from the planned Offering to revert to the payment of his full salary, as per his Employment Agreement. These temporary salary reductions were not re-paid by November 30, 2021, and the Board may convert the amounts reduced to the same grants of Preferred shares granted in previous years, subject to the same terms.

Santu Rohatgi has taken additional temporary salary reductions in 2021, as he did in 2018, 2019, and 2020, for two pay periods between January 1st and November 1st, 2021, which amounts for 2021 are payable in parts or in full from either proceeds of the planned REG A Public Offering, or any other applicable capital insertion or loan to the Company, or the sale of the Company or a change of control producing sufficient proceeds or will be paid upon cash flow improvements. Santu has only taken $139,000.00 out of his $350,000.00 salary to Nov 30, 2021.

We may resume payments to Sandeep Mathow vs. past due 2015 through 2019 salaries previously earned pursuant to his past Employment Agreements, once our cash flow accommodates such payments, Since he is no longer employed by SRXS, he no longer has an active Employment Agreement, but this aspect of his past Employment Agreements is still operative and binding on the Company for past salaries accrued and due as the Company is able to pay them.

In June of 2021, we issued a Promissory Note to Mathow in the amount of $354,906, for fifteen cash loans he made to the Company, between June 30, 2020, and December 31, 2020, at interest rates of either 8% or 12%, respectively. The Note is payable from the same sources and in the same manner as his other Promissory Notes, such as the Offerings, or from proceeds of the sale of the Company’s assets or a change of control that produces proceeds to the Company, or through other insertions of capital, or refinancing proceeds, in 2022. The Note is payable in time behind the repayment of Non-Control Party Lenders Notes, but prior to Preferred redemptions. Since inception of the first Notes, through Oct 31, 2021, $98,941 was paid in interest on his Notes, and $63,299 was accrued to a future date to be determined.

Our Board Advisor, management consultants, and Corporate Secretary have received no compensation other than $2,000 of partial expense reimbursements since July of 2018, until this time, which will likely continue until we achieve sufficient proceeds from this Offering or other loans or equity sources, and we intend to repay them any funds advanced, or lent to us, during this period, and credit their A-P-I-C account in 2021 to reflect cumulative amounts of unpaid expenses and services fees due during this period. No interest was paid on their Note during 2021 through November 30, 2021.

In January of 2021, one of our Founding Shareholders lent us $501,000 on a short term Bridge Note for general corporate purposes. The Note is payable from the proceeds of the REG A Public Offering, any other institutional capital contribution or loan, or at the earliest of any other type of offering, until paid in full. This Note bears repayment preference pari passu with the earliest Notes to be repaid once repayments in part or whole commence, irrespective of source of repayment.

In the first half of 2021, the Equal Employment Opportunity Commission of the US Government (EEOC) ruled against an ex-employee’s complaint in our favor. Shortly after learning of the EEOC’s ruling against her, the ex-employee filed a civil action, which our counsel and management believes has no merit, but could eventually cause up to $25,000 in costs and legal fees to SRXS.

SRXS successfully acquired its second PPP loan of $195,258 under the CARES Act, on March 02, 2021. The Bank advised us that this PPP loan was forgiven on September 08, 2021.

In April of 2021, $150,000 of a previous commitment by a Texas Family Office was funded in a loan format, all of which was utilized to pay outstanding corporate related invoices, or reimbursements for invoices already paid, all of which represent costs unrelated to Broker Dealer or RIA compensation. The loan was accompanied by the issuance of 4,500 of our Class AA+ common shares which carry conversion rights, preemptive rights, and super-voting rights of three to one. The Note carries an interest Rate of 24%, but is payable from proceeds of this Offering, which is expected to be offered in the 1st quarter of 2022, versus the Promissory Note’s maturity on January 29, 2022.

In September of 2021, four of our Founding Shareholders provided a short term loan of $240,000, and Santu Rohatgi provided an additional $80,000,

We reduced the wages of the Company for 2021 through November 1st by $276,000 annually, a large part of which was the temporary or deferred reduction of management salaries.

During the 2nd and 3rd quarters of 2021, we have accumulated approximately $137,200 of accounts payable which may not be paid before year end December 31, 2021. Our receivables and recent invoices may not be collected before year end to pay in full all the accounts payable incurred recently without further equity or loans from Founding Shareholders or other sources if the REG A Offering does not commence in time to have some proceeds during 2021. Over $80,000 of those payable accounts are for prescription inventory replacement. At full payroll, and depending upon gross sales any given month, until we can open at least six new pharmacies from the proceeds of the REG A Public Offering, in addition to our current licenses and pharmacies, we have approximately a $140,000 to $181,000 per month shortfall. The first $10 million of proceeds of the REG A Public Offering, now in the final stage of SEC amendments prior to Qualification of the Offering, will allow us to rapidly add ten to twelve of our Kiosks as we receive the initial proceeds, which will offset these monthly deficits, bring our existing pharmacies back to full replenished inventory levels, and the full achievement of the $50 million will add more than 80 Kiosk pharmacies additionally over the first twelve months following the close of the Offering. Part of the increase is the introduction in Florida, and five other states, of satellite branch Kiosk pharmacies, which can be opened for approximately 1/7th of the cost of each licensed Kiosk “parent” pharmacy.

In the second Quarter of 2020, the Company successfully received an SBA Payroll Protection Program loan of approximately $230,180 whose terms and conditions continue to change as of the date of this Audit, as Congress has further defined their intent to help companies like Smart Rx during the COVID-19 Pandemic. Essentially the loan varies from past SBA loans in that it required no collateral of SRXS, nor did it require the guarantee of any principals of SRXS and was fully forgivable with no tax consequences related to the forgiveness, as long as SRXS utilized all the money borrowed during the 24 weeks after receipt of the loan and used at least 60% of the loan for employee salaries that were employed during defined periods of the Company’s past operations in 2020 and 2019. The Company has since received forgiveness of the loan and al accrued interest. All of the money loaned via the PPP was used for payroll.

Audited Fiscal Year Ending December 31, 2020 compared to Audited Fiscal Year ending December 31, 2019

Our total revenues in 2020 were $2,992,107, which is a 72% increase compared to $1,736,221 in 2019. We attribute this increase to the moving of some of our locations to our new locations, as well as locations opened in 2018 contributing a full year of growing revenues.

In 2020, our operating loss was ($1,960,775), compared to ($2,083,177) in 2019, a $122,402 decrease, representing a decrease of 5.8%. This decrease was due to decrease in expenses for moving three of our locations and added inventory.

As a result, Smart Rx Systems’ net loss for the fiscal year ended December 31, 2020, including all non-cash items, was ($3,028,097), representing an increase of $345,724, or approximately 12.88% higher, compared to a net loss of ($2,682,373) for the fiscal year ended December 31, 2019. Two non-recurring expenses caused the increase in net loss, a non-recurring allowance for bad debt of $100,000, and higher cost of inventory.

Our total shareholders’ equity for the fiscal year ended December 31, 2020 was $2,293,538, representing a decrease of $1,898,905, or (- 45.29%) compared to $4,192,443 for the fiscal year ended December 31, 2019.

Our retained earnings for the fiscal year ended December 31, 2020 were $(9,433,723), compared to $(6,751,486) for the fiscal year ended December 31, 2019.Therefore, a relatively small improvement in net sales could potentially provide profitable operations, especially due to our business’ gross profit margin.

For the twelve-month period and six-month period ended December 31, 2020, and June 30, 2020, respectively, our revenues were approximately $3,300,000 and $1,964,571, respectively, up approximately 90% and 112% vs. $1,736,221 and $883,710, respectively, in the same December 31, 2019 and June 30, 2019. In the same period in 2020, our operating expenses were $1,713,123 and $998,445, respectively, vs. $1,913,379 and $1,435,637, respectively, for September 30, 2019 and June 30, 2019, which is a decrease of approximately (10.47%) and (30.45%), respectively, under the operating expenses for the same nine-month period and six-month period ended September 30, 2019 and June 30, 2019. The decrease in operating expenses is due to increased margin on increased sales, reduced compensation to executives and operating efficiencies achieved by improved systems from a larger base of revenue, and the absence of the opening of any new pharmacies. For the same period in 2020, our net operating losses were $963,002 and $499,953, respectively, and our cumulative net income loss was $1,638,733 and $930,391, respectively, vs. our same September 30, 2019 and June 30, 2019 net operating loss of $1,404,638 and $1,068,251, respectively, and our cumulative net income loss of $1,613,315 and $1,371,675, respectively, both decreases of 31.44% vs. 53.2% and (increase) 1.58% vs. 32.17%, respectively.

These increases in revenues in 2020 and decreases in expenses in 2020 were achieved under severe COVID-19 restrictions, with only three to six total pharmacy locations in operation during any full month, due to physical moves of physicians’ practices, or changes in the number of physicians within the practices. Management believes that these results further prove our operating and business model given proper capitalization for significant growth.

Unaudited Fiscal Period Ending September 30, 2021 compared to Audited Fiscal Period ending September 30, 2020

For the nine (9)-month period ended September 30, 2021, our unaudited revenues were approximately $766,138, a decrease of 74% vs. $2,971,193 on September 30, 2020. In the same period in 2021, our unaudited operating expenses were $2,435,887 vs. $2,385,483 for September 30, 2020, which is an increase of approximately 2% under the operating expenses for the same 9-month period ended September 30, 2020. The decrease in revenues is due to three major factors: (1) an approximately $2 million decrease due to the lack of inventory financing, causing us to turn away or transfer prescriptions to other pharmacies when we had no inventory for the prescriptions we were receiving; (2) lack of inventory replenishment cash flow being caused by the four (4) and five (5) month delays in receiving Medicare payments and reimbursements during 2021, leaving us with three (3) and four (4) month deficits in replacing depleted inventory, with even commercial insurers paying us two (2) and three (3) months later than under pre-Pandemic conditions; and (3) further delays in our planned Offering from February 2021 to November of 2021, when FINRA issued its required letter of no further comments related to the provisions of this Offering Circular after a nine (9) and a half month delay, which caused us to delay the potential proceeds of this Offering. This delay pushed our receipt of proceeds into 2022. Said proceeds could have financed our inventory recovery, and avoided the necessity of declining or transferring prescriptions, and their related revenue recognition. For the nine (9)-month period ended September 30, 2021, our net operating losses were $2,145,326 compared to the net operating losses of $1,635,361 for the same period in 2020, an increase of approximately 31%. Due to the same three overriding reasons cited above for revenue loss, the decrease in revenues provided less cash flow to pay our invoices, and we used loans and paid in capital to pay many invoices for which there were no offsetting profits on groups of prescriptions we did fill, as well as salaries and headquarters' expenses. Therefore, spending borrowed funds and paid in capital represented 100% of the loss increase over 2020.

During 2021, the majority of the capital requirements were fulfilled by Founders and Original Shareholders. We also further developed the remote technology functions of our Kiosks, since the new Micro Pharmacy laws were implemented in Florida. We successfully tested pilots for Micro Pharmacies, which included the Enterprise software that will interface efficiently with our proprietary software for each location, and Profit and Loss Statements for each location.

Additionally, we are planning to launch an Easy Commerce Website and include inventory for cash sales, both online and at our Kiosk of small durable goods and Over the Counter Drugs, which are incremental to the sales to our existing customers.

Each of our pharmacies in operation have been individually profitable in the past, but as disclosed in other sections of this Offering Circular, we require a minimum of about twelve (12) operating Kiosks for a full year to generate sufficient profits to pay all overhead and headquarters costs, which will only occur after the proceeds of this planned Offering, or the potential institutional placement. With the inability to stock our Kiosks with sufficient inventory, some of the Kiosks became unprofitable, causing us to limit our losses and restructure activities with fewer personnel.

We are pursuing institutional placement at the time of filing of this Offering Circular, which potentially will initially create at least two (2) new Parent Pharmacies and fourteen (14) Micro Pharmacies, for sixteen (16) new pharmacies in all. We can open the fourteen (14) Micro Pharmacies including our Kiosks within a three (3)-month period utilizing our current fully licensed Pharmacies and open the two (2) newly licensed Parent Pharmacies as soon as all approvals are completed. This Family Office potentially will also pay for all the ongoing inventory requirements including reserves for replacements on accounts receivable not yet paid by Medicare nor the insurance companies. This inventory, working capital and cash flow lines of credit will effectively bridge our operations until the proceeds of this Offering are available to SRXS, and equity portions potentially invested will allow us to start these operations most likely prior to the receipt of large proceeds of this Offering.

Our commercial operations to date and tests of the Micro Pharmacy operations revealed that we are well prepared for the future of Smart RX Systems, to generate potential profits and convenience for patients, as well as much needed additional revenue for medical practices whose operations have been plagued by many uncontrollable cost increases during the pandemic.

Liquidity and Capital Resources

Short-Term Liquidity –12/31/20 (audited)

Cash	$8,877
Accounts Receivable	$274,535
Accounts Payable	$334,576
Line of Credit Used	$0
Inventory	$57,225

Short-Term Liquidity –09/30/21 (unaudited)

Cash	$97,719
Accounts Receivable	$226,818
Accounts Payable	$758,764
Line of Credit Used	$0
Inventory	$170,662

As of September 30, 2021, we had audited cash on hand of $97,719; as of December 31, 2020, our audited cash position was $8,877, compared to $64,701 in audited cash as of December 31, 2019.

Long-Term Liquidity

Maturities of our Company’s debt for the years ending December 31 are as follows:

2020*	$0
2021	$0
2022	$160,000
Total	$0

We believe proceeds from this Offering should allow us to acquire national mail order licenses and operate in most, if not all states; acquire or newly license a lesser number of regular Kiosk installed pharmacies and non-Kiosk formulating pharmacies in multiple states; secure multiple Kiosk contracts, by either contracting with the new contract entities the initial ownership of inventory, or arranging inventory finance lines of credit in different states, to stock the initial inventory; continue penetration of single Kiosk contracts in the offices or buildings of multi-physician practices; expand into medical office buildings and other types of medical facilities; expand into chain stores; expand the number of distributors in more states to market our services; build out and finish development of our Smart Rx MedSpas® service and product lines, subject to further capital available since each one is a separate potential profit center, and provide for ad hoc developments and acquisitions. We strengthen our cash flow and current operations as each of our current and contracted Kiosks and Smart Rx MedSpas® increase their sales, so any additions as a result of this Offering may further develop our current operations and potential future EBITDA.

However, we also intend to invest significantly in the areas of our business described below in the section sub-titled “High Growth”, and also see “Use of Proceeds to Issuer.” We intend to use the largest portion of the proceeds of this Offering for these intended future investments.

In the event that we do not raise the total Offering Amount of $50 million, as described in the table in the section entitled “Use of Proceeds to Issuer” of this Offering Circular, we may proportionately scale back our planned operations expenditures as well as the redemptions of the scheduled shares of preferred stock, thus spending less, redeeming less, and growing slower until we can successfully implement alternative methods of capital financing from institutions and independent funds and family offices, including inventory and acquisition credit lines.

Material Capital Commitments

We have no material commitments for capital expenditures as of the end of the fiscal year ended December 31, 2020, other than the repayment of Short-Term Bridge Loans borrowed in anticipation of the proceeds of this Offering. For the subsequent interim period ending September 30, 2021 prior to this filing, we borrowed approximately $4,163,156.12 and sold Preferred Series of stock for $5,311,600.00, most of which proceeds was utilized for predominantly the continuation of, or development of, operations and the growth of inventory that would have utilized funds from this Offering had this Offering been able to be Offered in a more timely manner. We plan to repay those portions of our Short-Term Bridge Loans as required in 2022 and 2023, and make acquisitions and commitments, with the proceeds of this Offering, as described herein, from both the proceeds of this Offering, our increased cash flow from new locations, and reduce or eliminate Founders’ as well as Officers’ and Director’s contributions and loans by 2023.

Since we need only approximately twelve pharmacies to cover both our corporate and headquarters costs as well as operating costs, if we obtain full Offering proceeds recognition during 2022, we potentially may achieve sufficient growth to attain profitability during 2023, and potentially accelerate our growth through the Planned Listing of our Shares, and the Planned RPO, which could now potentially occur during 2023. See “Use of Proceeds to Issuer.”

Trend Information

The following is a description of any trends occurring that have, will or may impact future results in sales, production and profitability.

Industry Trends

Our technology was designed and developed to provide access to a live pharmacist for counseling and medication therapy management, whether live on-site at the location of the Kiosk, or via video conferencing technology in the Kiosk. We are currently able to provide mail order prescriptions as a follow- on service to customers in Florida and Texas. We plan to obtain state-by-state licenses and expect to activate this service nationally after this Offering. The Company believes that our Kiosk performs all functions more efficiently than a traditional retail pharmacy to dispense medication-on-demand at the POC, utilizing a proven robotic prescription dispensing system platform to lower the risks, costs and time in developing and manufacturing a new technology device. Additionally, we plan to implement remote support to process prescriptions, dispense refills, and call patients to perform pharmacy tasks to reduce site costs and increase productivity. Our Kiosks systematically provides for prescription verification, insurance verification, reimbursement, labeling, printing medication instructions, and consulting with a remote licensed pharmacist. We continue to explore the market for professionals, medical office building owners and medical users. To better reach this market, we have contracted with a successful distribution company to market our products and services in Texas as an exclusive distribution agent for Texas, while retaining our own rights to also market in Texas. We intend to contract with other regional and national distributors in other states and maybe, nationally, after we receive proceeds of this Offering. We also expect to hire new non-control marketing officers to augment our current management efforts of expanding our presence.

As a result of the global outbreak of a new strain of coronavirus, COVID-19, economic uncertainties have arisen that continue to have an adverse impact on economic and market conditions. The global impact of the outbreak has been rapidly evolving, and the outbreak presents material uncertainty and risk with respect to our future financial results. While are unable to quantify the impact COVID-19 may have on us at this time, our Kiosks provide an alternate method for customers to receive the services of a traditional pharmacy without face-to-face contact, which we believe is an advantage given the pandemic.

The large chain pharmacies continue to deal with higher costs of real estate and facilities maintenance to keep stores modern, clean, inviting and well-stocked, while they also face challenges in providing parking or easy access and egress for their locations amid rising population density in the most prime locations. The time that it takes for a chain store customer to drive, use public transport or walk, from a physician’s office or their home, to a chain pharmacy, and wait for their prescriptions, or in some cases, leave the store and return sometime later, has generally increased as chain pharmacies become busier from increased population usage. Many chain pharmacies still do not provide delivery service for customers, so physical pick-up is the only way to obtain fulfillment of new or refill prescription or OTC medications. We believe our POC fulfillment Kiosks’ services are an advantage and add convenience for most patients of all ages and in all geographic locations, especially for working parents, single parents, and elderly patients.

The lines of differentiation between chain pharmacies and chain supermarkets have blurred in the last 20 years. Most large super-chains with super- sized stores, whether they are pharmacy chains or supermarket chains, all sell groceries, sundries, hardware, small electronics, toys, greeting cards, magazines, books, videos and CD’s, cosmetics, health and beauty aids and prescription and over-the-counter medications. More retail locations are opening small pharmacies to compete for repeat consumers and refill business. We believe there is no better place to compete than at the POCs, whether in multi-physicians’ offices, in medical buildings where there are many multi-physician offices of differing types of practices, or in clinics, hospitals, assisted living or nursing facilities, rehabilitation and dementia/Alzheimer’s facilities, smaller rural community regional supermarket or retail stores, or large national chain stores that heretofore have not competed for their customers’ prescription or refill business as a convenience to their other shopping needs at their stores.

Some smaller and privately-owned specialty pharmacies, whether they are formulating pharmacies, predominantly service medical devices and equipment for other prescribing professionals or hospitals and clinics, or conduct business with mostly, if not exclusively, nursing homes, assisted living facilities or dementia and Alzheimer’s care facilities, tend to be profitable with less competition as they provide services that the large chain pharmacies and supermarket pharmacies have chosen to avoid. The large chain pharmacies and supermarket pharmacies often charge higher prices for that portion of their business that is non-Medicare or non-Medicaid, and non-insurance related billing. While our Kiosks do not fulfill liquid prescriptions or refrigerated prescriptions now, and we may add such abilities to future Kiosk versions where needed, for now we do not intend to compete for the medical device and equipment business, if this minuscule segment of the prescription market can be offered profitably, but we may add nursing, assisted living homes and dementia & Alzheimer’s facilities to our future target customers. We believe our smaller models of Kiosks are ideally suited for such facilities, but their utilization at such locations may not meet our minimum revenue criteria except in larger facilities with a larger number of patients. These facilities have not been sensitive to the higher cost differentials of private limited service pharmacies, as they pass all such costs, including delivery, on to their residents. Eventually, we believe these facilities will realize the incremental revenue generation capability of utilizing Kiosks rather than higher cost private pharmacies, eliminating delivery needs, and adding a profit-center to their operations. In terms of profitability, we also need to take facilities’ share and operating cost into consideration.

We are expanding our formulating business, with acquisitions of licenses already undertaken, and two formulating pharmacies are ramping up now. We expect to acquire more formulating pharmacies and licenses in key geographic areas with some of the proceeds of this Offering, and let them act as service hubs, with immediate on-site fulfillment, same day or early next day delivery of formulated prescriptions to the service areas within each pharmacy’s range.

As pharmaceutical manufacturers are developing more medications to treat more ailments and conditions, there are an increasing number of prescription medications being approved for sale by the FDA, as well as an increasing number of non-prescription mineral, herb and holistic OTC medications or vitamins being offered to consumers. These facts increase force chain and private pharmacies to stock more and more inventory, yet not all of them turn over as quickly enough. We believe our inventory control, which are dictated mostly by the prescribing habits of the medical practitioners where our Kiosks are located, gives us a cost advantage since we do not need to carry medications in each Kiosk location other than what the physicians in that location tend to prescribe, except for some general patient convenience OTC items.

Consumer Preference

Our Company’s future growth will depend on more multi-physicians’ group practices, multi-medical-building owners, regional and national chains of retail stores, and owners of clinics, hospitals and nursing or long-term care facilities discovering the benefits, costs’ savings and incremental revenue of operating our Kiosks and related programs, in lieu of their current methodologies. Our developments and continuing improvements to our systems will also impact our acceleration into national, and eventually international, applications of our systems and services. Recent natural disasters, such as Hurricanes Harvey, Irma and Maria, have caused extraordinary need for replacement of pharmaceutical and medical infrastructure and facilities, giving rise to a unique opportunity in the aftermath of severe human tragedy to assist in the rebuilding efforts by providing our simpler and less expensive robotic pharmaceutical solutions throughout the affected areas.

Competition

We are currently unaware of any competitive developers of technology in the POC physician dispensing robotic environment, targeting on-site patient pharmaceutical on-demand medication dispensing systems like us. But in the near future, especially if we are successful with this Offering, we expect more competitors will enter this domain.

High Growth

Managing rapid growth remains a priority and challenge for our Company. The proceeds from this Offering, assuming the Offering Amount is raised, will allow our Company to: hire additional operating and marketing management; add additional distributors; acquire and file for more pharmaceutical licenses in more states; install more Kiosks in more locations; open more Smart Rx MedSpas®; hire the pharmacists and pharmacy technicians required to operate our Kiosks from both on-site and remote locations via video telephonic and Internet feeds; stock pharmaceutical medications’ inventory that is required for each Kiosk; acquire a nationally licensed pharmacy in a state other than Florida if the national pharmacy we acquire is not in Florida; develop and expand our mail order business to a national capability; open and acquire more formulating pharmacies and licenses; build out our national and regional operations and facilities of communications centers; acquire supplier side products’ manufacturer to lower our costs of supplies and broaden our revenue base horizontally; expand our Board; accelerate our revenue channels expansion and raise our EBITDA; redeem all Series A Preferred Shares, Series A+. Series AA and Special Series 2018 Preferred Shares and some Original Preferred Shares; reserve for expenses we expect to incur to conduct our Planned Listing or Planned IPO/RPO, if at all, including the cost of a listing on a national securities exchange such as the NYSE American, the NASDAQ Capital Market or the CHX; and other corporate purposes. See section entitled “Use of Proceeds to Issuer.”

To fund our expected development to the next stage of growth, we must rely upon: (1) our cash from operations as available; (2) our cash currently available; (3) this Offering; (4) the continued reliance on additional capital insertions by founding shareholders, or the Founding Shareholders, officers or directors; (5) other available forms of exempt offerings to be utilized in the future, Regulation D, Rule 506 (b) or (c) offerings, institutional placements to qualified institutional buyers, or the QIBs, or qualified purchasers, or the QPs, or other state exemptions, such as a Florida exemption under either the Florida Intrastate Crowdfunding Exemption (“FICE”) or promissory note exemption; and/or (6) loans to the Company secured by either our assets and cash flow, acquired assets and/or personal guarantees of shareholders.

What Is SRXS Doing Now and During This Year?

Our activities as of the date of this Offering Circular, including the activities of the development of the acquisition of tangible and intangible assets for our utilization in the operation of our businesses in addition to this Offering, are funded by the original shareholders, or the Original Shareholders, and Founding Shareholders and to a lesser degree by our revenue streams from operations. Our operational activities and upcoming installations in process are: (1) operation of our Kiosks in group practices of physicians’ offices in complexes of buildings devoted to medical practices and services; (2) coordinating the manufacture and installation of Kiosks and obtaining additional contracts for installation and operation of our Kiosks; (3) all the activities related to Kiosks to be installed between now and the end of 2022, and into future years; (4) revenue in 2023 from our Smart Rx MedSpas® which provides extensive wellness services at Kiosk locations under physician supervision together with pharmacy services. Some services are oriented to weight loss and/or bio- identical hormone therapy. Most medical practices where we have Kiosks, or we believe that we will have them in the near future, will provide complete services that will directly or indirectly treat overall weight issues; (5) continuation of modifications of our existing commercially operative interfaces and remote applications for upcoming applications for prospective and new clients; (6) development of new software and hardware for our interfaces and Kiosks; (7) expanding our internet and fulfillment business into other states; (8) continuation of our acquisitions of licensed pharmacies and further development of a national pharmacy operation; and (9) continuation of modification of our existing software and hardware, and development of new software and hardware for our retail store expansion in 2021 and 2022. From January 2022 to December 2023 we plan to expand to Two Hundred Forty-Eight (248) Micro Pharmacies and Thirty-Three (33) fully licensed “Parent” pharmacies totaling 281 pharmacies.

We shall continue to exploit the advantages of our proprietary systems and models.

New Customers

We believe the efforts described herein will enable us to reach a larger market more expeditiously.

We have not conducted any offering for additional capital as of the date of this Offering Circular, and have other means and methods of capitalizing the company other than this Offering. Our Board believes this Offering is the least expensive and expedient method to obtain up to $50,000,000 for now.

Regulation A Offering One-Time Costs

In Fiscal Year 2021, we will experience significant costs associated with this Offering. These expenses include, but are not limited to, costs associated with our securities counsel, corporate legal counsel, Transfer Agent, Co-Managers, our Co-Manager's legal, Bookrunning and pre-offering expenses, Escrow, Disbursement and Payment Agents, platforms, investment banking, consultants, marketing, word processing, software for stock recordkeeping, travel, meetings and auditors.

Post Regulation A Offering Costs

As a result of this Offering and certain other changes we have made, new costs will occur on an annual basis that will impact results in 2020 and beyond. These expenses include, but are not limited to, the semi-annual and annual filings with the Commission, audit, Transfer Agent, legal, advisory consulting, investor relations, asset management reports to shareholders by third parties, updated due diligence reports for our Co-Managers and Selling Group Participants who participated in this Offering, additional staffing and Board expenses, and reserves for the expenses to be incurred related to our Planned Listing or Planned IPO/RPO.

DIRECTORS AND EXECUTIVE OFFICERS

Subject to our shareholders’ rights to consent to certain transactions as provided under the FBCA, the business and the property of our Company shall be managed and controlled by the Board. Our Bylaws and Articles of Incorporation, as amended, provide that the number of directors of our Company shall be between two to nine. For the last eight years, our Company has benefited from a tightly controlled, small Board led by Mr. Sandeep Mathow and Mr. Santu Rohatgi. As of the date of this Offering Circular, and after the retirement of Sandeep Mathow, our Board currently consists of Mr. “Santu” Rohatgi, our Chairman, Mr. David Van Valkenburg, a Founding Shareholder since 2017 and an Independent Director elected in December 2019, and Mr. Roman Reed Rohatgi (a son of Santu Rohatgi), who was also elected to be a director of the Company in December 2019. ASG has been advisor to the Board since 2014. ASG is referred to as an Advisor. In connection with this Offering and upon receipt of the Offered Shares, the REG A Shareholders will be entitled to elect a member to our Board, as the REG A Representative Director. We do not intend to add any additional directors until the completion of this Offering.

Our Board intends to increase from three directors to five directors by the completion of sale of the Offering Amount, while three of which are intended to be independent, non-executive directors. One of the independent directors will serve as the Chairman of Audit Committee and another independent director will serve as the Chairman of our Compensation Committee. With the exception of Mr. Santu Rohatgi, who shall serve on the Board until he resigns and who will not be up for election at annual meetings of the corporation until he no longer jointly controls, with the Mathow Family Trust, the majority of voting shares of the Company, or the Company is sold. After ninety-one (91) days of this Offering, if the Company is in the process of being sold, or after ninety-one (91) days after a Listing on the NYSE American, the NASDAQ Capital Market or the Chicago Stock Exchange, the Mathow Family Trust may exercise voting rights on only 4.8% of their shares at these times, and 95.2% of their voting rights will be held in a special voting trust whose trustee may not vote the shares except in one of those events. This is due to the fact that the Mathow Family Trust owns a majority interest in both the Company and a separate prescription benefit management company. By creating a voting trust and assigning the 95.2% voting rights interests to an independent trustee, the Mathow Family Trust avoids potential conflicts of interest and licensing conflicts as it no longer controls two types of companies that are intended to be separately operated under licensing regulations.

Our Board has three-year staggered terms, and at each succeeding annual meeting, the shareholders shall elect directors for a full term or the remainder thereof.

Each director shall hold office for the term which elected and until his or her successor shall be elected and shall qualify. Any director may resign at any time upon notice given in writing, or by electronic transmission to the Company. Except as otherwise stated, vacancies in the Board, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum; except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs provided that the holders of not less than seventy-five percent (75%) of the outstanding voting shares of capital stock of the Company entitled to vote for the election of directors, voting together as a single class, shall vote for each replacement director. All directors elected to fill vacancies shall hold office for a term expiring at the time at which the term of the class to which they have been elected expires. Unless otherwise restricted by law, the Articles or the By-Laws, any director, other than Mr. Swatantra Rohatgi who shall serve indefinitely on the Board until he resigns, may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

We do not intend to add any additional directors until the completion of this Offering.

Also, in connection with this Offering and upon receipt of the Offered Shares, the REG A Shareholders will be entitled to elect a member to our Board, or the REG A Representative Director. The REG A Representative Director shall only serve while any of the Series REG A shares are outstanding and will resign when 100% of the Series REG A shares are redeemed. We plan to replace the REG A Representative Director with a director representing the Planned Listed or Planned IPO/RPO, if at all. If the Planned IPO/RPO does not occur, then the directorship will be filled at regular Board election intervals until no Series REG A shares remain outstanding. REG A Representative Director, who is planned to be added to the Board at the completion of this Offering, shall be elected only by the REG A Shareholders who are entitled to elect one director to our Board. Please see the section entitled “REG A Representative Director” of this Offering Circular for a detailed discussion of the nomination, information, and voting process related to the REG A Representative Director.

Our Board has retained our executive officers to manage our day-to-day operations, our intellectual property and other investments, subject to the supervision of our Board. Our officers are: (i) Santu Rohatgi, Chairman of the Board and President; and (ii) ASG Corporate Finance Corp., our Interim Corporate Secretary. Our executive officers have accepted their appointment, or nomination to be appointed, on the basis of the compensation to be paid to them. See “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS – Remuneration of Executive Officers and Managers of Our Company” for more information. Our executive officers will serve for such period as the Board determines, subject to the terms of employment agreements we enter into with them, if any, or their earlier death, resignation or removal. Our Board may remove our executive officers, subject to the terms of any employment agreements we enter into with them, if any.

The following table and biographical descriptions set forth certain information with respect to the individuals who currently serve as our directors, executive officers and contractors:

The individuals listed below are our directors:

Name	Position	Age	Term of Office	Hours/Year (for part- time employees)
Swatantra “Santu” Rohatgi	Chairman of the Board and President	72	Indefinite	N/A
David Van Valkenburg	Independent Director	78	3 years	N/A
Roman Rohatgi	Director	39	3 years	N/A
ASG Corporate Finance Corp	Advisor to Board	N/A	3 years	N/A

The individuals listed below are our executive officers:

Name	Position	Age	Term of Office	Hours/Year (for part- time employees)
Santu Rohatgi	President & Chairman	72	Indefinite	N/A

We plan to add several key employees upon the completion of at least $20 million of the Offered Shares are sold in this Offering. They include a project manager to oversee our expansion of Kiosks installation, Smart Rx MedSpas®, and formulating pharmacies; directors or vice-presidents of operations, marketing, business development, research and development, human resources, finance, administration and corporate affairs; additional third-party distributors in several states to manage expansion of our corporate affairs, administration management and investor relations. In addition, we plan to expand the third-party services provided in the past to accommodate the increase in our Kiosk and pharmacy locations. And we will provide services for our shareholders through a new independent advisory relationship. As a result of the passing of Frank Waters, ASG Corporate Finance Corp. is acting as our Corporate Secretary until we fill the positions of CFO and Corporate Secretary with permanent Officers.

If we complete this Offering, we will add additional third-party distributors and/or regional sales managers, until we cover all the states where we plan to operate Kiosks, pharmacies and/or Smart Rx MedSpas®.

Biographical Information

Swatantra “Santu” Rohatgi, Chairman of the Board, President and Co-Founder. Mr. Rohatgi is a licensed CPA. He has led the operation of our Company since 2014 as a CFO, Treasurer and Vice Chairman. In November 2019, he ascended to Chairman of the Board and President. Prior to joining Smart Rx Systems, Mr. Rohatgi has been a C-Level strategist, finance, operations and transformation consultant, with over 25 years of experience leading turnarounds and driving growth for Fortune 500 technology and global technology start-ups. He has managed multi-functional teams and large-scale projects, supported mergers and acquisitions, devised strategic plans and actions for investors and corporate shareholders. He has held various management positions at NCR Corporation, AT&T Inc., and Universal Credit Card, and was the CEO and CFO of several start-ups, such as Fore Front and CEELOX, including over 25 years as a Regional and CFO in various organizations.

David Van Valkenburg, Outside Director, Board of Directors. Mr. Van Valkenburg is a founding Shareholder of our Company since 2015. In November 2019 he was elected to our Board of Directors as an Outside Director. As a current and former Board Member of numerous Boards of Directors all over the world, Mr. Van Valkenburg has extensive experience serving on a variety of committees, both as a member and as a Chairman. Mr. Van Valkenburg also has a wealth of corporate management experience and has worked as the Chairman and President, Executive Vice President, Chief Executive Officer, and Chief Operating Officer in a number of different companies.

Roman Rohatgi, Inside Director, Board of Directors. Mr. Roman Rohatgi, son of Mr. Santu Rohatgi, is an experienced corporate executive in the financial sector. In November 2019, Mr. Rohatgi was elected to our Board of Directors as an Inside Director. Over the last fifteen years, Mr. Rohatgi has worked to analyze and solve critical business issues and guide strategic decision making within the companies he has worked for. He started as a senior financial analyst and is currently the Vice President of Commercial Strategies for Kehe Distributors.

ASG CAPCO CORP, Advisor to Board. As an Original Shareholder since 2014, ASG is a Florida Family Office and Venture firm with financial engineering experience and expertise of over five decades include underwriting, debt and equity, public and private offerings, equipment and real estate lease programs, REITS and Trusts, investment banking, regulation and law, corporate finance, marketing financial products, services and manufactured products, syndication and offering distribution, advising reporting corporate clients, working with over 300 other FINRA, SEC, and various State licensed member firms that are associated with all major securities industry trade associations. Its securities industry experience is equally portioned between the Tier I group such as Merrill Lynch, as well as over 27 years in ownership and development of two independent investment banking firms focusing upon emerging growth companies. ASG has held numerous trade association designations and has served on the boards of directors of the larger non-profit industry organizations. It is currently serving on the boards of directors or as an advisor to the boards of directors of nine private companies, seven of which are portfolio companies of ASG. Its principals include accounting and law professionals. ASG Corporate Finance Corp is an operating portfolio company of ASG CAPCO Corp.

Brent Reid Clark, Interim Controller. Mr. Reid Clark recently earned his CPA license in the State of Florida and has worked as an experienced accountant for several years.

REG A Representative Director

The REG A Shareholders shall be entitled as a group to elect one director to our Board who is planned to be added to the Board at the completion of this Offering.

Qualification

A nominee of the REG A Representative Director shall have the qualifications to serve on a public company board of directors. The qualifications of a nominee of the REG A Representative Director shall include, without limitation, the following: 1) no petitions under federal bankruptcy or state insolvency law have been filed by or against such nominee; 2) no orders for relief have been entered in a bankruptcy case involving such nominee; 3) such nominee has not been involved in any of the disqualifying events under the “bad actor” disqualification provisions set forth in Regulation A under the Securities Act; and 4) such nominee shall have the experience in serving on a board of directors consisted of three or more board members within the last 20 years. Any qualified nominee with experience in pharmaceutical or robotic industry is preferable. The REG A Representative Director shall be a REG A Shareholder yet not a current officer or director of the Company.

Additional obligations and rights

REG A Representative Director has the same fiduciary duties to the Board and the Company as other directors of the Board. In addition to his/her general duties as a director, REG A Representative Director shall also serve on behalf of the REG A Shareholders, but if his/her duties conflict, the fiduciary duties to the Company are paramount.

Nomination and Voting

The process to nominate the REG A Shareholders’ candidates shall commence within fifteen (15) business days after the final closing of the Regulation A Offering. Management of the Company shall communicate internally regarding the qualification of the nominees and facilitate the communication regarding selection of candidates among the REG A Shareholders. The REG A Shareholders as a group are entitled to nominate up to four (4) candidates for the REG A Representative Director, subject to the Company’s vetting of qualification of such candidates, within twenty (20) business days from the date of the management’s communication to propose nominees. Each REG A Shareholder entitled to vote may nominate up to two (2) persons for election. The Company will also nominate one (1) candidate for the REG A Representative Director within twenty (20) business days from the date of the management’s communication to propose nominees.

Following the conclusion of the Regulation A Offering, the Company will provide to the REG A Shareholders instructions on the qualities and exclusions a REG A Representative Director candidate shall possess as a representative guideline, a list of REG A Shareholders entitled to vote (who have allowed us to share their names), and instructions on the nomination process to effect a nomination of up to four (4) qualified candidates. The Company will also provide instructions on how to vote through the Company’s encrypted website allocated to all shareholders and provide for shareholders to opt out of using the encrypted website and provide an alternative for all physical communications. All of the above information will be provided by the Company through the website (or manually for those shareholders who opt out) within fifteen (15) business days of the end of the final closing of the Regulation A Offering. In addition, the Company will provide to the REG A Shareholders the information of the candidate nominated by the Company once such candidate is determined.

The encrypted website is allocated to all the shareholders of the Company, but only REG A Shareholders have the rights to elect a REG A Representative Director. The website shall provide information about REG A Representative Director nomination and voting, such as the candidates’ qualifications, backgrounds, experiences, resumes, presentations on election, and status of the nomination and voting process. Shareholders shall only communicate with the Company through the website regarding instructions and process of nomination and voting, and qualification of candidates.

The Company shall vet all the potential candidates nominated by the REG A Shareholders within twenty (20) business days of the final proposals’ due date to make sure all the candidates up for election are qualified candidates and provide to the REG A Shareholders the information of such qualified candidates. If four (4) or more qualified candidates are nominated by the REG A Shareholders, the Company shall announce a date of initial vote within ten (10) business days after the Company completes vetting all the potential candidates. The initial vote shall occur within fifteen (15) business days after the initial vote announcement date, and the initial vote shall provide an opportunity for the REG A Shareholders to elect the final four (4) candidates. The REG A Shareholders shall vote or abstain within fifteen (15) business days during the initial vote. The four (4) highest vote achievers in the initial vote and the one (1) candidate nominated by the Company shall be the final candidates for REG A Representative Director. The vote may be taken by phone, by mail, by email, through the Company’s encrypted website allocated to all shareholders, through the portal utilized to administer purchases of securities in the Regulation A Offering, or any combination of the above subject to the sole discretion of the Company and the provisions provided in these By-Laws. The Company shall announce a date of vote within ten (10) business days once the five (5) candidates for REG A Representative Director are determined. Such vote for REG A Representative Director shall commence within fifteen (15) business days after the vote announcement date. The REG A Shareholders shall vote or abstain within fifteen (15) business days during the vote. Among the final five (5) candidates, the nominee who receives a majority of votes shall be the REG A Representative Director. If no nominee receives a majority of votes, the two (2) highest vote achievers shall be resubmitted to the REG A Shareholders for a runoff election held immediately after the final tally of the first vote within fifteen (15) business days. The REG A Shareholders shall vote or abstain within fifteen (15) business days during such runoff election.

Regarding the above voting process, the Board will appoint an inspector of election, who shall not be a REG A Shareholder, to certify the votes and announcements on the website or mail, if not subscribed to online voting.

All solicitations and campaigning must be conducted through the aforementioned website. Business and information that will be required and permitted to be used in soliciting votes for the candidates for REG A Representative Director shall be subject to the same requirements for soliciting votes for candidates for other board members.

Campaigning will be allowed at the nomination and voting stages. Candidates’ qualifications, backgrounds, experiences, resumes and presentations on election, if any, may be provided to shareholders through the aforementioned website. No negative campaign statements or comparison statements against other candidates shall be provided to shareholders. Subject to the Board’s sole discretion and the provisions provided in these By-Laws, the Company may adopt additional restrictions and conditions to such campaigning from time to time.

Term of Office

The REG A Representative Director shall serve a term of the earlier of a) two (2) years, or b) if the Series REG A shares are 100% redeemed or re-sold, until thirty (30) days after the last redemption or re-sale date. If the Series REG A shares are not 100% redeemed or re-sold within the two-year term, a new election for the REG A Representative Director shall take place at the same time as the regular election of directors of the Company and in the manner set forth under Section 3.16.3 of the Amended and Restated By-Laws.

Removal

The REG A Representative Director may be removed, with or without cause, by a majority of the REG A Shareholders then entitled to vote at an election of the REG A Representative Director, or by a majority of the directors then in office. If a removal occurs while the REG A Shareholders are still entitled to a REG A Representative Director, and the term of the removed REG A Representative Director has not expired, such remaining term shall be filled as set forth under Section 3.16.7 of the Amended and Restated By-Laws.

Resignation

The REG A Representative Director may resign at any time upon notice given in writing or by electronic transmission to the Company.

Vacancy

Except as otherwise provided in the By-Laws, a vacancy of the REG A Representative Director shall be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. The REG A Representative Director elected to fill the vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred. If the Series REG A shares are not 100% redeemed or re-sold when the above term expires, a new election for the REG A Representative Director shall take place at the same time as the regular election of directors of the Company and in the manner set forth under Section 3.16.3 of the Amended and Restated By-Laws.

We plan to revise our By-Laws after the Initial Closing to include provisions related to the REG A Representative Director and his/her qualifications, obligations and rights, and file a post-Qualification Non-Material Amendment at that time, which would not require a disruption to sales, as we believe such a recording of what is already described in this Offering Circular would not be a material issue for investor consideration.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

None of the officers and directors of the Company received any salary or compensation from inception through December 31, 2017, approximately five years. Their compensations were converted into certain shares of special series of non-voting preferred stock that have been designated for them but will not be issued until the Company achieves certain levels of EBITDA, revenues, or cumulative Kiosk installation levels that will allow the Company to initiate partial redemption of those special shares from cash flow, if any, according to their employment agreements. Such shares equal to the amount of their salaries and bonus for 2017 have been granted, but they will not be issued any of the designated shares unless the aforementioned levels of achievement are achieved. Since salaries for the former CEO, former CFO, and full time Controller were initiated for the first time in 2018, a small portion of the former CEO’s and former CFO’s salaries were deferred in 2018, in the same manner as above. Likewise, the salaries of the former CEO, former CFO and President were approximately 50% deferred in 2019, 2020 and subsequently in 2021.

We have outstanding loans currently payable to Mr. Sandeep Mathow, Mr. Swatantra “Santu” Rohatgi, and ASG, and we may borrow capital for offering costs of this Offering as bridge funds until proceeds of this Offering or other insertions of capital are available. Generally, the Promissory notes have simple interests of 8% to 12%  per annum, The loans outstanding are $1,551,657.36 from Santu Rohatgi as of September 30, 2021 and $1,142,035.44 from Sandeep Mathow, and $30,130 from ASG. The simple interests on the loans from Santu Rohatgi is $183,158.10 for the period starting on June 18, 2019 and ending on September 30, 2021; from Sandeep Mathow is $152,582.35 for the period starting June 18, 2019 and ending September 30, 2021; and from ASG is $8,700 for the period starting on January 16,  2019 and ending on January 31, 2022. There are several promissory notes issued to Santu Rohatgi and Sandeep Mathow. The simple interests accrued may be payable from either cash flow or any other inserted capital, and interest after that date becomes payable monthly. Principal is payable from capital contributions, paid in capital, any loans from other sources, sales of assets or securities, or EBITDA, as applicable. However, we may incur indebtedness in the future subject to discretion of the management of the Company for the business development and interests of the Company. If we incur indebtedness, a portion of our cash flow or capital raised in this Offering or future offerings may be dedicated to the payment of principal and interest on such indebtedness.

We also secured loans from other non-related parties. These loans had simple interests between 18% and 25%. The total of such loans from March 17,2020 till September 30, 2021 was $1,189,333.32 and the total interests payable for the same loans amounts to $161,954.75. The simple interests accrued may be payable from either cash flow or any other inserted capital, and interest after that date becomes payable monthly. Principal is payable from capital contributions, paid in capital, any loans from other sources, sales of assets or securities, or EBITDA, as applicable. However, we may incur indebtedness in the future subject to discretion of the management of the Company for the business development and interests of the Company. If we incur indebtedness, a portion of our cash flow or capital raised in this Offering or future offerings may be dedicated to the payment of principal and interest on such indebtedness.

Remuneration of Executive Officers and Directors of Our Company

Set forth below is a table of remuneration that our executive officers and directors received for our fiscal period ended September 30, 2021

Name	Capacity in which Compensation Was Received	Cash Compensation ($)	Stock Based Paid Compensation ($)	Total Compensation ($)[1]
Swatantra “Santu” Rohatgi	Chairman of the Board and President	$139,422.07	$0.00	$139,422.07
David Van Valkenburg	Independent Director	$0.00	$0.75	$0.75
Roman Rohatgi	Director	$0.00	$0.75	$0.75
Brent Reid Clark	Interim Controller	$36,833.33	$0.00	$36,833.33
Swatantra “Santu” Rohatgi	Interim Chief Financial Officer	$0.00	$0.00	$0.00
ASG Corporate Finance Corp.(2)	Board Advisor and Corporate Secretary	$0.00	$0.00	$0.00

(1)See “Employment Agreements” below for additional information.

(2)ASG Corporate Finance Corp. was paid $2,000 in expense reimbursements, not compensation. An affiliate of ASG’s was paid closing costs and other loan related expenses in relation to the $150,000 loan by a Fund to Smart Rx Systems.

Employment Agreements

Sandeep Mathow, as former Chairman of the Board and former CEO, and Swatantra Rohatgi, as former Vice Chairman of the Board and former CFO, are the only officers who had entered into employment agreements with the Company through November of 2021. ASG, as Board Advisor, was not paid any compensation during 2018, 2019, 2020 or 2021 for its role as an Officer of the Company as its Corporate Secretary, which compensation was converted to ASG’s 2021 paid in capital account for those 47 past months at $1,050 per month, as per its agreement with the Company; $11,850 of 2020 invoices related to services related to the Family office loan administration were paid to ASG in 2021.

The Employment Agreement with Santu Rohatgi, which has been filed with the Commission as an exhibit to the offering statement of which this Offering Circular is a part, sets forth that he is entitled to receive “Guaranteed Regular Compensation” in the following annual amounts: “Lookback to 2014”: $90,000 converted to 90,000 granted but unissued non-voting preferred shares with stated value of $2 per share; “Lookback to 2015”: $105,000 converted to 105,000 granted but unissued non-voting preferred shares with stated value of $2 per share ; “Lookback to 2016” $120,000 converted to 120,000 granted but unissued non-voting preferred shares with stated value of $2 per share; “Lookback to 2017”: $150,000 converted to 150,000 granted but unissued non-voting preferred shares with stated value of $2 per share; 2018:$350,000. The Guaranteed Regular Compensation payable in 2018 and for the parts paid in 2021, 2020, and 2019 represents the years since 2013 that any cash compensation has been paid to them.

Mr. Rohatgi’s employment agreement contains provisions for all his guaranteed regular compensation and bonuses to be eligible for inclusion in the Deferred Compensation Plan of the Company. Due to the fact that Mr. Rohatgi has only received cash compensation for the past three years and was not compensated for the prior five years, and the options held by Mr. Rohatgi are not exercisable unless remote future events occur, there has been no compensation to defer, and the Company has not yet prepared a Deferred Compensation Plan document. Further, Mr. Rohatgi’s employment agreement contains a provision for Special Achievement Awards which cause other bonus awards to be granted to him at the discretion of the Board based on the attainment of certain goals or the achievement of certain EBITDA earnings, acquisitions, or offerings. These awards would be awarded in the year following the specific Special Achievement, and are subject to the same terms, conditions, and limitations in accordance with the Guaranteed Regular and Guaranteed Bonus Compensation sections of Mr. Rohatgi’s employment agreement.

The Board awarded the following Special Achievement Awards to Mr. Rohatgi for outstanding performance and achievements in furthering the Company’s near term and long-term goals: for the completion of operational, financial, and strategic activities to expand penetration of Kiosks on a multi-state basis; the initiation of successful founder’s capitalization; the SAA is 120,000 Granted but unissued non-voting preferred shares with stated value of $2 per share for 2014; 140,000 Granted but unissued non-voting preferred shares with stated face value of $2 per share for 2015; 155,000 Granted but unissued non- voting preferred shares with stated value of $2 per share for 2016; 170,000 Granted but unissued non-voting preferred shares with stated value of $2 per share for 2017; 170,000 Granted but unissued non-voting preferred shares with stated value of $2 per share for 2018; 350,000 Granted but unissued non-voting preferred shares with stated value of $2 per share for 2019; and 455,000 Granted but unissued non-voting preferred shares with stated value of $2 per share for 2020.

All Guaranteed Regular Compensation for years 2014 through 2021 that is to be paid by the Company through a grant of a special series of non-voting preferred stock, at a dollar for dollar grant basis, par value $0.0001, and stated value of $2 per share, and not issued to them at the time earned, until one of the following occurs: (1) the attainment of certain levels of EBITDA as defined each year by resolution of the Board; or (2) the cumulative commercial installation of Twenty (20) Smart PharmAssist™ Kiosks; or (3) any other determination by the Board of the Company’s readiness to commence issuance of granted shares of the dollar value at the time of the grant of the special series of preferred non-voting stock representing the Guaranteed Regular Compensation to them. The special series non-voting preferred shall be redeemable by the Company, or if applicable, available for private or public sale in the open marketplace, only in any future year whereupon certain contingencies have been attained by the Company, and shall be further limited to no more than: 12.5% of that year’s EBITDA as reported in the Company’s financial statements, in years in which EBITDA is less than $5,000,000; or 20% of that year’s EBITDA as reported in the Company’s financial statements, in years in which the EBITDA is more than $5,000,000, with any balances still due in any year to be carried forward to the next year, or years, until paid in full.

The Employment Agreement with Santu Rohatgi sets forth that he serves indefinitely on the Board and he shall continue to serve as an officer and director until terminated in accordance with the terms of their Employment Agreements.

Director Compensation

Pursuant to our By-Laws, each director of the Company shall receive such allowances for serving as a director and such fees for attendance at meetings of the Board or the executive committee or any other committee appointed by the Board as the Board may from time to time determine.

We will make an initial grant of restricted shares of our common stock or cash payments to each of our independent directors. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board.

In the fourth quarter of 2019, we issued 25,000 shares of Original Common to our new President and Chairman of the board of directors, Mr. Swatantra “Santu” Rohatgi, for his promotion to these positions and for recognition of his value to the Company in his increased responsibilities. Pursuant to board of directors’ decision and our Key Plan, such shares were issued to him for the consideration of an aggregate of $2.50 in cash. Par value is $0.0001 per share, as well as credit of additional paid-in capital value subject to audit and therefore indeterminate at the time of issuance.

In the fourth quarter of 2019, we issued a total of 25,000 shares of our Class A Super Voting Convertible Common stock, which were intended for key employees, contractors, and directors under the Key Plan, for the consideration of an aggregate of $2.50 in cash. Each of our independent director, Mr. David Van Valkenburg, and director, Mr. Roman Rohatgi, was issued 10,000 shares of the Class A Common. Our former CFO, Mr. Frank W. Waters, was issued 5,000 shares of the Class A Common. Such stock has a par value and purchase price of $0.0001 per share, pursuant to awards granted to new directors and officers and key employees under the Key Plan. The purchase price of $0.0001 per share was determined by our board of directors at the time of the origination of the Key Plan. Such shares of stock have ten to one super-voting rights and ten to one conversion rights, as well as preemptive rights.

Our Directors received 24,750 Class A Key Shares in 2020 and through November 30 of 2021 for their attendance at meetings or conferences or video calls.

KEY Equity Incentive Plan

In May 2015, our Board adopted the Key Employee and Contractor Stock Purchase Plan, or the KEY.

In 2016, the Company designated 8,000 shares of Class A Common Shares out of 30,000 reserved for future issuance by the Board in exchange for $82,000 of agreed services provided by the contractors. The amount of stock and additional paid in capital amount for services may rise if either the proceeds of our offerings is insufficient to pay the cash portion of their compensation, or they provide additional services after the date of this award. The Company expect five key employees and contractors to split these 8,000 shares. All 8,000 are allocated and scheduled for transfer to the recipients upon processing by our Transfer Agent. According to the KEY, 10% of these shares may be converted to redeemable shares for redemption from future offerings’ proceeds or any other subsequent capital insertion event, or converted to Regulation A shares that may be transferred after our planned Regulation A offering, if any. The aforementioned conversions rights are subject to the selection of the shareholder and the availability of pro-rata proportionate proceeds from this Offering.

In 2017, as a subsequent event, the Company issued an additional 500 shares of Class A Common Shares out of the remaining 22,000 shares reserved for future issuance under the KEY to our management consultants in conversion of an invoice in lieu of cash payment. In 2018, the Company granted but did not issue, 9,000 shares for additional future allotment to expected Key designees and reserved an additional 65,000 shares of Class A Common under Key Plan for future grants and issuances.

In 2019, the Company issued 50,000 shares of Class A Common under Key Plan: 10,000 shares each of Class A Common to David Van Valkenburg and Roman Rohatgi, respectively, 25,000 to Santu Rohatgi, and 5,000 shares of Class A Common to Frank W. Waters, all of which are also disclosed in the Directors’ Compensation Section above. These Directors received 11,250 Class A Key Shares in 2020 and through April of 2021, for their attendance at meetings or conference or video calls.

In 2020, the Company issued 8,250 shares of Class A Common under Key Plan: 4000 shares each of Class A Common to David Van Valkenburg and Roman Rohatgi, respectively, 0 to Santu Rohatgi, and 250 shares of Class A Common to Frank W. Waters, all of which are also disclosed in the Directors’ Compensation Section above. These Directors received approximately 8,250 Class A Key Shares in 2020, and through November 30 of 2021, additionally 24,750 Class A Key Shares, for their attendance at meetings or conference or video calls.

The Company expects to grant and/or issue additional shares of the Class A Common Shares, an amount indeterminate at this time, for exemplary achievements and contributions of other employees and key contractors in 2020 and 2021.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The table below sets forth, as of the date of this Offering Circular, certain information regarding the beneficial ownership of our stock for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding shares of any class of voting stock and (2) each of our directors and named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding shares of any class of voting stock. Each person named in the table has sole voting and investment power with respect to all of the shares of stock shown as beneficially owned by such person.

The Commission has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after the date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

All options and warrants of the Company as of the date of this Offering Circular, were granted, but not issued, to Mr. Sandeep Mathow and Mr. Santu Rohatgi and issued to ASG. Issuance of the aforementioned securities is contingent upon achievements of certain milestones of the Company described in the Description of Securities section on page [●] of this Offering Circular, in addition to either the Company’s Planned IPO/RPO, if any, with available proceeds of no less than $200,000,000, or the sale of the Company for at least $200,000,000; ASG’s options may be exercised subsequent to this Offering contingent upon certain events.

Title of Class	Name and Address of Beneficial Owner	Nature of Beneficial	Amount and Ownership	Amount and Nature of Beneficial Ownership Acquirable	% of Common or Preferred
Common Stock	Sandeep Mathow[1,2]	Family Trust	400,000	0	49.83%
Common Stock	Swatantra “Santu” Rohatgi[2]	Family Trust	130,000	0	16.19%
Common Stock	ASG CAPCO CORP[3]	Shareholder	40,600	0	5.00%
Preferred Stock	Sandeep Mathow[2]	Family Trust	1,250,000	0	45.99%
Preferred Stock	Swatantra “Santu” Rohatgi[2]	Family Trust	750,000	0	27.59%
Preferred Stock	ASG CAPCO CORP[3]	Shareholder	160,000	0	5.89%
Common Stock	All Executive Officers and Directors		590,600		73.31%

(1)Mr. Mathow’s family trust beneficially owns the full amount of the shares indicated in the table above; however, Mr. Mathow placed 95.2% of his voting rights into a special voting trust and the independent Trustee of such voting trust shall not vote the shares for an indefinite period of time to avoid conflict of interest issues in connection with a company of which Mr. Mathow is also a controlling shareholder. Mr. Mathow may vote only 4.8% of his stock in the Company which equals 3% or less of all voting shares pre- and post-Offering.

(2)The address of each beneficial owner is that of the Company Headquarters in Lutz, Florida.

(3)The address of each beneficial owner is that of the Company Headquarters in Lauderdale by the Sea, Florida.

Our Board may, from time to time, cause shares of capital stock to be issued to directors, officers, employees, consultants or contractors of our Company or its affiliates as equity incentive compensation under the KEY, which shares will have all benefits, rights and preferences as our Board may designate as applicable to such shares.

In November 2019, Mr. Sandeep Mathow retired from our Company, which he founded in 2013. He is also a controlling shareholder of another private company which by law prohibited him from owning, or being owned by, or being controlled by, any other entity which operates pharmacies or businesses which are involved in the prescription medications fulfilling or distribution businesses, or the Conflicting Entity. He therefore retired from the Board of the Company and ceased to be an officer of the Company. He placed 95.2% of his voting rights in the Company into a voting trust controlled by an Independent Trustee, Vijay Naik. Such trust does not allow the Trustee to vote the shares until the earliest of ninety-one (91) days after the end of this Offering, and only if the Company is actively engaged in a sale of the Company to an unrelated third party in an arms’ length transaction, or if he no longer controls the Conflicting Entity. If he still owns controlling shares of the Company in his Family Trust, and the controlling shares of the Conflicting Entity, the voting trust will continue until one of the conflicting companies is no longer controlled by Mr. Mathow or his Family Trust. Mr. Mathow no longer controls the Company, either as an officer or director or control shareholder, and he is working exclusively with the Conflicting Entity. He has received no salary or bonus from the Company after his retirement from the Company in November 2019. He will be referred to as the Founder of the Company. He may receive compensation from the Company which has not been paid in the past but accrued, as well as any future pension benefits due, if any. He may also be repaid any loans and interest due and reimbursed other accrued travel expenses.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Our Management personnel have no conflicts of interest, nor have they entered into any transactions which could potentially place them in a compromised position in relation to their responsibilities to the Company or its shareholders. There are no known issues which could impact or influence their decisions as members of the Board.

We have to date been providing capital in the form of secured preferred equity, in addition to engaging in management agreements and contracts for the direct supervision and operation of our installed Kiosks and national pharmacy management, or manage the affairs related to such assets partially owned by affiliates, special purpose entities related to us, or subsidiaries. We expect to incorporate an affiliate corporation coincident with the availability of proceeds from conducting this Offering, to act as the operating company responsible for implementing part of our plans, under the direction of our Company as its management company. The new affiliate corporation is expected to be a wholly owned subsidiary of the Company, and the Company believes there is no conflict of interest with the management or any third parties. While the affiliate corporation is expected to be incorporated in Florida, its articles of incorporation will be identical in terms and structure to the Company’s Articles of Incorporation, except that this operating affiliate corporation will not have as many Classes or Series of shares as the Company. We intend to eventually have all operations performed by our subsidiaries so that in the future, the Company can function solely as a holding company of various operating subsidiaries through holding company structure.

SECURITIES BEING OFFERED

General

Our Company and shareholders are governed by our Articles of Incorporation and Bylaws. See section entitled “Our Articles of Incorporation and Bylaws” for a detailed summary of the terms of our Articles of Incorporation and Bylaws. Our Articles of Incorporation and Bylaws are filed as exhibits to the Offering Circular of which this Offering Circular is a part. Our Articles of Incorporation provides that our Company is authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share.

We are offering an Offering Amount of $50,000,000 comprised of $45,000,000 of our Series REG A shares, and $5,000,000 of our Class REG A shares. The Series REG A shares, with an offering price of $10.00 per share, has a Stated Value of $12.50 per share, and a Redemption Value of $12.50 per share. The Class REG A Offering Price is $10.00 per share.

The minimum purchase amount by a Prospective Shareholder in this Offering is 900 shares of Series REG A in conjunction with 100 shares of Class REG A, which equals an aggregate amount of $10,000, or the Minimum Purchase Amount. Each individual investment shall maintain a 9:1 ratio on the purchase of Series REG A and Class REG A shares. However, we can waive the Minimum Purchase Amount in our sole discretion. We may accommodate large purchases over $500,000 by allowing all the sale to be Series REG A shares, and thereby offering the corresponding amount of Class REG A shares to be separately sold. Such Class REG A shares would be reserved to be sold to purchasers that desired to purchase less than $10,000 cumulatively. We may also allow reductions in the Selling Commissions and accountable fee reimbursements to purchases over $200,000.

This Offering will terminate on the earliest to occur of: (i) the date on which we sell the Offering Amount of Offered Shares; (ii) any date before the Offering Amount of Offered Shares are sold, subject to the Company’s sole discretion, or (iii) [●], which is twelve (12) months from the date of the qualification of this Offering Circular. We refer to any of these three dates as the Termination Date. The Initial Closing will occur at our Company and our Co-Managers’ sole discretion after we have received and accepted purchases from our Co-Managers that are awaiting release from their escrow or omnibus accounts, as applicable, before the Termination Date. The Company does not intend there to be a minimum amount needed to break escrow and would break escrow when our Co-Managers believe that their first orders are ready for unified transmission. Following the Initial Closing, we intend to hold additional closings on at least a semi-monthly, monthly or bi-weekly basis, at the discretion of the Co-Managers. The Final Closing will occur when the Offering Amount of Offered Shares are sold. Until the Initial Closing, proceeds for purchases received in cash via wire transfer, electronic funds transfer via ACH, or check deposit will be kept in a separate non-interest-bearing Escrow Account held by ______, our Escrow Agent. Upon the Initial Closing, and at each subsequent closing until the Final Closing, the proceeds held in the Escrow Accounts will be distributed to us and the proportionate number of Offered Shares will be issued to the investors. If the Initial Closing does not occur for any reason, the proceeds received to date from this Offering will be promptly returned to investors without interest or offset.

At this time, there is no public trading market for shares of our common stock and preferred stock.

Upon completion of this Offering and if the Offering Amount is sold, there will be 1,337,750 shares of common stock and 7,230,950 shares of preferred stock issued and outstanding.

Registrar, Paying Agent and Transfer Agent for our Offered Shares

Duties

ClearTrust, LLC will serve as the Transfer Agent and Registrar for our Offered Shares. We will pay all fees charged by the Transfer Agent for transfers of our Offered Shares except for special charges for services requested by a common shareholder.

There will be no charge to shares of our common or preferred shareholders for disbursements of our cash dividends, if any. We will indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Shares of our preferred and common stock will be held in “uncertificated” digital ledger entry form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer. This will also expedite transfers and sales, and lower costs for both us and our shareholders.

Dividends

Our Board, in its sole discretion, may determine from time to time to declare and pay dividends out of any funds legally available. Starting from the third anniversary of the acquisition date of the Series REG A shares, the Series REG A shares shall accrue dividends automatically at 6% per annum, recorded quarterly, but subject to cumulative accrual, and may be provided as additional shares of preferred stock, shares of common stock, or cash, at our Board’s sole discretion. The Board also has sole discretion on the format of the dividend of record.

Holders of the Series REG A shares will be entitled to receive cumulative cash dividends on any unredeemed Series REG A shares when, as and if authorized by our Board and declared by us from and including the third-year anniversary of the date of original issuance, as the premium in the Stated Value is intended to act as a benefit during the early holding period. If declared, dividends are payable quarterly in arrears on dates to be designated by the Board. From the date of initiation of dividend entitlement, we will pay dividends at the rate of 6.00% per annum of the $12.50 Stated Value. Dividends will accrue and be paid on the basis of a 360-day year consisting of twelve (12) 30-day months. Dividends on the Series REG A shares will accrue and be cumulative from the end of the most recent dividend period for which dividends have been paid, or if no dividends have been paid, from the date of original issuance. Dividends on the Series REG A shares will accrue whether or not (i) there are funds legally available for the payment of such dividends or (ii) dividends are paid in shares of non-voting preferred stock, or common stock, accrued dividends on the Series REG A shares will not bear interest.

While all classes of shares of common stock are eligible for dividends, we do not plan to declare dividends on our common voting shares until the completion of our Planned Listing or Planned IPO/RPO, if any, or any other source of capital more than $20,000,000 in total. No dividends to purchasers of shares of our common stock are assured, nor are any returns on, or of, a purchaser’s investment guaranteed. Dividends are subject to our ability to generate positive cash flow from operations.

All dividends are further subject to the discretion of our Board. It is possible that we may have cash available for dividends, but our Board could determine that the reservation, and not distribution, of such to be in our best interest. Holders of our Series REG A shares are entitled to preferred returns before dividends are issued to holders of shares of our common stock.

Liquidating Preferences

No liquidation preference is provided for holders of shares of our common stock.

Please see the section entitled “SECURITIES BEING OFFERED – PREFERRED STOCK – LIQUIDATING PREFERENCES” of this Offering Circular for additional information in connection with liquidation preference provided for holders of our Series REG A.

Preemptive Rights

Our Class REG A has the same preemptive rights as other classes of our common stock. Please see the section entitled “SECURITIES BEING OFFERED – COMMON STOCK – PREEMPTIVE RIGHTS” of this Offering Circular for additional information.

Super-Voting Rights

All of our authorized voting classes of common stock, including the Class REG A shares, contain super-voting rights which allow each share to be entitled to more than one vote.

The Class REG A shares are entitled to five votes per share, our Original Common Shares are entitled to fifteen votes per share, our Class A Common Shares are entitled to ten votes per share, and our Class A+ Common Shares are entitled to eight votes per share. This is not a new feature in securities as it has been a commonly utilized capitalization structure in the 1950’s, 1960’s and 1970’s, but has not been frequently utilized recently as a benefit for shareholders in smaller public or private offerings. We have provided our earliest shareholders, who risked the most both monetarily and illiquidity time-wise, with both higher conversion rates on shares of our common stock and deeper discounts at higher stated and redemption value of our redeemable Preferred Shares. As we progress and grow, accomplishing commercial results with our new technology in both robotics systems and software performance, we offer less returns and lower conversion rates as the risks became lower and shorter in time. One of the benefits of this structure is that in this new format for Regulation A offerings, our shares of preferred stock can offer a potentially speedier redemption, which is not guaranteed, at an equitable yield for the time expected, while shares of our common stock retain attractive features. Their conversion into five shares of the PLS per share of Class REG A provides a hedge against pricing issues on the shares of common stock, since multiple conversions could provide shareholders with an opportunity for potential overall capital gains at a level that companies with not so convertible shares might have a structural challenge to match, although the capital gain is not guaranteed. When all shares of our common stock are converted at the occasion of being listed on a national securities exchange, if ever, all super-voting rights of the classes converted shall cease to exist. The number of shares converted with one vote each will equal the number of votes for each Class REG A Shareholder prior to the conversion.

Except the special voting rights described in this Offering Circular and those rights set forth under Florida laws in certain cases, the Series REG A shares will have no other voting rights. Please see the section entitled “SECURITIES BEING OFFERED – COMMON STOCK – SUPER-VOTING RIGHTS” of this Offering Circular for additional information.

Rights to Reserve a Board Seat to be Elected by REG A Shareholders

Upon the completion of this Offering, the REG A Shareholders shall be entitled to elect a REG A Representative Director to our Board. The REG A Representative Director shall serve only when any of the Series REG A shares are outstanding and resign when they are 100% redeemed or converted upon the Planned IPO/RPO, if at all.

Upon the Planned Listing, if at all, the Class REG A shares would be converted into shares of regular common stock. As a result, Class REG A Shareholders would no longer be entitled to elect a REG A Representative Director while only the Series REG A Shareholders remaining, if any, would still be entitled to elect a REG A Representative Director. We expect that all the Class REG A Shareholders are also Series REG A Shareholders, except for, if any, those shareholders that are accommodated for large purchases of REG A Preferred only, or those, if any, shareholders who purchase only the remaining REG A Common from the REG A Preferred only purchases.

Conversion Rights

All of our classes of shares of common stock authorized and outstanding, including the Class REG A shares contain conversion rights, all of which are matched to the super-voting rights for each class of common stock.

Voluntary Conversion

Common Stock

Our Original Common Shares may be converted into shares of any other class of our common stock or stock listed on a national securities exchange, if any, at the appropriate time, but in limited amounts versus the amounts that may be offered as part of the Offering, or future Planned Listing or Planned IPO/RPO, if at all, further subject to investment banker limitations. Class A Common Shares, Class A+ Common Shares and Class AA and AA+ Common Shares may not be converted into Class REG A shares, but are convertible to PLS, if any, subject to investment banker limitations on resale.

All of our common stock may be converted no earlier than one year from the end of this Offering, or one year after the conclusion of the respective offering in which they were issued, as applicable, except in the event that we list our stock on a national securities exchange such as the NYSE American, the NASDAQ Capital Market or the CHX, in which case they will be converted to the respective amount of PLS pursuant to each class of common convertibility features.

Mandatory Conversion

Common Stock

Upon the occurrence of a Planned Listing or the Planned IPO/RPO, if at all, a share of Class REG A shall be automatically converted into five shares of PLS; a share of Class A+ Common shall be automatically converted into eight shares of PLS; a share of Class A Common shall be automatically converted into ten shares of PLS; a share of Class AA Common shall be automatically converted into six shares of PLS; a share of Class AA++ Common shall be automatically converted into three shares of PLS; and a share of our issued Original Common shall be automatically converted into fifteen shares of PLS.

If we have obtained a Planned Listing at the end of this Offering, we would only convert any class of our common stock at the time of the Planned Listing in the number of shares that would not cause any integration issues and convert the remaining shares one year and one day after the Final Closing of this Offering. In addition, we are expecting to defer any conversions for our existing Original and Founding Shareholders, who hold the largest amount of issued and outstanding common stock prior to this Offering, within this twelve-month period, as their intent is not to use the Planned Listing or the Planned IPO/RPO as a liquidity event.

In the event of a sale of all our assets, or a sale of a controlling interest in our Company, all of our issued Original Common, Class A Common Shares, Class A+, Class AA and AA+ Common Shares and Class REG A shares will be converted at each class’s super voting conversion ratio, prior to calculation of the payout due per share. We have no current intention to sell our Company or its assets as of the date of this Offering Circular.

Preferred Stock

The Series REG A shares, if any, shall automatically be converted into PLPS upon the Planned IPO/RPO, if at all. Any then outstanding Series A Preferred Shares, Series A+ Preferred Shares, Series AA and Series AA++ Preferred Shares, Special Series 2018 8% Preferred Shares, and some outstanding Original Preferred Shares shall automatically be converted into PLPS upon the Planned IPO/RPO, if at all.

Resale Restrictions

Securities issued pursuant to Regulation A are not restricted securities. However, certain restrictions and limitations, such as available blue-sky exemptions, may apply to the resale of such securities after their initial issuance.

Until we are listed on a national securities exchange as described herein, if at all, in the case of an allowable transfer or resale, each purchaser must first provide us and our Transfer Agent with supporting documents to enable any transfer or resale. All transfers shall be effected by our Transfer Agent.

We do not intend to have our Series REG A shares, nor our Class REG A shares, to be traded publicly at the conclusion of this Offering, as no market exists for such shares, and no market can be effectively developed for such shares, until we list our shares on a national securities exchange, if at all. Moreover, Regulation A specifically requires placing of legends on any securities sold and issued setting forth the resale restrictions.

We have obtained a Mergent report in conjunction with this Offering, which we will update at appropriate intervals. Approximately 37 of the 50 states (which can change without notice to us) accept a Mergent report as sufficient information to allow secondary sales or transfers to be conducted within their states by a resident or business resident in that state. Until we are listed on a national securities exchange, if at all, we plan to maintain our status as “current” pursuant to Mergent requirements. When and if our shares are listed on a national securities exchange, which may provide exemptions from state by state registration in most, if not all, states.

The sales of the Offered Shares are being recorded and administered by ClearTrust, LLC, an independent Transfer Agent licensed by the SEC, and  will be held in digital format only. The required legend is provided separately to shareholders coincident with the purchase of the Offered Shares. You will receive regular statements of your ownership from the Transfer Agent and also gain access to such information through both ClearTrust’s and our Company’s encrypted websites.

Common Stock

Dividend Rights

Our Board has no plans, prior to a listing on a national securities exchange, if at all, to pay dividends on shares of any class of our common stock. Our shares of preferred stock enable shareholder dividend or premium participation.

Liquidating Preferences

No liquidation preference is provided for holders of our common stock.

Preemptive Rights

All of our classes of common stock authorized and outstanding, or granted but remain unissued, contain preemptive rights, including the Offered Shares, to purchase additional Shares, $0.0001 par value per share. There is no difference between the preemptive rights granted in any class of our common stock versus any other class and all classes are equal as to preemptive rights.

The preemptive rights for all classes of our common stock are available upon either of the following events: (1) they may be exercised by shareholders when we issue, or have issued over any period, 1,000,000 or more voting shares of any class or no class, excluding any Commission recognized national exchange listed offering, or the Planned Listing, and any voting shares issued in the Planned Listing; or (2) they may be exercised by shareholders when we issue any amount of common stock for no, or de minimis, value. We may set a reasonable time period over which the preemptive rights may be exercised, subsequent to written notification.

Operatively, this means that: (a) since public offerings are excluded in the count towards the availability of exercise of preemptive rights, the Voting or Super-Voting common shares issued in those public offerings, if any are successful, are not included in the 1,000,000 share level that triggers the availability of preemptive rights for all of our issued Voting or Super-Voting Common Stock; and, (b) since the availability of the exercise of preemptive rights is triggered by events that must occur in the future, and may never occur, the availability of the preemptive rights is automatic, and all Shareholders can avail themselves of these rights. If for any reason in the future we, or our Transfer Agent, is unable to notify any Shareholder, including Shareholders of this Offering, of the availability of the exercise of preemptive rights, our Board may exercise these rights on behalf of unreachable Shareholders, and advance the nominal funds required at Par Value to purchase such Shares, until we have resolved any disparities regarding contact information. Our Board may determine operative modifications from time to time to address any issues that may arise in the future that cannot be contemplated at the time of this Offering, but such operative procedures modified by our Board, if any if ever, relating to the availability of these preemptive rights shall not function to be more restrictive to the rights of the Shareholders, and any new procedures shall bear the clear intent of benefiting the Shareholders, and not further restricting them in any way. The Board assumes no potential liabilities for any claims by Shareholders related to any tax, estate, or other legal proceedings pertinent to any specific Shareholders’ circumstances or issues, and Shareholders, by the purchase of their Shares in this Offering, hereby hold the Board harmless in making such commercially reasonable good faith decisions related to preemptive rights.

We shall use any commercially reasonable methods to notify shareholders of the triggering of the availability of exercising preemptive rights. The preemptive rights represent a beneficial feature for our shareholders.

Super-Voting Rights

Holders of shares of all classes of our voting common stock will vote together, as a group, with holders of Class REG A shares, on matters to which the holders of common stock are entitled to vote.

On each matter voted on at a shareholders’ meeting, the Original Common Shares have fifteen to one super-voting rights, Class A Common Shares have ten to one super-voting rights, Class A+ Common Shares have eight to one super-voting rights, Class AA Common Shares have six to one super-voting rights, Class AA+ Common Shares have three to one super-voting rights, and the Class REG A shares have five to one super-voting rights. In circumstances of the Planned Listing or the Planned IPO/RPO, sale of the majority of assets, or change of control of SRXS, if ever, all of our Common Shares issued and outstanding, will be automatically converted at the respective multiples of their respective Classes to the PLS, which will then have one voting right per share for the new expanded number of shares. Conversion ratios to different classes of common stock will be in accordance with their voting rights, i.e., with five to one super-voting rights, a share of Class REG A can be converted into five shares of PLS upon the aforementioned conversion events, if at all, and each PLS will be entitled to one vote. Shareholders will maintain same voting interest before and after conversion events occur, but cumulative value of the shares will be enriched after the conversion for purposes of sales of securities or proceeds of sales of assets. All of our authorized voting classes of common stock, including the Class REG A Shares, contain super-voting rights which are entitled to more than one vote after the conversion.

Upon the aforementioned conversion events, if at all, our Class REG A shares are entitled to five votes per share, our Original Common Shares are entitled to fifteen votes per share, our Class A Common Shares are entitled to ten votes per share, our Class A+ Common Shares are entitled to eight votes per share, our Class AA Common Shares are entitled to six votes per share, and our Class AA+ Common Shares are entitled to three votes per share. We have provided our earliest shareholders, who we consider risked the most both monetarily and illiquidity time wise, with higher conversion rates on shares of our common stock and deeper discounts at higher stated and redemption value of our redeemable preferred shares. As we have progressed, grown and accomplished commercial results with our new technology in both robotics systems and software performance since our inception, we offer less discounts and lower conversation rates. When all shares of our common stock are converted upon the Planned Listing or the Planned IPO/RPO, if at all, all super-voting rights shall cease to exist.

Generally, the affirmative vote of a majority of all votes cast is necessary to take shareholder action, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director and except as set forth in the FBCA.

Each shareholder entitled to vote on a matter may do so at a meeting in person or by proxy directing the manner in which he or she desires that his or her vote be cast or without a meeting by a consent in writing or by electronic transmission. Any proxy must be received by us prior to the date on which the vote is taken. Unless otherwise provided in the articles of incorporation, action required or permitted by FBCA to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted.

Exchanges of Securities

Our Original Common Shares may be exchanged for shares of any other class of our common stock or stock listed on a national securities exchange, if any, at the appropriate time, but in limited amounts versus the amounts that may be offered as part of the Offering, or future Planned Listing or Planned IPO/RPO, if any, further subject to investment banker limitations. Class A Common Shares, Class A+ Common Shares and Class AA and AA+ Common Shares may not be exchanged for Class REG A shares, but are exchangeable for PLS, if any, subject to investment banker limitations on resale. We plan to redeem some, if not all, the Series A Preferred Shares, some Series A+ Preferred Shares and some Original Preferred Shares, including some nominal conversions from our Key, in this Offering, and the remaining amount not yet redeemed, from proceeds of our Planned IPO/RPO, if at all. These plans may not materialize if this Offering or subsequent planned offerings do not provide sufficient proceeds to both expand our operations as we plan and pay part, or all, of the redemptions we schedule. More details related to our use of proceeds of this Offering are available in the section entitled “Use of Proceeds to Issuer.”

We are not allowing any sales of our previously issued shares of common stock in conjunction with this Offering. The first opportunity for public sales of any classes of shares of our common stock will be during our Planned Listing or Planned IPO/RPO, if at all.

There is no assurance that this Offering will be successful enough to provide 100% redemption of the Series A Preferred Shares, which have priority of redemption from proceeds over our Original Preferred Shares, Series A+ and AA Preferred Shares, but it is our intent to redeem the Series A Preferred Shares first, and some Series A+ Preferred Shares according to their stock purchase agreements, and some Original Preferred Shares, pari passu, if full redemption of the planned portions of holdings is not possible.

Preferred Stock

Our Articles of Incorporation, as amended, authorizes our Board, without further shareholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, $0.0001 par value per share, in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as our Board approves. As of the date of this Offering Circular, our Board has classified 450,000 shares as Series REG A shares.

Liquidating Preferences

If we liquidate, dissolve or wind-up, holders of shares of the Series REG A shares will have the right to receive $12.50 per share of the Series REG A shares, plus an amount equal to all accrued and unpaid dividends (whether or not authorized or declared) to and including the date of payment, before any distribution or payment is made to holders of shares of our other series of preferred stock or shares of any class of our common stock and any other class or series of capital stock ranking junior to the Series REG A shares as to rights upon our liquidation, dissolution or winding up. The Company is not required to redeem at Stated Value or any other value based on an instrument. Following payment of any accrued but unpaid preferred returns to our Series REG A shares, liquidating distributions will be shared pari passu between shares of our common stock and our Series REG A shares, subject to the proportionate rights of any other class or series of our capital stock ranking on parity with the Series REG A Preferred Shares as to rights upon our liquidation, dissolution or winding up, junior to the rights of any class or series of our capital stock expressly designated as having liquidation preferences ranking senior to the Series REG A Preferred Shares, and in all instances subject to payment of, or provision for, our debts and other liabilities.

Original, Series A, Series A+, Series AA, Series AA+, Series AA++, and Preferred Series 2018 Special 8% Shares

As of the date this Offering Circular, we have issued to our Founding Shareholders 2,163,800 shares of Original Preferred, 269,150 shares of Series A Preferred, 215,000 shares of Series A+ Preferred, 13,500 shares of Series AA Preferred, 30,000 shares of Preferred Series 2018 Special 8%, and 32,500 shares of Series AA++ Preferred shares, all of which are non-voting and eligible for redemption, partially or fully, in offerings, or at the time of a sale of the Company or change of control, or a liquidation.

Each of the shares of our series of issued preferred stock has identical liquidation rights, which include security interests in the assets, tangible or intangible, acquired or assigned to their series with the funds representing each Series Paid in Capital, and proceeds pro-rata divided from the proceeds of any liquidation if those proceeds are insufficient to repay all of the Paid in Capital.

Dividends

Holders of the Series REG A shares will be entitled to receive cumulative cash dividends on any unredeemed Series REG A shares when, as and if authorized by our Board and declared by us from and including the third-year anniversary of the date of original issuance, as the premium in the Stated Value is intended to act as a benefit during the early holding period. If declared, dividends are payable quarterly in arrears on dates to be designated by the Board. From the date of initiation of dividend entitlement, we will pay dividends at the rate of 6.00% per annum of the $12.50 Stated Value. Dividends will accrue and be paid on the basis of a 360-day year consisting of twelve (12) 30-day months. Dividends on the Series REG A shares will accrue and be cumulative from the end of the most recent dividend period for which dividends have been paid, or if no dividends have been paid, from the date of original issuance. Dividends on the Series REG A shares will accrue whether or not (i) there are funds legally available for the payment of such dividends or (ii) dividends are paid in shares of non-voting preferred stock, or common stock, accrued dividends on the Series REG A shares will not bear interest.

Our Series A Preferred Shares include a potential cash dividend to be paid when the Company has sufficient earnings and cash flow to pay a rate of 6% per annum of the $15 Stated Value, or a Company voluntary stock dividend of 6%, or a dividend upon redemption after one year of ownership in with cumulative calculation from the 1st year anniversary to the date of redemption, pro rata.

Our Series A+, our Series AA, our Series AA+, and our Series AA++ Preferred include no potential cash dividend, but the Company may pay a voluntary stock dividend in an amount to be determined by the Board, if any.

Our Preferred Series 2018 Special 8% has no premium to its stated value compared to its purchase price, both of which are $10 per share. Its redemption value is also $10 per share and it carries an 8% dividend that is payable in cash upon redemption.

Our Original Preferred bears no dividend rights.

Voting Rights

Except in respect of the special voting rights described below and in our descriptions of shares, the Series REG A shares, Series A Preferred Shares, Series A+ Preferred Shares, Series AA Preferred Shares, Preferred Series 2018 Special 8% Shares and Original Preferred Shares will have no voting rights except those rights afforded by Florida law in certain cases.

So long as any Series REG A shares remain outstanding, in addition to any other vote or consent of shareholders required by our Bylaws, we will not, without the affirmative vote or consent of the holders of at least two thirds of the outstanding Series REG A shares voting together as a single class with shares of any other series of preferred stock upon which like voting rights have been conferred, authorized, created or issued, increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series REG A shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, reclassify any of our authorized capital stock into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such capital stock.

Planned Redemption of Series A Preferred Shares, Series A+ Preferred Shares, Series AA Preferred Shares, Preferred Series 2018 Special 8% Shares and Original Preferred Shares

We plan on redeeming our debt principal of $4,163,156.12 before be redeem any preferred shares. We plan to redeem some, if not all, of our Series A Preferred Shares, some of our Series A+ Preferred Shares, and our Special Series 2018 8% Preferred owned by our non-management and non-director Founders, and de minimis percentage of Original Preferred Shares, owned by our management, directors and advisors, with available proceeds from this Offering, as a priority redemption. As of the date this Offering Circular, we have issued to our Founding Shareholders 2,163,800 shares of Original Preferred, 269,150 shares of Series A Preferred, 215,000 shares of Series A+ Preferred, 13,500 shares of Series AA Preferred, 30,000 shares of Preferred Series 2018 Special 8%, and 32,500shares of Series AA++ Preferred. We plan to spend approximately $10,400,000 if we sell the Offering Amount of $50,000,000, $4,224,600 of which is a priority status in this Offering, or any other institutional placement, if sufficient proceeds are available in proportion to the total net proceeds to redeem some, if not all, shares of our Series’ of Preferred Shares We plan to redeem all of the Series’ of our Founders’ Shares, and an indeterminate number of shares of Original Preferred Shares depending upon the available proceeds from this Offering. Any remaining of the Series’ of Preferred Shares, and part of the remaining Original Preferred Shares, which have not been redeemed in this Offering, are expected to be redeemed from the proceeds available from any institutional capital investment or the Planned IPO/RPO, or the sale of the Company or its assets, the merger of the Company involving a change of control, or the liquidation or winding down of the Company, if at all.

If we are unable to redeem the priority amounts of approximately $4,224,600, of our Series A Preferred Shares, Series A+ Preferred, and Special Series 2018-8% Preferred, as well as some Original Preferred, as we planned, we expect to redeem lesser amounts on a pro-rata basis per shareholder as proportionate to the funds available. If such amounts are redeemed, the remaining Series A, A+, Special Series 2018 8% Preferred and some Original Preferred shares issued and outstanding shall be eligible for the next priority redemption of approximately $3,020,721 in our Planned IPO or RPO or any other institutional placement, if at all, which amount consists of $2,607,650 of remaining Stated Value and $413,071 of premiums attributed to planned deferrals to the Planned IPO or RPO. In the event we are not able to redeem all Series A Preferred Shares, Series A+ Preferred and Original Preferred Shares, we will not redeem the Series 2018 Special 8% shares from the gross offering proceeds of this Offering, but from other sources inclusive of an institutional placement, or other borrowings. If insufficient proceeds are available to redeem any part of the he Series AA shares, they will not be redeemed from the gross offering proceeds of this Offering, as was the agreement with those Shareholders at the time of their purchase of the Shares.

If we do not, for any reason, redeem all the scheduled Series A Preferred Shares, Series A+ Preferred Shares and Original Preferred Shares in these offerings, we will initiate partial redemptions in intervals subject to cash flow availability until either we accept an institutional placement of equity or debt, or our internal growth is sufficient to warrant another offering, or we sell the Company to a larger entity or fund, if at all.

If we are forced to redeem these various Series’ of preferred stock in partial amounts either in this Offering, an institutional placement, or the subsequent Planned IPO/RPO, if at all, or from other placement or loans, or from cash flow, we may begin with redeeming by priority the earliest issued Series A Preferred Shares first, the ones dating back to 2014, 2015 and 2016, then the Series A issued in 2017, and then the Series A+ issued in 2017, pari passu with Original Preferred Shares, in amounts to be determined by the Board as determined by circumstances at the time.

In general, if we receive more than $40,000,000 from this Offering, up to the Maximum of $50,000,000, we intend to redeem more of the outstanding Series’ of Preferred than was agreed with each Shareholder at the time of their purchase, which we believe to be a benefit to these Shareholders. We also believe that the manner in which we handle past Shareholders is an indication to potential REG A Shareholders that we will fairly treat their redemptions as any redemptions occur during this Offering, if any, since REG A Shareholders will be expecting their Preferred Shares to be likewise handled fairly when it is time for their redemptions

If we sell, merge, liquidate, conduct our Planned IPO/RPO, or receive an additional institutional capital insertion in, the Company, all redemptions occur simultaneously, and the priority of redemption from sales proceeds will be subject to the terms set forth in each shareholder’s stock purchase agreement.

Planned Redemption of Series REG A Shares

We plan to redeem the Series REG A shares, comprised of 4,500,000 shares at the Stated Value of $12.50 per share, for a total Redemption Value of $56,250,000, in full or part, when we receive sufficient proceeds from our Planned IPO/RPO, which may be approximately fifteen months after the Final Closing of this Offering, if at all.

Shareholders shall retain their Class REG A shares after redemption of the REG A Preferred, irrespective of when or how the Series REG A shares are redeemed. One of the risks of this Offering is that we may not raise sufficient proceeds to both continue our operations as planned and make a timely redemption of both the principal and yield represented by the Stated Value of the Series REG A shares.

Current Issued and Outstanding Shares of Preferred Stock

SERIES of PREFERRED	# Shares
Original Preferred	2,163,800
Series A Preferred	269,150
Series A+ Preferred	215,000
Series AA Preferred	13,500
Preferred Series 2018 Special 8%	30,000
Series AA++	32,500
TOTAL ISSUED	2,723,950

Issuance of Additional Securities and Debt Instruments

Subject to certain restrictions under applicable Florida laws and our Articles of Incorporation, our Board is authorized to issue additional securities within the number of authorized securities specified in our Articles of Incorporation, including shares of common stock, preferred stock, convertible preferred stock and convertible debt, for cash, property or other consideration on such terms as it deems advisable, and to classify or reclassify any unissued shares of capital stock of our Company into other classes or series of stock. We may issue debt obligations with conversion privileges on such terms and conditions as the directors may determine, whereby the holders of such debt obligations may acquire shares of our common stock or preferred stock. We may also issue warrants, options and rights to buy shares on such terms as the directors deem advisable, despite the possible dilution in the value of the outstanding shares which may result from the exercise of such warrants, options or rights to buy shares, as part of a ratable issue to shareholders, as part of a private or public offering or as part of other financial arrangements.

Our most likely purpose to incur short-term debts would be to fund the up-front costs of providing inventory for multiple Kiosks installed during short periods of time, such as fulfillment of a retail chain store agreement, an acquisition of an existing pharmacy or pharmacy license, or costs of this Offering. For example, if we obtain a contract to install 200 Kiosks in an existing or newly built retail chain store, and it has an inventory of $50,000 to $75,000 to start, it will require us to finance $10,000,000 to $15,000,000 for a six-month to nine-month period until several turns which allow us to recoup 100% of this inventory investment at profit if we were responsible for the initial inventory. Because the Offering Amount is only $50,000,000, we believe it would be beneficial to our shareholders by utilizing relatively inexpensive short-term inventory debts to cover this purpose.

Our most likely purpose to incur medium and long-term debts would be adding additional equipment in our regional operation centers and national headquarters, as well as adding additional real estate mortgages in conjunction with pharmacy acquisitions and vertical product manufacturing integration facility acquisitions.

We provide our new directors, David Van Valkenburg and Roman Rohatgi, with SRXS Key shares and cash payments as part of their compensation for serving on our Board. We also anticipate providing our new REG A Director, who will be elected by or subsequent to the completion of this Offering, with SRXS shares and cash payments as part of his/her compensation for serving on our Board. Our directors who also serve on a committee will be compensated more than directors who do not serve on a committee.

Restrictions Imposed by the USA PATRIOT Act and Related Acts

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, the securities offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is:

•	a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States, or U.S., Treasury Department;
•	acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;
•	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;
•	a person or entity subject to additional restrictions imposed by any of the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or
•	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

PLAN OF DISTRIBUTION

We have engaged Andes Capital, LLC., and [●], who are registered broker-dealers and members of FINRA, as one of our Co-Managers, to act in concert to manage FINRA filing processes for the Offering and offer the Offered Shares to Prospective Shareholders on a best efforts basis. The Co-Managers are expected to form a syndicate of other experienced registered broker-dealers and investment banks who are also regulated by FINRA, or licensed state by state, to act as selected dealers, or the Selling Group Participants, to offer our shares to Prospective Shareholders as they determine, in connection with this Offering. We also intend to engage a number of RIAs, licensed either with the Commission or individual states, to offer our Offered Shares.

We will pay the Co-Managers sales commissions and concessions equal to 5.50%. of the gross offering proceeds for sales of Offered Shares by the Co- Managers, or the Selling Commissions, which it may re-allow, in whole or in part to the Selling Group Members, and a fee equal to 2.20%of the gross offering proceeds, or the Co-Manager Fee, which it may re-allow, in whole or in part to the Selling Group Members. We will also pay the Co-Managers an accountable expense reimbursement of up to 0.18%of the gross offering proceeds for fees related to their clearing and facilitation services, their legal and due diligence fees and other expenses approved by the Company as further described herein. We agreed to pay, prior to the Offering, up to approximately 0.11% of the gross offering proceeds on expenses such as reasonable travel and food costs of Selling Group Participants and RIA’s, and advertising. The aggregate amount of underwriting compensation is estimated to be 7.99% of the gross proceeds of this Offering,

The Company agreed to pay Andes Capital $5,000 as a refundable fee to perform the clerical work in connection with the FINRA 5110 form filing and $1,250 for Andes legal counsel for due diligence and legal fees for working with the Company to make the FINRA 5110 filing. Upon the issuance of a no objection letter by FINRA an additional fee of $5,000 will be allocated to Andes Capital and $1,250 to its legal counsel. We will include the $10,000 paid to Andes within the accountable expense reimbursement of 0.18% but will not include the $2,500 legal fee.

On or prior to the date of the qualification of this Form 1-A, of which this Offering Circular is a part, we anticipate entering into additional REG A Co-Manager agreements with additional Co-Managers, or the Co-Manager Agreements, setting forth the terms and conditions of the sale of the Offered Shares, a copy of which will be an exhibit to this Offering Circular to be filed with the Commission. The Co-Manager Agreements will not give rise to any commitment by the Co-Managers to purchase any of the Offered Shares, and except for those terms and conditions that we agree to be bound, the Co-Managers will have no authority to bind us by virtue of the Co-Manager Agreement. Further, this Offering will be conducted on a best-efforts only basis and therefore, the Co-Managers do not guarantee that we will be able to raise any capital in this Offering. The Co-Managers may engage a number of Selling Group Participants to assist with sale of this Offering. Broker-dealers who desire to become members of the Selling Group will be required to execute a Selected Dealer agreement, or the Selected Dealer Agreement, with our Co-Managers either before or after the date of this Offering Circular. We expect to continue engaging Co-Managers and their underlying Selected Dealers until the Offering is completely sold, or until the Offering term, plus any allowable extensions, ends, or until we terminate the Offering prior to obtaining all $50,000,000 of proceeds, and expect that the Co-Managers in the early stages of the Offering may reach points at which they have achieved as much in sales as is advisable for their respective clients, so that at some point their volume of sales would diminish, and new Co-Managers and Selected Dealers would be required to complete the sale of the Offering.

Our Registrar and Transfer Agent, ClearTrust, LLC, will administer the recording of the purchases of the Offered Shares and interface with our Escrow Agent, [●], or any payment agent that may be hired to facilitate this process.

We intend to commence the Offering sales utilizing both the Broker Dealer and RIA channels, as well as Reg A experienced Platforms that have achieved success in obtaining proceeds in excess of $20 million average per offering, so as to accelerate the receipt of proceeds during the Pandemic by utilizing both channels.

The Platform

This Offering will terminate on the earliest to occur of: (i) the date on which we sell the Offering Amount of Offered Shares; (ii) any date before the Offering Amount of Offered Shares are sold, subject to the Company’s sole discretion, or (iii) [●], which is twelve (12) months from the date of the qualification of this Offering Circular. We refer to any of these three dates as the Termination Date. The Initial Closing will occur at our Company’s and our Co-Manager's sole discretion after we have received and accepted purchases from our Co-Manager that are awaiting release from their escrow or omnibus accounts, as applicable, before the Termination Date. The Company does not intend there to be a minimum amount needed to break escrow and would break escrow when our Co-Manager believes that its first orders are ready for unified transmission. Following the Initial Closing, we intend to hold additional closings on at least a semi-monthly, monthly or bi-weekly basis, at the discretion of the Co-Managers. The Co-Managers will conduct the closings for purchases generated by the Selling Group. The Final Closing will occur on the earliest date (i) when the Offering Amount of Offered Shares are sold, (ii) any date before the Offering Amount of the Offered Shares are sold, subject to the Company’s sole discretion, or (iii) [●], which is twelve (12) months from the date of the qualification of this Offering Circular. Until the Initial Closing, proceeds for purchases received in cash via wire transfer, electronic funds via ACH transfer, or check deposit will be kept in a separate non-interest-bearing Escrow Account held by [●] our Escrow Agent. Upon the Initial Closing, and at each subsequent closing until the Final Closing, the proceeds held in the Escrow Account will be distributed to us and the Offered Shares will be issued to the investors. If the Initial Closing does not occur for any reason, the proceeds will be promptly returned to investors without interest.

All funds must be transmitted directly by wire, via ACH transfer, or check deposit to the specified bank account maintained by the Escrow Agent per the instructions of purchase. The Escrow Agent will notify the Transfer Agent when the full amount necessary for Initial Closing has been received. Once the total amount of collective purchases accepted by us and supported by cleared funds in either: (a) a purchaser’s brokerage account at the Selling Group Participant or its clearing company; or (b) at the Escrow Account maintained by the Escrow Agent equal to or is greater than the Initial Closing amount decided by the Company, funds will be transferred from purchasers to us for the Initial Closing.

Our officers and directors may participate in the sales process for this Offering. We may pay reduced or no selling commissions and/or expense reimbursements or fees in connection with the sale of Offered Shares to:

•	our employees, officers, directors, our manager, our property manager or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing persons), any plan established exclusively for the benefit of such persons or entities, and approved by our Board, joint venture partners, consultants and other service providers;
•	clients of an RIA registered under the Investment Advisers Act of 1940 or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset-based fees with such dually registered investment advisor/broker-dealer); or
•	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department, institutions qualifying as QIBs under Rule 144 or QPs under (2) (A) (51) (a) of the Investment Company Act of 1940; and purchases of shares in excess of $500,000 by qualified purchasers, as defined in the rules of Regulation A.

For purposes of the foregoing, “immediate family members” means such Person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions and/or expense reimbursements or fees may elect not to accept all or a portion of such compensation. In that event, such shares will be sold to the investor at a per share purchase price, net of all or a portion of selling commissions and/or expense reimbursements or fees. All sales must be made through a registered broker dealer participating in this Offering, and investment advisors must arrange for the placement of sales accordingly. The net proceeds to us will not be affected by reducing or eliminating selling commissions and/or expense reimbursements or fees payable in connection with sales through RIAs or bank trust departments.

In directly sourcing investors, our officers and directors will rely on Rule 240.3a4-1 of the Securities Exchange Act of 1934, that associated persons of an issuer deemed not to be brokers. The applicable portions of the rule state that associated persons of an issuer, which include natural persons who are officers, directors, partners or employees of the issuer and its affiliates, shall not be deemed brokers if such persons a) perform substantial duties at the end of the offering for the issuer; b) are not broker-dealers; and c) do not participate in selling securities more than once every twelve months, except for any of the following activities: i) preparing written communication, but no oral solicitation; or ii) responding to inquiries provided that the content is contained in the applicable registration statement; or iii) performing clerical work in effecting any transaction.

No payments have yet been paid to Seller Group members or RIAs and no non-cash compensation, in the form of food above $100 per occurrence or any other form, has been paid to date. In May/June of 2019, 0.11% of the gross offering proceeds was agreed with FINRA to be paid and included as Broker Dealer compensation for FINRA calculations, prior to the Offering, on expenses such as reasonable travel, food costs above $100 per occasion of Seller Group Participants and RIAs, and advertising. The only item already paid to date was for the independent FactRight due diligence report, which cost approximately $23,000, and which vendor and their attorneys are not Broker Dealers nor associated persons, and therefore not a participant in the Offering. No travel or advertising expenses have been paid as of now.

Delivery of Offering Circular in Electronic Form Only

After the qualification date and prior to or concurrently with the delivery of any written offer to purchase our shares, the Co-Manager through which you invest in this Offering will provide you with a copy of the final Offering Circular by (i) electronic delivery by email; or, (ii) the uniform resource locator, or the URL, to where the final Offering Circular may be accessed on the SEC’s Electronic Data Gathering, Analysis and Retrieval System, or EDGAR. If a Prospective Shareholder receives the preliminary Offering Circular, the soliciting dealer will deliver the final Offering Circular to such Prospective Shareholder, either electronically or via the EDGAR URL at least 48 hours before such Prospective Shareholder will be permitted to acquire our Offered Shares.

Investment Procedures

Prospective Shareholders investing in our shares, whether through our Co-Managers or directly from us, will acquire our Offered Shares in digital book entry format recorded on both the books and records of our Transfer Agent and our Company. No paper certificates will be issued.

We engaged ClearTrust, LLC, as our Company’s Registrar and Transfer Agent. They will also administer the recording and communications related to shares sold in this Offering. Each shareholder’s records will be available immediately after the record date of the purchase of the Offered Shares. Our Transfer Agent will apply for DTC eligibility of the Offered Shares. Shares issued through DTC Settlement will be held in the name of DTC, or its nominee, Cede & Co., on the books of ClearTrust, LLC.

The process for investing through any of our Co-Managers or Selling Group Participants shall be the same. Each broker-dealer will be required to obtain certain qualifying information related to the Prospective Shareholder’s suitability and eligibility to purchase the Offered Shares. Once such data is gathered, the Prospective Shareholder’s money will be placed in the escrow account with our Escrow Agent, until either the Initial Closing of this Offering, or if the Initial Closing is achieved, at the next closing or until the Final Closing.

All investors will be required to complete and execute the Purchase Form filed as an exhibit to the offering statement of which this Offering Circular is a part (“Form”). This Form is available from [ ● ] and should be delivered to [ ● ], together with payment in full by check or wire or ACH of your Purchase Price in accordance with the instructions in the Form.

There are no subscription agreements to execute, but there are simple written representations with plain English that each purchaser must make in compliance with federal and state securities rules and law, and suitability requirements added by us, as well as the Underwriter and Co-Managers and the Selected Dealers.

Upon purchase of the Offered Shares, a shareholder’s shares will be held either by ClearTrust, LLC, or in “street name” through a DTC or the clearing firm for the broker dealer through which the purchase was executed.

Each closing shall be based on the dollar value of the investments contained in the Escrow Account. At each subsequent closing there is no prescribed amount required to be deposited in the escrow accounts awaiting closing, so we will schedule closings at various time intervals and sweep all funds of order up to each such closing date to affect the purchases pursuant to that schedule. We may also modify that schedule from time to time.

Pricing of the Offering

Prior to the commencement of the Offering, there has not been and there will not be a public market for the Offered Shares or any of our shares. The Offering Price was determined by the Board and bears no relationship to our assets, net worth, or any other objective or quantitatively derived criteria. The principal factors considered in determining the Offering Price include:

•	the information set forth in this Offering Circular;
•	our history and prospects and the history of and prospects for the industry in which we compete;
•	our past and present financial performance, including our positive Book Value;
•	our prospects for future earnings and the present state of our development;
•	the general condition of the securities markets at the time of this Offering; and
•	other factors deemed relevant by us.

Future valuation of shares of our common stock may be determined pursuant to future offering purchase prices, such as our Planned Listing or Planned IPO/RPO, if at all, or by book value as a result of an audit of our financial statements, or by an independent third party qualified valuation firm(s).

The Series REG A shares were priced at a discount to its Stated Value, which is two dollars and fifty cents ($2.50) less than the Stated Value of $12.50 per share. The Stated Value also represents the Redemption Value of these shares, which means that their redemption by us, if any, or their conversion to other series of non-voting shares, would require the $12.50 Stated Value to be paid in cash or equal to the value of the shares so converted, irrespective of the type of redemption or sale. The Company is not required to redeem at Stated Value or any other value based on an instrument. The final pricing shall be determined by our Co-Managers and us, based upon a number of factors including, the ease of marketing and ratio basis versus the Class REG A shares offered alongside the Series REG A shares, since the price is arbitrary for this redeemable Preferred.

There is no other correlation to any valuation of the Series REG A shares, except that it has a collateral interest in any assets created from funds invested in this Offering. Such values of the assets are based on US GAAP and could be either lesser or greater than the value of the investment.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons (i.e., companies). Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)I of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

How much can you invest if you are a non-accredited investor?

If you do not meet any of the categories listed below, you are a non-accredited investor in this Offering. Non-accredited investors may invest in this Offering if no more than: (a) 10% of the greater of annual income or net worth (for natural persons); or (b) 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

How much can you invest if you are an accredited investor?

If you meet any of the following categories, you are an accredited investor as defined under Rule 501 of Regulation D. Accredited investors are exempt from the above limitation. If you meet one of the following tests you should qualify as an accredited investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;
(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);
(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;
(iv)	You are an organization described in Section 501I(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;
(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;
(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;
(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with their purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or
(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start as soon as practicable after this Offering Circular has been qualified by the Commission and will terminate on the Termination Date.

Book-Entry, Delivery and Form

Ownership of any common or voting class or series of shares shall be in book entry form (digital encrypted secured) on the stock record of our registered Transfer Agent. The Company shall maintain and adjust as required by our Transfer Agent, any non-common or non-voting class or series of shares denoted only in journal or notarial form and shall bear a description of the class or series of securities so issued as to the rights, limitations and privileges so conferred at the time of their issuance. In addition, the Company shall maintain records for any common voting stock issued which includes preemptive rights, other than the Original Shares, which acceded to the preemptive rights of the shares for which they were exchanged, shall bear a description as to the rights, limitations and privileges of preemption.

The shares held by our Transfer Agent will be held in “street name.” We anticipate that the nominee holder will be DTC or its designee, Cede & Co. So long as nominees as described above are the registered owners of the certificates representing the Offered Shares, such nominees will be considered the sole owners and holders of the Offered Shares for all purposes of the Offered Shares, with respect to the Offered Shares. Beneficial Owners of Offered Shares will not be entitled to have certificates representing the same registered in their names, will not receive or be entitled to receive physical delivery of the Offered Shares in definitive form and will not be considered the owners or holders under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Each person owning a beneficial interest in the Offered Shares registered to DTC or its designee must rely on either the procedures of DTC or its designee in order to exercise any rights of a shareholder.

The Depository Trust Company

We have obtained the information in this section concerning DTC and its book-entry systems and procedures from sources that we believe to be reliable. The description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time. We are not obligated to update the information provided herein on DTC’s systems or procedures if such systems or procedures change after the date marked on this Offering Circular.

DTC will act as the depository for the Offered Shares registered in the name of its nominee, Cede & Co. DTC is:

•	a limited-purpose trust company organized under the banking laws of New York;
•	a “banking organization” under the banking laws of New York;
•	a member of the Federal Reserve System;
•	a “clearing corporation” under the New York Uniform Commercial Code; and
•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through a system of electronic book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

If the Offered Shares become DTC eligible, purchases of the Offered Shares must be made by or through direct DTC participants, which will receive a credit for the Offered Shares on DTC’s records. The ownership interest of each beneficial owner will in turn to be recorded on the books and records of the direct and indirect DTC participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participants through which purchases of the Offered Shares were executed. Transfers of the Offered Shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests.

Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

IMPORTANT PROVISIONS OF FLORIDA CORPORATE LAW
AND OUR CHARTER AND BYLAWS

The following is a summary of some important provisions of Florida laws, our Articles and our Bylaws in effect as of the date of this Offering Circular, but it is not a complete description of our Articles, our Bylaws or any combination of the two. Copies of our Articles and our Bylaws are filed as exhibits to the Offering Circular of which this Offering Circular is a part.

Our Articles of Incorporation and Bylaws

Shareholder rights and related matters are governed by the Florida General Corporation Law, and our Articles and Bylaws. Provisions of our articles and bylaws, which are summarized below, may make it more difficult to change the composition of our Board and may discourage or make more difficult any attempt by a person or group to obtain control of our Company.

Board of Directors

Subject to our shareholders’ rights to consent to certain transactions as provided under the FBCA, the business and the property of our Company shall be managed and controlled by the Board. Our Bylaws and Articles of Incorporation, as amended, provide that the number of directors of our Company shall be between two to nine.

With the exception of Mr. Rohatgi, who shall serve on the Board until he resigns, and he will not be up for election at annual meetings of the corporation until he no longer jointly controls, with the Mathow Family Trust, the majority of voting shares of the Company, or the Company is sold. Our Board has three-year staggered terms, and at each succeeding annual meeting, the shareholders shall elect directors for a full term or the remainder thereof. Each director shall hold office for the term which elected and until his or her successor shall be elected and shall qualify. Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. Except as otherwise stated, vacancies in the Board, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum; except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs provided that the holders of not less than seventy-five percent (75%) of the outstanding voting shares of capital stock of the Company entitled to vote for the election of directors, voting together as a single class, shall vote for each replacement director. All directors elected to fill vacancies shall hold office for a term expiring at the time at which the term of the class to which they have been elected expires. Unless otherwise restricted by law, the Articles or the By-Laws, any director, other than Mr. Swatantra Rohatgi who shall serve indefinitely on the Board until he resigns, may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

The Board may, at any meeting, by majority vote of the Board, elect from the directors an executive committee, audit committee and/or a compensation committee or any other committee that the Board so determines is in the best interest of the Company. The committees shall consist of such number of members as may be fixed from time to time by resolution of the Board. The officer-directors, by virtue of their offices shall be members of the committees. Unless otherwise ordered by the Board, each elected member of a committee shall continue to be a member thereof until the expiration of his term of office as a director.

The executive committee may, while the Board is not in session, exercise all or any of the powers of the Board in all cases in which specific directions shall not have been given by the Board; except that the executive committee shall not have the power or authority of the Board in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the shareholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the shareholders a dissolution of the corporation or a revocation of a dissolution, amending the Bylaws, declaring a dividend, authorizing the issuance of stock or adopting a certificate of ownership and merger.

Officers

The Board has the authority to select the officers of our Company. Under our Bylaws, the officers of the Company may be a president (who shall be a director), one or more executive vice-presidents, a secretary, a treasurer, and such other officers as may from time to time be elected or appointed by the Board, including such additional vice-presidents with secretaries and assistant treasurers as may be determined by the Board. In addition, the Board may elect a chairman of the Board and may also elect an executive chairman and vice-chairman, each of whom must also be a director, or may elect such positions as officers of the Company, but the Chairman, Executive Chairman or Vice Chairman need not be officers as well as Directors. Any two or more offices may be held by the same person, except that the offices of president, Chief Executive Officer or Chief Operating Officer, and the office of Corporate secretary, may not be held by the same person. In its discretion, the Board may leave unfilled any office except Chairman, treasurer and Corporate secretary; and, that in the presence of a Chief Executive Officer, there need be no President, or in the presence of a President, there need be no Chief Executive Officer. Our officers are: (i) Santu Rohatgi, Chairman of the Board and President (iv) Brent Clark, Interim Controller; and (v) ASG Corporate Finance Corp., our Interim Corporate Secretary.

The Board appoints the officers. Each officer shall hold office until his successor shall have been duly elected or appointed or until his death or until he shall resign or shall have been removed by the Board. Each of the salaried officers of the Company shall devote his entire time, skill and energy to the business of the Company, unless the contrary is expressly consented to by the Board or the executive committee. Our CEO is in charge of the general affairs of our Company, subject to the oversight of the Board. Any officer may be removed by the Board upon a super-majority vote whenever, in its judgment, the best interests of the Company would be served thereby. The Board shall consider the consequences of such removal in the case of officers who serve pursuant to employment or other contractual agreements.

Committees of the Board of Directors

Our Board may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full board meeting.

Authorized Stock

Our Company may issue up to 100,000,000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share.

The Board of the Company is authorized, subject to limitations prescribed by law, to provide from time to time for the issuance of the shares of preferred or common stock in one or more classes or series, and by filing an amendment to the Articles of Incorporation pursuant to the applicable law of the State of Florida, as and if applicable, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, voting, powers, terms, preferences and rights of the shares or each such class or series and any qualifications, limitations or restrictions thereof. According to our Articles of Incorporation, each class or series shall respectively possess the rights, powers and preferences as set forth by resolution of the Board, but once resolved, any changes to the rights, powers, preferences or features of any class series of common or preferred stock requires a 2/3’s vote of the respective holders of that applicable class or series of stock.

Meetings

The annual meeting of the shareholders shall be on the second Friday in May of each year at 10:00 a.m. local time, or at such other date or time as shall be designated from time to time by the Board and stated in the notice of the meeting, for the election of directors and for the transaction of such other business as may come before the meeting. A special meeting of the shareholders may be called at any time by the written resolution or request of a majority or more of the members of the Board, the chairman or executive chairman or vice chairman or president, or any executive vice president, and shall be called upon the written request of the holders of fifty percent (50%) or more in amount, of each class or series of the capital stock of the Company entitled to vote at such meeting on matters that are the subject of the proposed meeting.

Dividends

Subject to the provisions of the certificate of incorporation and to applicable law, dividends on the outstanding shares of the Company may be declared in such amounts and at such time or times as the Board may determine. Before payment of any dividend, there may be set aside out of the net profits of the Company available for dividends each sum or sums as the Board from time to time in its absolute discretion deems proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purpose as the Board may determine to be in the best interests of the Company, and the Board may modify or abolish any such reserve.

Paid in Capital of the Company

The Company desires to provide for the return of the audited paid in capital of the Company to the shareholder(s) of the Original Shares, or any such future holders of such shares by transfer, sale or exchange, in the following manner:

The holders of the Original Common Shares issued, in the amounts as so adjusted as provided hereto, shall have the right to a return of 100% of the paid in capital of the Company, not otherwise allocated to other classes or series of equity issued by the Company, in amounts as represented in the reviewed or audited financial statements of the Company, as applicable, at times to be determined by the Board, as appropriate and consistent with regulatory rules; and, that the Board shall authorize any required resolutions to effect such payments to the holders of such shares from time to time; and authorizes its Officers to take such actions required to effect such timely payments as approved by the Board.

Capital Calls

The Board of Directors is hereby authorized, at its discretion, to make any capital calls to its Founding shareholders, Principals, Officers, or Directors as may be required, from time to time, to maintain sufficient operating or the net capital of the Firm within the covenants or regulatory guidelines, as well as provide adequate operating capital in respect to the nature of the business conducted by the Firm. Founding Shareholders, for the purposes of this Section, shall mean shareholders who hold any series of preferred stock or classes of common stock that were issued to them prior to the initial public offering of the Company. Such capital may take the form of paid in capital, or it may be in payment in whole or parts of the issuance of new shares, or it may be the payment in whole or parts of shares issued or reserved for eligible stock ownership programs of the Company. Capital calls shall not be made to shareholders who purchase their shares in any public offerings or private placements pursuant to Regulation D or Regulation S. However, capital calls may be made to shareholders who are considered Qualified Institutional Buyers or Qualified Purchasers, as long as their shares are not acquired in a public offering.

Class REG A and Series REG A Shareholders are exempt from any capital calls by the Company.

Amendment

Shareholders entitled to vote may amend, alter or repeal our Articles and our Bylaws. Our Board may amend, alter or repeal our Bylaws as well.

Limitation of Liability and Indemnification

FBCA sets forth that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (a) The director breached or failed to perform his or her duties as a director; and (b) The director’s breach of, or failure to perform, those duties constitutes: (i) A violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not stop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful; (ii) A transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) A circumstance under which the liability provisions of unlawful distributions are applicable; (iv) In a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) In a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Our By-Laws provide that the directors shall not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty or loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Florida law requires a corporation, unless its articles provides otherwise, which our Articles does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

•	a violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
•	a transaction from which the director, officer, employee, or agent derived an improper personal benefit;
•	in the case of a director, a circumstance under which the liability provisions of unlawful distributions are applicable; or
•	willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

However, a Florida corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, FBCA sets forth that expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

To the maximum extent permitted by Florida law, our Articles and Bylaws limit the liability of our directors and officers to us and our shareholders for monetary damages, and our Articles and Bylaws authorize us to obligate ourselves to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, and our manager (including any director or officer who is or was serving at the request of our Company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise).

However, the Commission takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We may also purchase and maintain insurance to indemnify such parties against the liability assumed by them whether or not we are required or have the power to indemnify them against this same liability.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and our senior management team that will obligate us to indemnify them to the maximum extent permitted by Florida laws. The indemnification agreements provide that if a director or member of our senior management team is a party or is threatened to be made a party to any proceeding, by reason of such director’s or senior management team member’s status as a director, officer or employee of our Company, or our manager, we must indemnify such director or senior management team member, and advance expenses actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or senior management team member was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or senior management team member actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal action or proceeding, the director or senior management team member had reasonable cause to believe his or her conduct was unlawful.

Except as described below, our directors and senior management team members will not be entitled to indemnification pursuant to the indemnification agreement:

•	if the proceeding was one brought by us or in our right and the director or senior management team member is adjudged to be liable to us;
•	if the director or senior management team member is adjudged to be liable on the basis that personal benefit was improperly received; or
•	in any proceeding brought by the director or senior management team member other than to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement and, except as may be expressly provided in our Articles, our Bylaws, a resolution of our Board or of our shareholders entitled to vote generally in the election of directors or an agreement to which we are a party approved by our Board.

Notwithstanding the limitations on indemnification described above, on application by a director of our Company or member of our senior management team to a court of appropriate jurisdiction, the court may order indemnification of such director or senior management team member if:

•	the court determines the director or senior management team member is entitled to indemnification as described in the following paragraph, in which case the director or senior management team member shall be entitled to recover from us the expenses of securing such indemnification; or
•	the court determines that such director or senior management team member is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or senior management team member (i) has met the standards of conduct set forth above or (i) has been adjudged liable for receipt of an “improper personal benefit”; provided, however, that our indemnification obligations to such director or senior management team member will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit.

Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or senior management team member is a party or is threatened to be made a party to any proceeding by reason of such director’s or senior management team member’s status as a director, officer or employee of our company, and such director or senior management team member is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or senior management team member for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

In addition, the indemnification agreements will require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or senior management team member is not entitled to indemnification.

Takeover Provisions

The following paragraphs summarize some provisions of Florida law and our Articles and Bylaws which may delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for our shareholders.

Affiliated Transactions

Affiliated transaction shall mean:

1.	Any merger or consolidation of the corporation or any subsidiary of the corporation with:

a.	The interested shareholder; or
b.	Any other corporation (whether or not itself an interested shareholder) which is, or after such merger or consolidation would be, an affiliate or associate of the interested shareholder;

2.	Any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with the interested shareholder or any affiliate or associate of the interested shareholder of assets of the corporation or any subsidiary of the corporation:

a.	Having an aggregate fair market value equal to five percent or more of the aggregate fair market value of all the assets, determined on a consolidated basis, of the corporation;
b.	Having an aggregate fair market value equal to five percent or more of the aggregate fair market value of all the outstanding shares of the corporation; or
c.	Representing five percent or more of the earning power or net income, determined on a consolidated basis, of the corporation;

3.	The issuance or transfer by the corporation or any subsidiary of the corporation (in one transaction or a series of transactions) of any shares of the corporation or any subsidiary of the corporation which have an aggregate fair market value equal to five percent or more of the aggregate fair market value of all the outstanding shares of the corporation to the interested shareholder or any affiliate or associate of the interested shareholder except pursuant to the exercise of warrants or rights to purchase stock offered, or a dividend or distribution paid or made, pro rata to all shareholders of the corporation;
4.	The adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, or pursuant to any agreement, arrangement, or understanding (whether or not in writing) with, the interested shareholder or any affiliate or associate of the interested shareholder;
5.	Any reclassification of securities (including, without limitation, any stock split, stock dividend, or other distribution of shares in respect of shares, or any reverse stock split) or recapitalization of the corporation, or any merger or consolidation of the corporation with any subsidiary of the corporation, or any other transaction (whether or not with or into or otherwise involving the interested shareholder), with the interested shareholder or any affiliate or associate of the interested shareholder, which has the effect, directly or indirectly (in one transaction or a series of transactions during any twelve-month period), of increasing by more than five percent the percentage of the outstanding voting shares of the corporation or any subsidiary of the corporation beneficially owned by the interested shareholder; or
6.	Any receipt by the interested shareholder or any affiliate or associate of the interested shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the corporation), of any loans, advances, guaranties, pledges, or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.

In addition to any affirmative vote required by FBCA or by the articles of incorporation, an affiliated transaction shall be approved by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, unless such an affiliated transaction meets any of the conditions below:

(a)	The affiliated transaction has been approved by a majority of the disinterested directors;
(b)	The corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement date;
(c)	The interested shareholder has been the beneficial owner of at least 80 percent of the corporation’s outstanding voting shares for at least five years preceding the announcement date;
(d)	The interested shareholder is the beneficial owner of at least 90 percent of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors;
(e)	The corporation is an investment company registered under the Investment Company Act of 1940; or
(f)	In the affiliated transaction, consideration shall be paid to the holders of each class or series of voting shares and all of the conditions specified in related sections of FBCA are met.

The above provisions do not apply:

(a)	To any corporation the original articles of incorporation of which contain a provision expressly electing not to be governed by this section;
(b)	To any corporation which adopted an amendment to its articles of incorporation prior to January 1, 1989, expressly electing not to be governed by this section, provided that such amendment does not apply to any affiliated transaction of the corporation with an interested shareholder whose determination date is on or prior to the effective date of such amendment;
(c)	To any corporation which adopts an amendment to its articles of incorporation or bylaws, approved by the affirmative vote of the holders, other than interested shareholders and their affiliates and associates, of a majority of the outstanding voting shares of the corporation, excluding the voting shares of interested shareholders and their affiliates and associates, expressly electing not to be governed by this section, provided that such amendment to the articles of incorporation or bylaws shall not be effective until 18 months after such vote of the corporation’s shareholders and shall not apply to any affiliated transaction of the corporation with an interested shareholder whose determination date is on or prior to the effective date of such amendment; or
(d)	To any affiliated transaction of the corporation with an interested shareholder of the corporation which became an interested shareholder inadvertently, if such interested shareholder, as soon as practicable, divests itself of a sufficient amount of the voting shares of the corporation so that it no longer is the beneficial owner, directly or indirectly, of ten percent or more of the outstanding voting shares of the corporation, and would not at any time within the five-year period preceding the announcement date with respect to such affiliated transaction have been an interested shareholder but for such inadvertent acquisition.

Any corporation that elected not to be governed by this section, either through a provision in its original articles of incorporation or through an amendment to its articles of incorporation or bylaws may elect to be bound by the provisions of this section by adopting an amendment to its articles of incorporation or bylaws that repeals the original article or the amendment. In addition to any requirements of FBCA, or the articles of incorporation or bylaws of the corporation, any such amendment shall be approved by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by any interested shareholder.

Control-share Acquisitions

“Control shares” are shares that would have voting power with respect to shares of an issuing public corporation that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of voting power:

•	one-fifth or more but less than one-third of all voting power;
•	one-third or more but less than a majority of all voting power; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control-share acquisition” means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

If authorized in a corporation’s articles of incorporation or bylaws before a control-share acquisition has occurred, control shares acquired in a control-share acquisition with respect to which no acquiring person statement has been filed with the issuing public corporation may, at any time during the period ending 60 days after the last acquisition of control shares by the acquiring person, be subject to redemption by the corporation at the fair value thereof pursuant to the procedures adopted by the corporation. Control shares acquired in a control-share acquisition are not subject to redemption after an acquiring person statement has been filed unless the shares are not accorded full voting rights by the shareholders as provided in FBCA.

The control share acquisition statute does not apply to (1) shares acquired in a merger or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the articles or bylaws of the corporation.

Dissolution or Termination of Our Company

We are an infinite-life corporation that may be dissolved at any time by the affirmative vote of the shareholders of 50% or more of the outstanding shares of capital stock of the Company entitled to be cast on that proposal, with the action of the Board. While without the action of the Board, action to dissolve the Company may be taken by the written consent of the shareholders.

ADDITIONAL REQUIREMENTS AND RESTRICTIONS

SRXS and Co-Managers’ Requirements

Each of the participating Co-Managers and their authorized registered representatives, or any other person selling or administering to your purchase of our common or preferred stock on our behalf is required to:

make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor based on information provided by such investor to the Co-Managers, including such investor’s age; identity verification; employment or business or professional affiliations over the life of the investor; investment experience, risk tolerance and objectives; current income, income for the last three years, and expected income for the next two years; current net worth, net worth for the last three years, and expected net worth for the next two years; overall financial situation relating to personal and family circumstances, or relationships or obligations to business(es) or professional entities controlled by the investor; other investments held by such investor, including other Regulation A offering securities purchased within the past twelve months of the purchase of Offered Shares; and maintain, for at least six years, records of the information used to determine that an investment in our shares is suitable and appropriate for each investor.

In making this determination, your participating Co-Managers or their authorized registered representative, an RIA or individual advisor, or our representative officer or director, based on a review of the information provided by you, consider whether you:

•	meet the minimum suitability standards established by us and the Co-Managers, and the investment limitations established under Regulation A;
•	can reasonably benefit from an investment in our shares based on your overall investment objectives and portfolio structure;
•	are able to bear the economic risk of the investment based on your overall financial situation; and
•	have an apparent understanding of:
•	the fundamental risks of an investment in the shares;
•	the risk that you may lose your entire investment;
•	the lack of liquidity of the shares;
•	the restrictions on transferability of the shares;
•	the background and qualifications of our management; and
•	our business.

Prior to your purchase, you will be required to reconfirm electronically or through email, several short answers to several short questions provided by the entity facilitating your purchase. Without your confirmation, we cannot confirm your acceptance as our shareholder, or instruct our Transfer Agent to issue related shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of our common stock or preferred stock, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Code, current, temporary and proposed U.S. Treasury regulations issued under the Code, or collectively the Treasury Regulations, the legislative history of the Code, IRS rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of our common stock or preferred stock. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	a broker-dealer or a dealer in securities or currencies;
•	an S corporation;
•	a bank, thrift or other financial institution;
•	a regulated investment company or a real estate investment trust;
•	an insurance company
•	a tax-exempt organization;
•	a person subject to the alternative minimum tax provisions of the Code;
•	a person holding our common stock or preferred stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;
•	a partnership or other pass-through entity;
•	a person deemed to sell the common stock or preferred stock under the constructive sale provisions of the Code;
•	a U.S. person whose “functional currency” is not the U.S. dollar; or
•	a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the common stock or preferred stock in this offering for cash and that hold the common stock or preferred stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, “U.S. Holder” means a beneficial owner of the common stock or preferred stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the common stock or preferred stock, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the common stock or preferred stock.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the common stock or preferred stock or that any such position would not be sustained.

THIS SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the common stock or preferred stock in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the common stock or preferred stock

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of the common stock or preferred stock equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefore (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the common stock or preferred stock. A U.S. Holder’s adjusted tax basis in the common stock or preferred stock (or a portion thereof) generally will be the U.S. Holder’s cost therefore decreased by any payment on the common stock or preferred stock other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the common stock or preferred stock has been held for more than one year, such capital gain may be subject to reduced federal income tax rates. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain individuals, trusts and estates are subject to a Medicare tax of 3.8% on the lesser of (i) “net investment income”, or (ii) the excess of modified adjusted gross income over a threshold amount. Net investment income generally includes interest income and net gains from the disposition of common stock or preferred stock unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the Medicare tax on their ownership and disposition of common stock or preferred stock in light of their individual circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the common stock or preferred stock or proceeds upon the sale or other disposition of such common stock or preferred stock (including a redemption or retirement of the common stock or preferred stock). Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual is ordinarily his or her social security number;
•	the IRS notifies the payor that such holder furnished an incorrect TIN;
•	in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends;
•	in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding; or
•	such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders are encouraged to consult their tax advisors.

ERISA CONSIDERATIONS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;
•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and
•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment returns.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

In addition to considering whether the purchase of Offered Shares is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)	the equity interests acquired by employee benefit plans are publicly offered securities – i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;
(2)	the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or
(3)	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

We do not intend to limit investment by benefit plan investors in us because we anticipate that we will qualify as an “operating company.” If the Department of Labor were to take the position that we are not an operating company and we had significant investment by benefit plans, then we may become subject to the regulatory restrictions of ERISA which would likely have a material adverse effect on our business and the value of our common stock.

Plan fiduciaries contemplating a purchase of Offered Shares should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

ACCEPTANCE OF PURCHASES ON BEHALF OF PLANS IS IN NO RESPECT A REPRESENTATION BY OUR BOARD OR ANY OTHER PARTY RELATED TO US THAT THIS INVESTMENT MEETS THE RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN. THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT WITH THEIR ATTORNEY AND FINANCIAL ADVISERS AS TO THE PROPRIETY OF AN INVESTMENT IN US IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN.

REPORTS

We will furnish the following reports, statements, and tax information to each shareholder:

Reporting Requirements under Tier II of Regulation A. Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the Commission on Form 1-K; a semi-annual report with the Commission on Form 1-SA; current reports with the Commission on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31st, our Board will cause to be emailed or made available, by any reasonable means, to each shareholder as of a date selected by the Board, an annual report containing financial statements of our Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the Board. The Board shall be deemed to have made a report available to each shareholder as required if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by our Company and available for viewing by the shareholders.

Tax Information. On or before January 31st of the year immediately following our fiscal year, which is currently January 1st through December 31st, we will send to each shareholder such tax information as shall be reasonably required for federal and state income tax reporting purposes.

Florida State Annual Reports. On or before May 1st of each calendar year, the Board shall cause a Florida State Annual Report for business entities to be filed with the Florida Department of State. Such report is publicly accessible, free of charge, and on the website of Division of Corporations of Florida Department of State.

Independent Due Diligence Update Reports and Asset Management Shareholder Reports. Independent due diligence update reports and asset management shareholder reports will be provided to all of our shareholders, according to our agreement with the Representative of our Co-Managers. These reports shall be prepared for our shareholders until the Planned Listing, if at all, or two years after the Final Closing of this Offering, whichever occurs earlier. These reports shall update certain information monthly and be made available on special encrypted pages on our Company’s website, and report other information quarterly, be made available to each shareholder on the specially encrypted pages of our website. Each shareholder will be given a special ID that will identify him/her/it for his/her/its access to both the information available to all shareholders, and his/her/its respective private information as a shareholder of the Company.

Digital Entry Format with No Stock Certificates. We do not anticipate issuing stock certificates representing Offered Shares purchased in this Offering to the Series REG A Shareholders and Class REG A Shareholders. However, we are permitted to issue stock certificates. The number of Offered Shares held by each Series REG A Shareholder and Class REG A Shareholder, will be maintained by us and our Transfer Agent in our company register, and carried on a digital book entry format. Each shareholder’s information about his/her/its respective holding of our stock will be available on that shareholder’s specific encrypted page on the special section of our website devoted to our shareholders’ data and reports.

LEGAL MATTERS

Certain legal matters in connection with this Offering, including the validity of the Offered Shares, will be passed upon for us by Kaplan Voekler Cunningham & Frank, PLC.

INDEPENDENT AUDITORS

The balance sheet of Smart Rx Systems as of the fiscal years ended December 31, 2018 through 2020, and the related statements of income and cash flows for the years then ended, have been included in this Offering Circular in reliance upon the report of Soto Accounting, LLC, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

Smart rx Systems, inc.

Independent Auditor’s Reports and Financial Statements

December 31, 2020, 2019 and 2018

Smart RX Systems, Inc.

INDEPENDENT AUDITOR’S REPORT

Management and Board of Directors

Smart RX Systems, Inc.

Clermont, Florida

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of Smart RX Systems, Inc. which comprise the balance sheet as of December 31, 2020, December 31, 2019 and December 31, 2018 and the related statements of income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Smart RX Systems, Inc. as of December 31, 2020, December 31, 2019 and December 31, 2018 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Smart RX Systems, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Smart RX Systems, Inc.’s ability to continue as a going concern for the years ending December, 31, 2020, December 31, 2019 and December 31, 2018.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements. In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Smart RX Systems, Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Smart RX Systems, Inc. ’s ability to continue as a going concern for a reasonable period of time.

4252 N. Cicero Ave. Chicago, IL 60641 | T: 312.715.8599 | F: 312.489.2344 | brian@sotoaccounting.com

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Soto Accounting, LLC

Brian Soto, CPA

Chicago, Illinois

November 15, 2021

BALANCE SHEET

SMART RX SYSTEMS, INC.

	December 31, 2020	December 31, 2019	December 31, 2018
ASSETS:
Current assets:
Cash and cash equivalents	$8,877	$64,701	$609,699
Accounts receivable	274,535	162,518	134,398
Prepaid expenses	109,697	68,704	90,973
Inventories	68,511	96,878	127,965
Total current assets	461,620	392,800	963,035

Noncurrent Receivables	13,018
Property, plant and equipment, net	1,096,664	1,214,121	2,342,811
Intangible assets, net	6,954,301	6,548,910	4,583,525
Total assets	$8,525,602	$8,155,832	$7,889,371
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	353,603	176,469	$219,270
Accounts payable, related party	-	43,253	8,272
Interest payable	618,893	414,325	252,829
Preferred premium payable	1,418,800	1,418,800	1,418,800
Total current liabilities	2,391,296	2,052,846	1,899,171
Long-term Liabilities	294,359	31,920
Long-term debt related parties	2,854,808	1,271,523	872,000
Long-term premium payable	691,600	607,100	600,600
Long-term salaries payable			-
Total non-current liabilities	3,840,768	1,910,542	1,472,600
Total liabilities	6,232,064	3,963,389	3,371,771
Commitments and contingencies
Shareholders' equity:
Original Voting CS Par Value $0.0001, Part of 100m Auth., Issued 577,100	618	618	615
Original Preferred Non-Voting, Par Value $0.0001, Part of 50m Auth., Issued 2,163,800	1,616	1,616	1,616
Class A Voting CS, Par Value $0.0001, Part of 100m Auth., Issued 130,300	13	12	10
Series A Founders Preferred Par Value $0.0001, Part of 50m Auth., Issued 269,150	27	27	27
Series A+ Founders Non-Voting Preferred Part of 50m Auth., Issued 215,000	22	22	22
Class A+ Voting CS, Par Value $0.0001, Part of 100m Auth., Issued 75,300	8	8	8
Series AA Founders Non-Voting Preferred Part of 50m Auth., Issued 13,500	1	1	1
Class AA+ Voting CS, Par Value $0.0001 Part of 100M Auth., Issued 11,300	1	-	-
Series AA++ Founders Non-Voting Preferred Part of 50m Auth., Issued 32,500	3	-	-
Series 2018 Special Redeemable Preferred, Issued 30,000	3	3	3
Special Preferred Non-Voting, Par Val $0.0001, Part of 100m Auth.	614	544	310
Additional paid-in capital	14,752,432	13,623,315	11,266,475
Retained earnings	(9,433,723)	(6,751,486)	(4,154,195)
Net income/(loss)	(3,028,097)	(2,682,237)	(2,597,290)
Total equity	2,293,538	4,192,443	4,517,601
Total liabilities and shareholders' equity	$8,525,602	$8,155,832	$7,889,371

SMART RX SYSTEMS, INC (SRXS)	2018 CHANGES IN SHAREHOLDERS EQUITY

	Common Voting	$ Par Value Amount	Preferred Non-Voting	$ Par Value Amount	Add'l Paid In Capital	Retained Earnings	STOCKHOLDERS Equity
BALANCE at December 31, 2017	723,200	$632	4,157,950	$1,971	$10,809,134	$(4,154,196)	$6,657,541
Net income/(loss)						(2,597.290)	(2,597,290)
Common Stock Issued	3,900	0	0	0	0		0
Preferred shares granted (but unissued) in lieu of salaries and bonuses (prior period adjustment)	0	0	(1,510,000)	0	0		0
Preferred shares granted (but unissued) in lieu of salaries and bonuses (47,350 shares)	0	0	0	5	47,345		47,350
Preferred Shares issued	0	0	41,000	4	409,996		410,000
BALANCE at December 31, 2018	727,100	$633	2,688,950	$1,979	$11,266,475	$(6,751,487)	$4,517,601

SMART RX SYSTEMS, INC (SRXS)	2019 CHANGES IN SHAREHOLDERS EQUITY

	Common Voting	$ Par Value Amount	Preferred Non-Voting	$ Par Value Amount	Add'l Paid In Capital	Retained Earnings	STOCKHOLDERS Equity
BALANCE at December 31, 2018	727,100	$633	2,688,950	$1,979	$11,266,475	$(6,751,487)	$4,517,601
Net income/(loss)						(2,682,237)	(2,682,237)
Common Stock Issued (25K shares of Key Employee Stock)	50,900	5					5
Preferred shares granted (but unissued) in lieu of salaries and bonuses (prior period adjustment)				35	349,965		350,000
Preferred shares granted (but unissued) in lieu of salaries and bonuses (47,350 shares)				199	1,981,875		1,982,074
Preferred Shares issued			2,500	0	25,000		25,000
BALANCE at December 31, 2019	778,000	$638	2,691,450	$2,214	$13,623,315	$(9,433,725)	$4,192,443

SMART RX SYSTEMS, INC (SRXS)	2020 CHANGES IN SHAREHOLDERS EQUITY

	Common Voting	$ Par Value Amount	Preferred Non-Voting	$ Par Value Amount	Add'l Paid In Capital	Retained Earnings	STOCKHOLDERS Equity
BALANCE at December 31, 2019	778,000	$638	2,691,450	$2,214	$13,623,315	$(9,433,725)	$4,192,443
Net income/(loss)						(3,028,097)	(3,028,097)
Common Stock Issued	20,800	2			24,749		24,751
Preferred shares granted (but unissued) in lieu of salaries and bonuses (prior period adjustment)							0
Preferred shares granted (but unissued) in lieu of salaries and bonuses				81	779,360		779,441
Preferred Shares issued			32,500	3	324,997		325,000
BALANCE at December 31, 2020	798,800	$640	2,723,950	$2,297	$14,752,421	$(12,461,822)	$2,293,538

STATEMENTS OF OPERATIONS

SMART RX SYSTEMS, INC.

		Years ended
	December 31, 2020	December 31, 2019	December 31, 2018
Sales Revenue	$3,326,415	1,736,221	$1,343,431
Sales Discounts	334,308
Cost of sales	2,422,999	1,083,053	637,638
Gross margin	569,108	653,168	705,793
Operating expenses:
Selling, general and administrative	644,255	749,422	608,957
Wages, consulting and payroll expenses	1,634,891	1,677,875	1,858,231
Travel and entertainment expenses	63,428	93,952	112,215
Software and kiosk expenses	187,308	215,097	176,801
Total operating expenses	2,529,883	2,736,345	2,756,205
Operating income	(1,960,775)	(2,083,177)	(2,050,412)
Rental income	-	-	53,384
Other expenses:
Preferred premium expense	84,500	6,500	28,600
Preferred interest expense	204,569	161,496	106,330
Amortization of intangible assets expense	554,801	382,689	382,689
Depreciation	88,452	117,027	82,644
Gain on Sale of Assets	-	(168,653)	-
Impairment Losses	35,000	-	-
Write-off of Bad Debt	100,000	100,000	-
Total other expenses	1,067,322	599,059	600,263
Net income/(Loss)	$(3,028,097)	(2,682,237)	$(2,597,290)

Earnings per share:
Basic	$(3.79)	(3.45)	$(3.57)

Shares used in computing earnings per share:
Basic	798,800	778,000	727,300

STATEMENTS OF CASH FLOWS

		Years ended
	December 31, 2020	December 31, 2019	December 31, 2018
Cash and cash equivalents, beginning of the year	64,701	609,699	3,194,021
Operating activities:
Net income/(loss)	(3,028,097)	(2,682,237)	(2,597,290)
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	643,253	499,716	465,333
Prepaid expenses	(40,993)	22,269	131,229
Changes in operating assets and liabilities:
Accounts receivable, net	(112,017)	(28,120)	7,146
Inventories	28,367	31,087	(68,798)
Noncurrent Receivables	(13,018)
Accounts payable	177,134	(42,802)	(81,177)
Accounts payable, related party	(43,253)	34,982	(8,370)
Current portion of long-term debt	-	-	(5,772)
Interest payable	204,569	161,496	106,330
Preferred premium payable	84,500	6,500	28,600
Cash generated by operating activities	(2,099,555)	(1,997,108)	(2,022,769)
Investing activities:
Purchase of Fixed Assets	-	1,061,052	-
Property, plant and equipment, net	29,005	(49,390)	(971,552)
Intangible assets, net	(960,192)	(2,348,074)	(47,350)
Cash used in investing activities	(931,187)	(1,336,412)	(1,018,902)
Financing activities:
Long-term Liabilities	262,440	31,920	-
Long-term debt	-	(872,000)	-
Long-term debt, related party	1,583,286	1,271,523	-
Original Voting CS Par Value $0.0001, Part of 100m Auth., Issued 577,100	-	3	-
Class A Voting CS, Par Value $0.0001, Part of 100m Auth., Issued 130,300	1	3	-
Series AA Founders Non-Voting Preferred, Part of 50m Auth., Issued 13,500	-	-	1
Class AA+ Voting CS, Par Value $0.0001 Part of 100M Auth., Issued 11,300	1	-	-
Series AA++ Founders Non-Voting Preferred, Part of 50m Auth., Issued 32,500	3	-	-
Series 2018 Special Redeemable Preferred, Issued 30,000	-	-	3
Special Preferred Non-Voting, Par Value $0.0001, Part of 100m Auth	71	234	5
Additional paid-in capital	1,129,116	2,356,840	457,341
Cash generated by/(used in) financing activities	2,974,918	2,788,522	457,350
Net increase (decrease) in cash during the year	(55,824)	(544,999)	(2,584,322)
Increase/(decrease) in cash and cash equivalents	(55,824)	(544,999)	(2,584,322)
Cash and cash equivalents, end of the year	8,877	64,701	609,699

1st Footnote: Smart Rx Systems, Inc. Summary

Smart Rx Systems, Inc. (SRXS) is a technology and management company with custom and proprietary technologies, trademarked automated medication management systems that dispense medication on demand called The Smart PharmAssist™ Kiosk (“Kiosk”), which provides either access to a live pharmacist for counseling and medication therapy management via video conferencing technology located on the Kiosk, or an on-site Pharmacist. SRXS also provides mail order refill prescriptions as a follow-on service to customers. The Smart PharmAssist™ Kiosk is capable of performing all functions performed by a retail pharmacy such as prescription verification, insurance verification, reimbursement, labeling, printing medication instructions, and consulting with a remote licensed Pharmacist. The Kiosk dispenses medication at the point-of-care, in a retail environment in any store, Medical Office Buildings (MOB), hospitals and clinics. It performs all manual functions of a pharmacy, increases efficiency, and reduces the cost of labor. It performs all functions in compliance with the Food and Drug Administration (FDA) to “dispense medication on demand at the point-of- care” (POC) or at any other location.

Smart Rx Systems, Inc. partnered with a global automated pharmacy robotics manufacturer (GAPRM), ScriptPro USA, Inc., who manufactures the Smart PharmAssist™ Kiosk, and leases the machines directly to the healthcare provider, or through our contract with the provider, as well as installs and maintains the ScriptPro portion of all The Smart PharmAssist™ Kiosks, which gave us a rapid entry into the market. We are contracted on a long-term basis by the physicians or medical facilities, for both recurring and one-time fees to operate, manage and perform all pharmacy related services and activities at the point-of-care.

We also install our equipment and software coincident to the installation of the ScriptPro equipment, which makes the Smart PharmAssist™ Kiosk operate as a complete system.

The Kiosks are a complete “Pharmacy-in-a-Box’’, entirely automated system with override capability to manually control the dispensing of medication by a pharmacist, with the capacity to dispense a maximum of 225 different types of medications with approximately 70 prescription fills of each, totaling 15,750 prescriptions and Over the Counter (OTC) medications. Features include automated pill counting, live video conferencing with a licensed Pharmacist, barcode reader, biometrics, backend data collection, automated labeling, medication image capture, automated climate control, and automated remote insurance processing. Our Kiosk allows access to 24-hour pharmacists and retail pharmacies everywhere, extending the reach of traditional retail pharmacies without the time, distance, language, or costs of traditional pharmacies.

The Smart PharmAssist™ Kiosks are currently installed at the point-of-care and retail pharmacies to provide convenience to patients dispensing the prescriptions in less than two minutes once the patient is in our data base, or five minutes the first time. Physicians send the prescriptions electronically to our Smart PharmAssist™ Kiosk, and each prescription is verified and processed by either an onsite pharmacist located at the Kiosk, or a remote technician. All medications for the Kiosks are purchased and owned by Smart Rx Systems Inc. Each point-of-care location has one or more of our Kiosks, pharmacy management software, and a licensed pharmacist to verify prescriptions and provide counseling to the patients.

All our pharmacies are independent units, doing business as “Smart Rx Pharmacy” which is owned by Smart Rx Systems, Inc.

2nd Footnote: Summary of Significant Accounting Policies

Use of Estimates and Assumptions

The preparation of financial statements is in conformity with generally accepted accounting principles in the United States which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The more significant estimates and assumptions by management include, among others, reserves for accounts receivable, the fair value of equity instruments issued for services, and input assumptions used in the valuation of derivative liabilities.

Revenues

Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for products and/or services that have been delivered or picked-up by the patient in the normal course of business, title or service delivery has passed, the selling price is both fixed and determinable, and collectability is assured, all of which generally occur upon delivery of our product or service, or delivery of the product to the destination specified by the customer. While the receivables are pre-determined by the third-party insurance, the patient co-pay is collected upon delivery. Revenue is recognized immediately upon receiving cash payment from uninsured patients or insurance is processed with or without co-pay and revenue recognized. If the patient is covered by insurance (Third Party) payer, those are accounts receivable from the third party which are usually collected within Fifteen to ninety days from the date of the transaction.

Accounts Receivable

Smart Rx Systems, Inc. only have receivables from insurance companies after the processing of each prescription. These receivables are usually deposited into our bank account automatically within a maximum of ninety days from the date of the transaction. The Co-pays, if any, or non-insurance paid-in-full by a patient, are paid by cash or credit/debit card at the time of the sale, at the Kiosk. Therefore, co-pay receivables are short-term in nature and typically clear in one or two business days.

Typically, some insurance company receivables by Smart Rx Systems are reduced by the time of payment from the amounts indicated at the time of dispensing to patients. Therefore, we have created a “Bad Debt Allowance” for such shortfalls, and these receivables shortages are only written off with the authorization of Senior management.

Inventory

The inventory method used for all pharmacies is First-In-First-Out (FIFO). Physical inventory is currently counted once a year.

Property, Plant, Equipment Depreciation; Gain/Loss from Sales of Assets; Impairment Loss; and Bad Debt Expense

Property, plant, land of office improvements, buildings, leasehold improvements, and equipment are recorded at cost. We record the assets that exceed $500 in value, and depreciate over a period of 36 months to 30 years of the asset Class life. Depreciation is determined on a straight-line basis for over a period of three to 30 years, and for machinery, fixtures and equipment of three years. The intangibles are amortized over a period of fifteen years.

The depreciation expense for the year 2020 ending on December 31, 2020, was recorded at $88,452.00.

We did not sell any assets in the year ending December 31,2020, and as such we had no gain or loss from the sale of any asset.

We incurred a bad debt expense of $100,000 in the period ending December 31,2020. These debts had been incurred from Third Party insurance carriers and manufacturer’s rebate coupons. We determined that these amounts had collectively become uncollectible and therefore incurred the bad debt expense.

We incurred an impairment loss of $35,000 in the year ending December 31,2020. Smart Rx Systems purchased a Mail Order Pharmacy Gulf Coast Scripts LLC in Venice, Florida. The pharmacy has 28 state licenses which allows us to ship prescriptions to those 28 licensed states. Smart RX abandoned this entity when it learned of issues related to its ongoing relationships with various states and wrote off the cost of the pharmacy in 2020.

Intangible Assets Subject to Amortization

The amortization expense for the year 2020 ending December 31,2020 was recorded at $554,801.

The Classes of assets included in this category are software, trademarks, and goodwill. We amortize any intangible assets for a period of 15 years (180 months) on a straight-line depreciation method.

Our intangible assets subject to amortization are primarily composed of developed technology, payables that were converted to securities in lieu of cash, and supplier/retailer relationships acquired in connection with our acquisitions. We used expectations of future cash flows, with appropriate discount rates, based on the stage of the enterprise acquired, to estimate the fair value of our intangible assets. The Company amortizes the intangible assets on a straight-line basis over their expected useful lives. Currently, we have determined all our intangible assets have a useful life of fifteen years.

Users of the intangible assets’ calculation of value should be aware that business valuations are based on assumptions regarding future earnings potential and /or certain asset values, which may or may not materialize. Therefore, the actual results achieved in the future will vary from the assumptions utilized in this valuation, and the variations may be material.

Financial Assets and Liabilities Measured at Fair Value

The company uses various inputs in determining the fair value of our investments and measure those assets on a recurring basis. Financial assets recorded at fair value in the balance sheets are categorized by the level of objectivity associated with the inputs used to measure their fair value. Authoritative guidance provided by FASB defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

•	Level 1: Quoted prices in active markets for identical assets or liabilities.

•	Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

•	Level 3: Unobservable inputs based on our assumptions.

The fair value of the liabilities of $2,391,296, $2,052,486 and $1,899,171 at December 31, 2020, 2019, and 2018, respectively, were valued using Level 2 inputs. The carrying value of cash and accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is our opinion that cash and short-term assets are not exposed to significant interest, currency or credit risks arising from these financial instruments.

Recent Accounting Pronouncements

In May 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 201 4-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will II require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, which simplified the accounting for goodwill impairment by eliminating the requirement to calculate the implied fair value of goodwill in measuring an impairment charge, previously Step Two of the goodwill impairment test. Under the new standard, an impairment charge is recorded based on the excess of a reporting unit's carrying amount over its fair value, previously Step One of the goodwill impairment test. The guidance still allows companies to perform the optional qualitative assessment before determining whether to proceed to Step One. The Company adopted the ASU in the first quarter of fiscal 2019 and the adoption of this standard did not have a material impact on the Consolidated Financial Statements.

We believe that our disclosures and treatment of revenue recognition are in keeping with the Standards.

Income Taxes

The company has no tax provision for any period presented due to our carry-forward operating losses. As of December 31, 2020, the Company had net operating loss carry forwards in excess of approximately $17.7 Million dollars that may be available to reduce future years’ taxable income through approximately year 2046 Future tax benefits, which may arise because of these losses have not been recognized in these financial statements, and accordingly, the Company has not recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The Company adopted accounting rules which address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under these rules, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. These accounting rules also provide guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2020, no liability for unrecognized tax benefits was required to be recorded.

3rd Footnote: Original Sale of Hardware and Software to Smart Rx Systems, Inc. by Related Party.

The company issued 400,000 Original Voting Common Shares and 500,000 Original Non-Voting Preferred to Sandeep Mathow and his family trust in December of 2013 in exchange for $1,220,236 and $1,000,000 of cash, respectively, which was expended on the development and building of certain hardware and software code and systems sold to us, which formed the heart of Smart Rx Systems Inc.’s custom and proprietary technologies that the company continues to use and develop for further use. This sale was one of the first assets purchased with stock and is listed as an intangible asset on the Balance Sheet.

4th Footnote: Hired Swatantra “Santu” Rohatgi as a consultant to Smart Rx Systems, Inc.

In June 2013, the company hired Santu Rohatgi as our accounting and financial consultant.

5th Footnote: Original Manufacturing Contract Brought into Smart Rx Systems, Inc. by Related Parties.

In December 2013, the company issued Sandeep Mathow and his family trust 750,000 Original Non-Voting Preferred Shares and Santu Rohatgi and his family trust 105,000 Shares of Original voting common shares and 750,000 Original Non-Voting Preferred Shares, in exchange for an exclusive worldwide manufacturing, maintenance and support contract with ScriptPro, USA, Inc. In addition, $20,000 of consulting payables due to Santu Rohatgi were converted to securities as part of his issuance of common shares.

The company issued warrants in December 2013 to both Sandeep Mathow and Santu Rohatgi to partially account for and adjust in the future against both the changing value of their sales or exchanges of assets, as well as for performance purposes. The 750,000 Original Non-Voting Preferred Shares issued to each of Mathow and Rohatgi, for 1.5 million shares cumulatively, are drawn against these warrants granted to them.

6th Footnote: Final Exclusive Manufacturing Contract with ScriptPro and Financing of Kiosks by Related Parties.

In February of 2014, the company finalized an expanded 2nd version of the world-wide, exclusive manufacturing agreement with ScriptPro which included additional new features not available in the 2013 contract and included financing of the Kiosks and a lease program direct to SRXS customers by ScriptPro, and/or its affiliates. These new features were significant value add-ons to our benefit, and the company granted for future issuance, contingent upon the occurrence of certain events, but not yet issued, 1.5 million Original Voting Common Shares to each of Sandeep Mathow and Santu Rohatgi, or their family Trusts respectively, against the warrants granted in 2013, which may not be issued until after an underwritten IPO/RPO, or certain other significant earnings or Kiosks’ installations thresholds; and, granted, but not issued, the right for Mathow and Rohatgi to each acquire Seven Million Original Preferred Shares, which may be issued only under similar terms as the Original Common as described in this sentence.

Mr. Mitesh Mathow also consulted related to the transactions and he converted a payable of $20,000 of his consulting fees to 12,500 shares of our Original Voting Common Stock.

7th Footnote: Mathow and Rohatgi Employment Agreements; Investment Banking Relationship.

In January of 2014, Santu Rohatgi was hired as the Chief Financial Officer and Director and became a Co-Founder as a result of his accomplishments and is evidenced by an Employment Agreement amended in 2018 and 2019; Founder, Sandeep Mathow’s Employment Agreement was also amended in 2018 and 2019.

In November of 2019, Santu Rohatgi was elected as Chairman of the Board and President of the Company, and as evidenced by an Employment Agreement amended in 2019. Founder Sandeep Mathow’s Employment Agreement was also amended in 2018 and 2019. Most of our net intangible assets after inclusion of amortization are represented by two items: the conversion of 2014 through 2020 salaries and bonuses under these employment agreements to designated but unissued non-voting preferred stock, which is further restricted to contingent milestone of events occurring in the future prior to partial issuances limited by levels of EBITDA recognition; and other consultants and contractors conversion of payables to common and preferred stock at the fair market value of their invoices.

For the five years inclusive from 2013 through 2017, Mathow and Rohatgi drew a very minimal salary from the Company, and instead were granted, but not issued, in 2017 through 2020, as reflected in arrears as if earned pursuant to each of the years, $1 Special Series Non-Voting Redeemable Preferred Shares in the amount of One Share (1) for each two dollars they were not paid but had duly earned pursuant to their employment agreements. The Shares are subject to sever conditions of issuance, in whole or in parts, as the Company must realize at least $25 million in revenues, at least $5 million in EBITDA, and then can deploy no more that 25% of free cash flow from EBITDA to satisfy the issuances in whole or part, in any calendar or fiscal year, as applicable at the time. They are also fully redeemable in the event of a sale of essentially all the assets of the Company, or a change of Control, subject to the prior redemption of all other secured Preferred Series or Original Preferred eligible for redemption under the same conditions, or the occurrence of an underwritten IPO/RPO of at least $100,000,000. The Stated Value of this Preferred is $2 if redeemed.

The Company hired an Investment Banking Firm to assist in the capitalization planning, implementation and documentation of the company’s growth and future stock issuances, as well as capital requirements, and based upon their exchange of all the plans, documentation and activities for the company’s corporate, stock and future offering pro formas, and in December of 2014, the company issued them 160,000 Original Non-Voting Preferred Shares and 24,000 Original Voting Common Shares, for their exchanged assets at discounted value of $164,982 and $5,000, respectively. In 2015, we converted a $12k payable to Additional Paid-In Capital (A-P-I-C); in 2016 adjusted vs. 2015 and 2016 costs paid on behalf of the Company of $53,099 and issued an additional 300 Original Common and 500 Original Common shares; we adjusted in 2018 $47,800 vs. costs paid on behalf of the Company in 2017 and 2018; and issued in 2017 an additional 7,400 Original Common Shares, credited a total of $29,450 to additional paid in capital vs. our payables, which the company expensed.

The company shall expense certain of these amounts as applicable events planned occur and documentation is utilized, while other amounts were permanent assets exchanged with the Company and are adjusted or remain constant pursuant to FASB rules.

In December of 2014, a Founding Shareholder invested $25,000 cash for 3,800 Original Non-Voting Preferred Shares and 2,500 Original Voting Common Shares.

8th Footnote: Additional Admittance of Founding Shareholders; Vista Pharmacy Joint Venture from Related Parties.

During 2015, the company issued seven Founding Shareholders 22,225 Founders’ Non-Voting Preferred Shares and 4,400 Class A Voting Common Shares for cash of $147,500; and, we issued to Vista Clinical Diagnostics, LLC, 6,400 Class A Voting Common Shares for cash of $70,000.

During early 2015, Rohatgi and Mathow began negotiations to forge a relationship with Vista Clinical Diagnostics, LLC, and after approximately eight months of intense negotiation, in August of 2015, Rohatgi and Mathow exchanged a material Joint Venture Agreement related to ongoing pharmacy access and services for the grant, but not issuance, of the right to acquire 1,080,000 Original Voting Common Shares each, subject to the occurrence of certain events in the future. These Shares were granted, but not yet issued versus options granted to Mathow and Rohatgi exercisable post-REG A offering of at least $30 million. The company capitalized the Joint Venture Agreement with Vista Clinical on the Balance Sheet.

In the 2nd Quarter of 2015, the company initiated a corporate finance and management consulting relationship with a group of professional consultants to prepare us for new crowdfunding internet offerings and assist us in our corporate affairs, in exchange for 5% of our newly issued voting shares from that point forward and certain out of pocket expense reimbursements and fees related to assignments we engaged them to undertake on our behalf. The company issued them 400 additional Original Voting Common Shares in December of 2015, and $12,000 was expensed and credited to their additional paid-in-capital. The Company cancelled its internet portal and other programs when it accepted approximately $5.2 million in Founders’ funding’s and retained the consultants to further its development of additional capitalization and business development plans.

In December of 2015, the company granted, but did not issue, options to be exercised subject to the occurrence of certain events in the future, of 100,000 Original Voting Common Shares to each of Mathow and Rohatgi for the early initiation of sales revenues and finalization of Kiosk’s readiness for commercialization and installation.

In 2016, the company acquired new services that developed integration with our systems and initiated Licensing activities.

Between June and September of 2016, we issued 4,500 Founder’s Non-Voting Preferred Series and 1,350 Class A voting common shares to two of our Founding Shareholders for total cash paid in of $45,000.

9th Footnote: Warrants.

In 2013, the company created 16,500,000 warrants, a sufficient quantity, which can be issued for either Non-Voting Preferred or Voting Common, of any Series or Class designated by the Board, which provides sufficient flexibility. The warrants provide our Company an effective tool in attracting and incenting future management and Directors. If any shares of any Class or Series are issued with a price of Par Value, at the discretion of the Board, any awards may be granted with an exercise price of Par Value. As of December 31, 2020, warrants may still be granted at Par Value; 4.5 Million Warrants have been granted to date leaving 12,000,000 for future grants. Only 1.5 million Preferred Shares have been issued to date against those Warrant grants, and the outstanding three million warrants of common and preferred shares possess substantive restrictions and contingencies that must occur prior to their eligibility to be exercised. All Warrants are cashless exercise, and their term is set at the time of grant.

In 2014, the company created three million options with a term of five years to purchase Original Common Shares at ten cents per share, exercisable after a REG A or other offering of at least $30 million. No Shares have been exercised against grants awarded. There are 400,000 of these options still available for future grant.

The aggregate intrinsic values of warrants and options granted, but not yet exercisable or vested are calculated as the difference between the exercise price of the options or Warrants and the estimated fair value of the additional paid in capital approved by the Board at the time of the grant or exercise, as applicable, based upon comparable evidentiary data or precedent. No options vested in 2014, 2015, 2016, 2017, 2018, 2019, 2020, or subsequently through 2021.

10th Footnote: Stockholders’ Equity

Preferred Non-Voting Stock Series

In 2015 and 2016, the company filed Restatements of some of our Articles of Incorporation, which pursuant to resolutions of our Board, increased the authorization of all preferred shares from 30 million shares to 50 million shares. Due to errors, despite the effectiveness of these Restatements, the company re-filed attachments with the Florida Department of Corporations. The Preferred Series of stock the Company has issued, or granted but not issued, to date, is all Non-Voting Shares, except for certain rights of minority holders of all Series of our Preferred as provided by Florida law. In 2019, we filed other updates to our amendments to our Articles of Incorporation which allows additional Series of Preferred Non-Voting Shares, including Series REG A Preferred share being offered exclusively in the upcoming exempt public offering being conducted pursuant to Regulation A. No further updates were filed through December 31, 2021.

These Series of Preferred Shares are identical in rights and preferences, except that our Original Preferred may be secured by our assets that are not secured by any other Series of our Preferred Shares. Our Special Series 2016 Preferred had no other preferences than cash due pursuant to its Stock Purchase Agreement, all of which was redeemed for cash.

All of our Preferred Series of Stocks are Non-Voting, and will never be convertible into voting shares, but may be convertible in other Series of Non-Voting preferred shares at the discretion of the Board, to the benefit of shareholders and the Company, if ever. All of our Series of Preferred are intended to be converted to Exchange Listed Preferred shares upon Listing on a National Securities Exchange, whether that event is coincident with an IPO/RPO transaction or separate from any exempt funding or public offering.

Common Voting Stock Classes

The company’s Original Shares, the Class A, Class A+, Class AA, and Class AA+ shares, all share the same preemptive rights, but different super-voting and convertibility rights. Class A, A+, Class AA and Class AA+ share the same liquidation preferences, while our Original shares possess certain limited liquidation preference immediately behind our Original Preferred Shares, as well as all other Secured Series of Preferred issued or to be issued, which to date represents our Series A and A+, AA, AA+, as well as Series AA++, obtained for cash. The new Class REG A Voting Common to be issued in our REG A Offering have a five to one super-voting and convertibility feature. The Class A common issued has a ten to one super-voting and convertibility feature. The Original common issued has a fifteen to one super-voting and convertibility feature, and the Class A+ has eight to one super-voting and convertibility feature, and the Class AA has a six to one super-voting and convertibility feature; the Class AA+ has a three to one super-voting and convertibility feature.

All of our Classes of Common stock are intended to be converted to Exchange Listed common shares and converted at the multiple applicable to each Class upon Listing on a National Securities Exchange, whether that event is coincident with an IPO/RPO transaction or separate from any exempt funding or public offering; or at the event of the sale of the predominant amount of the Company’s assets, or at the event of a change in control of the Company, whichever occurs first.

11th Footnote: Related Party Loans and Payables

All our Related Party Loans are from Mathow or Rohatgi, and Payables to date are due to Sandeep Mathow and Santu Rohatgi, and are in addition to the intangible asset acquisitions, exchanged for equity interests. These payables to them and loans from them to the Company for various operating expenses incurred in the ordinary course of business and therefore are payable in cash with all interest due and are not related to common or preferred stock exchanges.

All long term Related Party loans payable to Mathow and Rohatgi are subject to subordination to non-control shareholders and lenders in circumstances where payments available from cash proceeds or cash flow are insufficient to pay in full as due all non-control Shareholders or Lenders loans from that payment amount available. By example, if $2 million was due in principal and interest to non-control Shareholders or Lenders, and only $1million was available, the non-control Shareholders or Lenders would first be paid their interest due in full if available, and pro-rata pari passu if not all available; then if proceeds are available after the payment of all interest due at the time of that payment, the remaining amount available would be shared pro-rata pari passu by the non-control Shareholders or Lenders to repay principal; and, that would likewise be paid to Mathow and Rohatgi pro-rata pari passu up to the amount available, first in interest, and then in principal if sufficient funds are still available after the payment of interest in full through the date of such payment.

All Short Term Bridge Loans payable to Mathow or Rohatgi, or to non-control Shareholders and Lenders, are paid pro-rata pari passu from proceeds as budgeted in the Use of Proceeds of any Offering, or as agreed with the sources of proceeds available to make payments on Notes due to Mathow or Rohatgi or the non-control Shareholders and Lenders, whether such sources of funds emanate from Lenders to the Company pursuant to their Promissory Notes, or pursuant to the Equity Contributors’ Capital Contribution or Stock Purchase agreements.

All Short Term Bridge Loans spanned activities that would have been paid by Offering proceeds, had the Offering not been first delayed as described in Footnote #22, below, and further by the Pandemic, and as such, are equitably paid from proceeds of the planned REG A Public Offering since the non-controllable delays experienced by the Company as detailed in Footnote #22 are repaying funding that should have been available over two (2) years prior to the actual timing realization of this Offering, without the need for Shareholder loans. Loans that would not have been paid from proceeds of the upcoming Offering are set to be paid as described, predominantly over a longer period of time, for past expenditures that are not included in the Use of Proceeds of the Offering.

12th Footnote: Key Employee and Contractor Stock Purchase Plan.

In May 2015, our Board of Directors adopted the Key Employee and Contractor Stock Purchase Plan (“KEY”).

In 2016, the company granted the first award and issued 8,000 Class A Voting Common Shares out of 30,000 reserved for future issuance by the Board, in exchange for $82,000 of agreed services provided by the Contractors. The number of Shares and additional paid in capital amount for services may rise if either the proceeds of our offerings is insufficient to pay the cash portion of their compensation, or they provide additional services after the date of this award. The company expects five Key Employees and Contractors to split these 8,000 shares. According to the KEY, 10% of the super-voting rights multiple assigned to these Shares may be converted to redeemable shares for redemption from either our REG A offering proceeds or any other subsequent capital insertion event or converted to shares that may be transferred after our planned REG A offering, if any. Except for the 10% conversion and redemption right described above, the Key Plan Class A shares may not be sold until the earlier of: (1) A Listing on a National Stock Exchange; (2) a sale of substantially all the assets of the Company; (3) a change of control of the Company; or (4) a Company initiated buy-back program.

In 2017, the Company issued an additional 500 Key Plan Class A Voting Common shares, and in 2018 designated for future issuance 9,000 Key Plan Class A Voting Common Key Shares, respectively, for future issuance under this Plan. The designated grant is issuable in parts or whole to our Advisor to our Board in exchange for costs paid on behalf of the Company in pursuit of corporate actions required to advance compliance with Federal, State of Florida, SEC, and the progress of the Company in attaining its goals, as well as services to the Board. In 2019, the Board authorized the reserve of additional Key Plan Shares to accommodate other exemplary achievements and contributions of other employees and key contractors, and in accordance with our previous agreements with our counsel, Co-Managing broker dealers of our planned Offering, investment bankers and consultants providing corporate services, new Directors to our Board, promotions of existing officers to higher level officer and Board status, because Smart Rx Systems, Inc. expects to grant and/or issue additional shares, indeterminate at this time. The Board may determine at its discretion the reserve of additional Key Plan shares above the remaining reserve, as needed.

In 2019, Smart RX Systems, Inc. awarded a total of 50,000 Key Plan Shares: 10,000 Key Plan Shares were awarded to each newly elected board member, Roman Rohatgi and David Van Valkenburg, and 5,000 Key Plan Shares to newly elected interim CFO Frank Waters. These awards have a convertibility of one to ten at the IPO/ROP. Additionally, 25,000 Key Plan Original one for fifteen convertibility common shares to Santu Rohatgi, our newly appointed President and elected Chairman of the Board.

In 2020 Smart Rx Systems, Inc. awarded a total of 8,250 Key Plan Shares to board members: 4,000 shares were awarded to Roman Rohatgi, 4,000 shares were awarded to David Van Valkenburg, and 300 shares were awarded to Frank Waters. These awards have a convertibility of one to ten at the IPO/RPO, or sale of the Company.

13th Footnote: Pharmacy License for Smart Rx Pharmacy.

In March 2016, the company created Smart Rx Pharmacy, Inc., and subsequently secured the Pharmacy license from the State of Florida, and a DEA approval from the Federal Government.

14th Footnote: Acquisition of Choice Meds USA, Inc. Pharmacy.

The company acquired this Pharmacy in April of 2016, for $70,000 of Stated Value Special Non-Voting Preferred Shares, representing 70 preferred shares, plus certain interest adjustments. The company agreed to redeem at least $25,000 of the Preferred earlier in 2016, which the company redeemed for $25,000 in cash, and subsequently redeemed an additional $45,000 in cash, so no Shares are still outstanding. This Pharmacy gives the company the ability to produce revenues without sharing net profits in a joint venture.

In association with this event, Mathow and Rohatgi were granted options, from the option pool previously authorized, for contingent future exercise, not issued now, of 120,000 Original Voting Common Shares each. Substantive revenues, EBITDA, and limits of available cash flow in any year, must be achieved by the Company prior to the issuance of the options, and subsequent issuance of the stock, which are also cashless exercise, requiring the shares to be traded on a National Stock Exchange prior to exercise.

15th Footnote: Stock Exchange vs. Payables; Other Stock Issuances for Cash.

Between January of 2017 and April of 2017, the company issued 248,000 Shares of our Founders’ Series A Secured Redeemable Cumulative Convertible Non-Voting Preferred, Stated Value $15 per Share; and 74,100 Class A Voting Super-Voting Preemptive Rights Convertible Common Shares, Par Value $0.0001 per Share, to seven of our Founding Shareholders for approximately $2,470,000 in cash. The Class A Shares are Super-Voting at ten votes per Class A share and Convertible at ten IPO shares for each Class A share.

The company issued 215,000 Shares of our Founders’ Series A+ Secured Redeemable Cumulative Convertible Non-Voting Preferred, Stated Value $13 per Share; and 75,300 Shares of our Class A+ Super-Voting Preemptive Rights Convertible Common Shares, Par Value $0.0001 per Share, in October 2017, to seven of our Founding Shareholders for $2,060,000 of paid in cash, and have reserved for issuance in December 2017, for one of our Founding Shareholders, an additional 100,000 Series A+ Non-Voting Preferred shares and 35,000 Class A+ Super-Voting Common Shares for paid in cash of $1 million. The Class A+ Shares are Super-Voting at eight votes per Class A+ share and Convertible at eight IPO shares for each Class A+ share.

In the 2nd and 4th Quarters of 2018, the Company converted to securities, both for previous years and in 2018, certain negotiated payables to consultants and advisers related to past invoices and labor, corporate affairs, pursuit costs and filings, in accordance with our agreements with them, and capitalized the expenditures accordingly to additional paid in capital vs. our payables, which the company expensed.

In the 2nd Quarter of 2018, the company agreed to issue shares in the near future of a new Series AA and shares of a new Class AA for certain shareholders of Series and Class A and A+ shares who voluntarily offered to defer redemption of some of their Series A or Series A+ Non-Voting Preferred shares until our planned IPO/RPO, as a part of their holdings. These shares will be designated to the Shareholders in 2019, but will not be issued during 2019, as they will NOT be issued until just prior to the IPO/RPO, which date for the IPO/RPO is planned to be within twelve to fifteen months of the conclusion of this Offering but is indeterminate at this time until we know when this Offering will conclude. At that IPO/RPO, the Preferred may be redeemed and the Common converted. The Series AA shares bear a Stated and Redemption value of $12.60 per share, and the Class AA shares bear super-voting and conversion rights of six Listed shares upon a National Exchange Listing for each one share of Class AA.

In the Third (3rd) and Fourth (4th) Quarters of 2018, we issued to Founding Shareholders, 11,000 Series AA Secured Redeemable Cumulative Convertible Non-Voting Preferred Shares, in conjunction with 3,800 Class AA Super-Voting Preemptive Rights Convertible Common Shares, for cash consideration of One Hundred Ten Thousand dollars ($110,000).

We issued to Founding Shareholders, in the Fourth Quarter of 2018, 30,000 Series 2018 Special 8% Secured Redeemable Cumulative Convertible Non-Voting Preferred Shares, for cash consideration of $300,000.

In 2020, the Company sold 2,500 Series AA Preferred Shares and 900 Class AA Common Shares to a Founding Shareholder for cash of $25,000.

In exchange for reductions in salary in November and December of 2018 and throughout 2019, we granted, but did not issue, to Mathow 3,724 shares for 2018 and 65,500 shares for 2019, and to Rohatgi 23,675 shares for 2018 and 67,500 shares for 2019, of Special Series Non-Voting Preferred, which may be partially or fully issued after we have attained at least $25 million in Revenues, and achieved a minimum EBITDA of $5 million, whereupon no more than Twenty-Five percent (25%) of that years’ EBITDA may be utilized in satisfaction of the partial or full issuance of such shares, further to the availability of free cash flow at the time of partial or full issuance. There is no limit on the number of years over which such shares may be issued.

2020 and 2021 revenues provided no positive EBITDA, so the Company did not meet the combination of these milestones during 2020 or 2021.

16th Footnote: Acquisitions and Texas

Between May and August of 2017, we acquired three pharmacies and licenses in Florida and Texas. The Dimension Pharmacy in Stafford, Texas, which is a licensed pharmacy, and has DEA and state of Texas licenses, was acquired in May 2017, for $70,000 in cash.

The company purchased Vista Pharmacy in May 2017, for $300,000. The company paid $150,000 in cash and took a reduction in accounts receivable from Vista in 2017 in lieu of additional monies to be paid, offsetting the balance of the purchase price. This pharmacy has pharmaceutical compounding capabilities and licensing, representing a new service and product.

In November of 2017, the Company initiated preparations for the planned REG A Tier II Exemption Offering to the public, by contracting professionals to create the required filings, disclosures, audits, due diligence, 3rd Party independent reports, ongoing reporting and monitoring, and appraisals. The company expects to offer approximately $45 million in Secured Redeemable Cumulative Convertible Non-Voting Preferred shares, and $5 million Class REG A Super-Voting Preemptive Rights Convertible shares in this Offering, subject to change and Underwriter conditions, through Investment Bank Co-Managers.

Andes Capital Group LLC was retained in February of 2021 as our initial Co-Manager and FINRA Representative, while we expect to add a syndicate of Broker Dealers and Registered Investment Advisory firms whom the company anticipates engaging subsequent to FINRA and SEC finalization and qualification.

In the 1st Quarter of 2018, the company acquired two pharmacies in Texas, one in Richardson, Texas, and one in Richmond, Texas, moved licenses to Tyler Tx locations, where we installed Kiosks at each location, and began operations in the 3rd Quarter of 2018. They were operating with increasing revenues through 2020 but were closed during 2021. We intend to sell the assets to another physicians’ practice or clinic and form new contracts with the eventual buyer.

In the 2nd Quarter of 2018, the Company acquired a pharmacy in Leesburg, Florida. In November of 2018, we relocated to a larger metropolitan area in Clermont, and installed a Kiosk at that time.

17th Footnote: Locations, Real Estate and Relocations: The Company moved the warehouse and temporary offices to a new location in Casselberry, Florida, in July 2017. The company acquired a 9,000-square foot, two story building in Winter Park, Florida, in August of 2017, which could be utilized as the Corporate Headquarters once renovations and improvements are completed and will move the compounding pharmacy to the 1st Floor, and two separate closed-door pharmacies, and as a demonstration location for our Kiosks. The company paid $202,000 in cash and received an $872,000 interest only, five- year term mortgage from the seller, against the purchase of this building. 100% of the interest on this mortgage is offset by the rental income from the existing tenants.

In October 2017, the company contracted with a specialized distribution company who will have exclusive distribution rights for the company’s products and services in the state of Texas, except for the company’s own efforts.

In July of 2019 the Company sold its Winter Park corporate office building to a related party, at arm’s length, because it was advantageous to eliminate the liabilities of the $872,000 mortgage and property taxes, as well as the ongoing costs of renovations The Company received two appraisals related to the building and took the average of the two as the selling price. The building was sold to an entity controlled by Santu Rohatgi and Sandeep Mathow and all liabilities were transferred to them from the Company.

The Company gained $216,000 in cash profit on the sale, above the additional $202,000 return of its capital.

During 2019, the Company moved three of its Kiosk location pharmacies in Florida to better, larger space locations, each of which has demonstrated increased sales in the new locations since the relocations.

18th Footnote: Dimension Pharmacy

In December 2019, the Dimension Pharmacy was abandoned due to state non-compliance problems which occurred before the purchase date in 2017 and was not transparent. It was more cost efficient to write off the $70,000 intangible asset than to keep the pharmacy open with previous non-compliance problems.

19th Footnote: Discontinuance of Hexaview Partnership in December of 2019

In 2016, we initiated a partnership with Hexaview related to a software project for video communications. Hexaview suffered financial issues and in December of 2019, management decided to discontinue the partnership, which resulted in Fifty-Eight Thousand Two Hundred Thirty-Three dollars ($58,233) of prepaid assets being written off as a loss.

20th Footnote: Promissory Notes issued to Mathow, Rohatgi and ASG for Cash Loans to the Company

In March 2019, Sandeep Mathow and Santu Rohatgi began providing cash loans to Smart Rx to cover its expenses at rates and terms more favorable to the Company than were available commercially.

The sum of these loans and accrued simple interest is applied to the long-term liability account loans-related party. Total loans for Santu Rohatgi as of December 31, 2019, are $125,000 at 10% and $517,500 at 8%. Total loans for Sandeep Mathow are $125,000 at 10% and $517,500 at 8%.

As of December 31st, 2020, the balance on the $125,000 loans was $90,874 for Rohatgi and $90,991 for Mathow, as they were reduced by payments recorded as Interest of 10% and Principal of $2083.33 for each month of 2020. The total payments to each Related Party in 2020 amounted to $35,056 for Rohatgi and $35,056 for Mathow, in combined principal and interest, respectively.

The two Loans of $517,500 at 8% Simple Interest are planned to be paid in full from either proceeds of the upcoming planned Offering, or if insufficient proceeds are available from the Offering, then from proceeds of the sale of the Company’s assets or a change of control that produces proceeds to the Company, or through other insertions of capital, or refinancing proceeds, in 2020 or 2021.

Smart Rx Systems also executed a Short-Term Bridge Loan Promissory Note to its Board Advisors, ASG, in the amount of $30,130, at a simple interest of 8%, for cash loaned to the Company between January and March of 2019. No amounts of that Note’s principal or interest have been paid to ASG as of the Audit Report Date. The Note is accruing interest until paid in full, which Note was applied to the long-term liability account due to its overdue age, despite its status as currently due. The Note was payable in part or in whole upon the receipt by the Company of certain benchmark proceeds of offerings or exempt placements, which benchmarks have been achieved and exceeded in the 1st quarter of 2020 and passed without principal or interest payments paid as due; whereupon all accrued and unpaid interest and principal became due in full at the event of any Closing of such similar events. This note bears repayment preference pro rata pari passu with the earliest Notes to be repaid once repayments in part or whole commence, irrespective of source of repayment.

ASG is also due A-P-I-C credits for it past and current expenses of $1,050 per month for each month it served as Corporate Secretary of the firm; the last A-P-I-C credits were issued in 2017, and all credits since 2018 have been deferred to be issued in January of 2022.

In 2020, Santu Rohatgi loaned the company $702,614.56 at 8% simple interest and $94,250 at 12% simple interest. Sandeep Mathow loaned $615,329.84 at 8% simple interest and $103,208.40 at 12% simple interest. The payments for these loans are to be determined at the events of the receipts of closing of proceeds from the planned Reg A Public Offering. As of the balance sheet date, these loans are long term and will continue to accrue interest monthly until paid in full, at which point payments first to accrued interest then principal will be determined. As of December 31st, 2020 Santu Rohatgi’s loan principal balances are $1,220,114.56 at 8% simple interest and $94,250.00 at 12% simple interest. As of December 31st, 2020, Sandeep Mathow’s principal balances are $1,038,827.04 at 8% simple interest and $103,208.40 at 12% simple interest. The aggregate balance of all related party loans is $2,854,808.36 including all accrued interest.

21st Footnote: Co-Founders’ Salary Conversions and Short-Term Bridge Loan Promissory Notes Issued in Lieu of Compensation.

The majority of the compensation due to Santu Rohatgi and Sandeep Mathow was unpaid to Mathow, Founder; and Rohatgi, now Chairman & President, from the years of 2014 to 2020. Smart Rx Systems, Inc., therefore, designated but did not issue Special Preferred Shares to both individuals. These Special Preferred Shares are dependent on certain Special Events and milestones to be issued and become eligible to be redeemed. None of the events triggering such issuances or redemptions occurred in 2020 nor 2021, and are unlikely to occur in 2022, Sandeep Mathow was designated 2,703,700 Special Preferred Shares for $2,703,700 unpaid compensation for years 2014 till 2019, and none in 2020, as his Employment Agreements were no longer active for dates beyond November of 2019. Santu Rohatgi was designated 2,733,700 Special Preferred Shares for $2,733,700 of unpaid compensation for years 2014 till 2019, and no Special Preferred Shares were issued for 2020, since the amounts deferred in 2020 were converted to a Note. See commentary below within this footnote.

Santu converted $106,271.28 into a grant, but not an issuance, of 106,271 Special Preferred Non-Voting Stock and Sandeep converted $102,276.92 into a grant, but not issuance, of 102,273 Special Preferred Non-Voting Stock of their full salaries in 2019. This Special Preferred Non-Voting stock has a Stated and Redemption value of $2 per share. Rohatgi converted these amounts to the same shares granted but unissued, utilized for the years of 2014 through 2018, and their issuance and redemption are subject to the same restrictions and milestones as described in the 8th paragraph of footnote #15, above.

Both Santu and Sandeep were to be compensated $28,800 per year for travel expenses, but in 2019, only $14,400 was used by each, and $14,400 each was converted to a short term Note payable as soon as proceeds from any insertion of capital or cash flow of the Company could pay the two Notes without interruption to the Company’s normal operations.

Also, not all of contractual vacation time was taken in 2018 or 2019 by Santu or Sandeep, so the unused vacation was also included in the same two short term Notes payable. Santu’s 2018 unused vacation amount was $13,461.54. Sandeep’s 2018 unused vacation amount was $6,730.77. In 2019, Santu’s unused vacation amount was $22,884.72, and in 2019, Sandeep’s unused vacation was $26,923.08.

In 2020 Rohatgi did not collect $134,000 of his salary, $14,440 of his travel allowance, $37,187.16 of vacation time, $6,392.80 of unreimbursed health insurance, and instead converted it all into a related party loan at 8% per annum.

These amounts for 2020 are payable in parts or in full from either proceeds of the planned REG A Public Offering, or any other applicable capital insertion or loan to the Company, or the sale of the Company or a change of control producing sufficient proceeds or will be paid upon cash flow improvements.

All of the Related Party longer term loans by Mathow and Rohatgi to the Company are subordinated in their order of payment to Notes held by non-control Shareholders and Lenders, whose Promissory Notes must be paid pursuant to the terms of those notes, as agreed by the Company, prior to, or dependent on the sufficiency of funding at the time of any full payments that could be made, pari passu with those payments in full to both non-control Shareholders and Lenders and Mathow and Rohatgi. If only partial payments are being made to non-control Shareholders and Lenders, on Loans that were set to be repaid, then the Related Party longer term loans would be paid as additional capital is available from any source, including cash flow, until they are fully paid.

Santu Rohatgi lent a number of additional short term Bridge Loans to the company in excess of $500,000 through December 31, 2020, all of which are evidenced by updated Promissory Notes at a simple interest at 8%, and payable from proceeds of Offerings or institutional placements as similarly described above.

22nd Footnote: Consequences of US Government Shutdown in Early December of 2018, and Corporate Management Changes in 2019.

In early December of 2018, the various offices of the Government of the United States of America shut down as a result of the Congress and Senate’s inability to pass various annual budget and debt ceiling legislation, and did not reopen until February of 2019. However, Agencies and Commissions, such as the SEC, were forced to stage-in the return of all employees, and conduct significant training and catch-up activities for months after the full return of all furloughed employees. Some employees did not return, causing further delays in entities such as the SEC.

At this time, in December of 2018, we were under a September 2018 response letter from the SEC indicating their readiness to qualify our REG A Public Offering with the receipt of a FINRA letter from its Corporate Finance Department that raises no objections with respect to the fairness and reasonableness of the proposed REG A $50 Million Offering’s underwriting terms and arrangements, along with updates and nominal changes to non-material formatting and by-laws revisions, to be filed as the next amendment. At the time of the Shutdown in early December of 2018, the Company was ready to file such amendment with the SEC, but with the shutdown in effect, was unable to make such filing.

This non-controllable event would prove to have negative consequences on the ability of the Company to conduct the REG A Public Offering in 2019 or 2020, which would cost the Company millions in lost Shareholders’ equity and shortfalls in inventory which limited otherwise significant percentage increases in revenues.

By the time such filing could be made in the 1st quarter of 2019, the new 2018 audit was due to be filed, delaying the filing of that amendment that should have concluded the SEC qualification process, as indicated in the September 2018 comment letter of readiness, until the 2018 audit was filed with the SEC, which would bring new comments from the SEC, and further delay the qualification of the REG A Public Offering. By the time the Audit for 2018 was concluded and an amendment could be filed, other corporate events occurred that further delayed the timely filing of an amendment in response to the SEC’s September 2018 response letter of readiness.

During 2019, as indicated in these footnotes, the Company’s need to bridge its deficits increased the need for additional Founders’ capital and loans, extending operating losses. As previously noted, the Company needed significant capital to open additional Kiosk based licensed pharmacies to reach a positive cash flow, and with the delay of the Offering, our Founders’ had to continue to fund the Company beyond the time intended by management or the Founding Shareholders, to only continue the operations as they existed which could not support profitability, but were continued so as to finalize the qualification of the REG A Public Offering.

By the time the Company could take steps to conclude all its Corporate and Management effects of both the consequences in 2019 of the Government shutdown delay, and the further delays caused by the management changes, and related state corporate and licensing updates, the Company could not file its appropriate amendment until August of 2020. After several brief updated amendments to the August 2020 filing, we received the January 2021 letter of readiness of the SEC to qualify the REG A Public Offering.

These events were detrimental to the Company in that it increased the loans the Company incurred, increased the total cumulative losses the Company incurred, and stripped most of its Shareholders’ positive equity to lower levels than enjoyed during the earlier years of the Company’s endeavors.

Our Original Founder, Sandeep Mathow, retired from his positions of CEO and Chairman of our Board in November of 2019, as a result of his majority ownership of both Smart RX Systems, Inc, and another company which by regulation, cannot be owned by or controlled by Mathow while he is the owner of a majority interest in a company that owns and operates licensed pharmacies. Since he would no longer be an Officer and Director, or employee, of the Company, this also resulted in the creation of a special Voting Trust in which Sandeep and his Family Trust, which owns the majority of his controlling interest shares in the Company, designated only the Voting rights of 96.2% of his shares to this new Voting Trust, so that he can no longer vote to control SRXS in any manner until one of several events occur, which essentially remove the conflicts of interest.

The Trustee is an Independent paid Trustee, who is not related to Sandeep Mathow in any relation or capacity, and does no business with any company in which Mathow has any interest. The Shares for which the Trustee holds only voting rights may not be voted during the term of trust except for certain extreme circumstances, or the occurrence of certain specific events, which include for instance, the sale of the Company. The Trustee has the right to all information concerning the Company and any facts and circumstances related to any event in which the Trustee would need to vote, enabling the Trustee’s reasonable judgement to be exercised under such circumstances.

Mathow cannot be employed by the Company in any capacity until certain events occur that include the successful completion of the REG A Public Offering, or other similar events, but remains our First Founder. He may receive, and has received, past due salaries from 2013, 2014 and 2015 during December of 2019 thru the date of this Audit, and we paid his past earned salaries in lieu of issuance of the designated $1 Special Series Preferred Shares he was designated to receive each year. He will be paid the agreed amounts as available until all the salaries unpaid are paid, or until an event occurs whereupon the Voting Trust is no longer required, such as the sale of the Company to unrelated third parties, whereupon all past salaries designated to be issued $1 Special Series Preferred are exhausted. The payments are currently based upon the Company’s ability to pay any of the past salaries to be converted to shares. The Company is recognizing each payment of past salaries due as a reduction of the designated $1 Series Special Preferred Series Shares that would be subject to issuance in the future, under the conditions that make such shares eligible to be issued and redeemed.

While Sandeep Mathow is no longer employed by SRXS, we continued to pay Mathow’s unpaid salaries through the June 2021 payroll periods, vs. past due 2015 through 2019 salaries previously earned pursuant to his past Employment Agreements, since that aspect of his past Employment Agreements is still operative and binding on the Company for past salaries accrued and due, but only as the Company is able to pay them. In July through December 2021 payroll periods, the Company suspended these previously due payments because the Company could not continue their payments during these periods, but may resume those payments when the Company is able to pay them again.

Our Corporate Secretary since January 2014 until November 30, 2019, who is also our Board Advisor and management consultants, resigned as Corporate Secretary in November of 2019, as a result of their participation in other similar positions for too many other companies that needed their services and specific experience. Frank Waters, the Interim CFO, assumed few of the responsibilities of Corporate Secretary, but Waters’ demise in September of 2020, left a vacancy at a time that we were resuming our filings with the SEC to seek qualification of our REG A Public Offering. ASG Corporate Finance Corp., our previous Corporate Secretary, agreed to be reinstated in October of 2020, but solely to perform certain limited functions of that role to assist in completing the regulatory and filing requirements of this Offering, and all other related functions, including the reconciliation of stock records and 3rd party coordination with ClearTrust, LLC™, our SEC licensed Transfer Agent. In January of 2021, the SEC issued a letter of readiness to qualify the REG A Public Offering, as detailed elsewhere in these footnotes.

23rd Footnote: Retention of Co-Manager of Public Offering

In July of 2019, we engaged a Co-Manager to interact with FINRA in obtaining required filing designations of no further comments for the costs involved in paying Broker Dealers all offering related compensation of the planned REG A Public Offering, and related RIA expenses as applicable, as well as coordination with other Co-Managers and potential Syndicate of Selling Agents and Selected Dealers. They received a modest investment banking fee in July 2019, and were to receive another fee at the commencement of the Offering.

This Co-Manager subsequently withdrew their Broker Dealer license with the SEC and terminated their membership with FINRA on December 26, of 2020, unrelated to our Company or Offering.

Approximately two weeks later, in January of 2021, we received notice from the SEC that it was ready to qualify our Offering Circular for the REG A Public Offering when we receive a letter from FINRA indicating that they have no further objections to the compensation of Broker Dealers or Registered Investment Advisors who will be selling our Offering to the public.

Approximately three weeks later, in early February 2021, we added Andes Capital Group, LLC as a Co-Manager and our FINRA Representative, and paid a modest investment banking fee for ANDES to initiate its representation of SRXS by updating and filing the required FINRA information related to our REG A Public Offering in February 2021. They received another equally modest fee shortly at receipt of the FINRA November 9th 2021 letter described below in footnote #26. They and other Broker Dealers will earn commissions, fees and expenses or reimbursements, as described in the Co-Manager’s Agreement, based upon sales and other duties of administration. Other potential Co-Managers have expressed an interest in joining the Offering after the SEC deems the Offering Circular Qualified, whereupon one of the larger entities may be designated a Lead Co-Manager, or Representative of the group of Co-Managers. Oversight of the book-running cloud platform is also coordinated with the Clearing companies of all the Broker Dealers and RIA’s participating in the Offering, and the Transfer Agent for SRXS, and all the banks from which order flow and payments of the Offering emanate.

24th Footnote: ScriptPro Improved Agreement; Founders’ Stock & Loans and Directors’ Key Plan Issuances

In 2020, the Company renegotiated a significant improvement to its ScriptPro 2014 agreement and 2015 amendment, whereby we may now purchase the Kiosks as manufactured by ScriptPro prior to SRXS proprietary add-ons and software, and obtain financing for such purchases.

During 2020, the Company issued 32,500 shares of its Series AA++ Non-Voting Preferred Stock; and in conjunction with those shares, issued 11,300 shares of its Class AA+ Super-Voting Common Stock. These issuances produced $325,500 of cash proceeds from the sales of the securities. Our two (2) non-employee directors and our now deceased past CFO Frank Waters, received cumulatively 6,300 Shares of Class A Key Plan common stock in partial compensation of their Board of Directors’ service during 2020. Other contractors and employees also received an additional 1,200 Class A Key Plan Shares for significant contributions or exchanges of valuable intangible property, including databases.

One of our Directors, subject to a Promissory Note, lent us $100,000 in the 4th Quarter of 2020, and was issued 3,000 Class AA+ Shares, as well as Additional Paid-in-Capital credit vs. these Shares, commensurate with the risk and inconvenience endured for an indefinite period of time until this loan principal and interest can be repaid to them. This Note bears repayment preference pari passu with the earliest Notes to be repaid once repayments in part or whole commence, irrespective of source of repayment.

Our Independent member of the Board purchased $25,000, representing 2,500 shares of Series AA++ Preferred Shares and 900 Class AA+ Common Shares, in the 4th quarter of 2020. He also lent us $30,000 subject to a Note in the 3rd quarter of 2021, payable on the same terms as the Director’s loan in the immediately preceding paragraph above.

25th Footnote: COVID-19 Effects in 2020. We did not lay off or fire any employees in 2020 as a result of the COVID-19 Pandemic consequences.

COVID-19 has increased our operating costs of doing business and increased risks of doing business. We are susceptible to lawsuits by both patients who come inside our pharmacies and employees who may get infected by COVID-19. Access to capital has been delayed due to risks and fears of COVID-19, but the business operations have not been impacted in a negative fashion directly as a cause of COVID-19 infections. Our Pharmacies are using “Touchless” dispensing Kiosks and the medication verification is done by our software. Since our dispensing is touchless, it is almost contamination free. We provide healthcare benefits to all full-time employees.

26th Footnote: Subsequent Events 2021.

Andes Capital Group, LLC, a Co-Manager and FINRA Representative for our REG A Public Offering, received written notice on November 9, 2021, by FINRA’s Corporate Finance Department that raises no objections with respect to the fairness and reasonableness of the proposed REG A $50 Million Offering’s underwriting terms and arrangements. We have awaited this letter for the past nine (9) months, a time delay attributable to the Pandemic effects on FINRA. This allows us to update and amend our last amendment to our Offering Circular, submitting this 2020 Audit, and that recent FINRA letter, so that we can finally seek Qualification by the SEC of our Offering, which in turn enables us to commence the sale of our securities and effect the closings to initiate the receipt of proceeds of the Offering.

Smart Rx Systems, Inc. is supplementing the cash flow from operations with Founders’ contributions and loans which are sufficient to carry our existing and upcoming operations, including the potential use of an unused existing credit line available to us for the payment of near-term Offering related expenses. We expect our Founders to continue to provide any extraordinary needs until our planned receipt of our Offering proceeds, as they have done since our inception in 2013. The proceeds of the REG A Public Offering could be about $46 million if the full $50 million is sold.

Santu Rohatgi has taken additional temporary salary reductions in 2021, as he did in 2018, 2019, and 2020, for two pay periods between January 1st and November 1st, of 2021, which amounts for 2021 are payable in parts or in full from either proceeds of the planned REG A Public Offering, or any other applicable capital insertion or loan to the Company, or the sale of the Company or a change of control producing sufficient proceeds, or will be paid upon cash flow improvements.

We may resume payments to Sandeep Mathow for his past due 2015 through 2019 salaries previously earned pursuant to his past Employment Agreements, once our cash flow accommodates such payments. Since he is no longer employed by SRXS, he no longer has an active Employment Agreement, but this aspect of his past Employment Agreements is still operative and binding on the Company for past salaries accrued and due as the Company is able to pay them.

In June of 2021, we issued a Promissory Note to Mathow in the amount of $354,906, for fifteen cash loans he made to the Company, between June 30, 2020, and December 31, 2020, at interest rates of either 8% or 12%, respectively. The Note is payable from the same sources and in the same manner as his other Promissory Notes, such as the Offerings, or from proceeds of the sale of the Company’s assets or a change of control that produces proceeds to the Company, or through other insertions of capital, or refinancing proceeds, in 2022. The Note is payable in time behind the repayment of Non-Control Party Lenders Notes, but prior to Preferred redemptions. Since inception of the first Notes, through Oct 31, 2021, $98,941 was paid in interest on his Notes, and $63,299 was accrued to a future date to be determined.

SRXS issued promissory notes to related parties Santu Rohatgi and Sandeep Mathow, for loans to the Company during 2018, 2019, and 2020 of approximately $2.86mm. These loans at 8% Simple Interest are planned to be paid in full from the same sources as stated in the previous paragraph, in 2022. Since inception of the first Notes, through Oct 31, 2021, $$62,696 was paid in interest on these loans, and $137, 238 was accrued to a future date to be determined.

Mathow’s past due accumulated pay previously subject to grants of unissued Preferred Shares, to the extent available to be paid by the Company, as well as Santu Rohatgi’s reduced current salary, may continue until sufficient funding is achieved from the planned Offering to revert to the payment of his full salary, as per his Employment Agreement. These temporary salary reductions were not re-paid by January 31, 2022, and the Board may convert the amounts reduced to the same grants of Preferred shares granted in previous years, subject to the same terms.

Our Board Advisor, management consultants, and Corporate Secretary have received no compensation other than $2,000 of partial expense reimbursements since July of 2018, until this time, which will likely continue until we achieve sufficient proceeds from this Offering or other loans or equity sources, and we intend to repay them any funds advanced, or lent to us, during this period, and credit their A-P-I-C account in January of 2022 to reflect cumulative amounts of unpaid expenses and services fees due during this period. No interest was paid on their Note during 2021 or through January 31, 2022.

In January of 2021, one of our Founding Shareholders lent us $501,000 on a short term Note for general corporate purposes and received additionally 15,000 Shares of Class AA+ Super-Voting Common stock. The Note is payable from the proceeds of the REG A Public Offering, any other institutional capital contribution or loan, or at the earliest of any other type of offering, until paid in full. This Note bears repayment preference pari passu with the earliest Notes to be repaid once repayments in part or whole commence, irrespective of source of repayment.

In the second Quarter of 2020, the Company successfully received an SBA Payroll Protection Program loan of approximately $230,180 whose terms and conditions continue to change as of the date of this Audit, as Congress has further defined their intent to help companies like Smart Rx during the COVID-19 Pandemic. Essentially the loan varies from past SBA loans in that it required no collateral of SRXS, nor did it require the guarantee of any principals of SRXS, and was fully forgivable with no tax consequences related to the forgiveness, as long as SRXS utilized all the money borrowed during the 24 weeks after receipt of the loan, and used at least 60% of the loan for employee salaries that were employed during defined periods of the Company’s past operations in 2020 and 2019. The Company has since received forgiveness of the loan and al accrued interest. All of the money loaned via the PPP was used for payroll.

In the first half of 2021, the Equal Employment Opportunity Commission of the US Government (EEOC) ruled against an ex-employee’s complaint in our favor. Shortly after learning of the EEOC’s ruling against her, the ex-employee filed a civil action, which our counsel and management believes has no merit, but could eventually cause up to $25,000 in costs and legal fees to SRXS.

Smart RX Systems, Inc. has been sued in Cause No. 21-2285-A in the 7th District Court of Smith County, Texas. The lawsuit regards a contractual business relationship between Smart RX and a local internal medicine physician’s group. A default judgment has been entered in the group’s favor against all defendants. Smart RX and all defendants allege that this judgment is void on multiple grounds, including: (i) lack of notice of the suit, (ii) failure to serve or to properly serve the defendants with citation, and (iii) failure to follow required legal procedures for return of citation. The defendants also contend that the plaintiffs have failed to prove the allegations made the basis of the suit. The defendants are thus appealing the judgment to the Texas Twelfth Court of Appeals and will vigorously prosecute this appeal. They expect a favorable outcome on appeal (reversal and remand) and consider it highly likely.

SRXS successfully acquired its second PPP loan of $195,258 under the CARES Act, on March 02, 2021. The Bank advised us that this PPP loan was forgiven on September 08, 2021.

In June of 2020, we were offered $2.25 million from a Texas Family Office, for the financing in whole of certain specific projects in our pipeline that have been delayed pending the REG A Public Offering commencement.

In April of 2021, only $150,000 of this commitment was funded in a loan format, all of which was utilized to pay outstanding corporate related invoices, or reimbursements for invoices already paid. The loan was accompanied by the issuance of 4,500 of our Class AA+ common shares which carry conversion rights and super-voting rights of three to one.

In August of 2021, we were successful in terminating our lease on our Winter Park office building, which would otherwise expire in December of 2022. We had a net savings of approximately $48,533, representing fourteen month’s net rent. The address of the office was 3660 Hall Branch CT, Winter Park, Florida 32792.

In September of 2021, four of our Founding Shareholders provided a short term loan of $240,000, and Santu Rohatgi provided an additional $80,000,

We reduced the wages of the Company for 2021 through November 1st by $276,000 annually, a large part of which was the temporary or deferred reduction of management salaries.

During the 2nd and 3rd quarters of 2021, we have accumulated approximately $137,200 of accounts payable which were not paid in full before year end December 31, 2021. Our receivables and recent invoices were not collected before year end to pay in full all the accounts payable incurred recently without further equity or loans from Founding Shareholders or other sources if the REG A Offering does not commence in time to have some proceeds during 2021. Over $240,000 of those payable accounts are for prescription inventory replacement. At full payroll, and depending upon gross sales any given month, until we can open at least six new pharmacies from the proceeds of the REG A Public Offering, in addition to our current licenses and pharmacies, we have approximately a $140,000 to $181,000 per month shortfall. The first $10 million of proceeds of the REG A Public Offering, now in the final stage of SEC amendments prior to Qualification of the Offering, will allow us to rapidly add ten to twelve of our Kiosks as we receive the initial proceeds, which will offset these monthly deficits, bring our existing pharmacies back to full replenished inventory levels, and the full achievement of the $50 million will add more than 80 additional Kiosk pharmacies additionally over the first twelve months following the close of the Offering. Part of the increase is the introduction in Florida, and five other states, of satellite branch Kiosk pharmacies, which can be opened for approximately 1/7th of the cost of each licensed Kiosk “parent” pharmacy.

COVID-19 Effects in 2020. We have not laid off or fired any employees as a result of the COVID-19 Pandemic consequences as of the date of this Audit, and have no plans to do so, except as replacement or re-allocating employees for jobs as a result of growth. With the new insertions of capital from the planned REG A Public Offering, and loans from Founding Shareholders or the commitment from the Family Office, if any, we expect to hire more employees as the Projects being financed and the Offering Proceeds lead to new Kiosk pharmacy locations and other planned revenue producing events and Projects.

COVID-19 has increased our operating costs of doing business and increased risks of doing business. We are susceptible to lawsuits by both patients who come inside our pharmacies and employees who may get infected by COVID-19. Access to capital has been delayed due to risks and fears of COVID-19, but the business operations have not been impacted in a negative fashion. Our Pharmacies are using “Touchless” dispensing Kiosks and the medication verification is done by our software. Since our dispensing is touchless it is almost contamination free.

Financial impacts emanating from the consequences of the COVID-19 pandemic cannot be predicted and remain potentially possible, since social distancing, and masks cannot prevent infection. We provide healthcare benefits to all full-time employees.

BALANCE SHEET

SMART RX SYSTEMS, INC.

	UNAUDITED	Part of audited financial statements, quarters are not audited individually
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included.	September 30, 2021	September 30, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$97,718	$98,121
Accounts receivable	226,819	525,303
Prepaid expenses	148,663	63,544
Inventories	168,959	62,717
Total current assets	642,159	749,685

Long-term marketable securities	-	-
Property, plant and equipment, net	1,051,625	1,152,840
Intangible assets, net	6,959,948	7,040,477
Total assets	$8,653,732	$8,943,003

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	302,025	128,743
Accounts payable, related party	288,663	(80,011)
Current portion of long-term debt	-	-
Notes payable	1,318,508	-
Interest payable	740,015	535,447
Preferred premium payable	1,418,800	1,418,800
Total current liabilities	4,068,011	2,002,979

Long-term Liabilities	67,687	293,190
Long-term debt related parties	2,729,071	2,357,219
Long-term premium payable	709,800	676,000
Long-term salaries payable	10,800	10,800
Total non-current liabilities	3,517,358	3,337,209
Total liabilities	7,585,369	5,340,188

Commitments and contingencies

Shareholders’ equity:
Orig. Voting CS Par $0.0001, Part Of 100m Auth., Issued 577,100	618	618
Orig. Pref Non-Voting, Par Value $0.0001, Part Of 50m Auth., Issued 2,163,800	1616	1,616
Class A Voting CS, Par Value $0.0001, Part Of 100m Auth., Issued 145,450	15	12
Ser. A. Founders Pref. Par Value $0.0001, Part 50m Auth., Issued 269,150	27	27
Ser. A+ Founders Non-Voting Pref, Part of 50m Auth., Issued 215,000	22	22
Class A+ Voting CS, Par Value $0.0001, Part of 100m Auth., Issued 88,200	9	8
Class AA Voting CS, Par Value $0.0001 Part of 100m Auth., Issued 4,800	0	0
Ser. AA Founders Non-Voting Pref, Part of 50m Auth., Issued 13,500	1	1
Class AA++ Voting CS, Par Value $0.0001 Part of 100m Auth., Issued 20,700	2	1
Ser. AA++ Founders Non-Voting Pref, Part of 50m Auth., Issued 39,500	4	27
Series 2018 Special Redeemable Preferred, Issued 30,000	3	3
Spec. Pref. Non-Voting, Par Value $0.0001, Part of 100m Auth.	656	628
Additional paid-in capital	15,252,137	14,662,204
Retained earnings	(12,461,819)	(9,433,723)
Net income/(loss)	(1,719,327)	(1,628,629)
Total equity	1,073,963	3,602,814
Total liabilities and shareholders’ equity	$8,659,332	$8,943,003

STATEMENTS OF OPERATIONS

SMART RX SYSTEMS, INC.

	UNAUDITED	Part of audited financial statements, quarters are not audited individually
	Years ended
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included.	September 30, 2021	September 30, 2020
Net sales	773,545	2,971,193
Cost of sales	475,577	2,221,071
Gross margin	297,968	750,121

Operating expenses:

Selling, general and administrative	791,979	442,598
Wages, consulting and payroll expenses	766,388	1,076,806
Travel and entertainment expenses	29,634	48,870
Software and kiosk expenses	154,171	134,745

Total operating expenses	1,742,173	1,703,019

Operating income	(1,451,612)	(952,897)

Other income	425,438	-

Rental income
Other expenses:
Preferred premium expense	18,200	68,900
Preferred interest expense	121,122	121,122
Amortization of intangible assets expense	449,353	418,433
Depreciation	54,478	67,276
Gain on Sale of Assets	-	-
Write-off of Bad Debt	50,000	-
Total other expenses	693,153	675,731

Net income/(Loss)	(1,719,327)	(1,628,629)

Earnings per share:
Basic	(2.05)	(2.07)

Shares used in computing earnings per share:
Basic	836,750	785,600

STATEMENTS OF CASH FLOWS

	UNAUDITED	Part of audited financial statements, quarters are not audited individually
	Years ended
In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included.	September 30, 2021	September 30, 2020
Cash and cash equivalents, beginning of the year	8,877	64,701
Operating activities:
Net income/(loss)	(1,719,327)	(1,628,629)
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	503,831	485,709
Prepaid expenses	(38,966)	5,160
Changes in operating assets and liabilities:
Accounts receivable, net	47,717	(362,785)
Inventories	(100,448)	34,161
Noncurrent Receivables	7,418	-
Accounts payable	(51,578)	(47,725)
Accounts payable, related party	288,663	(123,264)
Notes payable	1,318,508	-
Current portion of long-term debt	-	-
Interest payable	121,122	121,122
Preferred premium payable	18,200	68,900
Cash generated by operating activities	395,139	(1,447,352)
Investing activities:
Purchase of Fixed Assets	-	-
Property, plant and equipment, net	(9,440)	(5,995)
Intangible assets, net	(455,000)	(910,000)
Cash used in investing activities	(464,440)	(915,995)
Financing activities:
Long-term Liabilities	(226,672)	261,270
Long-term debt	-	-
Long-term debt, related party	(125,738)	1,085,697
Long-Term Salaries Payable	10,800	10,800
Orig. Voting CS Par $0.0001, Part Of 100m Auth., Issued 577,100	-	-
Orig. Pref Non-Voting, Par Value $0.0001, Part Of 50m Auth., Issued 2,163,800	-	-
Class A Voting CS, Par Value $0.0001, Part Of 100m Auth., Issued 145,450	2	0
Ser. A. Founders Pref. Par Value $0.0001, Part 50m Auth., Issued 269,150	-	-
Ser. A+ Founders Non-Voting Pref, Part of 50m Auth., Issued 215,000	-	-
Class A+ Voting CS, Par Value $0.0001, Part of 100m Auth., Issued 88,200	1	-
Class AA Voting CS, Par Value $0.0001 Part of 100m Auth., Issued 4,800	-	-
Ser. AA Founders Non-Voting Pref, Part of 50m Auth., Issued 13,500	-	-
Class AA++ Voting CS, Par Value $0.0001 Part of 100m Auth., Issued 20,700	0	1
Ser. AA++ Founders Non-Voting Pref, Part of 50m Auth., Issued 39,500	1	27
Series 2018 Special Redeemable Preferred, Issued 30,000	-	(0)
Spec. Pref. Non-Voting, Par Value $0.0001, Part of 100m Auth.	42	84
Additional paid-in capital	499,706	1,038,889
Cash generated by/(used in) financing activities	158,142	2,396,767
Net increase (decrease) in cash during the year	88,841	33,421
Increase/(decrease) in cash and cash equivalents	88,841	33,421
Cash and cash equivalents, end of the year	97,718	98,121

SMART RX SYSTEMS, INC (SRXS)	2020 CHANGES IN SHAREHOLDERS EQUTIY

	Common	$ Par Value	Preferred	$ Par Value	Add'l Paid In	Retained	STOCKHOLDERS
	Voting	Amount	Non-Voting	Amount	Capital	Earnings	Equity
BALANCE at December 31, 2020	798,800	$640	2,723,950	$2,297	$14,752,421	$(12,461,822)	$2,293,538
Net income/(loss)						$(1,719,327)	$(1,719,327)
Common Stock Issued	37,950	$4					$0
Preferred shares granted (but unissued) in lieu of salaries and bonuses (prior period adjustment)							$0
Preferred shares granted (but unissued) in lieu of salaries and bonuses			420,000	$42	$419,958		$419,958
Preferred Shares issued			7,000	$1	$69,999		$69.999
BALANCE at September 30, 2021	836,750	$644	3,150,950	2,340	$15,242,378	$(14,181,149)	$1,064,168

1st Footnote: Smart Rx Systems, Inc. Summary

Smart Rx Systems, Inc. (SRXS) is a technology and management company with custom and proprietary technologies, trademarked automated medication management systems that dispense medication on demand called The Smart PharmAssist™ Kiosk (“Kiosk”), which provides either access to a live pharmacist for counseling and medication therapy management via video conferencing technology located on the Kiosk, or an on-site Pharmacist. SRXS also provides mail order refill prescriptions as a follow-on service to customers. The Smart PharmAssist™ Kiosk is capable of performing all functions performed by a retail pharmacy such as prescription verification, insurance verification, reimbursement, labeling, printing medication instructions, and consulting with a remote licensed Pharmacist. The Kiosk dispenses medication at the point-of-care, in a retail environment in any store, Medical Office Buildings (MOB), hospitals and clinics. It performs all manual functions of a pharmacy, increases efficiency, and reduces the cost of labor. It performs all functions in compliance with the Food and Drug Administration (FDA) to “dispense medication on demand at the point-of- care” (POC) or at any other location.

Smart Rx Systems, Inc. partnered with a global automated pharmacy robotics manufacturer (GAPRM), ScriptPro USA, Inc., who manufactures the Smart PharmAssist™ Kiosk, and leases the machines directly to the healthcare provider, or through our contract with the provider, as well as installs and maintains the ScriptPro portion of all The Smart PharmAssist™ Kiosks, which gave us a rapid entry into the market. We are contracted on a long-term basis by the physicians or medical facilities, for both recurring and one-time fees to operate, manage and perform all pharmacy related services and activities at the point-of-care.

We also install our equipment and software coincident to the installation of the ScriptPro equipment, which makes the Smart PharmAssist™ Kiosk operate as a complete system.

The Kiosks are a complete “Pharmacy-in-a-Box’’, entirely automated system with override capability to manually control the dispensing of medication by a pharmacist, with the capacity to dispense a maximum of 225 different types of medications with approximately 70 prescription fills of each, totaling 15,750 prescriptions and Over the Counter (OTC) medications. Features include automated pill counting, live video conferencing with a licensed Pharmacist, barcode reader, biometrics, backend data collection, automated labeling, medication image capture, automated climate control, and automated remote insurance processing. Our Kiosk allows access to 24-hour pharmacists and retail pharmacies everywhere, extending the reach of traditional retail pharmacies without the time, distance, language, or costs of traditional pharmacies.

The Smart PharmAssist™ Kiosks are currently installed at the point-of-care and retail pharmacies to provide convenience to patients dispensing the prescriptions in less than two minutes once the patient is in our data base, or five minutes the first time. Physicians send the prescriptions electronically to our Smart PharmAssist™ Kiosk, and each prescription is verified and processed by either an onsite pharmacist located at the Kiosk, or a remote technician. All medications for the Kiosks are purchased and owned by Smart Rx Systems Inc. Each point-of-care location has one or more of our Kiosks, pharmacy management software, and a licensed pharmacist to verify prescriptions and provide counseling to the patients.

All our pharmacies are independent units, doing business as “Smart Rx Pharmacy” which is owned by Smart Rx Systems, Inc.

2nd Footnote: Summary of Significant Accounting Policies

Use of Estimates and Assumptions

The preparation of financial statements is in conformity with generally accepted accounting principles in the United States which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The more significant estimates and assumptions by management include, among others, reserves for accounts receivable, the fair value of equity instruments issued for services, and input assumptions used in the valuation of derivative liabilities.

Revenues

Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for products and/or services that have been delivered or picked-up by the patient in the normal course of business, title or service delivery has passed, the selling price is both fixed and determinable, and collectability is assured, all of which generally occur upon delivery of our product or service, or delivery of the product to the destination specified by the customer. While the receivables are pre-determined by the third-party insurance, the patient co-pay is collected upon delivery. Revenue is recognized immediately upon receiving cash payment from uninsured patients or insurance is processed with or without co-pay and revenue recognized. If the patient is covered by insurance (Third Party) payer, those are accounts receivable from the third party which are usually collected within Fifteen to ninety days from the date of the transaction.

Accounts Receivable

Smart Rx Systems, Inc. only have receivables from insurance companies after the processing of each prescription. These receivables are usually deposited into our bank account automatically within a maximum of ninety days from the date of the transaction. The Co-pays, if any, or non-insurance paid-in-full by a patient, are paid by cash or credit/debit card at the time of the sale, at the Kiosk. Therefore, co-pay receivables are short-term in nature and typically clear in one or two business days.

Typically, some insurance company receivables by Smart Rx Systems are reduced by the time of payment from the amounts indicated at the time of dispensing to patients. Therefore, we have created a “Bad Debt Allowance” for such shortfalls, and these receivables shortages are only written off with the authorization of Senior management.

Inventory

The inventory method used for all pharmacies is First-In-First-Out (FIFO). Physical inventory is currently counted once a year.

Property, Plant, Equipment Depreciation; Gain/Loss from Sales of Assets; Impairment Loss; and Bad Debt Expense

Property, plant, land or office improvements, buildings, leasehold improvements, and equipment are recorded at cost. We record the assets that exceed $500 in value, and, depreciate over a period of 36 months to 30 years of the asset Class life. Depreciation is determined on a straight-line basis for over a period of three (3) to 30 years, and for machinery, fixtures and equipment of three years. The intangibles are amortized over a period of fifteen years.

The depreciation expense for the period through nine (9) months of 2021 ending on September 30, 2021, was recorded at $54,478.

The depreciation expense for the year 2020 ending on December 31, 2020, was recorded at $88,452.00.

We did not sell any assets in the period of January 1, 2021 through September 30, 2021, nor for the year ending December 31, 2020, and as such we had no gain or loss from the sale of any asset.

We incurred a bad debt expense of $50,000 in the period ending December 31,2020. We incurred a bad debt expense of $100,000 in the period ending December 31,2020. These debts had been incurred from Third Party insurance carriers and manufacturer’s rebate coupons. We determined that these amounts had collectively become uncollectible and therefore incurred the bad debt expense.

We incurred no impairment loss in the nine months ending September 30,2021. We incurred an impairment loss of $35,000 in the year ending December 31, 2020. Smart Rx Systems purchased a Mail Order Pharmacy Gulf Coast Scripts LLC in Venice, Florida. The pharmacy has 28 state licenses which allows us to ship prescriptions to those 28 licensed states. Smart RX abandoned this entity when it learned of issues related to its ongoing relationships with various states and wrote off the cost of the pharmacy in 2020.

Intangible Assets Subject to Amortization

The amortization expense for the period ending September 30,2021 was recorded at $449,353

The amortization expense for the year 2020 ending December 31,2020 was recorded at $554,801.

The Classes of assets included in this category are software, trademarks, and goodwill. We amortize any intangible assets for a period of fifteen years (180 months) on a straight-line depreciation method.

Our intangible assets subject to amortization are primarily composed of developed technology, payables that were converted to securities in lieu of cash, and supplier/retailer relationships acquired in connection with our acquisitions. We used expectations of future cash flows, with appropriate discount rates, based on the stage of the enterprise acquired, to estimate the fair value of our intangible assets. The Company amortizes the intangible assets on a straight-line basis over their expected useful lives. Currently, we have determined all our intangible assets have a useful life of fifteen years.

Users of the intangible assets’ calculation of value should be aware that business valuations are based on assumptions regarding future earnings potential and /or certain asset values, which may or may not materialize. Therefore, the actual results achieved in the future will vary from the assumptions utilized in this valuation, and the variations may be material.

Financial Assets and Liabilities Measured at Fair Value

The company uses various inputs in determining the fair value of our investments and measure those assets on a recurring basis. Financial assets recorded at fair value in the balance sheets are categorized by the level of objectivity associated with the inputs used to measure their fair value. Authoritative guidance provided by FASB defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

•	Level 1: Quoted prices in active markets for identical assets or liabilities.

•	Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

•	Level 3: Unobservable inputs based on our assumptions.

The fair value of the liabilities of $2,391,296, $2,052,486 and $1,899,171 at December 31, 2020, 2019, and 2018, respectively, were valued using Level 2 inputs. The carrying value of cash and accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is our opinion that cash and short-term assets are not exposed to significant interest, currency or credit risks arising from these financial instruments.

Recent Accounting Pronouncements

In May 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 201 4-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will II require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, which simplified the accounting for goodwill impairment by eliminating the requirement to calculate the implied fair value of goodwill in measuring an impairment charge, previously Step 2 of the goodwill impairment test. Under the new standard, an impairment charge is recorded based on the excess of a reporting unit's carrying amount over its fair value, previously Step 1 of the goodwill impairment test. The guidance still allows companies to perform the optional qualitative assessment before determining whether to proceed to Step 1. The Company adopted the ASU in the first quarter of fiscal 2019 and the adoption of this standard did not have a material impact on the Consolidated Financial Statements.

We believe that our disclosures and treatment of revenue recognition are in keeping with the Standards.

Income Taxes

The company has no tax provision for any period presented due to our carry-forward operating losses. As of December 31, 2020, the Company had net operating loss carry forwards in excess of approximately $17.7 Million dollars, and as of September 30, 2021 Unaudited Interim loss carry forward of $2,145,326, that may be available to reduce future years’ taxable income through approximately year 2047 Future tax benefits, which may arise because of these losses have not been recognized in these financial statements, and accordingly, the Company has not recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The Company adopted accounting rules which address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under these rules, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. These accounting rules also provide guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2020, no liability for unrecognized tax benefits was required to be recorded.

3rd Footnote: Original Sale of Hardware and Software to Smart Rx Systems, Inc. by Related Party.

The company issued 400,000 Original Voting Common Shares and 500,000 Original Non-Voting Preferred to Sandeep Mathow and his family trust in December of 2013 in exchange for $1,220,236 and $1,000,000 of cash, respectively, which was expended on the development and building of certain hardware and software code and systems sold to us, which formed the heart of Smart Rx Systems Inc.’s custom and proprietary technologies that the company continues to use and develop for further use. This sale was one of the first assets purchased with stock and is listed as an intangible asset on the Balance Sheet.

4th Footnote: Hired Swatantra “Santu” Rohatgi as a consultant to Smart Rx Systems, Inc.

In June 2013, the company hired Santu Rohatgi as our accounting and financial consultant.

5th Footnote: Original Manufacturing Contract Brought into Smart Rx Systems, Inc. by Related Parties.

In December 2013, the company issued Sandeep Mathow and his family trust 750,000 Original Non-Voting Preferred Shares and Santu Rohatgi and his family trust 105,000 Shares of Original voting common shares and 750,000 Original Non-Voting Preferred Shares, in exchange for an exclusive worldwide manufacturing, maintenance and support contract with ScriptPro, USA, Inc. In addition, $20,000 of consulting payables due to Santu Rohatgi were converted to securities as part of his issuance of common shares.

The company issued warrants in December 2013 to both Sandeep Mathow and Santu Rohatgi to partially account for and adjust in the future against both the changing value of their sales or exchanges of assets, as well as for performance purposes. The 750,000 Original Non-Voting Preferred Shares issued to each of Mathow and Rohatgi, for 1.5 million shares cumulatively, are drawn against these warrants granted to them.

6th Footnote: Final Exclusive Manufacturing Contract with ScriptPro and Financing of Kiosks by Related Parties.

In February of 2014, the company finalized an expanded second version of the world-wide, exclusive manufacturing agreement with ScriptPro which included additional new features not available in the 2013 contract, and included financing of the Kiosks and a lease program direct to SRXS customers by ScriptPro, and/or its affiliates. These new features were significant value add-ons to our benefit, and the company granted for future issuance, contingent upon the occurrence of certain events, but not yet issued, 1.5 million Original Voting Common Shares to each of Sandeep Mathow and Santu Rohatgi, or their family Trusts respectively, against the warrants granted in 2013, which may not be issued until after an underwritten IPO/RPO, or certain other significant earnings or Kiosks’ installations thresholds; and, granted, but not issued, the right for Mathow and Rohatgi to each acquire 7 Million Original Preferred Shares, which may be issued only under similar terms as the Original Common as described in this sentence.

Mr. Mitesh Mathow also consulted related to the transactions, and he converted a payable of $20,000 of his consulting fees to 12,500 shares of our Original Voting Common Stock.

7th Footnote: Mathow and Rohatgi Employment Agreements; Investment Banking Relationship.

In January of 2014, Santu Rohatgi was hired as the Chief Financial Officer and Director, and became a Co-Founder as a result of his accomplishments, and is evidenced by an Employment Agreement amended in 2018 and 2019; Founder, Sandeep Mathow’s Employment Agreement was also amended in 2018 and 2019.

In November of 2019, Santu Rohatgi was elected as Chairman of the Board and President of the Company, and as evidenced by an Employment Agreement amended in 2019. Founder Sandeep Mathow’s Employment Agreement was also amended in 2018 and 2019. Most of our net intangible assets after inclusion of amortization are represented by two items: the conversion of 2014 through 2020 salaries and bonuses under these employment agreements to designated but unissued non-voting preferred stock, which is further restricted to contingent milestone of events occurring in the future prior to partial issuances limited by levels of EBITDA recognition; and other consultants and contractors conversion of payables to common and preferred stock at the fair market value of their invoices.

For the five years inclusive from 2013 through 2017, Mathow and Rohatgi drew a very minimal salary from the Company, and instead were granted, but not issued, in 2017 through 2020, as reflected in arrears as if earned pursuant to each of the years, $1 Special Series Non-Voting Redeemable Preferred Shares in the amount of One Share (1) for each two dollars they were not paid but had duly earned pursuant to their employment agreements. The Shares are subject to sever conditions of issuance, in whole or in parts, as the Company must realize at least $25 million in revenues, at least $5 million in EBITDA, and then can deploy no more that 25% of free cash flow from EBITDA to satisfy the issuances in whole or part, in any calendar or fiscal year, as applicable at the time. They are also fully redeemable in the event of a sale of essentially all the assets of the Company, or a change of Control, subject to the prior redemption of all other secured Preferred Series or Original Preferred eligible for redemption under the same conditions, or the occurrence of an underwritten IPO/RPO of at least $100,000,000. The Stated Value of this Preferred is $2 if redeemed.

The Company hired an Investment Banking Firm to assist in the capitalization planning, implementation and documentation of the company’s growth and future stock issuances, as well as capital requirements, and based upon their exchange of all the plans, documentation and activities for the company’s corporate, stock and future offering pro formas, and in December of 2014, the company issued them 160,000 Original Non-Voting Preferred Shares and 24,000 Original Voting Common Shares, for their exchanged assets at discounted value of $164,982 and $5,000, respectively. In 2015, we converted a $12k payable to Additional Paid-In Capital (A-P-I-C); in 2016 adjusted vs. 2015 and 2016 costs paid on behalf of the Company of $53,099, and issued an additional 300 Original Common and 500 Original Common shares; we adjusted in 2018 $47,800 vs. costs paid on behalf of the Company in 2017 and 2018; and issued in 2017 an additional 7,400 Original Common Shares, credited a total of $29,450 to additional paid in capital vs. our payables, which the company expensed.

The company shall expense certain of these amounts as applicable events planned occur and documentation is utilized, while other amounts were permanent assets exchanged with the Company and are adjusted or remain constant pursuant to FASB rules.

In December of 2014, a Founding Shareholder invested $25,000 cash for 3,800 Original Non-Voting Preferred Shares and 2,500 Original Voting Common Shares.

8th Footnote: Additional Admittance of Founding Shareholders; Vista Pharmacy Joint Venture from Related Parties.

During 2015, the company issued 7 Founding Shareholders 22,225 Founders’ Non-Voting Preferred Shares and 4,400 Class A Voting Common Shares for cash of $147,500; and, we issued to Vista Clinical Diagnostics, LLC, 6,400 Class A Voting Common Shares for cash of $70,000.

During early 2015, Rohatgi and Mathow began negotiations to forge a relationship with Vista Clinical Diagnostics, LLC, and after approximately eight months of intense negotiation, in August of 2015, Rohatgi and Mathow exchanged a material Joint Venture Agreement related to ongoing pharmacy access and services for the grant, but not issuance, of the right to acquire 1,080,000 Original Voting Common Shares each, subject to the occurrence of certain events in the future. These Shares were granted, but not yet issued versus options granted to Mathow and Rohatgi exercisable post-REG A offering of at least $30 million. The company capitalized the Joint Venture Agreement with Vista Clinical on the Balance Sheet.

In the 2nd Quarter of 2015, the company initiated a corporate finance and management consulting relationship with a group of professional consultants to prepare us for new crowdfunding internet offerings and assist us in our corporate affairs, in exchange for 5% of our newly issued voting shares from that point forward and certain out of pocket expense reimbursements and fees related to assignments we engaged them to undertake on our behalf. The company issued them 400 additional Original Voting Common Shares in December of 2015, and $12,000 was expensed and credited to their additional paid-in-capital. The Company cancelled its internet portal and other programs when it accepted approximately $5.2 million in Founders’ funding’s and retained the consultants to further its development of additional capitalization and business development plans.

In December of 2015, the company granted, but did not issue, options to be exercised subject to the occurrence of certain events in the future, of 100,000 Original Voting Common Shares to each of Mathow and Rohatgi for the early initiation of sales revenues and finalization of Kiosk’s readiness for commercialization and installation.

In 2016, the company acquired new services that developed integration with our systems and initiated Licensing activities.

Between June and September of 2016, we issued 4,500 Founder’s Non-Voting Preferred Series and 1,350 Class A voting common shares to two of our Founding Shareholders for total cash paid in of $45,000.

9th Footnote: Warrants.

In 2013, the company created 16,500,000 warrants, a sufficient quantity, which can be issued for either Non-Voting Preferred or Voting Common, of any Series or Class designated by the Board, which provides sufficient flexibility. The warrants provide our Company an effective tool in attracting and incenting future management and Directors. If any shares of any Class or Series are issued with a price of Par Value, at the discretion of the Board, any awards may be granted with an exercise price of Par Value. As of December 31, 2020, warrants may still be granted at Par Value; 4.5 Million Warrants have been granted to date leaving 12,000,000 for future grants. Only 1.5 million Preferred Shares have been issued to date against those Warrant grants, and the outstanding 3 million warrants of common and preferred shares possess substantive restrictions and contingencies that must occur prior to their eligibility to be exercised. All Warrants are cashless exercise, and their term is set at the time of grant.

In 2014, the company created three million options with a term of five years to purchase Original Common Shares at 10 cents per share, exercisable after a REG A or other offering of at least $30 million. No Shares have been exercised against grants awarded. There are 400,000 of these options still available for future grant.

The aggregate intrinsic values of warrants and options granted, but not yet exercisable or vested are calculated as the difference between the exercise price of the options or Warrants and the estimated fair value of the additional paid in capital approved by the Board at the time of the grant or exercise, as applicable, based upon comparable evidentiary data or precedent. No options vested in 2014, 2015, 2016, 2017, 2018, 2019, 2020, or subsequently through 2021.

10th Footnote: Stockholders’ Equity

Preferred Non-Voting Stock Series

In 2015 and 2016, the company filed Restatements of some of our Articles of Incorporation, which pursuant to resolutions of our Board, increased the authorization of all preferred shares from 30 million shares to 50 million shares. Due to errors, despite the effectiveness of these Restatements, the company re-filed attachments with the Florida Department of Corporations. The Preferred Series of stock the Company has issued, or granted but not issued, to date, is all Non-Voting Shares, except for certain rights of minority holders of all Series of our Preferred as provided by Florida law. In 2019, we filed other updates to our amendments to our Articles of Incorporation which allows additional Series of Preferred Non-Voting Shares, including Series REG A Preferred share being offered exclusively in the upcoming exempt public offering being conducted pursuant to Regulation A. No further updates were filed through December 31, 2021.

These Series of Preferred Shares are identical in rights and preferences, except that our Original Preferred may be secured by our assets that are not secured by any other Series of our Preferred Shares. Our Special Series 2016 Preferred had no other preferences than cash due pursuant to its Stock Purchase Agreement, all of which was redeemed for cash.

All of our Preferred Series of Stocks are Non-Voting, and will never be convertible into voting shares, but may be convertible in other Series of Non-Voting preferred shares at the discretion of the Board, to the benefit of shareholders and the Company, if ever. All of our Series of Preferred are intended to be converted to Exchange Listed Preferred shares upon Listing on a National Securities Exchange, whether that event is coincident with an IPO/RPO transaction or separate from any exempt funding or public offering.

Common Voting Stock Classes

The company’s Original Shares, the Class A, Class A+, Class AA, and Class AA+ shares, all share the same preemptive rights, but different super-voting and convertibility rights. Class A, A+, Class AA and Class AA+ share the same liquidation preferences, while our Original shares possess certain limited liquidation preference immediately behind our Original Preferred Shares, as well as all other Secured Series of Preferred issued or to be issued, which to date represents our Series A and A+, AA, AA+, as well as Series AA++, obtained for cash.

The new Class REG A Voting Common to be issued in our REG A Offering have a 5 to l super-voting and convertibility feature. The Class A common issued has a 10 to 1 super-voting and convertibility feature. The Original common issued has a 15 to 1 super-voting and convertibility feature, and the Class A+ has 8 to 1 super-voting and convertibility feature, and the Class AA has a 6 to 1 super-voting and convertibility feature; the Class AA has a 3 to 1 super-voting and convertibility feature.

All of our Classes of Common stock are intended to be converted to Exchange Listed common shares and converted at the multiple applicable to each Class upon Listing on a National Securities Exchange, whether that event is coincident with an IPO/RPO transaction or separate from any exempt funding or public offering; or at the event of the sale of the predominant amount of the Company’s assets, or at the event of a change in control of the Company, whichever occurs first.

11th Footnote: Related Party Loans and Payables

All our Related Party Loans are from Mathow or Rohatgi, and Payables to date are due to Sandeep Mathow and Santu Rohatgi, and are in addition to the intangible asset acquisitions, exchanged for equity interests. These payables to them and loans from them to the Company for various operating expenses incurred in the ordinary course of business and therefore are payable in cash with all interest due and are not related to common or preferred stock exchanges.

All long term Related Party loans payable to Mathow and Rohatgi are subject to subordination to non-control shareholders and lenders in circumstances where payments available from cash proceeds or cash flow are insufficient to pay in full as due all non-control Shareholders or Lenders loans from that payment amount available. By example, if $2 million was due in principal and interest to non-control Shareholders or Lenders, and only $1million was available, the non-control Shareholders or Lenders would first be paid their interest due in full if available, and pro-rata pari passu if not all available; then if proceeds are available after the payment of all interest due at the time of that payment, the remaining amount available would be shared pro-rata pari passu by the non-control Shareholders or Lenders to repay principal; and, that would likewise be paid to Mathow and Rohatgi pro-rata pari passu up to the amount available, first in interest, and then in principal if sufficient funds are still available after the payment of interest in full through the date of such payment.

All Short Term Bridge Loans payable to Mathow or Rohatgi, or to non-control Shareholders and Lenders, are paid pro-rata pari passu from proceeds as budgeted in the Use of Proceeds of any Offering, or as agreed with the sources of proceeds available to make payments on Notes due to Mathow or Rohatgi or the non-control Shareholders and Lenders, whether such sources of funds emanate from Lenders to the Company pursuant to their Promissory Notes, or pursuant to the Equity Contributors’ Capital Contribution or Stock Purchase agreements.

All Short Term Bridge Loans spanned activities that would have been paid by Offering proceeds, had the Offering not been first delayed as described in Footnote #22, below, and further by the Pandemic, and as such, are equitably paid from proceeds of the planned REG A Public Offering since the non-controllable delays experienced by the Company, as detailed in Footnote #22, are repaying funding that should have been available over two (2) years prior to the actual timing realization of this Offering, without the need for Shareholder loans. Loans that would not have been paid from proceeds of the upcoming Offering are set to be paid as described, predominantly over a longer period of time, for past expenditures that are not included in the Use of Proceeds of the Offering.

12th Footnote: Key Employee and Contractor Stock Purchase Plan.

In May 2015, our Board of Directors adopted the Key Employee and Contractor Stock Purchase Plan (“KEY”).

In 2016, the company granted the first award and issued 8,000 Class A Voting Common Shares out of 30,000 reserved for future issuance by the Board, in exchange for $82,000 of agreed services provided by the Contractors. The number of Shares and additional paid in capital amount for services may rise if either the proceeds of our offerings is insufficient to pay the cash portion of their compensation, or they provide additional services after the date of this award. The company expects 5 Key Employees and Contractors to split these 8,000 shares. According to the KEY, 10% of the super-voting rights multiple assigned to these Shares may be converted to redeemable shares for redemption from either our REG A offering proceeds or any other subsequent capital insertion event, or converted to shares that may be transferred after our planned REG A offering, if any. Except for the 10% conversion and redemption right described above, the Key Plan Class A shares may not be sold until the earlier of: (1) A Listing on a National Stock Exchange; (2) a sale of substantially all the assets of the Company; (3) a change of control of the Company; or, (4) a Company initiated buy-back program.

In 2017, the Company issued an additional 500 Key Plan Class A Voting Common shares, and in 2018 designated for future issuance 9,000 Key Plan Class A Voting Common Key Shares, respectively, for future issuance under this Plan. The designated grant is issuable in parts or whole to our Advisor to our Board in exchange for costs paid on behalf of the Company in pursuit of corporate actions required to advance compliance with Federal, State of Florida, SEC, and the progress of the Company in attaining its goals, as well as services to the Board. In 2019, the Board authorized the reserve of additional Key Plan Shares to accommodate other exemplary achievements and contributions of other employees and key contractors, and in accordance with our previous agreements with our counsel, Co-Managing broker dealers of our planned Offering, investment bankers and consultants providing corporate services, new Directors to our Board, promotions of existing officers to higher level officer and Board status, because Smart Rx Systems, Inc. expects to grant and/or issue additional shares, indeterminate at this time. The Board may determine at its discretion the reserve of additional Key Plan shares above the remaining reserve, as needed.

In 2019, Smart RX Systems, Inc. awarded a total of 50,000 Key Plan Shares: 10,000 Key Plan Shares were awarded to each newly elected board member, Roman Rohatgi and David Van Valkenburg, and 5,000 Key Plan Shares to newly elected interim CFO Frank Waters. These awards have a convertibility of one (1) to ten (10) at the IPO/ROP. Additionally, 25,000 Key Plan Original one (1) for fifteen (15) convertibility common shares to Santu Rohatgi, our newly appointed President and elected Chairman of the Board.

In 2020 Smart Rx Systems, Inc. awarded a total of 8,250 Key Plan Shares to board members: 4,000 shares were awarded to Roman Rohatgi, 4,000 shares were awarded to David Van Valkenburg, and 300 shares were awarded to Frank Waters. These awards have a convertibility of 1 to 10 at the IPO/RPO, or sale of the Company.

13th Footnote: Pharmacy License for Smart Rx Pharmacy.

In March 2016, the company created Smart Rx Pharmacy, Inc., and subsequently secured the Pharmacy license from the State of Florida, and a DEA approval from the Federal Government.

14th Footnote: Acquisition of Choice Meds USA, Inc. Pharmacy.

The company acquired this Pharmacy in April of 2016, for $70,000 of Stated Value Special Non-Voting Preferred Shares, representing 70 preferred shares, plus certain interest adjustments. The company agreed to redeem at least $25,000 of the Preferred earlier in 2016, which the company redeemed for $25,000 in cash, and subsequently redeemed an additional $45,000 in cash, so no Shares are still outstanding. This Pharmacy gives the company the ability to produce revenues without sharing net profits in a joint venture.

In association with this event, Mathow and Rohatgi were granted options, from the option pool previously authorized, for contingent future exercise, not issued now, of 120,000 Original Voting Common Shares each. Substantive revenues, EBITDA, and limits of available cash flow in any year, must be achieved by the Company prior to the issuance of the options, and subsequent issuance of the stock, which are also cashless exercise, requiring the shares to be traded on a National Stock Exchange prior to exercise.

15th Footnote: Stock Exchange vs. Payables; Other Stock Issuances for Cash.

Between January of 2017 and April of 2017, the company issued 248,000 Shares of our Founders’ Series A Secured Redeemable Cumulative Convertible Non-Voting Preferred, Stated Value $15 per Share; and 74,100 Class A Voting Super-Voting Preemptive Rights Convertible Common Shares, Par Value $0.0001 per Share, to seven of our Founding Shareholders for approximately $2,470,000 in cash. The Class A Shares are Super-Voting at ten votes per Class A share and Convertible at 10 IPO shares for each Class A share.

The company issued 215,000 Shares of our Founders’ Series A+ Secured Redeemable Cumulative Convertible Non-Voting Preferred, Stated Value $13 per Share; and 75,300 Shares of our Class A+ Super-Voting Preemptive Rights Convertible Common Shares, Par Value $0.0001 per Share, in October 2017, to seven of our Founding Shareholders for $2,060,000 of paid in cash, and have reserved for issuance in December 2017, for one of our Founding Shareholders, an additional 100,000 Series A+ Non-Voting Preferred shares and 35,000 Class A+ Super-Voting Common Shares for paid in cash of $1 million. The Class A+ Shares are Super-Voting at 8 votes per Class A+ share and Convertible at eight IPO shares for each Class A+ share.

In the 2nd and 4th Quarters of 2018, the Company converted to securities, both for previous years and in 2018, certain negotiated payables to consultants and advisers related to past invoices and labor, corporate affairs, pursuit costs and filings, in accordance with our agreements with them, and capitalized the expenditures accordingly to additional paid in capital vs. our payables, which the company expensed.

In the 2nd Quarter of 2018, the company agreed to issue shares in the near future of a new Series AA and shares of a new Class AA for certain shareholders of Series and Class A and A+ shares who voluntarily offered to defer redemption of some of their Series A or Series A+ Non-Voting Preferred shares until our planned IPO/RPO, as a part of their holdings. These shares will be designated to the Shareholders in 2019, but will not be issued during 2019, as they will NOT be issued until just prior to the IPO/RPO, which date for the IPO/RPO is planned to be within twelve to fifteen months of the conclusion of this Offering, but is indeterminate at this time until we know when this Offering will conclude. At that IPO/RPO, the Preferred may be redeemed and the Common converted. The Series AA shares bear a Stated and Redemption value of $12.60 per share, and the Class AA shares bear super-voting and conversion rights of 6 Listed shares upon a National Exchange Listing for each 1 share of Class AA.

In the Third (3rd) and Fourth (4th) Quarters of 2018, we issued to Founding Shareholders, 11,000 Series AA Secured Redeemable Cumulative Convertible Non-Voting Preferred Shares, in conjunction with 3,800 Class AA Super-Voting Preemptive Rights Convertible Common Shares, for cash consideration of One Hundred Ten Thousand dollars ($110,000).

We issued to Founding Shareholders, in the Fourth Quarter of 2018, 30,000 Series 2018 Special 8% Secured Redeemable Cumulative Convertible Non-Voting Preferred Shares, for cash consideration of $300,000.

In 2020, the Company sold 2,500 Series AA Preferred Shares and 900 Class AA Common Shares to a Founding Shareholder for cash of $25,000.

In exchange for reductions in salary in November and December of 2018 and throughout 2019, we granted, but did not issue, to Mathow 3,724 shares for 2018 and 65,500 shares for 2019, and to Rohatgi 23,675 shares for 2018 and 67,500 shares for 2019, of Special Series Non-Voting Preferred, which may be partially or fully issued after we have attained at least $25 million in Revenues, and achieved a minimum EBITDA of $5 million, whereupon no more than Twenty-Five percent (25%) of that years’ EBITDA may be utilized in satisfaction of the partial or full issuance of such shares, further to the availability of free cash flow at the time of partial or full issuance. There is no limit on the number of years over which such shares may be issued.

2020 and 2021 revenues provided no positive EBITDA, so the Company did not meet the combination of these milestones during 2020 or 2021.

16th Footnote: Acquisitions and Texas

Between May and August of 2017, we acquired three pharmacies and licenses in Florida and Texas. The Dimension Pharmacy in Stafford, Texas, which is a licensed pharmacy, and has DEA and state of Texas licenses, was acquired in May 2017, for $70,000 in cash.

The company purchased Vista Pharmacy in May 2017, for $300,000. The company paid $150,000 in cash and took a reduction in accounts receivable from Vista in 2017 in lieu of additional monies to be paid, offsetting the balance of the purchase price. This pharmacy has pharmaceutical compounding capabilities and licensing, representing a new service and product.

In November of 2017, the Company initiated preparations for the planned REG A Tier II Exemption Offering to the public, by contracting professionals to create the required filings, disclosures, audits, due diligence, Third-Party independent reports, ongoing reporting and monitoring, and appraisals. The company expects to offer approximately $45 million in Secured Redeemable Cumulative Convertible Non-Voting Preferred shares, and $5 million Class REG A Super-Voting Preemptive Rights Convertible shares in this Offering, subject to change and Underwriter conditions, through Investment Bank Co-Managers.

Andes Capital Group LLC was retained in February of 2021 as our initial Co-Manager and FINRA Representative, while we expect to add a syndicate of Broker Dealers and Registered Investment Advisory firms whom the company anticipates engaging subsequent to FINRA and SEC finalization and qualification.

In the 1st Quarter of 2018, the company acquired two pharmacies in Texas, one in Richardson, Texas, and one in Richmond, Texas, moved licenses to Tyler Tx locations, where we installed Kiosks at each location, and began operations in the 3rd Quarter of 2018. They were operating with increasing revenues through 2020, but were closed during 2021. We intend to sell the assets to another physicians’ practice or clinic and form new contracts with the eventual buyer.

In the 2nd Quarter of 2018, the Company acquired a pharmacy in Leesburg, Florida. In November of 2018, we relocated to a larger metropolitan area in Clermont, and installed a Kiosk at that time.

17th Footnote: Locations, Real Estate and Relocations

The Company moved the warehouse and temporary offices to a new location in Casselberry, Florida, in July 2017. The company acquired a 9,000-square foot, two story building in Winter Park, Florida, in August of 2017, which could be utilized as the Corporate Headquarters once renovations and improvements are completed and will move the compounding pharmacy to the 1st Floor, and two separate closed-door pharmacies, and as a demonstration location for our Kiosks. The company paid $202,000 in cash and received an $872,000 interest only, five- year term mortgage from the seller, against the purchase of this building. 100% of the interest on this mortgage is offset by the rental income from the existing tenants.

In October 2017, the company contracted with a specialized distribution company who will have exclusive distribution rights for the company’s products and services in the state of Texas, except for the company’s own efforts.

In July of 2019 the Company sold its Winter Park corporate office building to a related party, at arm’s length, because it was advantageous to eliminate the liabilities of the $872,000 mortgage and property taxes, as well as the ongoing costs of renovations The Company received two appraisals related to the building and took the average of the two as the selling price. The building was sold to an entity controlled by Santu Rohatgi and Sandeep Mathow and all liabilities were transferred to them from the Company.

The Company gained $216,000 in cash profit on the sale, above the additional $202,000 return of its capital. During 2019, the Company moved three of its Kiosk location pharmacies in Florida to better, larger space locations, each of which has demonstrated increased sales in the new locations since the relocations.

18th Footnote: Dimension Pharmacy

In December 2019, the Dimension Pharmacy was abandoned due to state non-compliance problems which occurred before the purchase date in 2017 and was not transparent. It was more cost efficient to write off the $70,000 intangible asset than to keep the pharmacy open with previous non-compliance problems.

19th Footnote: Discontinuance of Hexaview Partnership in December of 2019

In 2016, we initiated a partnership with Hexaview related to a software project for video communications. Hexaview suffered financial issues and in December of 2019, management decided to discontinue the partnership, which resulted in Fifty-Eight Thousand Two Hundred Thirty-Three dollars ($58,233) of prepaid assets being written off as a loss.

20th Footnote: Promissory Notes issued to Mathow, Rohatgi and ASG for Cash Loans to the Company

In March 2019, Sandeep Mathow and Santu Rohatgi began providing cash loans to Smart Rx to cover its expenses at rates and terms more favorable to the Company than were available commercially.

The sum of these loans and accrued simple interest is applied to the long-term liability account loans-related party. Total loans for Santu Rohatgi as of December 31, 2019, are $125,000 at 10% and $517,500 at 8%. Total loans for Sandeep Mathow are $125,000 at 10% and $517,500 at 8%.

As of December 31st, 2020, the balance on the $125,000 loans was $90,874 for Rohatgi and $90,991 for Mathow, as they were reduced by payments recorded as Interest of 10% and Principal of $2083.33 for each month of 2020. The total payments to each Related Party in 2020 amounted to $35,056 for Rohatgi and $35,056 for Mathow, in combined principal and interest, respectively.

The two Loans of $517,500 at 8% Simple Interest are planned to be paid in full from either proceeds of the upcoming planned Offering, or if insufficient proceeds are available from the Offering, then from proceeds of the sale of the Company’s assets or a change of control that produces proceeds to the Company, or through other insertions of capital, or refinancing proceeds, in 2020 or 2021.

Smart Rx Systems also executed a Short-Term Bridge Loan Promissory Note to its Board Advisors, ASG, in the amount of $30,130, at a simple interest of 8%, for cash loaned to the Company between January and March of 2019. No amounts of that Note’s principal or interest have been paid to ASG as of the Audit Report Date. The Note is accruing interest until paid in full, which Note was applied to the long-term liability account due to its overdue age, despite its status as currently due. The Note was payable in part or in whole upon the receipt by the Company of certain benchmark proceeds of offerings or exempt placements, which benchmarks have been achieved and exceeded in the 1st quarter of 2020, and passed without principal or interest payments paid as due; whereupon all accrued and unpaid interest and principal became due in full at the event of any Closing of such similar events. This note bears repayment preference pro rata pari passu with the earliest Notes to be repaid once repayments in part or whole commence, irrespective of source of repayment.

ASG is also due A-P-I-C credits for it past and current expenses of $1,050 per month for each month it served as Corporate Secretary of the firm; the last A-P-I-C credits were issued in 2017, and all credits since 2018 have been deferred to be issued in January of 2022.

In 2020, Santu Rohatgi loaned the company $702,614.56 at 8% simple interest and $94,250 at 12% simple interest. Sandeep Mathow loaned $615,329.84 at 8% simple interest and $103,208.40 at 12% simple interest. The payments for these loans are to be determined at the events of the receipts of closing of proceeds from the planned Reg A Public Offering. As of the balance sheet date, these loans are long term and will continue to accrue interest monthly until paid in full, at which point payments first to accrued interest then principal will be determined. As of December 31st, 2020, Santu Rohatgi’s loan principal balances are $1,220,114.56 at 8% simple interest and $94,250.00 at 12% simple interest. As of December 31st, 2020, Sandeep Mathow’s principal balances are $1,038,827.04 at 8% simple interest and $103,208.40 at 12% simple interest. The aggregate balance of all related party loans is $2,854,808.36 including all accrued interest.

21st Footnote: Co-Founders’ Salary Conversions and Short-Term Bridge Loan Promissory Notes Issued in Lieu of Compensation.

The majority of the compensation due to Santu Rohatgi and Sandeep Mathow was unpaid to Mathow, Founder; and Rohatgi, now Chairman & President, from the years of 2014 to 2020. Smart Rx Systems, Inc., therefore, designated but did not issue Special Preferred Shares to both individuals. These Special Preferred Shares are dependent on certain Special Events and milestones to be issued and become eligible to be redeemed. None of the events triggering such issuances or redemptions occurred in 2020 nor 2021, and are unlikely to occur in 2022, Sandeep Mathow was designated 2,703,700 Special Preferred Shares for $2,703,700 unpaid compensation for years 2014 till 2019, and none in 2020, as his Employment Agreements were no longer active for dates beyond November of 2019. Santu Rohatgi was designated 2,733,700 Special Preferred Shares for $2,733,700 of unpaid compensation for years 2014 till 2019, and no Special Preferred Shares were issued for 2020, since the amounts deferred in 2020 were converted to a Note. See commentary below within this footnote.

Santu converted $106,271.28 into a grant, but not an issuance, of 106,271 Special Preferred Non-Voting Stock and Sandeep converted $102,276.92 into a grant, but not issuance, of 102,273 Special Preferred Non-Voting Stock of their full salaries in 2019. This Special Preferred Non-Voting stock has a Stated and Redemption value of $2 per share. Rohatgi converted these amounts to the same shares granted but unissued, utilized for the years of 2014 through 2018, and their issuance and redemption are subject to the same restrictions and milestones as described in the 8th paragraph of footnote #15, above.

Both Santu and Sandeep were to be compensated $28,800 per year for travel expenses, but in 2019, only $14,400 was used by each, and $14,400 each was converted to a short term Note payable as soon as proceeds from any insertion of capital or cash flow of the Company could pay the two Notes without interruption to the Company’s normal operations. Also, not all of contractual vacation time was taken in 2018 or 2019 by Santu or Sandeep, so the unused vacation was also included in the same two short term Notes payable. Santu’s 2018 unused vacation amount was $13,461.54. Sandeep’s 2018 unused vacation amount was $6,730.77. In 2019, Santu’s unused vacation amount was $22,884.72, and in 2019, Sandeep’s unused vacation was $26,923.08.

In 2020 Rohatgi did not collect $134,000 of his salary, $14,440 of his travel allowance, $37,187.16 of vacation time, $6,392.80 of unreimbursed health insurance, and instead converted it all into a related party loan at 8% per annum.

These amounts for 2020 are payable in parts or in full from either proceeds of the planned REG A Public Offering, or any other applicable capital insertion or loan to the Company, or the sale of the Company or a change of control producing sufficient proceeds or will be paid upon cash flow improvements.

All of the Related Party longer term loans by Mathow and Rohatgi to the Company are subordinated in their order of payment to Notes held by non-control Shareholders and Lenders, whose Promissory Notes must be paid pursuant to the terms of those notes, as agreed by the Company, prior to, or dependent on the sufficiency of funding at the time of any full payments that could be made, pari passu with those payments in full to both non-control Shareholders and Lenders and Mathow and Rohatgi. If only partial payments are being made to non-control Shareholders and Lenders, on Loans that were set to be repaid, then the Related Party longer term loans would be paid as additional capital is available from any source, including cash flow, until they are fully paid.

Santu Rohatgi lent a number of additional short term Bridge Loans to the company in excess of $500,000 through December 31, 2020, all of which are evidenced by updated Promissory Notes at a simple interest at 8%, and payable from proceeds of Offerings or institutional placements as similarly described above.

22nd Footnote: Consequences of US Government Shutdown in Early December of 2018, and Corporate Management Changes in 2019.

In early December of 2018, the various offices of the Government of the United States of America shut down as a result of the Congress and Senate’s inability to pass various annual budget and debt ceiling legislation, and did not reopen until February of 2019. However, Agencies and Commissions, such as the SEC, were forced to stage-in the return of all employees, and conduct significant training and catch-up activities for months after the full return of all furloughed employees. Some employees did not return, causing further delays in entities such as the SEC.

At this time, in December of 2018, we were under a September 2018 response letter from the SEC indicating their readiness to qualify our REG A Public Offering with the receipt of a FINRA letter from its Corporate Finance Department that raises no objections with respect to the fairness and reasonableness of the proposed REG A $50 Million Offering’s underwriting terms and arrangements, along with updates and nominal changes to non-material formatting and by-laws revisions, to be filed as the next amendment. At the time of the Shutdown in early December of 2018, the Company was ready to file such amendment with the SEC, but with the shutdown in effect, was unable to make such filing.

This non-controllable event would prove to have negative consequences on the ability of the Company to conduct the REG A Public Offering in 2019 or 2020, which would cost the Company millions in lost Shareholders’ equity and shortfalls in inventory which limited otherwise significant percentage increases in revenues.

By the time such filing could be made in the 1st quarter of 2019, the new 2018 audit was due to be filed, delaying the filing of that amendment that should have concluded the SEC qualification process, as indicated in the September 2018 comment letter of readiness, until the 2018 audit was filed with the SEC, which would bring new comments from the SEC, and further delay the qualification of the REG A Public Offering. By the time the Audit for 2018 was concluded and an amendment could be filed, other corporate events occurred that further delayed the timely filing of an amendment in response to the SEC’s September 2018 response letter of readiness.

During 2019, as indicated in these footnotes, the Company’s need to bridge its deficits increased the need for additional Founders’ capital and loans, extending operating losses. As previously noted, the Company needed significant capital to open additional Kiosk based licensed pharmacies to reach a positive cash flow, and with the delay of the Offering, our Founders’ had to continue to fund the Company beyond the time intended by management or the Founding Shareholders, to only continue the operations as they existed which could not support profitability, but were continued so as to finalize the qualification of the REG A Public Offering.

By the time the Company could take steps to conclude all its Corporate and Management effects of both the consequences in 2019 of the Government shutdown delay, and the further delays caused by the management changes, and related state corporate and licensing updates, the Company could not file its appropriate amendment until August of 2020. After several brief updated amendments to the August 2020 filing, we received the January 2021 letter of readiness of the SEC to qualify the REG A Public Offering.

These events were detrimental to the Company in that it increased the loans the Company incurred, increased the total cumulative losses the Company incurred, and stripped most of its Shareholders’ positive equity to lower levels than enjoyed during the earlier years of the Company’s endeavors.

Our Original Founder, Sandeep Mathow, retired from his positions of CEO and Chairman of our Board in November of 2019, as a result of his majority ownership of both Smart RX Systems, Inc, and another company which by regulation, cannot be owned by or controlled by Mathow while he is the owner of a majority interest in a company that owns and operates licensed pharmacies. Since he would no longer be an Officer and Director, or employee, of the Company, this also resulted in the creation of a special Voting Trust in which Sandeep and his Family Trust, which owns the majority of his controlling interest shares in the Company, designated only the Voting rights of 96.2% of his shares to this new Voting Trust, so that he can no longer vote to control SRXS in any manner until one of several events occur, which essentially remove the conflicts of interest.

The Trustee is an Independent paid Trustee, who is not related to Sandeep Mathow in any relation or capacity, and does no business with any company in which Mathow has any interest. The Shares for which the Trustee holds only voting rights may not be voted during the term of trust except for certain extreme circumstances, or the occurrence of certain specific events, which include for instance, the sale of the Company. The Trustee has the right to all information concerning the Company and any facts and circumstances related to any event in which the Trustee would need to vote, enabling the Trustee’s reasonable judgement to be exercised under such circumstances.

Mathow cannot be employed by the Company in any capacity until certain events occur that include the successful completion of the REG A Public Offering, or other similar events, but remains our First Founder. He may receive, and has received, past due salaries from 2013, 2014 and 2015 during December of 2019 thru the date of this Audit, and we paid his past earned salaries in lieu of issuance of the designated $1 Special Series Preferred Shares he was designated to receive each year. He will be paid the agreed amounts as available until all the salaries unpaid are paid, or until an event occurs whereupon the Voting Trust is no longer required, such as the sale of the Company to unrelated third parties, whereupon all past salaries designated to be issued $1 Special Series Preferred are exhausted. The payments are currently based upon the Company’s ability to pay any of the past salaries to be converted to shares. The Company is recognizing each payment of past salaries due as a reduction of the designated $1 Series Special Preferred Series Shares that would be subject to issuance in the future, under the conditions that make such shares eligible to be issued and redeemed.

While Sandeep Mathow is no longer employed by SRXS, we continued to pay Mathow’s unpaid salaries through the June 2021 payroll periods, vs. past due 2015 through 2019 salaries previously earned pursuant to his past Employment Agreements, since that aspect of his past Employment Agreements is still operative and binding on the Company for past salaries accrued and due, but only as the Company is able to pay them. In July through December 2021 payroll periods, the Company suspended these previously due payments because the Company could not continue their payments during these periods, but may resume those payments when the Company is able to pay them again.

Our Corporate Secretary since January 2014 until November 30, 2019, who is also our Board Advisor and management consultants, resigned as Corporate Secretary in November of 2019, as a result of their participation in other similar positions for too many other companies that needed their services and specific experience. Frank Waters, the Interim CFO, assumed few of the responsibilities of Corporate Secretary, but Waters’ demise in September of 2020, left a vacancy at a time that we were resuming our filings with the SEC to seek qualification of our REG A Public Offering. ASG Corporate Finance Corp., our previous Corporate Secretary, agreed to be reinstated in October of 2020, but solely to perform certain limited functions of that role to assist in completing the regulatory and filing requirements of this Offering, and all other related functions, including the reconciliation of stock records and 3rd party coordination with ClearTrust, LLC™, our SEC licensed Transfer Agent. In January of 2021, the SEC issued a letter of readiness to qualify the REG A Public Offering, as detailed elsewhere in these footnotes.

23rd Footnote: Retention of Co-Manager of Public Offering

In July of 2019, we engaged a Co-Manager to interact with FINRA in obtaining required filing designations of no further comments for the costs involved in paying Broker Dealers all offering related compensation of the planned REG A Public Offering, and related RIA expenses as applicable, as well as coordination with other Co-Managers and potential Syndicate of Selling Agents and Selected Dealers. They received a modest investment banking fee in July 2019 and were to receive another fee at the commencement of the Offering.

This Co-Manager subsequently withdrew their Broker Dealer license with the SEC and terminated their membership with FINRA on December 26, of 2020, unrelated to our Company or Offering.

Approximately 2 weeks later, in January of 2021, we received notice from the SEC that it was ready to qualify our Offering Circular for the REG A Public Offering when we receive a letter from FINRA indicating that they have no further objections to the compensation of Broker Dealers or Registered Investment Advisors who will be selling our Offering to the public.

Approximately 3 weeks later, in early February 2021, we added Andes Capital Group, LLC as a Co-Manager and our FINRA Representative, and paid a modest investment banking fee for ANDES to initiate its representation of SRXS by updating and filing the required FINRA information related to our REG A Public Offering in February 2021. They received another equally modest fee shortly after at the receipt of the FINRA November 9th, 2021, letter described below. They and other Broker Dealers will earn commissions, fees and expenses or reimbursements, as described in the Co-Manager’s Agreement, based upon sales and other duties of administration. Other potential Co-Managers have expressed an interest in joining the Offering after the SEC deems the Offering Circular Qualified, whereupon one of the larger entities may be designated a Lead Co-Manager, or Representative of the group of Co-Managers. Oversight of the book-running cloud platform is also coordinated with the Clearing companies of all the Broker Dealers and RIA’s participating in the Offering, and the Transfer Agent for SRXS, and all the banks from which order flow and payments of the Offering emanate.

24th Footnote: ScriptPro Contract Improvement; 2nd PPP Grant; Directors Shares and Loans to SRXS.

In 2020, the Company renegotiated a significant improvement to its ScriptPro 2014 agreement and 2015 amendment, whereby we may now purchase the Kiosks as manufactured by ScriptPro prior to SRXS proprietary add-ons and software and obtain financing for such purchases.

In the second Quarter of 2020 the Company successfully received an SBA Payroll Protection Program loan of approximately $230,180 whose terms and conditions continue to change as of the date of this Audit, as Congress has further defined their intent to help companies like Smart Rx during the COVID-19 Pandemic. Essentially the loan varies from past SBA loans in that it required no collateral of SRXS, nor did it require the guarantee of any principals of SRXS, and was fully forgivable with no tax consequences related to the forgiveness, as long as SRXS utilized all the money borrowed during the 24 weeks after receipt of the loan, and used at least 60% of the loan for employee salaries that were employed during defined periods of the Company’s past operations in 2020 and 2019. The Company has since received forgiveness of the loan and al accrued interest. All of the money loaned via the PPP was used for payroll.

During 2020, the Company issued 32,500 shares of its Series AA++ Non-Voting Preferred Stock; and in conjunction with those shares, issued 11,300 shares of its Class AA+ Super-Voting Common Stock. These issuances produced $325,500 of cash proceeds from the sales of the securities. Our two (2) non-employee directors and our now deceased past CFO Frank Waters, received cumulatively 6,300 Shares of Class A Key Plan common stock in partial compensation of their Board of Directors’ service during 2020. Other contractors and employees also received an additional 1,200 Class A Key Plan Shares for significant contributions or exchanges of valuable intangible property, including databases.

One of our Directors, subject to a Promissory Note, lent us $100,000 in the 4th Quarter of 2020, and was issued 3,000 Class AA+ Shares, as well as Additional Paid-in-Capital credit vs. these Shares, commensurate with the risk and inconvenience endured for an indefinite period of time until this loan principal and interest can be repaid to them. This Note bears repayment preference pari passu with the earliest Notes to be repaid once repayments in part or whole commence, irrespective of source of repayment.

Our Independent member of the Board purchased $25,000, representing 2,500 shares of Series AA++ Preferred Shares and 900 Class AA+ Common Shares, in the 4th quarter of 2020. He also lent us $30,000 subject to a Note in the 3rd quarter of 2021, payable on the same terms as the Director’s loan in the immediately preceding paragraph above.

In the first half of 2021, the Equal Employment Opportunity Commission of the US Government (EEOC) ruled against an ex-employee’s complaint in our favor. Shortly after learning of the EEOC’s ruling against her, the ex-employee filed a civil action, which our counsel and management believes has no merit, but could eventually cause up to $25,000 in costs and legal fees to SRXS.

Smart RX Systems, Inc. has been sued in the 7th District Court of Smith County, Texas. The lawsuit regards a contractual business relationship between Smart RX and a local internal medicine physician’s group. A default judgment has been entered in the group’s favor against all defendants. Smart RX and all defendants allege that this judgment is void on multiple grounds, including: (i) lack of notice of the suit, (ii) failure to serve or to properly serve the defendants with citation, and (iii) failure to follow required legal procedures for return of citation. The defendants also contend that the plaintiffs have failed to prove the allegations made the basis of the suit. The defendants are thus appealing the judgment to the Texas Twelfth Court of Appeals and will vigorously prosecute this appeal. They expect a favorable outcome on appeal (reversal and remand) and consider it highly likely.

SRXS successfully acquired its second PPP loan of $195,258 under the CARES Act, on March 02, 2021. The Bank advised us that this PPP loan was forgiven on September 08, 2021.

SRXS is continuing to supplement its cash flow from operations with Founders’ contributions and loans, as it has done for the past seven years, which are sufficient to carry our existing and upcoming operations, including the potential use of an unused existing credit line available to us for the payment of near-term Offering related expenses. We expect our Founders to continue to provide any extraordinary needs until our planned receipt of our Offering proceeds, as they have done since our inception in 2013. The proceeds of the REG A Public Offering could be about $46 million if the full $50 million is sold.

In January of 2021, one of our Founding Shareholders lent us $501,000 on a short term Note for general corporate purposes and received additionally 15,000 Shares of Class AA+ Super-Voting Common stock. The Note is payable from the proceeds of the REG A Public Offering, any other institutional capital contribution or loan, or at the earliest of any other type of offering, until paid in full. This Note bears repayment preference pari passu with the earliest Notes to be repaid once repayments in part or whole commence, irrespective of source of repayment.

In April of 2021, we received $150,000 from a Texas Family Office, for the financing in whole of certain specific projects in our pipeline that have been delayed pending the REG A Public Offering commencement. Funded in a loan format, all proceeds were utilized to pay outstanding corporate related invoices, or reimbursements for invoices already paid. The loan was accompanied by the issuance of 4,500 of our Class AA+ common shares which carry conversion rights and super-voting rights of three (3) to one (1).

In June of 2021, we issued a Promissory Note to Mathow in the amount of $354,906, for 15 cash loans he made to the Company, between June 30, 2020, and December 31, 2020, at interest rates of either 8% or 12%, respectively. The Note is payable from the same sources and in the same manner as his other Promissory Notes, such as the Offerings, or from proceeds of the sale of the Company’s assets or a change of control that produces proceeds to the Company, or through other insertions of capital, or refinancing proceeds, in 2022. The Note is payable in time behind the repayment of Non-Control Party Lenders Notes, but prior to Preferred redemptions. Since inception of the first Notes, through Oct 31, 2021, $98,941 was paid in interest on his Notes, and $63,299 was accrued to a future date to be determined.

We continued to pay Sandeep Mathow vs. past due 2015 through 2019 salaries previously earned pursuant to his past Employment Agreements through June of 2021, but ceased payments after that date until cash flow improves. Since he is no longer employed by SRXS, he no longer has an active Employment Agreement, but this aspect of his past Employment Agreements is still operative and binding on the Company for past salaries accrued and due as the Company is able to pay them.

Santu Rohatgi has taken additional temporary salary reductions in 2021, as he did in 2018, 2019, and 2020, for two pay periods between January 1st and November 1st, of 2021, which amounts for 2021 are payable in parts or in full from either proceeds of the planned REG A Public Offering, or any other applicable capital insertion or loan to the Company, or the sale of the Company or a change of control producing sufficient proceeds, or will be paid upon cash flow improvements.

In August of 2021, we were successful in terminating our lease on our Winter Park office building, which would otherwise expire in December of 2022. We had a net savings of approximately $48,533, representing fourteen month’s net rent. The address of the office was 3660 Hall Branch CT, Winter Park, Florida 32792.

In September of 2021, four of our Founding Shareholders provided a short term loan of $240,000, and Santu Rohatgi provided an additional $80,000.

We reduced the wages of the Company for 2021 through November 1st by $276,000 annually, a large part of which was the temporary or deferred reduction of management salaries.

During the 2nd and 3rd quarters of 2021, we have accumulated approximately $137,200 of accounts payable which were not paid in full before year end December 31, 2021. Our receivables and recent invoices were not be collected before year end to pay in full all the accounts payable incurred recently without further equity or loans from Founding Shareholders or other sources if the REG A Offering does not commence in time to have some proceeds during 2021. Over $240,000 of those payable accounts are for prescription inventory replacement. At full payroll, and depending upon gross sales any given month, until we can open at least six new pharmacies from the proceeds of the REG A Public Offering, in addition to our current licenses and pharmacies, we have approximately a $140,000 to $181,000 per month shortfall. The first $10 million of proceeds of the REG A Public Offering, now in the final stage of SEC amendments prior to Qualification of the Offering, will allow us to rapidly add 10-12 of our Kiosks as we receive the initial proceeds, which will offset these monthly deficits, bring our existing pharmacies back to full replenished inventory levels, and the full achievement of the $50 million will add more than 80 additional Kiosk pharmacies additionally over the first twelve months following the close of the Offering. Part of the increase is the introduction in Florida, and five other states, of satellite branch Kiosk pharmacies, which can be opened for approximately one seventh of the cost of each licensed Kiosk “parent” pharmacy.

COVID-19 Effects in 2021. Three employees left or were laid off in the first nine months of 2021, as a result of the consequences of the COVID-19 Pandemic.

We have suspended operations at two of our pharmacies during 2021, which will reopen as soon as we obtain sufficient proceeds from either this Offering, when qualified, or institutional placements which we are seeking with a major family office.

We closed both of our commercial Texas pharmacy locations, have placed both pharmacy licenses for sale, and will be shipping our equipment and Kiosks back to Florida, where we will install them in new locations, as soon as funds are available, to implement the opening of two new Florida pharmacies, which may each open seven additional pharmacies within Fifty (50) miles of each “Parent” pharmacy.

COVID-19 has increased our operating costs of doing business and increased risks of doing business. Medicare payments due to us from the US Government are delayed as long as five months, which has caused us a great loss of revenues so far in 2021, since we cannot fill prescriptions for which we have no inventory, and when payments build up as receivables month after month, there is insufficient cash flow to pay for replacing stock. We have watched the number of prescriptions rise, only to be forced to send them to other pharmacies when the inventory is depleted. We are susceptible to lawsuits by both patients who come inside our pharmacies and employees who may get infected by COVID-19. Access to capital has been delayed due to risks and fears of COVID-19, but the business operations have not been impacted in a negative fashion directly as a cause of COVID-19 infections. Our Pharmacies are using “Touchless” dispensing Kiosks and the medication verification is done by our software. Since our dispensing is touchless, it is almost contamination free. We provide healthcare benefits to all full-time employees.

Subsequent Events through January 31, 2022. Four employees either resigned or were laid off in the four months from Oct 1, 2021, to January 31, 2022, as a result of the consequences of the COVID-19 Pandemic.

Andes Capital Group, LLC, a Co-Manager and FINRA Representative for our REG A Public Offering, received written notice on November 9, 2021, by FINRA’s Corporate Finance Department that raises no objections with respect to the fairness and reasonableness of the proposed REG A $50 Million Offering’s underwriting terms and arrangements. We have awaited this letter for the past nine (9) months, a time delay attributable to the Pandemic effects on FINRA. This allows us to update and amend our last amendment to our Offering Circular, submitting our 2020 Audit, and this September 30, 2021, interim unaudited financial statements report with that recent FINRA letter, so that we can finally seek Qualification by the SEC of our Offering. This in turn enables us to commence the sale of our securities and effect the closings to initiate the receipt of proceeds of the Offering.

Smart Rx Systems, Inc. is supplementing the cash flow from operations with Founders’ contributions and loans which are sufficient to carry our existing and upcoming operations, including the potential use of an unused existing credit line available to us for the payment of near-term Offering related expenses. We expect our Founders to continue to provide any extraordinary needs until our planned receipt of our Offering proceeds, as they have done since our inception in 2013. The proceeds of the REG A Public Offering could be about $46 million if the full $50 million is sold.

SRXS issued promissory notes to related parties Santu Rohatgi and Sandeep Mathow, for loans to the Company during 2018, 2019, and 2020 of approximately $2.86mm. These loans at 8% Simple Interest are planned to be paid in full from the same sources as stated in the previous paragraph, in 2022. Since inception of the first Notes, through Oct 31, 2021, $$62,696 was paid in interest on these loans, and $137, 238 was accrued to a future date to be determined.

Mathow’s past due accumulated pay previously subject to grants of unissued Preferred Shares, to the extent available to be paid by the Company, as well as Santu Rohatgi’s reduced current salary, may continue until sufficient funding is achieved from the planned Offering to revert to the payment of his full salary, as per his Employment Agreement. These temporary salary reductions were not re-paid by January 31, 2022, and the Board may convert the amounts reduced to the same grants of Preferred shares granted in previous years, subject to the same terms.

Our Board Advisor, management consultants, and Corporate Secretary have received no compensation other than $2,000 of partial expense reimbursements since July of 2018, until this time, which will likely continue until we achieve sufficient proceeds from this Offering or other loans or equity sources, and we intend to repay them any funds advanced, or lent to us, during this period, and credit their A-P-I-C account in January of 2022 to reflect cumulative amounts of unpaid expenses and services fees due during this period. No interest was paid on their Note during 2021 or through January 31, 2022.

In January of 2022, Founding Shareholders who had previously made loans to the Company, made an additional $75,000 of proceeds available subject to new Notes at similar terms as their previous Notes.

We also received a potential new offer from another Family Office to finance the opening of fourteen new pharmacies in Florida, in which that Family Office intends to own or lease the Kiosks and execute standard SRXS service agreements to operate these Kiosks at new pharmacies at standard terms, as well as provide inventory and cash flow lines of credit in keeping with the growth of our requirements, across all of our operations and pharmacies throughout our locations. This is in addition to any proceeds we receive from the Offering.

Additional COVID-19 Effects Through January 31, 2022. Seven employees left or were laid off from January 1, 2021, through January 31, 2022, as a result of the consequences of the COVID-19 Pandemic, which were predominantly lack of inventory available to fulfill prescriptions. We expect to fill those positions from the proceeds of the Offering or the potential institutional placement.

PART III

EXHIBIT INDEX

The following exhibits are filed as part of this offering circular on Form 1-A:

Exhibit Number	Description
1.1	Draft of Co-Manager Underwriting Agreement by and between Smart RX Systems, Inc. and Andes Capital, LLC*
1.2	Form of Participating Dealer Agreement*
2.1.1	Articles of Incorporation of Smart Rx Systems, Inc. filed on August 16, 2013*
2.1.2	Restated Articles of Incorporation of Smart Rx Systems, Inc. filed on November 15, 2013*
2.1.3	Amended Articles of Incorporation of Smart Rx Systems, Inc. filed on March 25, 2015*
2.1.4	Articles of Amendment to Articles of Incorporation of Smart Rx Systems, Inc. filed on April 17, 2015*
2.1.5	Articles of Amendment to Articles of Incorporation of Smart Rx Systems, Inc. filed on December 12, 2016*
2.1.6	Articles of Amendment to Articles of Incorporation of Smart Rx Systems, Inc. filed on July 16, 2019*
2.1.7	Articles of Amendment to Articles of Incorporation of Smart Rx Systems, Inc. filed on December 2, 2019*
2.1.8	Articles of Amendment to Articles of Incorporation of Smart Rx Systems, Inc. filed on December 19, 2019*
2.2	Bylaws*
2.3	Form of Amended and Restated By-Laws*
4.1	Form of Subscription Agreement*
6.1	Officer and Director Employment Agreement by and between the Company and Swatantra Rohatgi dated September 14, 2020 incorporated by reference to exhibit 6.1 of our Form 1-A filed on December 15, 2020
6.2	Officer and Director Employment Agreement by and between the Company and Sandeep Mathow dated June 15, 2018 incorporated by reference to exhibit 6.2 of our Form 1-A filed on November 20, 2018
6.3	Business Purchase Agreement by and between the Company and Jino J. Moran regarding stock sale dated June 16, 2017*
6.4	Purchase of Vista Specialty Pharmacy LLC Agreement by and between the Company and Vista Specialty Pharmacy LLC dated June 28, 2017*
6.5	Kiosk Manufacturing and Support Agreement by and between ScriptPro and the Company dated March 21, 2014 incorporated by reference to exhibit 6.5 of our Form 1-A filed on December 15, 2020**
6.6	Amendment of Kiosk Manufacturing and Support Agreement dated May 22, 2015 incorporated by reference to exhibit 6.6 of our Form 1-A filed on December 15, 2020**
6.7	Exclusive Distributor Agreement by and between A3 Development Group, LLC and the Company dated May 17, 2017*
6.8	Officer and Director Employment Agreement by and between the Company and Swatantra Rohatgi dated June 18, 2018*
8.1	Form of Escrow Agreement*
10.1	Powers of Attorney*
11.1	Consent of Soto Accounting, LLC
11.2	Consent of [●] (included in Exhibit 12.1)*
12.1	Opinion of [●] as to legality of the securities being registered*

*To be filed by amendment.

**Portions of the exhibits have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Circular to be signed on its behalf by the undersigned, thereunto duly authorized, in Winter Park, Florida on February 16, 2022.

SMART RX SYSTEMS, INC.

By:	/s/ Swatantra Rohatgi
Swatantra Rohatgi
Chairman of the Board and President

This Offering Circular has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Swatantra Rohatgi	Chairman of the Board and President (principal executive officer)	February 16, 2022
Swatantra Rohatgi

/s/ Swatantra Rohatgi	CFO and Corporate Secretary (principal financial officer and principal accounting officer)	February 16, 2022
Swatantra Rohatgi